Filed Pursuant to Rule 424(b)(3)
Registration Number 333-175270

Prospectus

Guitar Center, Inc.

Exchange Offer for

$375,000,000 of 11.50% Senior Notes due 2017

Guitar Center Holdings, Inc.

Exchange Offer for

$564,672,894 of 14.09% Senior PIK Notes due 2018

Offers for (i) outstanding 11.50% Senior Notes due 2017 of Guitar Center, Inc., in the aggregate principal amount of $375,000,000 (which we refer to as the “old senior notes”) in exchange for up to $375,000,000 in aggregate principal amount of 11.50% Senior Notes due 2017 which have been registered under the Securities Act of 1933, as amended (which we refer to as the “senior exchange notes”), and (ii) outstanding 14.09% Senior PIK Notes due 2018 of Guitar Center Holdings, Inc., in the aggregate principal amount of $564,672,894 (which we refer to as the “old senior PIK notes”) in exchange for up to $564,672,894 in aggregate principal amount of 14.09% Senior PIK Notes due 2018 which have been registered under the Securities Act of 1933, as amended (which we refer to as the “senior PIK exchange notes,” or together with the old senior PIK notes the “senior PIK notes”).

In this prospectus, we collectively refer to the old senior notes and the old senior PIK notes as the “old notes,” the senior exchange notes and the senior PIK exchange notes as the “exchange notes,” and the old notes and the exchange notes as the “notes.”  We also collectively refer to the old senior notes and senior exchange notes as the “senior notes” and the old senior PIK notes and senior PIK exchange notes as the “senior PIK notes.”

Material Terms of the Exchange Offers:

•                  Expire 12:00 midnight, New York City time, on October 26, 2011, unless extended.

•                  You may withdraw tendered outstanding old notes any time before the expiration of the respective exchange offer.

•                  Not subject to any condition other than that the exchange offers do not violate applicable law or any interpretation of the staff of the United States Securities and Exchange Commission (the “SEC”).

•                  We can amend or terminate the exchange offers.

•                  We will exchange all outstanding old senior notes and old senior PIK notes that are validly tendered and not validly withdrawn for an equal principal amount of senior exchange notes and senior PIK exchange notes that are freely tradable.

•                  We will not receive any proceeds from the exchange offers.

•                  The exchange of notes should not be a taxable exchange for U. S. federal income tax purposes.

Terms of the Exchange Notes:

•                  The terms of the exchange notes are substantially identical to those of the old notes, except the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the exchange notes.

•                  The senior exchange notes will be effectively subordinated to all of our existing and future senior secured debt, including our senior secured credit facilities, to the extent of the value of the assets securing such debt, will rank equally with all of our existing and future unsecured senior debt and will rank senior to all of our existing and future senior subordinated and subordinated debt. The senior exchange notes will be guaranteed on an unsecured senior basis by each of our existing and future United States subsidiaries that is a guarantor under our senior secured credit facilities or that guarantees certain other indebtedness in the future. The senior PIK exchange notes will be general unsecured senior obligations of Guitar Center Holdings, Inc. and will rank equally with all of its existing and future senior debt, but will be effectively subordinated to all of its secured obligations and structurally subordinated to all liabilities of its subsidiaries, including Guitar Center, Inc. The senior PIK exchange notes will not be guaranteed by us or any subsidiaries of Guitar Center Holdings, Inc.

•                  The senior exchange notes will mature on October 15, 2017 and the senior PIK exchange notes will mature on April 15, 2018.  Each of the senior exchange notes and the senior PIK exchange notes will bear interest semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2012.

•                  We or Guitar Center Holdings, Inc., as applicable, may redeem the exchange notes in whole or in part from time to time. See “Description of Senior Exchange Notes” and “Description of Senior PIK Exchange Notes.”

•                  Upon the occurrence of specific kinds of changes of control, we or Guitar Center Holdings, Inc., must offer to repurchase all of the senior exchange notes or the senior PIK exchange notes, as applicable, at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

For a discussion of the specific risks that you should consider before tendering your outstanding old notes in the exchange offers, see “Risk Factors” beginning on page 10 of this prospectus.

There is no established trading market for the old notes or the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. A broker dealer who acquired old notes as a result of market-making activities or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the exchange notes.

Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2011.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker-dealer who acquired old notes as a result of market-making activities or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the exchange notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offers, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 11.50% Senior Notes due 2017 or our 14.09% Senior PIK Notes due 2018.

PROSPECTUS SUMMARY

This summary highlights material information about our business and the notes. This is a summary of material information contained elsewhere in this prospectus and does not contain all of the information that may be important to you. For a more complete understanding of our business and the exchange notes, you should read this entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, the (i) terms “we,” “us,” “the Company,” “Guitar Center,” “our” and other similar terms refer to the business of Guitar Center, Inc. and its consolidated subsidiaries, except with respect to the information regarding the terms of the old senior notes or the senior exchange notes, in which case “Guitar Center” refers only to Guitar Center, Inc. and not to any of its subsidiaries and (ii) the term “Holdings” refers to Guitar Center Holdings, Inc. and its subsidiaries, except with respect to information regarding the terms of the old senior PIK notes and senior PIK exchange notes,  in which case “Holdings” refers only to Guitar Center Holdings, Inc. and not to any of its subsidiaries.  For accounting purposes, the term “predecessor” refers to Guitar Center and its subsidiaries for periods prior to the Transactions described in this prospectus, and the term “successor” refers to Holdings and its subsidiaries for periods following the Transactions.

Our Company

We are the leading United States retailer of guitars, amplifiers, percussion, keyboards and pro-audio and recording equipment, based on revenue. As of June 30, 2011, our retail store subsidiary operated 219 Guitar Center stores across the United States. In addition, as of June 30, 2011, the Music & Arts division of our retail store subsidiary operated 100 retail stores specializing in band and orchestra instruments for sale and rental, serving teachers, band directors, college professors and students. We are also a leading direct response retailer of musical instruments and related products in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalogs and owned or operated websites.

Holdings is our parent company and has no material assets or operations other than its ownership of Guitar Center, Inc.

The Transactions

On October 9, 2007, Holdings, a company controlled by an affiliate of Bain Capital Partners, LLC (“Bain Capital”), acquired Guitar Center in a transaction having an aggregate value of approximately $2.1 billion, excluding fees and expenses. The acquisition was effected through the merger of VH MergerSub, Inc. (“Merger Sub”), a wholly owned subsidiary of Holdings, with and into Guitar Center, which was the surviving corporation. Immediately following the merger, Guitar Center became a wholly owned direct subsidiary of Holdings.

Holdings is owned by investment funds associated with Bain Capital, a co-investor and certain members of our senior management (the “management investors”), to whom we refer collectively as the “equity investors.”

The acquisition resulted in the occurrence of the following events, which we refer to collectively as the “Transactions”:

•                  the purchase by the equity investors of equity interests of Holdings for approximately $625.0 million in cash and/or, with respect to the management investors, through a roll-over of existing Guitar Center equity;

•                  the entering into by Merger Sub of the senior secured credit facilities, consisting of a $650.0 million term loan and a $375.0 million asset-based senior secured revolving credit facility, of which approximately $148.2 million was drawn at closing;

•                  the entering into by Merger Sub of a senior unsecured initial loan consisting of a $375.0 million term loan;

•                  the entering into by Holdings of a senior unsecured initial loan consisting of a $375.0 million term loan;

•                  the refinancing of our historical debt, including accrued and unpaid interest, of approximately $161.3 million;

•                  the merger of Merger Sub with and into Guitar Center, with Guitar Center as the surviving corporation, and the payment of the related merger consideration; and

•                  the payment of approximately $66.4 million of estimated fees and expenses related to the Transactions.

As a result of the merger, all obligations of Merger Sub under the senior secured credit facilities and the senior unsecured initial loan became obligations of Guitar Center.

On August 7, 2008, the senior unsecured initial loan of Guitar Center was exchanged for the old senior notes and the senior unsecured initial loan of Holdings was exchanged for the old senior PIK notes.  On March 2, 2011, the indentures pursuant to which the old senior notes and the old senior PIK notes were issued were amended and restated in their entirety.  The amendments to the indentures were approved by all of the holders of the old notes and included, among other changes, extensions of the maturity dates of the old senior notes to October 15, 2017 and the old senior PIK notes to April 15, 2018.

Sponsor

Bain Capital is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, credit products and absolute return with approximately $64 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in more than 300 companies in a variety of industries around the world. Bain Capital’s consumer and retail private equity investments have included such leading businesses as Toys “R” Us, Bright Horizons Family Solutions, Michaels Stores, Dollarama, Burlington Coat Factory, Gymboree, Dunkin’ Brands and Lilliput Kidswear. Headquartered in Boston, Bain Capital has offices in New York, Chicago, London, Munich, Hong Kong, Shanghai, Tokyo and Mumbai.

Corporate Information

We and Holdings are each Delaware corporations. Our principal executive offices are located at 5795 Lindero Canyon Road, Westlake Village, California 91362.  Our telephone number at that location is (818) 735-8800. Our website is www.guitarcenter.com. The information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

Summary of the Exchange Offers

The summary below describes the principal terms of the exchange offers.  Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Exchange Offers” section of this prospectus contains a more detailed description of the terms and conditions of the exchange offers.

Initial Placement of Old Notes

On August 7, 2008, we sold, through a private placement exempt from the registration requirements of the Securities Act, $375,000,000 of our 11.50% Senior Notes due 2015 and $401,758,438 of our 14.09% Senior PIK Notes due 2016.  The terms of those notes, including the maturity dates, were amended on March 2, 2011.  From the original issuance of the old senior PIK notes until October 15, 2010, Holdings paid interest on such notes by increasing the principal amount of the senior PIK notes for the entire amount of the interest payment.  All of the old notes are eligible to be exchanged for exchange notes.

Exchange and Registration Rights Agreements

Simultaneously with the private placement, we entered into exchange and registration rights agreements with the initial purchasers of the old notes (the “Registration Rights Agreements”). Under the Registration Rights Agreements, we are required to use our reasonable best efforts to cause a registration statement for substantially identical debt securities (and related guarantees in the case of Guitar Center), which will be issued in exchange for the old notes, to be filed with the SEC. The purchasers of the old notes waived these requirements until April 1, 2011. You may exchange your old notes for exchange notes in these exchange offers. You should read the discussion under the headings “—Summary of Terms of the Exchange Notes,” “Exchange Offers,” “Description of Senior Exchange Notes” and “Description of Senior PIK Exchange Notes” for further information regarding the exchange offers and exchange notes.

Exchange Notes Offered	We are offering (i) $375,000,000 aggregate principal amount of 11.50% Senior Notes due 2017, and (ii) $564,672,894 aggregate principal amount of 14.09% Senior PIK Notes due 2018.

Exchange Offers

We are offering to exchange the old notes for a like principal amount at maturity of the exchange notes. Old notes may be exchanged only in integral principal multiples of $1,000. The exchange offers are being made pursuant to the Registration Rights Agreements which grant the initial purchasers and any subsequent holders of the old notes certain exchange and registration rights. These exchange offers are intended to satisfy those exchange and registration rights with respect to the old notes. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

Expiration Date; Withdrawal of Tender

The exchange offers will expire at 12:00 midnight, New York City time, on October 26, 2011, or a later time if we choose to extend either or both of the exchange offers in our sole and absolute discretion. You may withdraw your tender of old notes at any time prior to the expiration date. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged. Any old notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the exchange offers.

Broker-Dealer

Each broker-dealer acquiring exchange notes issued for its own account in exchange for old notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any exchange notes issued in the exchange offers are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes issued in the exchange offers.

Prospectus Recipients	We mailed this prospectus and the related exchange offer documents to registered holders of the old notes as of September 27, 2011.

Conditions to the Exchange Offers

Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any old notes is subject to certain customary conditions, including our determination that the exchange offers do not violate any law, statute, rule, regulation or interpretation by the staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The old notes were issued as global securities and were deposited upon issuance with The Bank of New York Mellon Trust Company, N.A., as custodian for The Depository Trust Company (“DTC”).

Beneficial interests in the outstanding old notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the old notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding old notes by instructing your broker or bank where you keep the old notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your old notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offers.” Your outstanding old notes must be tendered in denominations of $2,000 and integral multiples of $1.00 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a valid letter of transmittal together with your outstanding old notes, or confirmation of book-entry transfer of your outstanding old notes into the exchange agent’s account at DTC, in each case, under the procedures described in this prospectus under the heading “Exchange Offers,” on or before 12:00 midnight, New York City time, on the expiration date of the exchange offers.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or old notes in the exchange offers, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal prior to the expiration date or you cannot comply with the procedures of the Automated Tender Offer Program System of DTC prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery Procedures.”

United States Federal Income Tax Considerations

The exchange offers should not result in any income, gain or loss to the holders of old notes or to us for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offers.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent for the exchange offers.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offers, your old notes will continue to be subject to the restrictions on transfer currently applicable to the old notes. In general, you may offer or sell your old notes only:

•                  if they are registered under the Securities Act and applicable state securities laws;

•                  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•                  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see “Exchange Offers—Consequences of Failure to Exchange.”

Summary of Terms of the Exchange Notes

The following is a brief summary of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of Senior Exchange Notes” and “Description of Senior PIK Exchange Notes.”

Issuers	Guitar Center, Inc. and Guitar Center Holdings, Inc.

Exchange Notes Offered	$375,000,000 aggregate principal amount of 11.50% Senior Notes due 2017 of Guitar Center. $564,672,894 aggregate principal amount of 14.09% Senior PIK Notes due 2018 of Holdings.

Maturity	The senior exchange notes will mature on October 15, 2017. The senior PIK exchange notes will mature on April 15, 2018.

Interest Payment Dates

Interest on the senior exchange notes will accrue at a rate of 11.50% per annum, payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing April 15, 2012.  Interest on the senior exchange notes will accrue from the last interest date on which interest was paid on your old senior notes if you effectively tender your old senior notes for senior exchange notes.

Interest on the senior PIK exchange notes will accrue at a rate of 14.09% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2012. Interest on the senior PIK exchange notes will accrue from the last interest date on which interest was paid on your old senior PIK notes if you effectively tender your old senior PIK notes for senior PIK exchange notes.

Until and through October 15, 2010, Holdings paid interest on the old senior PIK notes by increasing the principal amount of such notes for the entire amount of the interest payment.  On April 15, 2011, Holdings paid interest on the old senior PIK notes in cash.  Holdings may pay interest on the old senior PIK notes and the senior PIK exchange notes, as applicable, only in cash for the interest payment due October 15, 2011 and thereafter.

Pursuant to an assignment and assumption agreement dated as of March 2, 2011, for the interest payments due April 15, 2012 and October 15, 2012, Holdings will pay interest on the senior PIK exchange notes in cash, but may elect to require the holders of the senior PIK exchange notes to assign to Guitar Center 50% of their right to receive the cash interest payable on the senior PIK exchange notes in exchange for the issuance of additional senior notes of Guitar Center in an aggregate principal amount equal to the assigned interest.  Each assignment of the right to receive the cash interest payable on the senior PIK exchange notes is subject to the satisfaction of certain conditions.  See “Description of the Senior PIK Exchange Notes—Principal, Maturity and Interest.”  For periods following the interest payment due October 15, 2012, Holdings will pay interest only in cash but will not be permitted to make the election described in the prior sentence.

Optional Redemption

We and Holdings, respectively, may redeem some or all of the respective exchange notes, at any time on or after October 15, 2013, in each case, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

We and Holdings, respectively, also may redeem some or all of the respective exchange notes at any time prior to October 15, 2013, in each case, at a price equal to 100% of the principal amount of the exchange notes to be redeemed plus a “make whole” premium and accrued and unpaid interest, if any, to the date of redemption.

The redemption of the exchange notes will be subject, in all instances, to the restrictions contained in the indentures governing the notes. See “Description of Senior Exchange Notes—Optional Redemption” and “Description of Senior PIK Exchange Notes—Optional Redemption.”

Mandatory Offers to Purchase

If we or Holdings, as applicable, experience a change of control, we or Holdings, as applicable, will be required to make an offer to purchase the respective exchange notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of Senior Exchange Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Senior PIK Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the exchange notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. See “Description of Senior Exchange Notes—Repurchase at the Option of Holders—Asset Sales” and “Description of Senior PIK Exchange Notes— Repurchase at the Option of Holders—Asset Sales.”

Mandatory Principal Redemption

If the senior PIK exchange notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of the first accrual period ending after the fifth anniversary of November 28, 2007 (the “AHYDO Redemption Date”), Holdings will be required to redeem for cash a portion of each senior PIK exchange note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each senior PIK exchange note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus accrued and unpaid interest, if any, to the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a senior PIK exchange note required to be redeemed to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the senior PIK exchange notes prior to the AHYDO Redemption Date pursuant to any other provision of the indenture governing the senior PIK exchange notes will alter Holdings’ obligation to make the Mandatory Principal Redemption with respect to any senior PIK exchange notes that remain outstanding on the AHYDO Redemption Date. See “Description of Senior PIK Exchange Notes—Mandatory Redemption.”

Guarantees

The senior exchange notes will be guaranteed on an unsecured senior basis by each of our United States direct or indirect restricted subsidiaries that is a guarantor under our senior secured credit facilities.

Any United States restricted subsidiary that incurs any indebtedness (other than certain permitted indebtedness) or that in the future guarantees our indebtedness, including indebtedness under our senior secured credit facilities or indebtedness of any other guarantor, will also guarantee the senior exchange notes. Each guarantee will be released if the guarantor is released from its guarantee under our senior secured credit facilities, is not an obligor under any indebtedness other than certain permitted indebtedness and does not guarantee any indebtedness of the Company or the other guarantors. If we fail to make payments on the senior exchange notes, our guarantors must make them instead.

The senior PIK exchange notes will not be guaranteed by us or any of Holdings’ subsidiaries.

Ranking

The senior exchange notes and the related guarantees will be our and the guarantors’ unsecured senior obligations and will:

•      be effectively subordinated to all of our and the guarantors’ existing and future senior secured debt, including our senior secured credit facilities, to the extent of the value of the assets securing such debt;

•      rank equally in right of payment with all of our and the guarantors’ existing and future unsecured senior debt; and

•      be senior in right of payment to all of our and the guarantors’ existing and future subordinated debt.

The senior PIK exchange notes will be general unsecured senior obligations of Holdings and will be senior to all of Holdings’ existing and future subordinated debt and pari passu with all existing and future unsubordinated debt, but will be effectively subordinated to all of its secured obligations and structurally subordinated to all liabilities of Holdings’ subsidiaries, including Guitar Center.

In addition, the notes and the guarantees of the senior exchange notes will be structurally subordinated to all of the existing and future liabilities and obligations (including trade payables, but excluding intercompany liabilities) of each of our non-guarantor subsidiaries.

As of June 30, 2011:

•      we and the guarantors had approximately $621.8 million of senior secured indebtedness under our senior secured credit facilities (excluding approximately $272.1 million of undrawn availability under our senior secured asset-based revolving credit facility, after giving effect to $7.4 million of outstanding letters of credit), all of which is effectively senior to the notes;

•      we and the guarantors had approximately $997.8 million of senior indebtedness, including our senior secured indebtedness and the senior exchange notes described herein, all of which is senior to the senior PIK exchange notes; and

•      our non-guarantor subsidiaries had approximately $5.9 million of total liabilities, all of which is structurally senior to the notes.

Certain Covenants

The senior exchange notes and the senior PIK exchange notes will be issued under separate indentures. The indentures governing the notes contain covenants that, among other things, limit our and Holdings’ ability and the ability of our and Holdings’ restricted subsidiaries to:

•      incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•      pay dividends or make distributions to our stockholders;

•      repurchase or redeem capital stock or subordinated indebtedness;

•      make investments or acquisitions;

•      incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•      enter into transactions with affiliates;

•      create liens;

•      merge or consolidate with other companies or transfer all or substantially all of our assets;

•      transfer or sell assets, including capital stock of subsidiaries; and

•      prepay, redeem or repurchase debt that is junior in right of payment to the notes.

These covenants are subject to important exceptions and qualifications described in the applicable indenture. See “Description of Senior Exchange Notes” and “Description of Senior PIK Exchange Notes.”

Assignment and Assumption Agreement

Pursuant to the assignment and assumption agreement, the holders of the senior PIK exchange notes may not assign, pledge, transfer or otherwise dispose of any beneficial interest in the senior PIK exchange notes other than to a person or entity who executes and delivers to Holdings a joinder to the assignment and assumption agreement, thereby agreeing to be bound by all of the obligations of the agreement.

No Public Market

The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offers.

Risk Factors

You should consider carefully all of the information included in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 10 prior to deciding to tender your old notes in the exchange offers.

RISK FACTORS

Participating in the exchange offers is subject to a number of important risks and uncertainties, some of which are described below. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such a case, you may lose all or part of your investment in the notes. You should carefully consider the following factors in addition to the other information included in this prospectus before investing in the exchange notes.

Risks Relating to the Exchange Offers

Because there is no public market for the exchange notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•                  the liquidity of any trading market that may develop;

•                  the ability of holders to sell their exchange notes; or

•                  the price at which holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We offered the old notes in reliance upon an exemption from registration under the Securities Act and applicable state securities laws.  Therefore, the old notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws.  We are conducting the exchange offers pursuant to an effective registration statement, whereby we are offering to exchange the old notes for nearly identical notes that you will be able to trade without registration under the Securities Act provided you are not one of our affiliates.  We cannot assure you that the exchange offers will be conducted in a timely fashion.  Moreover, we cannot assure you that an active or liquid trading market for the exchange notes will develop.  For more information, see “Exchange Offers.”

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of book-entry transfer of old notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Exchange notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offers, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offers, certain registration and other rights under the Registration Rights Agreements will terminate. See “Exchange Offers—Procedures for Tendering Old Notes” and “Exchange Offers—Consequences of Failure to Exchange.”

Holders of old notes who fail to exchange their old notes in the exchange offers will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.  In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of not tendering your old notes in the exchange offers, see the discussion herein under the caption “Exchange Offers—Consequences of Failure to Exchange.”

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offers for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Notes

Our and Holdings’ level of indebtedness could adversely affect our and Holdings’ ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

We and Holdings are highly leveraged.  As of June 30, 2011, our total consolidated indebtedness was $1,562.5 million, which includes Holdings indebtedness of $564.7 million. This level of indebtedness could have important consequences to you, including the following:

•                  it will limit our and Holdings’ ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

•                  our and Holdings’ interest expense would increase if interest rates in general increase because a substantial portion of our indebtedness, including all of our indebtedness under our senior secured credit facilities, bears interest at floating rates;

•                  it may limit our and Holdings’ flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•                  we and Holdings are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•                  it may make us and Holdings more vulnerable to a downturn in our business, our industry or the economy in general;

•                  the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•                  a substantial portion of our and Holdings’ cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

•                  there would be a material adverse effect on our and Holdings’ business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

Despite our substantial indebtedness, we and Holdings may still incur significantly more debt, which could further exacerbate the risks described above.

We and Holdings and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and the agreements governing our senior secured credit facilities will not fully prohibit us and Holdings or our subsidiaries from doing so. Under the indentures governing the notes, in addition to specified permitted indebtedness, we and Holdings will be able to incur additional indebtedness so long as on a pro forma basis our fixed charge coverage ratio (as defined in the indentures) is at least 2.0 to 1.0. In addition, if we and Holdings incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.  See “Description of Certain Other Indebtedness.”

We and Holdings may not be able to generate sufficient cash flows to meet our and Holdings’ debt service obligations.

Our and Holdings’ ability to make scheduled payments or to refinance our debt obligations depends on our and Holdings’ financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We and Holdings cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.  See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

If our and Holdings’ cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We and Holdings cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our senior secured credit facilities. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our and Holdings’ debt service and other obligations. Our senior secured credit facilities and the indentures that govern the notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.  See “Description of Certain Other Indebtedness,” “Description of Senior Exchange Notes—Repurchase at the Option of Holders—Asset Sales” and “Description of Senior PIK Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

If we and Holdings cannot make scheduled payments on our debt, we will be in default and, as a result:

•                  our and Holdings’ debt holders could declare all outstanding principal and interest to be due and payable;

•                  the lenders under our senior secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•                  we and Holdings could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

Restrictive covenants in our credit agreements and the indentures governing the notes will restrict our ability to operate our business and to pursue our business strategies.

The credit agreements governing our senior secured credit facilities and the indentures governing the notes contain, and any future indebtedness we incur may contain, various covenants that limit our ability to, among other things:

•                  incur or guarantee additional debt;

•                  incur debt that is junior to senior indebtedness and senior to the senior PIK notes;

•                  pay dividends or make distributions to our stockholders;

•                  repurchase or redeem capital stock or subordinated indebtedness;

•                  make loans, capital expenditures or investments or acquisitions;

•                  incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•                  enter into transactions with affiliates;

•                  create liens;

•                  merge or consolidate with other companies or transfer all or substantially all of our assets;

•                  transfer or sell assets, including capital stock of subsidiaries; and

•                  prepay, redeem or repurchase debt that is junior in right of payment to the notes.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Our senior secured credit facilities also require Holdings to comply with financial covenants, including covenants with respect to, in the case of the term loan facility, a maximum consolidated senior secured net leverage ratio and, in the case of the asset-based revolving credit facility, so long as the excess availability thereunder falls below certain thresholds, a minimum consolidated fixed charge coverage ratio. A breach of any of these covenants could result in a default under our senior secured credit facilities. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders:

•                  will not be required to lend any additional amounts to us;

•                  could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, which would result in an event of default under the notes;

•                  could require us to apply all of our available cash to repay these borrowings; or

•                  could prevent us from making payments on the senior PIK notes, which could result in an event of default under the notes.

If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We, the co-borrowers and the guarantors in respect of such facilities pledged a significant portion of our respective assets as collateral under our senior secured credit facilities. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we cannot assure you that Holdings or we will have sufficient assets to repay our senior secured credit facilities and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.  See “Description of Certain Other Indebtedness.”

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior secured credit facilities are at variable rates of interest and expose us to interest rate risk.  If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. As of June 30, 2011, we had approximately $621.8 million of variable rate debt (not including approximately $272.1 million of additional undrawn availability under our senior secured asset-based revolving credit facility, after giving effect to $7.4 million of outstanding letters of credit). A 1.0% increase in the interest rate on our floating rate debt would have increased annual interest expense under our senior secured credit facilities by approximately $6.2 million. Although we have entered into interest rate caps involving the exchange of floating for fixed rate interest payments to reduce interest rate volatility, we may in the future be unable to continue to do so.

The notes and the related guarantees are effectively subordinated to all of our and Holdings’ secured debt and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes and the related guarantees.

The notes and the related guarantees are general unsecured obligations but our obligations under our senior secured credit facilities and each guarantor’s obligations under its guarantee of our senior secured credit facilities is secured by a security interest in substantially all of our assets and the assets of our guarantors. The notes are effectively subordinated to all of our and our guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. The senior PIK notes are general unsecured senior obligations of Holdings and are pari passu with or senior to all of Holdings’ existing and future debt, but are effectively subordinated to all of its secured obligations and structurally subordinated to all liabilities of Holdings’ subsidiaries, including Guitar Center. In addition, the indentures governing the notes, subject to some limitations, permit us to incur additional secured indebtedness and your notes and any related guarantees will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness and, in the case of the senior PIK notes, all liabilities of Holdings’ subsidiaries and, in the case of the senior notes, all liabilities of our non-guarantor subsidiaries, have been fully paid.  Because our senior secured credit facilities are secured obligations, if we fail to comply with the terms of our senior secured credit facilities and those creditors accelerated the payment of all the funds borrowed thereunder and we were unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of the guarantors of the notes which serve as collateral.  In this event, our secured creditors would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes.  Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and any related guarantees then outstanding. The guarantees of the senior notes will have a similar ranking with respect to secured and unsecured indebtedness of the guarantors as the senior notes do with respect to our secured and unsecured indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

Our failure to comply with the covenants contained in the credit agreements governing our senior secured credit facilities or our other debt agreements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

Our credit agreements require Holdings to maintain specified financial ratios, including, in the case of the term loan facility, a maximum ratio of consolidated senior secured net indebtedness to EBITDA and, in the case of the asset-based revolving credit facility, so long as the excess availability thereunder falls below certain thresholds, a minimum consolidated fixed charge coverage ratio. In addition, our credit agreement and the indentures governing the notes require us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn would result in cross defaults under our other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit agreements, or if a default otherwise occurs, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our senior secured credit facilities and prevent us from making payments on the notes. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

The notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the senior notes is deemed to be unenforceable.

To the extent we create or acquire foreign subsidiaries, those subsidiaries would only be required to guarantee the notes under very limited circumstances. Moreover, for the reasons described below under “—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors,” the guarantees that are given may be unenforceable in whole or in part.

The claims of creditors of any entity that does not guarantee the notes or of any guarantor whose guarantee of the notes is unenforceable is required to be paid before the holders of the notes have a claim (if any) against those entities and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such entity, the holders of the notes would not receive any amounts with respect to the notes from the assets of such entity until after the payment in full of the claims of creditors (including preferred stockholders) of such entity.

As of June 30, 2011, the total liabilities of our consolidated subsidiaries that are not guarantors of the senior notes would have been $5.9 million. These non-guarantor consolidated subsidiaries have approximately $4.6 million in assets as of that date.

Holdings is the sole obligor under the senior PIK notes, and its subsidiaries, including Guitar Center and its subsidiaries, do not and will not guarantee Holdings’ obligations under the senior PIK notes and do not have any obligation with respect to the senior PIK notes.  The senior PIK notes are structurally subordinated in right of payment to all of Guitar Center’s indebtedness and other liabilities and the indebtedness and liabilities of Guitar Center’s existing and future subsidiaries.

Holdings is a holding company that has no operations of its own and derives all of its revenues and cash flow from its subsidiaries.  Holdings’ subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the senior PIK notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Our ability, and the ability of our subsidiaries, to generate sufficient cash from operations to make distributions to Holdings depend upon our future operating performance, which is affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. The senior PIK notes are general unsecured senior obligations of Holdings and are structurally subordinated to all liabilities of Holdings’ subsidiaries, including Guitar Center. The claims of our creditors to us or our subsidiaries are required to be paid before the holders of the senior PIK notes have a claim (if any) against those entities and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such entity, the holders of the senior PIK notes would not receive any amounts with respect to the senior PIK notes from the assets of such entity until after the payment in full of the claims of creditors (including preferred stockholders) of such entity.

Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

Our and Holdings’ obligations under the notes and the guarantors’ obligations under the guarantees are not secured by any of our assets, while our obligations and the obligations of the guarantors under our senior secured credit facilities are secured by substantially all of the assets and intercompany loans made by the issuer, the co-borrowers and the guarantors, and pledges of the outstanding shares of capital stock of all of our domestic subsidiaries and a portion of the capital stock of potential future foreign subsidiaries. Therefore, the lenders under our senior secured credit facilities, and the holders of any other secured debt that we or the guarantors may incur in the future, have claims with respect to these assets that have priority over the claims of holders of these notes. See “Description of Certain Other Indebtedness—Senior Secured Term Loan Facility” and “—Senior Secured ABL Credit Facility.”

Holders of the senior PIK exchange notes may not transfer or dispose of such notes unless the recipient agrees to be bound by all of the obligations under the Assignment and Assumption Agreement.

Pursuant to an assignment and assumption agreement dated as of March 2, 2011, for the interest payments due April 15, 2012 and October 15, 2012, Holdings will pay interest on the senior PIK exchange notes in cash, but may elect to require the holders of the senior PIK exchange notes to assign to Guitar Center 50% of their right to receive the cash interest payable on the senior PIK exchange notes in exchange for the issuance of additional senior notes of Guitar Center in an aggregate principal amount equal to the assigned interest. The assignment and assumption agreement further provides that the holders of the senior PIK exchange notes may not assign, pledge, transfer or otherwise dispose of any beneficial interest in the senior PIK exchange notes other than to a person or entity who executes and delivers to Holdings a joinder to the agreement, agreeing to be bound by the agreement.  These arrangements may materially adversely affect the liquidity of any trading market that may develop for the senior PIK exchange notes, the ability of holders to sell or otherwise dispose of their senior PIK exchange notes or the price at which holders would be able to sell or otherwise dispose of their senior PIK exchange notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The issuance of the guarantees of the senior notes by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the United States bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the senior notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

•                  issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•                  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital, or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited substantially directly or indirectly from the issuance of the notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due. Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

We cannot be certain as to the standard that a court would use to determine whether or not a guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the notes would not be voided or subordinated to our or any guarantor’s other debt.

If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for the issuer’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under a guarantee, subordinate it to a guarantor’s other debt or take other action detrimental to the holders of the notes.

If a court voided a guarantee, you would no longer have a claim against such guarantor for amounts owed in respect of such guarantee. In addition, a court might direct you to repay any amounts already received from such guarantor. If a court were to void any guarantee, funds may not be available from any other source to pay our obligations under the notes.

We and Holdings may not be able to purchase the notes upon a change of control, which would result in a default under the indentures governing the notes and would adversely affect our business and financial condition.

Upon the incurrence of specific kinds of change of control events, we and Holdings must offer to purchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We and Holdings may not have sufficient funds available to make any required repurchases of the notes, and restrictions under our credit agreement may not allow that repurchase. If we and Holdings fail to repurchase notes in that circumstance, we will be in default under the indentures governing the notes and, in turn, under our credit agreement. In addition, certain change of control events will constitute an event of default under our credit agreements. A default under our credit agreements would result in an event of default under the indentures governing the notes if the administrative agent or the lenders accelerate our debt under our senior secured credit facilities. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our senior secured credit facilities and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control.

The interests of our controlling stockholder may conflict with your interests as a holder of the notes.

Bain Capital controls the issuers and each of the guarantors of the notes. Bain Capital has the ability to elect a majority of our Board of Directors and the Board of Directors of Holdings, as well as to select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. The directors have the authority to make decisions affecting our capital structure, including the issuance of additional debt and declaration of dividends. In addition, the directors may authorize transactions, such as acquisitions, that could enhance the equity investment of Bain Capital while involving risks to your interest. Bain Capital’s interests may not be aligned with your interests as a holder of the notes.  See “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management.”

Risks Related to Our Business

Our failure to effectively implement the relocation of our direct response operations could adversely affect us.

In April 2011, we announced plans to relocate our direct response operations currently located in Medford, Oregon, to Southern California early in 2012 in connection with a restructuring.  Our direct response operations in Oregon are significant. Planning and implementing this transition will require significant management and operational resources and is likely to result in substantial costs and expenses.  We believe the total expenses related to this relocation and restructuring may be between $9 million and $11 million.  We expect to incur the majority of these costs by the end of fiscal 2011.  The transition may significantly divert the attention of our management and operational resources and may disrupt the operation of our direct response or other businesses.  In addition, the relocation may result in our failure to retain key direct response employees, and will require us to recruit additional employees in Southern California.  Our failure to retain and recruit key employees would require further management resources and may result in the disruption of operations.

Further, our direct response business currently does not have a physical presence in California, and as a result does not collect and remit sales tax on behalf of California customers.  After the relocation, this business will be required to collect and remit sales tax in California.  We do not know to what extent, if any, collecting and remitting sales tax in California will negatively impact our sales in that state.

The failure to successfully plan and implement this transition could have a material adverse effect on our business, financial condition and results of operations.

Economic conditions or changing consumer preferences could adversely impact us.

Our business is sensitive to consumer spending patterns, which can be affected by prevailing economic conditions. The United States economy generally, and the music products industry in particular, is experiencing a cyclical slowdown.  We cannot predict with accuracy the duration or extent of the slowdown. This downturn in general economic conditions has had an adverse effect on our results of operations. We believe that the sensitivity of our operations to general economic conditions and consumer spending patterns has increased as new types of competitors have entered the market and we have expanded our customer base to a greater number of hobbyists and semi-professional musicians and have expanded our footprint to smaller markets.  Although we attempt to stay informed of consumer preferences for musical products and accessories typically offered for sale in our stores, any sustained failure on our part to identify and respond to trends would have a material adverse effect on our results of operations, financial conditions, business and prospects.

Significant existing and new competition in our industry could adversely affect us.

The retail musical instrument industry is highly competitive and fragmented. Our stores compete against other large and small musical instrument retailers, online music retailers, online auctions, direct-to-consumer alternatives and a growing number of large mass merchants.  These competitors sell many or most of the items we sell and may have greater financial or operational resources than us.

Large online companies such as Amazon and eBay increasingly have expanded their offerings of musical instruments and related products.  These companies have significant brand recognition and financial and operational resources dedicated to online direct and marketplace operations.  In addition, our retail stores and online operations compete with other direct response musical instrument companies such as American Musical Supply, Sweetwater Sound and Full Compass.

In addition, our online and other direct response operations may require greater efficiency, lower prices, expanded advertising requirements through search engines and other parties and other competitive factors such as free shipping or extended warranties or return periods in order to compete successfully. Each of these factors could have an adverse effect on selling prices and margins in our business and generally constrain our profitability.

A number of large mass merchants, including Wal-Mart, Best Buy, Target and Costco, sell music products in categories in which we compete. Best Buy also operates a store-within-a-store concept for music products which includes a significantly expanded selection of products.  These retailers represent a significant source of competition for our retail and direct response operations.

We are in direct competition with numerous small local and regional musical instrument retailers as well as large national retailers such as Sam Ash Music based in New York, New York. Sam Ash has continued to open and maintain stores in markets in which we are located.  If we are not able to compete effectively with these competitors, we may fail to achieve market position gains or may lose market share.

Competition within the musical instrument industry remains dynamic and we cannot predict the scope and extent of national and local competition our retail store and direct response operations will face in the future. In particular, competition within the online portion of our businesses has been increasing and is intense, and we expect that this competition will continue in the future.

Our failure to develop and implement critical new technology systems for our business could adversely impact our business.

We are in the process of developing and implementing new technology systems, including a new e-commerce platform, a new multi-channel retail system and a new human resources information system. The development and implementation of these systems require significant management attention and capital resources. Our failure to effectively develop and implement these initiatives on a timely basis could lead to the distraction of our management and the need to expend significant additional capital resources. Such a failure could reduce the shopping experience of customers compared to our competitors and impact the data available to our management necessary to run our business efficiently, and as a result could adversely impact our business, results of operations, financial condition and prospects.

We may not be able to grow sales in our existing Guitar Center stores.

Our quarterly comparable stores sales results have fluctuated significantly in the past, and in particular during the current economic downtown. We do not know whether our new stores or recently opened stores will achieve sales or profitability levels similar to our mature stores.

In addition, a variety of factors affect our comparable store sales results, including:

•                  competition;

•                  economic conditions, including in particular discretionary consumer spending;

•                  consumer and music trends;

•                  changes in our merchandise mix;

•                  product distribution; and

•                  timing and effectiveness of our promotional events.

A shortfall in comparative sales growth could adversely affect our results of operations and liquidity.

We may be unable to meet our retail store growth strategy, which could adversely affect our results of operations.

Our retail store growth strategy includes increasing sales at existing Guitar Center and Music & Arts locations and opening new locations. The success of any new Guitar Center or Music & Arts stores will depend on many factors, including:

•                  identification of suitable retail sites and appropriate acquisition candidates;

•                  negotiation of acceptable lease terms;

•                  hiring, training and retention of skilled personnel;

•                  availability of adequate capital;

•                  sufficient management and financial resources to support the new locations;

•                  vendor support; and

•                  successful integration of newly-acquired businesses.

A number of these factors are to a significant extent beyond our control.  If we are unable to successfully implement our retail growth strategy, or if new stores do not perform to our level of expectations, our results of operations would be adversely affected.

Our business could be adversely affected if we are unable to address unique competitive and merchandising challenges in connection with our plans to open additional Guitar Center and Music & Arts retail stores in new markets.

Part of our retail growth strategy includes plans to open and/or acquire additional Guitar Center and Music & Arts stores in new markets. This expansion into new markets will present unique competitive and merchandising challenges, including:

•                  significant start-up costs, including promotion and advertising;

•                  the increasing difficulty in identifying large untapped markets and the consequent expansion into smaller markets that may have different competitive landscapes and customer profiles;

•                  higher advertising and other administrative costs as a percentage of sales than is experienced in mature markets that are served by multiple stores, particularly in large urban markets where radio and other media costs are high;

•                  the availability of desirable product lines;

•                  the potential acquisitions of business lines or geographies in which we have limited or no experience; and

•                  the management of stores in distant locations or possibly foreign countries.

Any of these factors may lead to a shortfall in revenues or an increase in costs with respect to the operation of these stores. If we are not able to operate these stores profitably, or to our expected level of performance, our results of operations could be adversely affected.

We depend on a relatively small number of manufacturers, suppliers and common carriers, and their inability or unwillingness to adequately supply our requirements could adversely impact our business.

Brand recognition is of particular importance in the retail music products business. There are a relatively small number of high quality, recognized brand names in the music products business. We depend on this relatively small number of manufacturers and suppliers for both our existing retail stores and our direct response business. We do not have any long-term contracts with our suppliers and any failure to maintain our relationships with our key brand name vendors would have a material adverse effect on our business.

A number of the manufacturers of the products we sell are limited in size and manufacturing capacity and have significant capital or other constraints. These manufacturers may not be able or willing to meet our increasing requirements for inventory, and there may not be sufficient quantities or the appropriate mix of products available in the future to supply our existing and future stores. These capacity constraints could lead to extended lead times and shortages of desirable products. The risk is especially prevalent in new markets where our vendors have existing agreements with other dealers and may be unwilling or unable for contractual or other reasons to meet our requirements.

The efficient operation of our distribution center for the Guitar Center stores is also highly dependent upon compliance by our vendors with precise requirements as to the timing, format and composition of shipments. Additionally, many of our vendors receive products from overseas and depend on an extensive supply chain including common carriers and port access to transport merchandise into the country. Foreign manufacturing is subject to a number of risks, including political and economic disruptions, the imposition of tariffs, quotas and other import or export controls and changes in governmental policies.

We rely on common carriers, including rail and trucking, to transport products from our vendors to our central distribution centers and from these centers to either our stores or customers. A disruption in the services of common carriers due to weather, employee strikes or other unforeseen events could impact our ability to maintain sufficient quantities of inventory in our retail locations or to fulfill orders by direct response customers.

Our hardware and software systems are vital to the efficient operation of our retail stores and direct response business, and damage to these systems could harm our business.

We rely on our computer hardware and software systems for the efficient operation of our retail stores and our direct response business. Our e-commerce systems are responsible for online product sales, customer service and product marketing to our customers and prospective customers. In addition, our information systems provide our management with inventory, sales and cost information that is essential to the operation of our business. Due to our number of stores, geographic diversity and other factors, we would be unable to generate this information in a timely and accurate manner in the event our hardware or software systems were unavailable. These systems are vulnerable to damage or interruption from a number of factors, including earthquake, fire, flood and other natural disasters and power loss, computer systems failure, or security breaches, internet and telecommunications or data network failure.

In addition, a significant information systems failure could reduce the quality or quantity of operating data available to our management. If this information were unavailable for any extended period of time, our management would be unable to efficiently run our business, which would result in a reduction in our net sales and operating results.

We may be adversely impacted if our security measures fail.

Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. We primarily rely on security and authentication technology that we license from other parties. With this technology, we perform real-time credit card authorization and verification with our banks and we are subject to the customer privacy standards of credit card companies and various consumer protection laws. We cannot predict whether there will be a compromise or breach of the technology we use to protect our customers’ personal information. If there is a compromise or breach of this nature, there is the potential that parties could seek damages from us, we could lose the confidence of customers or be subject to significant fines from credit card companies or regulatory agencies.

Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches.

We need to comply with credit and debit card security regulations.

As a merchant who processes credit and debit card payments from customers, we are required to comply with the Payment Card Industry data security requirements imposed on us for the protection and security of our customers’ credit and debit card information.  If we are unable to remain compliant with these requirements, our business could be harmed because we could incur significant fines from payment card companies or we could be prevented in the future from accepting customer payments by means of a credit or debit card.  We also may need to expend significant management and financial resources to become or remain compliant with these requirements, which could divert these resources from other initiatives and adversely impact our financial results.

Our reliance on foreign manufacturers and suppliers increases our risk of obtaining adequate, timely and cost-effective product supplies.

We rely to a significant extent on foreign manufacturers of various products that we sell, particularly manufacturers located in China. In addition, many of our domestic suppliers purchase a significant portion of their products from foreign sources. This reliance increases the risk that we will not have adequate and timely supplies of various products due to local political, economic, social or environmental conditions (including acts of terrorism, the outbreak of war, or the occurrence of natural disaster), transportation delays (including dock strikes and other work stoppages), restrictive actions by foreign governments, or changes in United States laws and regulations affecting imports or domestic distribution. Reliance on foreign manufacturers also increases our exposure to fluctuations in exchange rates and trade infringement claims and reduces our ability to return product for various reasons.

Additionally, the cost of labor and wage taxes have increased in China, which means we are at risk of higher costs associated with goods manufactured in China.  Significant increases in wages or wage taxes paid by contract facilities may increase the cost of goods manufactured in China, which could have a material adverse effect on our profit margins and profitability.

All of our products manufactured overseas and imported into the United States are subject to duties collected by the United States Customs Service. We may be subjected to additional duties, significant monetary penalties, the seizure and forfeiture of the products we are attempting to import or the loss of import privileges if we or our suppliers are found to be in violation of United States laws and regulations applicable to the importation of our products.

Product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, product offerings, reputation, results of operations, cash flow and financial condition.

Products that we develop or sell may expose us to liability from claims by users of those products for damages, including bodily injury or property damage. This risk is expected to increase as we increase the number and complexity of the proprietary products that we offer. Many of these products are manufactured by small companies located overseas. We currently maintain product liability insurance coverage in amounts that we believe are adequate. However, we may not carry or be able to maintain adequate coverage or obtain additional coverage on acceptable terms in the future. Liability from claims of users of our products could result in damage to our reputation and sales, and our failure to maintain adequate products liability insurance could adversely impact our financial condition.

In addition, we are subject to regulations by a variety of federal, state and international regulatory authorities, including the Consumer Product Safety Commission. We purchase products from hundreds of vendors.  Since a majority of our merchandise is manufactured in foreign countries, one or more of our vendors might not adhere to product safety requirements or our quality control standards, and we might not identify the deficiency before merchandise ships to our stores. Any issues of product safety, including those manufactured in foreign countries, could cause us to recall some of those products.  If the recall affects our proprietary products, or if our vendors are unable or unwilling to recall products failing to meet our quality standards, we may be required to recall those products at a substantial cost to us. These recalls may adversely impact our reputation and brands, potentially leading to increases in customer litigation against us. Further, to the extent we are unable to replace any recalled products, we may have to reduce our merchandise offerings, resulting in a decrease in sales, especially if the unavailability occurs near or during a seasonal period.

Moreover, changes in product safety or other consumer protection laws could lead to increased costs to us for merchandise, or additional labor costs associated with readying merchandise for sale. Long lead times on merchandise ordering cycles increase the difficulty for us to plan and prepare for potential changes to applicable laws.  The Consumer Product Safety Improvement Act of 2008 imposes significant requirements on manufacturing, importing, testing and labeling requirements for our products.  In addition, various federal and state regulations directly impact our products, such as the Lacey Act, the Formaldehyde Air Toxic Control Measure issued by the California Air Resources Board and the upcoming effectiveness of the California Transparency in Supply Chains Act.  In the event that we are unable to timely comply with regulatory changes, significant fines or penalties could result, and could adversely affect our reputation, results of operations, cash flow and financial condition.

We have outsourced some of our information technology functions, which makes us more dependent upon third parties.

We  place significant reliance on a third party provider for the outsourcing of a variety of our information technology functions. These functions are generally performed in an offshore location, with our oversight. As a result, we are relying on third parties to ensure that these functional needs are sufficiently met. This reliance subjects us to risks arising from the loss of control over these processes, changes in pricing that may affect our operating results and potentially the termination of provision of these services by our supplier. If our service providers fail to perform, we may have difficulty arranging for an alternate supplier or rebuilding our own internal resources, and we could incur significant costs, all of which may have a significant adverse effect on our business.

We may outsource other administrative functions in the future, which would further increase our reliance on third parties. Further, the use of offshore service providers may expose us to risks related to local political, economic, social or environmental conditions (including acts of terrorism, the outbreak of war, or the occurrence of natural disaster), restrictive actions by foreign governments or changes in United States laws and regulations.

Any changes in the way that online business is regulated or taxed could impose additional costs on us and adversely affects our financial results.

The adoption or modification of laws or regulations, or revised interpretations of existing laws, relating to the online commerce industry could adversely affect the manner in which we currently conduct our online and catalog business and the results of operations of those businesses. For example, laws and enforcement practices related to the taxation of catalog, telephone and online commercial activity, including the collection of sales tax on direct response sales, remain in flux. In recent years, states increasingly have focused on the taxation of out of state retailers in an effort to reduce their budget shortfalls.  As the result of aggressive taxation positions, we have had to terminate our direct response advertisers that are located in states where new laws have passed.  In addition, we at times are subject to information requests and claims by states relating to state sales and use tax matters.

In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the internet are becoming more prevalent. The law of the internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, consumer privacy, sales-based and other taxation of e-commerce transactions and the like are interpreted and enforced.

Any adverse change in any of these laws or in the enforcement, interpretation or scope of existing laws could have a material adverse effect on our results of operations, financial condition or prospects.

Changes in health care regulations and costs may adversely impact our business.

Our operations are subject to health care regulations.  There are a number of existing and proposed legislative and regulatory initiatives relating to health care that could adversely impact our business. In particular, we expect that the Patient Protection and Affordable Care Act will increase our annual health care costs, with the most significant increases coming in 2014.

In addition, we self-insure our workers’ compensation claims up to $500,000 per claim and medical insurance claims of up to $350,000 per claim, with excess amounts covered by stop-loss insurance coverage.  As a result, increases in health care claims or coverage costs may adversely impact our financial condition.

We face risks created by litigation and governmental proceedings.

Historically, we have been involved in a variety of lawsuits. Current and future litigation that we may face may result in substantial costs and expenses and significantly divert the attention of our management regardless of the outcome, and an unfavorable resolution could have a material adverse effect on our business, financial condition and results of operations.

From time to time, the litigation we have faced has included purported class action lawsuits based on our credit card practices, payroll practices and other matters, and we may face other purported class action lawsuits in the future. The costs of these lawsuits could be significant, particularly if a plaintiff were to succeed in obtaining certification of a class nationwide or in a large region in which we operate.

We are the largest musical instrument retailer in the United States by revenue. Our significant size within our industry may increase the scrutiny that we receive regarding antitrust or other matters.  In the past, we have been subject to an investigation by the Federal Trade Commission regarding our pricing practices.  While this investigation was resolved without any action by the Federal Trade Commission, private litigants used some of the information from a related investigation of a major trade association to bring class action claims against us.  See “Business—Legal proceedings” for more detail on these claims.  These actions, as well as other current and future litigation or governmental proceedings, could lead to increased costs or interruptions of our normal business operations and may adversely affect our financial condition and results of operations.

Our Music & Arts business is dependent on state and local funding of music programs in primary and secondary schools, and decreases in funding would adversely affect our Music & Arts business.

Our Music & Arts business derives the majority of its revenue from sales or services to music students enrolled in primary and secondary schools. Any decrease in the state and local funding of such music programs would have a material adverse effect on our Music & Arts business and its results of operations.

Our inability to address the special risks associated with acquisitions could adversely impact our business.

We believe that our expansion may be accelerated by the acquisition of existing music product retailers, including in foreign markets. We regularly investigate acquisition opportunities complementary to our Guitar Center, direct response and Music & Arts businesses. Accordingly, in the ordinary course of our business, we consider, evaluate and enter into negotiations related to potential acquisition opportunities. We may pay for these acquisitions in cash or securities or a combination of both. Attractive acquisition targets may not be available at reasonable prices or we may not be successful in any such transaction. Acquisitions involve a number of special risks, including:

•                  diversion of our management’s attention;

•                  integration of acquired businesses with our business; and

•                  unanticipated legal liabilities and other circumstances or events.

Our failure to identify complementary acquisitions, our failure to obtain favorable pricing on those acquisitions or the occurrence of any special risks involved in acquisitions could have a material adverse effect on our ability to achieve our growth strategy, and our results of operations could be materially affected as a result.

Significant increases in fuel prices could adversely impact us.

Increased fuel costs have increased both the cost of the products that we purchase as well as the transportation of these products between our distribution or fulfillment centers and our stores or consumers.  In addition, fluctuations in gas prices have disrupted consumer spending by leaving consumers with comparatively less money to spend for retail and entertainment.  This disruption may lead to reduced sales.  Either of these trends could have a material adverse effect on our results of operations, financial conditions, business and prospects.

Claims of infringement of intellectual property rights of third parties or inadequately acquiring or protecting our intellectual property could harm our ability to compete or grow.

Parties have filed, and in the future may file, claims against us alleging that we have infringed third party intellectual property rights. If we are held liable for infringement, we could be required to pay damages or obtain licenses or to cease making or selling certain products. Licenses may not be available at all, or may not be available on commercially reasonable terms, and the cost to defend these claims, whether or not meritorious, could be significant and could divert the attention of management.

We could also have our intellectual property infringed. We rely on the trademark, copyright and trade secret laws of the United States and other countries to protect our proprietary rights, but there can be no guarantee that these will adequately protect all of our rights, or that any of our intellectual property rights will not be challenged or held invalid or unenforceable in a dispute with third parties. If we are unable to enforce our intellectual property rights against third parties, our business, financial condition and results of operations may be adversely affected.

We depend on key personnel, including our senior management, who are important to the success of our business.

Our success depends to a significant extent on the services of members of our senior management. The loss of one or more of these individuals or other key personnel could have a material adverse effect on our business, results of operations, liquidity and financial position.  In order to achieve our growth plans, we depend upon our ability to retain and promote existing management, and we must attract and retain new personnel with the skills and expertise to manage our business. If we cannot hire, retain and promote qualified personnel, our business, results of operations, financial condition and prospects could be adversely affected.

Our actual operating results may differ significantly from our projections.

From time to time, we release projections and similar guidance regarding our future performance that represent management’s estimates as of the date of release. These projections, which are forward-looking statements, are prepared by our management and are qualified by, and subject to, the assumptions and the other information contained or referred to in the release. Our projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the projections furnished by us will not materialize or will vary significantly from actual results. Accordingly, our projections are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the projections and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is projected. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our projections in making an investment decision in respect of the notes.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this prospectus could result in the actual operating results being different from the projections, and such differences may be adverse and material.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements.

The following are some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

•                  our ability to effectively implement the relocation of our direct response operations;

•                  economic conditions or changing consumer preferences;

•                  significant existing or new competition in our industry;

•                  our ability to develop and implement critical new technology systems for our business;

•                  our ability to grow sales in our existing Guitar Center stores;

•                  our ability to meet our retail store growth strategy;

•                  our ability to address unique competitive and merchandising challenges in connection with our plans to open additional retail stores in new markets;

•                  our dependence on a relatively small number of manufacturers, suppliers and common carriers;

•                  damage or disruption to our hardware and software systems;

•                  the failure of our security measures;

•                  our ability to comply with credit and debit card security regulations;

•                  our reliance on foreign manufacturers and suppliers;

•                  product recalls and/or product liability, as well as changes in product safety and other consumer protection laws;

•                  our dependence on third parties for certain of our information technology functions;

•                  changes in the way that online business is regulated or taxes;

•                  changes in health care regulations and costs;

•                  litigation and government proceedings;

•                  decreases in funding of music programs in primary and secondary schools;

•                  our ability to address risks associated with acquisitions;

•                  significant increases in fuel prices;

•                  our infringement of intellectual property rights of third parties or our failure to adequately acquire or protect our intellectual property; and

•                  our ability to retain key personnel, including our senior management.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements.  All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

EXCHANGE OFFERS

Purpose of the Exchange Offers

The exchange offers are designed to provide holders of old notes with an opportunity to acquire exchange notes which, unlike the old notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the exchange notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

The old notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The old notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, (iii) outside the United States to a non-United States person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the old notes, we and Holdings entered into the Registration Rights Agreements, pursuant to which we and Holdings agreed to file with the SEC registration statements covering the exchange by us of the exchange notes for the old notes, pursuant to the exchange offers. The Registration Rights Agreements provide that we will file with the SEC exchange offer registration statements on an appropriate form under the Securities Act and offer to holders of old notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes.  Pursuant to letters dated November 21, 2008, the holders of the old notes waived the Company’s obligation under the Registration Rights Agreements to file with the SEC exchange offer registration statements.  Such waivers were revoked by the holders of the old notes effective as of April 1, 2011.

Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the exchange notes would, in general, be freely transferable after the exchange offers without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offers, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the exchange notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offers. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreements (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offers, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in other interpretations to third parties.

Each holder of old notes that exchanges such old notes for exchange notes in the exchange offers will be deemed to have made certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of old notes or exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Terms of the Exchange Offers; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the expiration date of the exchange offers. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offers. Holders may tender some or all of their outstanding old notes pursuant to the exchange offers. However, old notes may be tendered only in denominations of $2,000 and integral multiples of $1.00 in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the old notes except that:

(1)          the exchange notes will bear a Series B designation and a different CUSIP Number from the old notes (though notwithstanding such series designation and different CUSIP Number, the old notes and the exchange notes shall constitute a single series of notes under the respective indentures governing the notes);

(2)          the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer; and

(3)          the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreements, including the provisions providing for an increase in the interest rate on the old notes in certain circumstances relating to the timing of the exchange offers, all of which rights will terminate when the exchange offers to which this prospectus relates are consummated.

The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indentures governing the notes.

As of June 30, 2011, approximately $939.7 million in aggregate principal amount of old notes were outstanding.  This prospectus and the letter of transmittal are being sent to all registered holders of the old notes.  There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offers.

Holders of old notes do not have any appraisal or dissenters’ rights under the General Corporate Law of the State of Delaware, or the indentures governing the notes, in connection with the exchange offers.  We intend to conduct the exchange offers in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We will be deemed to have accepted validly tendered old notes when, as and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise in our sole discretion, the certificates for any unaccepted old notes will be promptly returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offers.

Holders who tender old notes in the exchange offers will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of old notes pursuant to the exchange offers. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offers. See “—Fees and Expenses” and “—Transfer Taxes” below.

The exchange offers will remain open for at least 20 full business days. The term “expiration date” will mean 12:00 midnight, New York City time, on October 26, 2011, unless we or Holdings, respectively, in our or its sole discretion, extend the exchange offers, in which case the term “expiration date” will mean the latest date and time to which the exchange offers are extended.

To extend the exchange offers, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we and Holdings will:

(1)          notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)          issue a notice by press release or other public announcement.

Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

We reserve the right, in our sole discretion:

(1)          if any of the conditions below under the caption “—Conditions to the Exchange Offers” shall have not been satisfied,

(a)          to delay accepting any old notes, but only to the extent that such a delay is the result of an extension of the Exchange Offers and permitted by Rule 14e-1 promulgated under the Exchange Act.

(b)         to extend the exchange offers, or

(c)          to terminate the exchange offers, or

(2)          to amend the terms of the exchange offers in any manner.

Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision.  Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders.  In the event of a material change to the terms of an Exchange Offer, including the waiver of a material condition, we will extend the terms of the applicable Exchange Offer, if necessary, so that at least five business days remain in such Exchange Offer following notice of any such material change.

Interest on the Exchange Notes

No interest will be paid on either the exchange notes or the old notes at the time of the exchange.  The exchange notes will accrue interest from and including the last interest payment date on which interest has been paid on the old notes.  Accordingly, the holders of old notes that are accepted for exchange will not receive accrued and unpaid interest on old notes at the time of tender.  Rather, that interest will be payable on the exchange notes delivered in exchange for the old notes on the first interest payment date after the expiration date of the exchange offers.

Interest on the exchange notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2012.

Procedures for Tendering Old Notes

Only a holder of old notes may tender outstanding old notes in the exchange offers. To tender in the exchange offers, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and, unless transmitting an agent’s message in connection with a book-entry transfer, mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and any other required documents, to the exchange agent prior to 12:00 midnight, New York City time, on the expiration date.  To be tendered effectively, the old notes, letter of transmittal or an agent’s message, as applicable, and all other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 12:00 midnight, New York City time, on the expiration date, unless you comply with the guaranteed delivery procedures described below.  Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below.  Confirmation of the book-entry transfer must be received by the exchange agent prior to 12:00 midnight, New York City time on the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the old notes that the participant has received and agrees: (1) to participate in DTC’s Automated Tender Offer Program (referred to herein as “ATOP”); (2) to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and (3) that we may enforce such agreement against the participant.

To participate in the exchange offers, each holder will be required to make the following representations to us or Holdings, as applicable:

(1)          you or any other person acquiring exchange notes in exchange for your old notes in the exchange offers is acquiring them in the ordinary course of business;

(2)          neither you nor any other person acquiring exchange notes in exchange for your old notes in the exchange offers is engaging, in or intends to engage in, a distribution of the exchange notes within the meaning of the federal securities laws;

(3)          neither you nor any other person acquiring exchange notes in exchange for your old notes has an arrangement or understanding with any person (including us or any of our affiliates) to participate in the distribution of exchange notes issued in the exchange offers;

(4)          neither you nor any other person acquiring exchange notes in exchange for your old notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5)          if you or another person acquiring exchange notes in exchange for your old notes is a broker-dealer and you acquired the old notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offers.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your old notes in the initial offering and not as a result of market-making activities or other trading activities, or if you are engaged in or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of exchange notes acquired in the exchange offers, you or that person:

(1)          may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the exchange offers; and

(2)          must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the old notes.

The tender by a holder and our or Holdings’, as applicable, acceptance thereof will constitute an agreement between the holder and us or Holdings, in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of old notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us or Holdings. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Letter of Transmittal” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations) (each an “Eligible guarantor Institution”) unless the outstanding old notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible guarantor Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an Eligible guarantor Institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding old notes listed in this prospectus, the outstanding old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding old notes with the signature thereon guaranteed by an Eligible guarantor Institution.

If the letter of transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We and Holdings understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offers, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with DTC’s procedures for the transfer.  Although delivery of the old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus prior to 12:00 midnight, New York City time, on the expiration date, unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the accompanying letter of transmittal to the exchange agent prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us or Holdings, as applicable, in our or its sole discretion, which determination will be final and binding. We and Holdings reserve the absolute right to reject any and all old notes not properly tendered or any old notes our or its acceptance of which would, in the opinion of counsel, be unlawful. We and Holdings also reserve the right in our or its sole discretion to waive any defects, irregularities or conditions of tender as to particular old notes, provided however that, to the extent such waiver includes any condition to tender, we or Holdings will waive such condition as to all tendering holders. Our and Holdings’ interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we or Holdings determine. Although we and Holdings intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, Holdings, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the accompanying letter of transmittal and all other required documents to the exchange agent or comply with the procedures under ATOP prior to the expiration date, you may still tender if:

•                  the tender is made through an Eligible Guarantor Institution;

•                  prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange, Inc. trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•                  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange, Inc. trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

To withdraw a tender of old notes in either of the exchange offers, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

(1)          specify the name of the person having deposited the old notes to be withdrawn;

(2)          identify the old notes to be withdrawn, including the certificate number(s) and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)          be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

(4)          specify the name in which any old notes are to be registered, if different from that of the person depositing the old notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us or Holdings, as applicable, in our or its sole discretion, which determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offers.  Properly withdrawn old notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time prior to the expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, or any extension of the exchange offers, we and Holdings will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding old notes and may terminate the exchange offers (whether or not any old notes have been accepted for exchange) or amend the exchange offers, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us or Holdings in our or its reasonable discretion, prior to the expiration date:

•                  there is instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)          seeking to restrain or prohibit the making or completion of the exchange offers or any other transaction contemplated by the exchange offers, or assessing or seeking any damages as a result of this transaction; or

(2)          resulting in a material delay in our or Holdings’ ability to accept for exchange or exchange some or all of the old notes in the exchange offers; or

(3)          any statute, rule, regulation, order or injunction has been sought, introduced, enacted, promulgated or deemed applicable to the exchange offers or any of the transactions contemplated by the exchange offers by any governmental authority, domestic or foreign; or

•                  any action has been taken by any governmental authority, domestic or foreign, that, in our or Holdings’, as applicable, reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our or Holdings’, as applicable, reasonable judgment, would result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offers; or the following has occurred:

(1)          any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)          any limitation by a governmental authority which adversely affects our or Holdings’ ability to complete the transactions contemplated by the exchange offers; or

(3)          a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)          a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offers, a material acceleration or worsening of these calamities; or

•                  any change or any development has occurred in our or Holdings’ business, financial condition, operations or prospects and those of our or its subsidiaries taken as a whole that is or may be adverse to us or Holdings, or we or Holdings have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our or Holdings’ reasonable judgment in any case makes it inadvisable to proceed with the exchange offers and/or with such acceptance for exchange or with such exchange; or

•                  there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued pursuant to the exchange offers in exchange for old notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

•                  any law, statute, rule or regulation shall have been adopted or enacted which, in our or Holdings’ reasonable judgment, would impair our ability to proceed with the exchange offers; or

•                  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or any governmental approval has not been obtained, which approval we or Holdings, as applicable, shall, in our or its reasonable discretion, deem necessary for the consummation of the exchange offers as contemplated hereby; or

•                  we or Holdings have received an opinion of counsel experienced in such matters to the effect that there exists any actual legal impediment (including a default under an agreement, indenture or other instrument or obligation to which we or Holdings are a party or by which we or Holdings are bound) to the consummation of the transactions contemplated by the exchange offers.

If we or Holdings determine in our or its reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we or Holdings may, subject to applicable law, terminate the applicable exchange offer (whether or not any old notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offers in any respect. If such waiver or amendment constitutes a material change to the exchange offers, we or Holdings will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes and will extend the exchange offers to the extent required by Rule 14e-1 promulgated under the Exchange Act and to ensure that the exchange offers remain open for at least five business days following such disclosure.

These conditions are for our and Holdings’ sole benefit and we or Holdings may assert them regardless of the circumstances giving rise to any of these conditions, or we or Holdings may waive them, in whole or in part, in our or its reasonable discretion, provided that we or Holdings will not waive any condition with respect to an individual holder of old notes unless we or Holdings waive that condition for all such holders. Any reasonable determination made by us or Holdings concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our or Holdings’ failure at any time to exercise any of the foregoing rights will not be a waiver of our or its rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offers.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offers. You should direct questions or requests for assistance with respect to the tender procedures, and requests for additional copies of this prospectus, the accompanying letter of transmittal and notices of guaranteed delivery to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., EXCHANGE AGENT

By mail, hand delivery or overnight courier:

c/o Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

Attention:  Carolle Montreuil

101 Barclay Street, Floor 7 East

New York, NY 10286

For Information Call:

(212) 815-5920

For facsimile transmission (for eligible institutions only):

(212) 298-1915

Confirm by Telephone:

(212) 815-5920

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We and Holdings will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. Neither we nor Holdings will make any payment to brokers, dealers, or others soliciting acceptances of the exchange offers except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the existing old notes, as reflected in our and Holdings’ accounting records on the date of exchange. Accordingly, neither we nor Holdings will recognize any gain or loss for accounting purposes. The expenses of the exchange offers will be capitalized and expensed over the term of the exchange notes.

Transfer Taxes

If you tender outstanding old notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your old notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if you Fail to Exchange Outstanding Old Notes

If you do not tender your outstanding old notes, you will not have any further registration rights and your old notes will continue to be subject to the provisions of the respective indentures governing the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes imposed by the Securities Act and states securities laws when we and Holdings complete the exchange offers. These transfer restrictions are required because the old notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your old notes in the exchange offers, your ability to sell your old notes could be adversely affected. Once we and Holdings have completed the exchange offers, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Registration Rights Agreements and indentures governing the notes provide for if we do not complete the exchange offers.

Consequences of Failure to Exchange

The old notes that are not exchanged for exchange notes pursuant to the exchange offers will remain restricted securities. Accordingly, the old notes may be resold only:

(1)          to us or Holdings, as applicable, upon redemption thereof or otherwise;

(2)          so long as the outstanding securities are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)          outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)          pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

USE OF PROCEEDS

The exchange offers are intended to satisfy our obligations under the Registration Rights Agreements. We will not receive any cash or other proceeds from the issuance of the exchange notes. The old notes properly tendered and exchanged for exchange notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offers.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Guitar Center and of Holdings as of June 30, 2011.  The exchange offers will not affect such capitalization on a pro forma basis because the exchange will not change the amount of outstanding indebtedness of Guitar Center or Holdings.  This table should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the accompanying notes thereto included elsewhere in this registration statement.

	As of June 30, 2011
	Guitar Center (unaudited)	Holdings (unaudited)
	(dollars in millions)
Cash	$104.0	$104.0
Debt, including current maturities:
Senior secured credit facilities:
Term loan facility	621.8	621.8
Asset-based revolving credit facility (1)	—	—
Senior notes due 2017	375.0	375.0
Senior PIK notes due 2018	—	564.7
Other (2)	1.0	1.0
Total debt	997.8	1,562.5
Total stockholders’ equity	265.5	120.7
Total capitalization	$1,263.3	$1,683.2

(1)          The asset-based revolving credit facility has a maximum borrowing capacity of $373 million, of which $120 million matures in 2013 and $253 million matures in 2016.  See our audited consolidated financial statements and unaudited condensed consolidated interim financial statements and the notes thereto included elsewhere in this registration statement.

(2)          Consists of a capital lease obligation, of which $0.6 million was recorded as a current liability as of June 30, 2011.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial data for the periods and at the dates indicated. We derived the selected historical financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 from our audited historical consolidated financial statements included elsewhere in this registration statement.  We derived the selected historical financial data as of December 31, 2006, 2007 and 2008, and for the year ended December 31, 2006 and the periods from January 1, 2007 to October 9, 2007 and from October 10, 2007 to December 31, 2007 from our audited historical consolidated financial statements not included in this registration statement. We derived the selected historical financial data as of and for the six months ended June 30, 2010 and 2011 from our unaudited historical consolidated financial statements included in this registration statement, and those financial statements include, in our management’s opinion, all adjustments, consisting only of normal and recurring adjustments, necessary to fairly state the consolidated results of operations and consolidated financial condition of our business for those periods. Our historical results included below and elsewhere in this registration statement are not necessarily indicative of our future performance.

The following selected financial data should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the accompanying notes thereto included elsewhere in this registration statement. Our historical results are not necessarily indicative of the results to be expected in any future period.  Amounts in tables may not add due to rounding.

Financial data of Holdings, except where otherwise indicated

	Predecessor (1)		Successor				Successor
	Year ended December 31,	Period from January 1, 2007 to October 9,	Period from October 10, 2007 to December 31,	Year ended December 31,			Six months ended June 30
(Dollars in millions)	2006	2007 (2)	2007 (2)	2008	2009	2010	2010	2011
Income statement data:
Net sales	$2,030.0	$1,620.0	$631.5	$2,228.6	$2,004.2	$2,010.9	$948.4	$981.9
Gross profit	594.0	461.6	174.8	631.0	589.4	605.9	283.3	301.7
Operating income (loss):
Guitar Center	49.4	24.5	26.2	(202.2)	(87.9)	59.7	23.8	22.7
Holdings	—	—	26.2	(202.2)	(87.9)	59.7	23.8	22.4
Net income (loss):
Guitar Center	0.4	6.3	(0.2)	(185.3)	(147.6)	(8.9)	(7.6)	(10.6)
Holdings	—	—	(8.0)	(219.5)	(189.9)	(56.4)	(31.1)	(37.4)

Balance sheet data (at end of period):

Total assets:
Guitar Center	927.5		2,670.4	2,308.7	2,109.7	2,115.6	2,085.4	2,047.7
Holdings	—		2,702.2	2,318.1	2,140.1	2,120.7	2,104.7	2,052.8

Long-term debt:
Guitar Center	1.4		1,104.9	1,020.3	998.1	997.5	997.8	997.1
Holdings	—		1,479.9	1,450.4	1,490.9	1,562.1	1,525.3	1,561.8

Other financial data:
Depreciation and amortization	36.8	34.8	24.4	137.0	113.8	104.9	52.3	51.0
Capital expenditures (3)	84.4	50.8	16.5	39.4	45.2	47.9	19.8	21.6
Adjusted EBITDA (4)	187.0	119.0	55.9	191.7	179.3	184.3	83.5	88.5
Total debt:
Guitar Center	103.3	160.7	1,107.2	1,028.9	1,018.9	998.1	998.4	997.8
Holdings	—	—	1,482.0	1,458.9	1,511.6	1,562.8	1,525.9	1,562.5

Other operating data:
Increase (decrease) in Guitar Center comparable store sales (5)	3.7%	0.7%	1.6%	-5.3%	-11.9%	0.1%	0.5%	3.3%
Guitar Center stores at beginning of period	161	198	213	214	214	214	214	214
Opened Guitar Center stores	37	15	1	—	—	—	—	5
Closed Guitar Center stores	—	—	—	—	—	—	—	—
Guitar Center stores at end of period	198	213	214	214	214	214	214	219

(1)          On October 9, 2007, Guitar Center merged with an entity substantially owned by affiliates of Bain Capital.  In connection with the merger, Holdings acquired all of the outstanding capital stock of the predecessor for aggregate cash consideration of approximately $1.9 billion. Holdings, which is substantially owned by affiliates of Bain Capital, owns 100% of the stock of Guitar Center.

(2)          For 2007, historical financial results for the predecessor and successor are presented separately. The separate presentation is required because there was a change in accounting basis when purchase accounting was applied in the Transactions.  Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value.  Operating results may not be comparable on a period-to-period basis due to the different cost basis resulting from allocation of the purchase price.

(3)          Capital expenditures include additions to our property, plant, and equipment and do not include any expenditures to add to our rental instruments inventory.

(4)          The following table discloses Holdings’ EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (EBITDA adjusted for other items described below), which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP.

We present Adjusted EBITDA because it is the primary measure used by our chief operating decision makers to evaluate our consolidated performance, as well as the performance of each of our segments.  Adjusted EBITDA is also a measure which is used in calculating financial ratios in several material debt covenants in our asset-based credit facility and our term loan.  Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash items and certain other adjustments to consolidated net income permitted under our debt agreements.  We believe the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information about certain non-cash items, items that we do not expect to continue at the same level and other items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•                  EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•                  EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•                  other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

The following table summarizes the calculation of Holdings’ historical EBITDA and Adjusted EBITDA and provides a reconciliation to net income (loss) for the periods indicated:

	Predecessor		Successor				Successor
	Year ended December 31,	Period from January 1, 2007 to October 9,	Period from October 10, 2007 to December 31,	Year ended December 31,			Six months ended June 30,
(Dollars in millions)	2006	2007	2007	2008	2009	2010	2010	2011
Net income (loss)	$0.4	$6.3	$(8.0)	$(219.5)	$(189.9)	$(56.4)	$(31.1)	$(37.4)
Interest expense, net of interest income	8.4	7.3	38.5	148.1	137.0	145.2	71.5	79.1
Income tax expense (benefit)	40.6	11.4	(4.1)	(130.6)	(35.1)	(29.1)	(16.6)	(19.3)
Depreciation and amortization	36.8	34.8	24.4	137.0	113.8	104.9	52.3	51.0
EBITDA	86.2	59.7	50.8	(65.1)	25.9	164.6	76.1	73.4

Adjustments to EBITDA
Non-cash charges (a)	19.7	34.5	1.2	5.3	4.6	5.1	2.0	2.0
Impairment charges	80.2	—	—	234.6	135.7	0.9	—	—
Non-recurring charges (b)	—	20.7	0.2	5.2	—	—	—	4.6
Other adjustments (c)	0.9	4.1	3.7	11.7	13.1	13.7	5.4	8.5

Adjusted EBITDA	$187.0	$119.0	$55.9	$191.7	$179.3	$184.3	$83.5	$88.5

Adjustments in the calculation of Adjusted EBITDA include the following:

(a)          Non-cash charges include stock-based compensation expense and the non-cash portion of rent expense.

Stock-based compensation for the predecessor periods includes compensation expense recognized on stock option awards, employee share purchase program and restricted stock awards.  Stock-based compensation for the successor periods includes compensation expense recognized on stock option awards.

Non-cash rent expense represents the difference between cash rent expense and GAAP rent expense, which includes a non-cash amount due to the straight-line recording of rent expense, and cash received for tenant improvements. Under GAAP, cash received for tenant improvements is amortized and reduces reported rent expense over the term of the lease. In purchase accounting, the amortization of historical cash received for tenant improvement is eliminated. Our adjustment eliminates the historical amortization of the tenant allowances and replaces it with the cash received for such allowances in each period.

(b)   Non-recurring charges in 2007 include third-party costs, primarily legal fees, related to our acquisition by Bain Capital in 2007.

Non-recurring charges in 2008 include $5.2 million of consulting and other expenses related to organizational changes after our acquisition by Bain Capital.

Non-recurring charges in the first six months of 2011 include a $4.6 million loss recognized upon classifying our corporate aircraft as available for sale.

(c)          Other adjustments include severance payments, accrued bonuses under our long term management incentive plan, certain debt issuance and refinancing expenses, gains and losses on disposal of assets, management fees paid to Bain Capital and items we do not expect to continue at the same level.

Severance payments totaled $3.4 million in 2008 and $4.7 million in 2010.

Other adjustments in 2009 include a $3.9 million sales tax audit settlement and $1.3 million of consulting and other transition expenses related to outsourcing certain information technology functions.

Other adjustments in the first six months of 2011 include restructuring costs of $3.4 million related to the re-alignment of management and support functions and the relocation of our direct response operations.

(5)   Our calculation of comparable retail store sales includes sales from stores that have been open for 14 months and does not include the sales of Guitar Center online operations.  We do not exclude relocated stores from the calculation of comparable store sales. All references in this prospectus to comparable store sales results are based on this calculation methodology.  This calculation is presented for Guitar Center stores only and does not include Music & Arts retail stores.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown:

	Year ended December 31,	January 1, 2007 to October 9,	October 10, 2007 to December	Year ended December 31,	Year ended December 31,	Year ended December 31,	Six months ended June 30,
	2006	2007	31, 2007	2008	2009	2010	2010	2011
Ratio of earnings to fixed charges:
Holdings(1)	n/a	n/a	—	—	—	—	—	—
Guitar Center	2.6x	1.7x	1.0x	—	—	—	—	—

(1)           Holdings did not exist during the year ended December 31, 2006 or the period from January 1, 2007 to October 9, 2007.

These ratios are computed by dividing total earnings by the total fixed charges. Earnings are defined as income (loss) before income taxes plus fixed charges less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are defined as total interest expense, which includes amortization of capitalized debt issuance costs, plus an estimate of the interest component within rent expense.

Holdings’ earnings were insufficient to cover fixed charges by $12.2 million for the period October 10, 2007 to December 31, 2007, $350.2 million in 2008, $224.9 million in 2009, and $85.5 million in 2010.  Holdings’ earnings were insufficient to cover fixed charges by $47.7 million for the six months ended June 30, 2010 and $56.7 million for the same period in 2011.

Guitar Center’s earnings were insufficient to cover fixed charges by $293.5 million in 2008, $159.9 million in 2009, and $11.1 million in 2010.  Guitar Center’s earnings were insufficient to cover fixed charges by $11.7 million for the six months ended June 30, 2010 and $16.4 million for the same period in 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Historical Consolidated Financial Information” and our consolidated financial statements and related notes included elsewhere in this registration statement.

The following discussion, as well as other portions of this registration statement, contains forward-looking statements that reflect our plans, estimates and beliefs. Any statements (including, but not limited to, statements to the effect that we or our management “anticipate,” “plan,” “estimate,” “expect,” “believe,” “intend,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this registration statement. Specific examples of forward-looking statements include, but are not limited to, statements regarding our forecasts of financial performance, capital expenditures, working capital requirements and forecasts of effective tax rate. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, and particularly in “Risk Factors.” Amounts shown in the tables below are generally rounded.  Therefore, discrepancies in the tables between totals and the sum of the amounts listed may occur.

Overview

We are the leading retailer of music products in the United States, based on revenue. We operate three reportable business segments: Guitar Center, direct response and Music & Arts.  Our Guitar Center segment offers guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment through our retail stores and online, along with repair services and rehearsal and/or lesson space in a limited number of stores. Our direct response segment brands offer catalog and online sales of a broad selection of music products under several brand names, including Musician’s Friend, Music123 and Woodwind & Brasswind. Our Music & Arts segment offers band and orchestra instruments for rental and sale, music lessons and a limited selection of products of the type offered by our Guitar Center segment.

As of June 30, 2011, our wholly owned retail subsidiary operated 219 Guitar Center stores in 43 states and 100 Music & Arts stores in 19 states. As of June 30, 2011, our Guitar Center stores consisted of 143 primary format stores, 72 secondary format stores and four tertiary format stores. The store format is determined primarily by the size of the market in which it is located. Our primary format stores serve major metropolitan population centers and generally range in size from 13,000 to 30,000 square feet. Our secondary format stores serve metropolitan areas not served by our primary format stores and generally range in size from 8,000 to 14,000 square feet.  Tertiary market stores serve smaller population centers and are approximately 5,000 square feet.

Our Guitar Center and Music & Arts reportable segments are operated primarily out of Guitar Center Stores, Inc., our retail store subsidiary.  Our direct response reportable segment is comprised primarily of the online operations of our Musician’s Friend, Inc. and Music123, Inc. subsidiaries.  Our non-operating corporate segment consists primarily of the operations of Guitar Center, Inc., the parent company of Guitar Center Stores, Inc., Musician’s Friend, Inc. and Music123, Inc.

History

Guitar Center was founded in 1964 in Hollywood, California. Our flagship Hollywood store has approximately 30,600 square feet of retail space and we believe features one of the largest used and vintage guitar collections in the United States, attracting buyers and collectors from around the world. In front of our Hollywood store is the Rock Walk, which memorializes over 200 famous musicians and music pioneers. The Rock Walk has helped to create international recognition of the Guitar Center name.

In May 1999, we acquired Musician’s Friend, Inc., an Oregon-based direct response musical instrument retailer. Musician’s Friend is a leading direct response retailer of music products in the United States, through both its catalogs and e-commerce websites.

In April 2001, we acquired American Music Group, Ltd. and its related companies, a musical instrument retailer specializing in the rental and sale of band instruments and accessories serving the student and family market. In April 2005, we acquired Music & Arts Center, Inc., a Maryland-based music products retailer which primarily serves the beginning musician and emphasizes rentals, music lessons and band and orchestra instrument sales. Subsequent to the Music & Arts acquisition, our American Music and Music & Arts segments were combined into a new division of our retail store subsidiary that operates under the Music & Arts name.

In February 2007, we acquired substantially all of the assets of Dennis Bamber, Inc., d/b/a The Woodwind & The Brasswind and Music123, an Indiana-based direct response retailer of music products. We refer to these businesses as “Woodwind & Brasswind” and “Music123.”

Acquisition by Bain Capital, LLC

On October 9, 2007, Guitar Center merged with an entity substantially owned by affiliates of Bain Capital.  In connection with the merger, Holdings acquired all of the outstanding capital stock of the predecessor for aggregate cash consideration of approximately $1.9 billion. Holdings, which is substantially owned by affiliates of Bain Capital, owns 100% of the stock of Guitar Center.

Purchase accounting

Our consolidated financial statements for the periods following the acquisition vary in important respects from the historical consolidated financial statements for periods prior to the acquisition. We accounted for the acquisition using the purchase method of accounting.  As a result, the purchase price for the Guitar Center business (including estimated transaction expenses) was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the acquisition. The excess of the purchase price over these allocations was assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually.

The allocation of the purchase price of the assets acquired in the acquisition resulted in increased amortization and depreciation expense relating to our intangible assets and operating assets, because we recorded the intangible assets at fair value and adjusted the book value of our tangible assets to fair value. We extended the remaining depreciable lives of our operating assets to reflect the estimated useful lives for purposes of calculating periodic depreciation, and we are amortizing definite-lived intangible assets over their estimated useful lives. We also adjusted the book value of inventory to fair value, which increased the costs and expenses recognized by us upon the sale of this inventory.

Increased leverage

We are highly leveraged and interest expense significantly affects our net income.  Holdings assumed $1,548 million of indebtedness in connection with the acquisition and as of June 30, 2011, Holdings’ aggregate indebtedness was $1,562.5 million.

Our indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities since a substantial portion of our cash flow from operations will be dedicated to the repayment of debt, and this may place us at a competitive disadvantage to some of our competitors that may be less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general. See “Risk Factors—Our and Holdings’ level of indebtedness could adversely affect our and Holdings’ ability to raise capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from fulfilling our obligations under the notes.”

Important factors affecting our operating results and financial condition

We believe that a number of key revenue and cost factors are significant to understanding the operation of our business. Our business also is influenced by general economic and retail industry conditions, as well as trends in the music products industry.

Revenue and cost factors

•                  Guitar Center store growth. A significant factor affecting the operating results of our Guitar Center business is our rate of store growth. We grew quickly during the period between January 1, 2005 and December 31, 2007, with over one-third of our Guitar Center stores being opened or acquired during that period.  The high level of capital expenditures and related working capital requirements we incurred in connection with opening these stores, coupled with the lower sales of these less mature stores, had a negative impact on our short-term operating results.  During the period from January 1, 2008 to December 31, 2010, we did not open any new stores in order to focus on development of our store management and sales force and to allow existing new stores to reach mature sales levels.  Having largely achieved these objectives, we plan to open approximately 10 to 15 new stores per year beginning in 2011.

•                  Store maturity. New stores generally take a number of years to reach what we consider mature sales levels. We generally expect our primary format and secondary format stores to reach mature sales levels in approximately four years and three years, respectively.

•                  New store expenses. The initial capital expenditures we target in opening new stores are approximately $1.3 million for primary format stores and $1.1 million for secondary format stores. In addition, we target initial inventory requirements for new stores at $1.1 million to $1.2 million for primary format stores and $0.9 million to $1.0 million for secondary format stores. We also incur costs to hire and train store personnel and to link our new stores to our distribution and support systems. Outside of opening new stores, our business historically has required relatively low maintenance capital expenditures.

•                  Proprietary products. Our Guitar Center stores’ operating profit is affected by the mix of products we sell. In particular, our average gross selling margin for our proprietary products is significantly higher than for branded products in corresponding categories. Part of our business strategy is to further develop our proprietary products to take advantage of this greater profitability. Our proprietary products sales have grown from 7.4% of our net sales in 2006 to 12.3% of our net sales in 2010. We endeavor to strike a balance between expanding our proprietary products and maintaining good relationships with our vendors who offer competing brand name products.

•                  Online marketing. Our direct response business is primarily focused on online sales of our products, although our catalogs remain an important marketing tool. In addition, our online channels for Guitar Center and Music & Arts are becoming increasingly important sales channels.  We must act quickly to respond to online marketing trends, and we incur significant costs to upgrade our infrastructure to respond to these trends. During 2009 and 2010, we invested significant capital in developing a sophisticated internal search and comparison shopping engine that we believe improved user functionality and enhanced search capability. In 2010 and continuing in 2011, we are developing enhanced capabilities for our Guitar Center online channel to allow our customers more flexibility to purchase products that can be picked up in-store, delivered from retail store locations or shipped directly to the customer.

•                  Music & Arts efficiencies. In recent years, we have focused on improving the operational efficiencies of and reducing working capital requirements of our Music & Arts segment. Among other things, we have reduced selling, general and administrative expenses for this business and made operational changes to achieve better returns on our rental inventory.  We do not expect significant growth in this segment in the near term, but our long-term strategy includes opening new stores and acquiring businesses within this fragmented market and integrating them with our Music & Arts business.

Economic and demographic factors

•                  Discretionary spending. We believe that our Guitar Center customers comprise a mix of professional and aspiring professional musicians, novice musicians and hobbyists.  We believe that professional and aspiring professional musicians view their purchases as a career necessity and these sales are less sensitive to general retail economic trends. However, a significant portion of sales to other customer groups in our Guitar Center and other businesses depends on discretionary spending by consumers. We expect that overall consumer confidence and discretionary spending will continue to have a significant impact on our sales.

•                  Market saturation. From 1997 to 2006, our revenue grew significantly through the addition of new Guitar Center stores and through acquisitions.  As a result, there are fewer remaining unsaturated large population centers in the United States where we could open new primary format stores.  We believe new store growth is likely to include a greater proportion of secondary and tertiary format stores, which typically deliver lower operating margins than our primary format stores.

Restructuring and exit activities

In April 2011, we initiated a restructuring plan to re-align certain management and support functions across the organization.  As part of the restructuring plan, we are relocating the operations of our direct response business located in Medford, Oregon to Southern California early in 2012.  We believe that having these operations at a single location will improve our ability to execute strategic initiatives.  Direct response operations will continue in Medford through the end of 2011.

In connection with this restructuring activity, we are incurring employee termination costs, which include  retention bonuses for personnel in Medford and at our corporate office.  The retention agreements require employees to maintain their employment through pre-determined dates between August 2011 and February 2012. We are accruing these costs over the respective retention periods, which range between 4 and 10 months.  We may adjust the termination cost accrual if the number of employees who voluntarily terminate their employment before the end of the retention period differs from our estimates.  We expect to pay an aggregate of $5.5 million related to employee termination benefits, beginning in August 2011 and continuing through February 2012.  Approximately 93% of the retention payments will be made by the end of 2011, with the remaining payments made in the first quarter of 2012.

During the second quarter of 2011, we also recognized severance expense of $1.3 million under existing employment agreements for executives whose positions were eliminated in the restructuring.

See Note 3 in the combined notes to consolidated financial statements for a summary of accruals, payments and adjustments of accrued employee termination costs.

We are also incurring other transition costs related to this restructuring activity, which include employee relocation assistance, incremental travel expenses, information technology integration and other similar costs.  These costs are expensed as incurred, and we expect to incur these costs through the first quarter of 2012.  We expect the timing of these costs will be similar to that of the employee termination benefit payments.

During the first six months of 2011, we incurred $3.4 million of restructuring charges.  We expect the total expenses related to the restructuring will be between $9 million and $11 million.

Results of operations

The following table sets forth the various components of consolidated statements of operations for the periods indicated, expressed as a percentage of net sales.

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	28.3	29.4	30.1	29.9	30.7
Selling, general and administrative expenses	27.1	27.1	27.2	27.4	28.4
Impairment of goodwill and other intangible assets	10.3	6.7	—	—	—
Operating income (loss)	(9.1)	(4.4)	3.0	2.5	2.3
Interest expense, net of interest income	6.6	6.8	7.2	7.5	8.1
Loss before income taxes	(15.7)	(11.2)	(4.3)	(5.0)	(5.8)
Income tax benefit	(5.9)	(1.7)	(1.4)	(1.7)	(2.0)
Net loss	(9.9)	(9.5)	(2.8)	(3.3)	(3.8)

Segment operating results

Beginning in the first quarter of 2011, we reorganized our operating segments to emphasize a brand reporting structure.  We had previously defined our operating segments by sales or fulfillment channel, whether through our Guitar Center retail stores, internet and catalog direct response business or the rental-focused Music & Arts retail stores. As a result of this change, the Guitar Center segment includes the sales and operating expenses of our Guitar Center online operations as well as our Guitar Center stores. Similarly, the Music & Arts segment includes the sales and operating expenses of our Music & Arts online operations as well as our Music & Arts stores.  We had previously reported the results of our Guitar Center and Music & Arts online operations with the direct response segment.

Six months ended June 30, 2011 compared to the six months ended June 30, 2010

Net sales

Consolidated net sales for the six months ended June 30, 2011 increased 3.5% to $981.9 million, compared to $948.4 million for the same period in 2010.

Net sales from the Guitar Center segment for the six months ended June 30, 2011 totaled $716.3 million, an increase of 4.3% from $687.0 for the same period in 2010.  Five new stores were opened during the first six months of 2011 which contributed $4.8 million in sales.  Comparable retail store sales increased 3.3% and sales from our Guitar Center online operations increased 7.5% compared to the same period in 2010.  The increase in comparable store sales and online sales were primarily due to a 2.5% increase in average ticket and a 1.5% increase in transaction volume.  We believe these increases were primarily the result of marketing initiatives strategically designed to improve in-store sales conversion rates.  Comparable store sales increases were strongest in used and vintage gear and in high-tech gear.  We believe the increases in used and vintage gear sales are partially due to improvements in our multi-channel selling capabilities.

Net sales from direct response for the six months ended June 30, 2011 totaled $183.3 million, an increase of 1.9% from $179.8 million for the same period in 2010.  In the first six months of 2011, gross sales increased $5.0 million compared to the same period in 2010 while shipping and handling revenue decreased $2.1 million. We began offering free shipping on most orders on our Musician’s Friend website in the fourth quarter of 2010 to better compete with other e-commerce retailers.  We believe our free shipping policy has translated to an increase in customer orders compared to the prior year.  Our direct response segment continues to face increasing competition as established online retailers add musical instruments to their product offerings. We expect this competition to affect direct response’s net sales and gross profit for the foreseeable future.

Net sales from Music & Arts for the six months ended June 30, 2011 totaled $82.3 million, an increase of 0.9% from $81.6 million for the same period in 2010.

Gross profit

Consolidated gross profit for the six months ended June 30, 2011 increased 6.5% to $301.7 million, compared to $283.3 for the same period in 2010. Gross profit as a percentage of net sales for the six months ended June 30, 2011 increased to 30.7% from 29.9% for the same period in 2010.

Gross profit margin for our Guitar Center segment was 29.0% for the six months ended June 30, 2011 compared with 28.0% for the same period in 2010.  The increase was primarily due to increased selling margin of 0.5% and lower occupancy costs of 0.5%.  The increase in selling margin was driven by product mix and pricing.  Occupancy costs decreased primarily due to lower depreciation expense, reflecting the slower pace of capital expenditures on store remodels and relocations.

Gross profit margin for direct response was 28.6% for the six months ended June 30, 2011 compared to 28.8% for the same period in 2010. The decrease was primarily due to higher shipping and handling freight costs of 0.2%, due to rising fuel surcharges and the effect of free customer shipping.

Gross profit margin for Music & Arts was 50.6% for the six months ended June 30, 2011 compared to 47.7% for the same period in 2010. The increase was primarily due to higher selling margin of 1.9% and lower shrink expense of 0.8%.  Selling margin on instrument sales and rentals benefited from better pricing from certain key vendors and efficient utilization of rental inventory.  Shrink expense decreased due to operational improvements in inventory control.

Selling, general and administrative expenses

Consolidated selling, general and administrative expenses of Holdings for the six months ended June 30, 2011 increased 7.6% to $279.2 million, compared to $259.5 million for the same period in 2010.  The consolidated increase in selling, general and administrative expenses includes a loss of $4.6 million recognized in 2011 upon initiating a plan to sell our corporate aircraft and corporate restructuring charges of $1.5 million, primarily severance expense, that were not allocated to our business segments. As a percentage of net sales, consolidated selling, general and administrative expenses for the six months ended June 30, 2011 increased to 28.4% from 27.4% for the same period in 2010.

Consolidated selling, general and administrative expenses of Guitar Center for the six months ended June 30, 2011 were $279.0 million, compared to $259.5 million for the same period in 2010.  The difference between Holdings and Guitar Center selling, general and administrative expenses relates to $0.3 million of debt modification expenses incurred by Holdings.

Selling, general and administrative expenses for the Guitar Center segment for the six months ended June 30, 2011 were 24.0% of segment net sales compared to 24.3% for the same period in 2010. The decrease was primarily due to lower taxes and licenses expense of 0.2% due to final settlement of a sales tax audit during the first quarter of 2010.

Selling, general and administrative expenses for direct response for the six months ended June 30, 2011 were 30.1% of segment net sales compared to 27.1% for the same period in 2010. The increase was primarily due to higher advertising expense of 1.1%, higher compensation expense of 1.1% and higher depreciation and amortization expense of 0.6%.  Advertising expense increased primarily due to greater use of pay-per-click and digital advertising tactics compared to the prior year period.  The increase in compensation expense is primarily due to employee termination benefits related to relocating our direct response operations.  The increase in depreciation and amortization expense was due to upgrades to our e-commerce platforms.

Selling, general and administrative expenses for Music & Arts for the six months ended June 30, 2011 were 40.0% of segment net sales compared to 39.1% for the same period in 2010.  The increase was primarily due to higher advertising expense of 0.6%.

Operating income (Holdings)

Consolidated operating income for the six months ended June 30, 2011 decreased 5.9% to $22.4 million, compared to $23.8 million for the same period in 2010. As a percentage of net sales, consolidated operating income for the six months ended June 30, 2011 decreased to 2.3%, compared to 2.5% for the same period in 2010.

Operating income (Guitar Center)

Consolidated operating income for the six months ended June 30, 2011 decreased 4.6% to $22.7 million, compared to $23.8 million for the same period in 2010. As a percentage of net sales, consolidated operating income for the six months ended June 30, 2011 decreased to 2.3%, compared to 2.5% for the same period in 2010.

Interest expense (Holdings)

Net interest expense for Holdings for the six months ended June 30, 2011 increased 10.6% to $79.1 million, compared to $71.5 million for the same period in 2010.  The increase was due to higher interest expense of $4.0 million on our old senior PIK notes and higher interest expense of $3.6 million on our term loan.  Interest expense on the old senior PIK notes increased due to the addition of accrued interest to the outstanding principal.  Accrued interest payable on the old senior PIK notes from April 2008 to October 2010 was permitted to be deferred and added to the outstanding principal balance. We elected to defer the interest payments and increase the principal balance on the old senior PIK notes for each of those periods.  Interest expense on the term loan increased due to the amendment and extension of the term loan facility completed during the first quarter of 2011, increasing the pricing margin over LIBOR from 350 basis points to 525 basis points on the extended principal balance.

Interest expense (Guitar Center)

Net interest expense for Guitar Center for the six months ended June 30, 2011 increased 10.1% to $39.1 million, compared to $35.5 million for the same period in 2010.  The increase was primarily due to the amendment and extension of the term loan facility completed during the first quarter of 2011, increasing the pricing margin over LIBOR from 350 basis points to 525 basis points on the extended principal balance.

Income tax benefit (Holdings)

Income tax benefit for the six months ended June 30, 2011 was $19.3 million, compared to $16.6 million for the same period in 2010. The effective tax rate for the first six months of 2011 was 34.0% compared to 34.7% in the prior year period. The effective rate was lower for the first six months of 2011 due to a decrease in the reserve for uncertain income tax positions and a decrease in our effective state income tax rate.

Income tax benefit (Guitar Center)

Income tax benefit for the six months ended June 30, 2011 was $5.8 million, compared to $4.2 million for the same period in 2010. The effective tax rate was 35.4% for both periods.

Fiscal 2010 compared to fiscal 2009

Net sales

Consolidated net sales for 2010 increased 0.3% to $2,011 million, compared to $2,004 million in 2009.

Net sales from our Guitar Center segment in 2010 totaled $1,445 million, a 0.7% increase from $1,435 million in 2009.  Our Guitar Center online sales increased $11.7 million compared to 2009, reflecting our efforts to leverage the existing retail store customer base.  Comparable store sales decreased 0.1%, or $1.6 million, primarily due to a 1% decrease in transaction volume.  We believe the decrease was the result of a weak economic environment for specialty retailers and partially due to reduced advertising and promotional activity in 2010 compared to 2009. We did not open any new stores during 2010.

Net sales from direct response in 2010 totaled $390.4 million, a 0.8% decrease from $393.7 million in 2009. The decrease primarily reflects the impact of increased e-commerce competition, particularly in the form of free shipping offered by other e-commerce merchants and established online retailers adding musical instruments to their product offerings. We expect this competition to affect the direct response segment’s net sales and gross margin for the foreseeable future.

Net sales from Music & Arts in 2010 totaled $175.7 million, a 0.1% decrease from $175.9 million in 2009.

Gross profit

Consolidated gross profit for 2010 increased 2.8% to $605.9 million, compared to $589.4 million for 2009. Consolidated gross profit as a percentage of net sales for 2010 increased to 30.1% from 29.4% in 2009.

Gross profit margin for our Guitar Center segment was 28.8% in 2010 compared with 27.8% in 2009.  The increase in gross profit was primarily due to higher selling margin of 0.6% and lower occupancy costs of 0.5%.  Selling margin benefited from product mix and increased sales penetration on our proprietary brands.  Occupancy costs were lower primarily due to decreased depreciation and amortization expense on store assets, reflecting the slower pace of capital spending on store refurbishment and relocations compared to earlier years.

Gross profit margin for direct response was 28.1% in 2010 compared with 28.5% in 2009.  The decrease was primarily due to higher shrink expense of 0.6% and lower gift card breakage of 0.3%, partially offset by improved selling margin of 0.3%.  Shrink expense was higher due to increased volume of replacement merchandise shipped to customers. The decrease in gift card breakage reflects current trends in our gift card redemption patterns.

Gross profit margin for Music & Arts was 45.6% in 2010 compared with 44.3% in 2009.  The increase was due to higher selling margin of 1.5% and reduced shrink expense of 0.6%, partially offset by higher freight expense of 0.7%.  Selling margin benefited from a reduction in rental inventory purchases by moving owned inventory among locations to meet demand.  This strategy also contributed to the increase in freight expense.  Shrink expense decreased due to better recovery rates for rental instruments on delinquent accounts.

Selling, general and administrative expenses

Consolidated selling, general and administrative expenses for 2010 increased 0.4% to $546.1 million, compared to $543.8 million for 2009. As a percentage of net sales, selling, general and administrative expenses for 2010 increased to 27.2% from 27.1% in 2009. Selling, general and administrative expenses were affected by higher compensation expense of 0.5%, in part resulting from severance expense recognized upon the retirement of a key executive in November 2010.  The increase in compensation expense was partially offset by lower amortization expense of 0.4% on our customer relationship intangible assets.

Selling, general and administrative expenses for our Guitar Center segment in 2010 were 24.1% of net sales compared to 24.2% in 2009. The decrease was primarily due to lower advertising expense of 0.2% and lower taxes and licenses expense of 0.2%, partially offset by higher compensation expense of 0.3%.  Compensation expense increased due to the combination of higher bonus expense and the deleveraging effect of lower net sales.

Selling, general and administrative expenses for direct response were 27.1% of sales in 2010 compared to 28.3% in 2009. The decrease was primarily due to lower compensation expense of 0.8% and lower depreciation and amortization expense of 0.6%, partially offset by higher advertising expense of 0.5%.  Compensation expense was lower due to labor efficiencies achieved in our order processing centers.  The decrease in depreciation and amortization is primarily from lower amortization expense on our customer relationship intangible assets.  We use an accelerated method of amortization on our customer relationship intangible assets based on expected customer attrition rates, which results in decreasing amortization expense.

Selling, general and administrative expenses for Music & Arts were 39.0% of net sales in 2010 compared to 37.9% in 2009.  The increase was primarily due to higher compensation expense of 0.8% and higher group medical costs of 0.4%.  Compensation expense was higher primarily due to additional retail staff added during the second half of 2010 at temporary locations to increase back-to-school and holiday season sales.  Group medical expense was higher due to increased claims costs on our self-insured medical plan.

Operating income (loss)

Consolidated operating income for 2010 increased 168.0% to $59.7 million, compared to a $87.9 million operating loss in 2009. As a percentage of net sales, consolidated operating income for 2010 increased to 3.0%, compared to a loss of 4.4% in 2009.  The improvement in operating income was primarily the result of impairment charges of $133.5 million in 2009 on goodwill and trademark intangible assets and the increase in gross profit in 2010 compared to 2009.

Interest expense (Holdings)

Net interest expense for Holdings for 2010 increased 6.0% to $145.2 million, compared to $137.0 million in 2009. The increase was due to accrued interest added to the outstanding principal on our old senior PIK notes.  In accordance with the old senior PIK notes, accrued interest payable semi-annually from April 2008 to October 2010 was permitted to be deferred and added to the outstanding principal balance. We elected to defer the interest payment and increase the principal balance on the old senior PIK notes for each of those periods. Higher interest expense on the old senior PIK notes was partially offset by lower interest expense in 2010 on our floating-rate term loan resulting from principal payments of $20.1 million in 2010 and lower interest rates.

Interest expense (Guitar Center)

Net interest expense for Guitar Center for 2010 decreased 1.7% to $70.8 million, compared to $72.0 million in 2009, primarily due to the decrease in the LIBOR index rate on our floating-rate term loan.

Income tax benefit (Holdings)

Income tax benefit for Holdings for 2010 was $29.1 million, compared to $35.1 million in 2009. The effective tax rate for 2010 was 34.1% compared to 15.6% in 2009. The effective rate was lower in 2009 due to impairment charges for goodwill that are not recognized for income tax purposes.

Income tax benefit (Guitar Center)

Income tax benefit for Guitar Center for 2010 was $2.3 million, compared to $12.3 million in 2009. The effective tax rate for 2010 was 20.3% compared to 7.7% in 2009. The effective rate was lower in 2009 due to impairment charges for goodwill that are not recognized for income tax purposes.

Fiscal 2009 compared to fiscal 2008

Net sales

Consolidated net sales for 2009 decreased 10.1% to $2,004 million, compared to $2,229 million in 2008.  Net sales was primarily affected by the economic downturn that began in 2008.

Net sales from our Guitar Center segment for 2009 totaled $1,435 million, a 10.7% decrease from $1,606 million in 2008.  The decrease was primarily related to the economic downturn that began to affect us during the second half of 2008, and was primarily seen in our retail store locations, with a 11.9% comparable stores sales decrease compared to 2008.  However, sales from our Guitar Center online operations increased 22.7%, from $55.4 million in 2008 to $67.9 million in 2009.  This increase in e-commerce sales reflects our successful efforts to leverage the existing Guitar Center retail customer base and the benefit of the broader online product assortment. We did not open any new Guitar Center stores during 2009.

Net sales from direct response for 2009 totaled $393.7 million, a 11.8% decrease from $446.2 million in 2008.  Direct response sales decreased at our core brands, primarily due to the economic downturn that began to affect us in the third quarter of 2008 and increasing competition and expanded free shipping programs at our competitors.

Net sales from Music & Arts for 2009 totaled $175.9 million compared to $176.0 million in 2008.

Gross profit

Consolidated gross profit for 2009 decreased 6.6% to $589.4 million, compared to $631.0 million for 2008. Consolidated gross profit as a percentage of net sales for 2009 increased to 29.4% from 28.4% in 2008.

Gross profit margin for our Guitar Center segment was 27.8% in 2009 compared to 26.9% in 2008. The increase was primarily due to higher selling margin of 0.6% and smaller decreases of 0.1% in shrink and freight expense.  Selling margin benefited from increased sales penetration of our proprietary brands and discount management policies at our retail stores.

Gross profit margin for direct response was 28.5% in 2009 compared to 28.6% in 2008.  The decrease was due to lower selling margin of 0.8%, partially offset by lower freight expense of 0.3% and higher gift card breakage of 0.3%.  Selling margin was primarily affected by competition. Freight expense decreased as a result of packaging efficiency,  lower costs on outbound shipments and reduced fuel surcharges.  Gift card breakage increased due to a determination that the likelihood of redemptions for aging outstanding cards was remote.

Gross profit margin for Music & Arts was 44.3% in 2009 compared to 40.0% in 2008. The increase was due to higher selling margin of 2.8%, lower obsolescence markdowns of 1.1% and lower shrink expense of 0.4%.  Selling margin benefited from product mix, with a greater proportion of rental sales.  Obsolescence markdowns were lower due to our converting obsolete or non-preferred brand merchandise into rental inventory. Shrink expense decreased as a result of inventory control improvements.

Selling, general and administrative expenses

Consolidated selling, general and administrative expenses for 2009 decreased 10.0% to $543.8 million, compared to $603.9 million for 2008. As a percentage of net sales, selling, general and administrative expenses for 2009 were 27.1%, consistent with 2008.  Amortization expense on our customer relationship intangible assets was 0.3% lower as a percentage of net sales.  Compensation expense was lower in 2009 compared to 2008, but 0.3% higher as a percentage of net sales due to the deleveraging effect of lower net sales.  Taxes and licenses were 0.3% higher as a percentage of net sales due to increased reserves for sales tax assessments.

Selling, general and administrative expenses for our Guitar Center segment were 24.2% of net sales in 2009 compared to 23.3% in 2008.  The increase was primarily due to higher compensation expenses of 0.7% and higher taxes and licenses expense of 0.4%, partially offset by lower advertising expense of 0.4%.  Compensation expense was lower in 2009 due to a headcount reduction completed in the fourth quarter of 2008. However, as a percentage of sales, compensation expense increased due to the deleveraging effect of lower net sales. Taxes and licenses expense increased due to an audit assessment on prior years’ sales tax collections. Advertising expense was lower primarily due to reduced quantities and lower per-unit costs for direct mail advertising.

Selling, general and administrative expenses for direct response were 28.3% of net sales in 2009 compared to 30.3% in 2008. The decrease was primarily due to lower compensation expense of 1.4% and lower amortization expense on intangible assets of 0.8%, partially offset by higher advertising expense of 0.3%.  Compensation expense decreased due to a headcount reduction in the fourth quarter of 2008. Amortization expense was lower on our customer relationship intangible assets. We use an accelerated method of amortization on our customer relationship intangible assets based on expected customer attrition rates, which results in decreasing amortization expense. Advertising expense was lower in 2009 compared to 2008, primarily due to reduced catalog page counts and circulation, but higher as a percentage of net sales due to the decrease in sales.

Selling, general and administrative expenses for Music & Arts were 37.9% of net sales in 2009 compared to 40.4% in 2008.  The decrease was primarily due to lower depreciation and amortization expense of 1.5%, lower compensation and contract labor expenses of 0.6% and lower bad debt expense of 0.3%.  Amortization expense decreased due to the expiration of three non-compete agreements from business acquisitions.  Compensation expense was lower primarily due to reduced headcount.  Bad debt expense decreased due to better collection and recovery rates.

Operating loss

Consolidated operating loss for 2009 decreased 56.5% to $87.9 million, compared to a $202.2 million operating loss in 2008. As a percentage of net sales, consolidated operating loss for 2009 decreased to 4.4%, compared to an operating loss of 9.1% in 2008.  The decrease in operating loss was primarily the result of impairment charges of $229.3 million in 2008, compared to impairment charges of $133.5 million in 2009, on trademark intangible assets and goodwill and the decrease in selling, general and administrative expenses.

Interest expense (Holdings)

Net interest expense for Holdings for 2009 decreased 7.5% to $137.0 million, compared to $148.1 million in 2008.  The decrease was primarily due to lower interest expense of $17.5 million on our floating-rate term loan as a result of lower interest rates and $2.4 million as a result of decreased usage of our asset-based revolving credit facility.  These reductions were partially offset by increased interest expense of $8.2 million on our old senior PIK notes.  In accordance with the old senior PIK notes, accrued interest payable semi-annually from April 2008 to October 2010 was permitted to be deferred and added to the outstanding principal balance. We elected to defer interest payment and increase the principal balance for each of those periods, resulting in higher interest expense in 2009 as compared to 2008.

Interest expense (Guitar Center)

Net interest expense for Guitar Center for 2009 decreased 21.1% to $72.0 million, compared to $91.3 million in 2008, primarily due to declines in the LIBOR index rate on our floating-rate term loan.  In 2009 we paid a weighted-average rate of 3.9%, compared to 6.4% in 2008.

Income tax benefit (Holdings)

Income tax benefit for 2009 was $35.1 million, compared to $130.6 million in 2008. The effective tax rate for 2009 was 15.6% compared to 37.3% in 2008.  The effective rate was lower in 2009 due to impairment charges for goodwill that are not recognized for income tax purposes.

Income tax benefit (Guitar Center)

Income tax benefit for 2009 was $12.3 million, compared to $108.0 million in 2008. The effective tax rate for 2009 was 7.7% compared to 36.8% in 2008.  The effective rate was lower in 2009 due to impairment charges for goodwill that are not recognized for income tax purposes.

Liquidity and capital resources

Our principal sources of cash are cash generated from operating activities and available borrowing capacity under our asset-based revolving credit facility.  Our asset-based revolving credit facility provides senior secured financing of up to $373 million, subject to a borrowing base.  As of June 30, 2011, the borrowing base was $279.5 million, which supported $7.4 million of outstanding letters of credit and $272.1 million of availability.

Our principal uses of cash have included capital expenditures, the financing of working capital and payments on our indebtedness.

Holdings’ business activities consist solely of debt and equity financing related to its ownership of Guitar Center, and consequently Holdings does not generate cash flows other than amounts distributed to it by Guitar Center.  Holdings is dependent on distributions received from Guitar Center to meet its debt service obligations on the senior PIK note. The senior PIK note is not guaranteed by any of Holdings’ subsidiaries.

Cash flows

Operating activities

Holdings’ net cash used in operating activities was $59.4 million for the six months ended June 30, 2011, compared to net cash provided by operating activities of $55.7 million for the same period in 2010. The primary use of cash during the six months ended June 30, 2011 was an increase in merchandise inventories of $51.2 million, due to a planned increase in purchasing to support new store growth, increase proprietary inventory levels and to take advantage of favorable vendor pricing. In the first six months of 2011, we made an interest payment of $39.8 million on the old senior PIK notes that was not required in 2010.  Semi-annual interest payments due between April 2008 and October 2010 on the old senior PIK notes were paid by increasing the principal amount of the notes for the entire amount of the interest payment.  We expect interest payments on the senior PIK notes to be a significant use of operating cash until the notes’ maturity in 2018.  The primary sources of cash during the six months ended June 30, 2010 were net income and efficient management of working capital, including accounts payable.

Guitar Center’s net cash used in operating activities was $19.4 million for the six months ended June 30, 2011, compared to net cash provided by operating activities of $55.7 million for the same period in 2010. The operating cash flow difference between Holdings and Guitar Center represents payment of interest on Holdings’ long-term debt.

Holdings’ and Guitar Center’s net cash provided by operating activities was $143.4 million in 2010, compared to $162.4 million in 2009.  The decrease is primarily related to investments in working capital.  In 2009, we reduced inventory levels in used and discontinued merchandise in an effort to maintain efficient working capital.  In 2010, cash flows related to inventory purchasing had returned to normal replenishment levels.

Holdings’ and Guitar Center’s net cash provided by operating activities was $162.4 million in 2009, compared to $123.4 in 2008.  The increase is primarily the result of reduced inventory purchasing in response to the decline in sales during the year.

Investing activities

Holdings’ and Guitar Center’s cash used in investing activities was $21.6 million for the six months ended June 30, 2011, compared to $19.8 million for the same period in 2010.  Substantially all cash used in investing activities represents capital expenditures.  Capital expenditures for the six months ended June 30, 2011 included approximately $8.6 million in information technology development and purchases and $6.5 million related to new Guitar Center stores. Capital expenditures for the six months ended June 30, 2010 included approximately $16.5 million in information technology development and purchases.

Holdings’ and Guitar Center’s cash used in investing activities was $47.9 million in 2010, $45.2 million in 2009 and $42.1 million in 2008.  During each of these years, we continued to invest in our stores and in our e-commerce infrastructure to support the long-term growth of the company.  We began opening new Guitar Center stores in 2011, and we expect to open approximately 10 to 15 stores per year, which is likely to increase our capital expenditures as well as working capital needs.

Financing activities

Holdings’ cash used in financing activities was $8.7 million for the six months ended June 30, 2011, compared to $20.4 million in the same period in 2010.  Cash used in financing activities in 2011 was primarily related to the payment of fees to our lenders in connection with an amendment of the terms and extension of maturity dates for our long-term debt.  In 2010, we made a prepayment of principal of $20.1 million on our term loan facility relating to excess 2009 cash flow.  A similar prepayment was not required in 2011 for excess 2010 cash flow.

Guitar Center’s cash used in financing activities was $48.7 million for the six months ended June 30, 2011, compared to $20.4 million for the same period in 2010.  In 2011, Guitar Center made distributions to Holdings of $41.2 million, primarily for payment of interest on the old senior PIK notes.  In 2010, we made a prepayment of principal of $20.1 million on our term loan facility relating to excess 2009 cash flow.  A similar prepayment was not required in 2011 for excess 2010 cash flow.

Holdings’ and Guitar Center’s cash used in financing activities in 2010 was $21.5 million, compared to $12.7 million in 2009.  In 2010, we made a mandatory prepayment of principal of $20.1 million and $4.5 million in 2009.  The prepayment reduces our obligation to make quarterly principal payments to the extent that the prepayment exceeds the scheduled principal payments.  Future prepayments may be required depending upon our operating cash flows from year to year.

Holdings’ and Guitar Center’s cash used in financing activities in 2009 was $12.7 million, compared to $78.4 million in 2008.  In the first quarter of 2009 and during 2008 we paid down the outstanding principal balance on our revolving asset-based facility.  During 2010 and 2009, cash provided by our operating cash flows were sufficient for our operating and debt service requirements and we did not draw upon the asset-based facility.

Capital expenditures

We opened five stores during the first six months of 2011, comprised of three primary format locations, one secondary format location and one tertiary format location.  We intend to open new stores at a rate of 10 to 15 stores per year.  We expect the new stores will be a combination of store formats. New stores generally take a number of years to reach what we consider mature sales levels. We generally expect our primary format stores to reach mature sales levels in approximately four years and our secondary format stores in three years.

We did not open any new stores between 2008 and 2010.

Historically, our cost of capital improvements for Guitar Center stores has been approximately $1.2 million for a primary market store and $0.9 million for a secondary market store.  These costs generally consist of leasehold improvements, fixtures and equipment. We expect that our costs for capital improvements for stores opened in 2011 will be approximately $1.3 million for primary format stores and $1.1 million for secondary format stores.  Additionally, our new primary stores generally require between $1.1 million and $1.2 million of gross inventory and secondary stores require between $0.9 million to $1.0 million of gross inventory upon store opening.

For 2011, we expect our capital expenditures to be approximately $53.0 million. This amount primarily is comprised of approximately $28.0 million investment in information technology, $18.0 million in build-out, renovation and relocation costs for new and existing Guitar Center stores and $7.0 million of other capital expenditures.

Prospective cash flows

We expect our primary sources of liquidity will be cash flow generated from operations and the availability of funds under our asset-based revolving credit facility. As of June 30, 2011, the borrowing base was $279.5 million, which supported $7.4 million of outstanding letters of credit and $272.1 million of availability. We expect that our primary liquidity requirements will be for debt service, working capital and capital expenditures.

Given that our primary source of liquidity is cash flows generated from operating activities, our liquidity has been and will continue to be affected by general economic conditions in the United States, particularly with respect to discretionary consumer spending in the retail sector and our ability to generate sales revenue. If we do not have sufficient cash flows from operating activities, we may be required to limit our retail store growth strategy.  Additionally, we may be unable to meet our debt service requirements, which would have a material adverse impact on our business and operations.  We cannot be assured that any replacement borrowing or equity financing could be successfully completed on terms similar to our current financing agreements, or at all.

Debt

Our outstanding long-term debt as of June 30, 2011 consisted of a senior secured term loan, the senior notes and the senior PIK notes.  The aggregate outstanding principal balance on this debt as of June 30, 2011 was $1,561 million.  We expect interest payments on our long-term debt will be between $148 million and $157 million per year through 2016 and $143 million for years thereafter.

The majority of scheduled maturities of our long-term debt occur in 2017 and 2018, with total maturities of $1,528 million in those years.  Scheduled maturities and principal payments for the years 2011 through 2016 total $33.2 million.  Our long-term debt agreements include restrictive covenants that could require early payment in the event of default. The payment terms, interest rates, fees and covenants associated with these debts are described in greater detail in the notes to the consolidated financial statements included in this registration statement.

We have an asset-based revolving credit facility that has a maximum borrowing amount of $373 million, subject to a borrowing base which is calculated monthly based on specified percentages of the value of eligible inventory, credit card receivables and trade receivables.  As of June 30, 2011, we had no outstanding principal balance on the asset-based credit facility.

We believe that the asset-based revolving credit facility, our cash and cash equivalents and funds generated from operations will be adequate to fund debt service requirements, capital expenditures and working capital requirements for the next 12 months. Over the longer term, we expect that operating cash flows from our existing businesses will continue to be adequate to fund capital expenditures and working capital requirements.  We plan to expand our retail store presence and increase our market share in e-commerce, increasing the operating cash flows from our existing businesses to fund debt service requirements. Our ability to continue to fund these items and continue to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors and the cost of litigation claims, among other factors.

As of June 30, 2011, we were in compliance with our debt covenants. Under the Term Loan credit agreement, we were required to have a consolidated secured net leverage ratio as of June 30, 2011 that does not exceed 3.5x.  As of June 30, 2011, our consolidated secured net leverage ratio was 2.8x.

We also believe that our current financial position and financing plans will provide flexibility in financing activities and permit us to respond to changing conditions in credit markets. However, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to use under our asset-based revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We also may need to incur additional indebtedness to finance any future acquisitions.

A summary of the material terms of our term loan credit facility, asset-based revolving credit facility, senior notes and senior PIK notes are described below.  For additional information, see “Description of Certain Other Indebtedness,” “Description of Senior Exchange Notes” and “Description of Senior PIK Exchange Notes.”

Senior Secured Term Loan Credit Facility

On October 9, 2007, we entered into a senior secured term loan credit facility.  The term loan facility was amended as of March 2, 2011.

The term loan facility matures on April 9, 2017 for term loans that were extended pursuant to the amendment in March 2011, and October 9, 2014 for term loans that were not extended at that time.  As of June 30, 2011, the term loan facility consisted of approximately $613.8 million of extended term loans and $8.0 million of non-extended term loans. The term loan facility permits extensions to the maturity of the term loans and modifications to their terms so long as certain conditions are satisfied.

The borrower under the term loan facility is Guitar Center. All obligations under the term loan facility are unconditionally guaranteed by our primary subsidiaries. The collateral for borrowings under the term loan facility consists of a second-priority security interest in our asset-based facility collateral, which includes all accounts receivable arising from the sale of inventory and other goods and services, inventory, cash, deposit accounts and, in each case, proceeds thereof.  The collateral also includes a first-priority security interest in all of the capital stock in subsidiaries held by Holdings, Guitar Center and the guarantors, substantially all plant, material owned real property and equipment of Guitar Center and the guarantors and substantially all other personal property of Guitar Center and the guarantors other than the asset-based facility collateral, including patents, copyrights, trademarks, other general intangibles and proceeds of the foregoing.

At our option, loans under the term loan facility may be maintained from time to time as “prime rate” loans or “LIBO rate” loans.  Prime rate loans bear interest at the applicable margin (as defined below) in excess of (1) the highest of the variable annual rate of interest determined by JPMorgan Chase Bank, N.A. as its “prime rate,” (2) 1/2 of 1.00% per annum in excess of the federal funds rate or (3) a LIBO Rate applicable to an interest period of one month (or, if higher, and only in the case of extended term loans, three months) on such day plus 1.00% per annum.  LIBO rate loans bear interest at the applicable margin in excess of a LIBO Rate. The “applicable margin” means a percentage per annum equal to, in the case of any (1) non-extended term loan that is a prime rate loan, 2.50%, (2) non-extended term loan that is a LIBO rate loan, 3.50%, (3) extended term loan that is a prime rate loan, 4.25% and (4) extended term loan that is a LIBO rate loan, 5.25%.

Once repaid, no amounts under the term loans may be re-borrowed.

The term loan facility provides for incremental term loan facilities in an aggregate principal amount of $50.0 million plus the amount available such that the consolidated secured net leverage ratio is less than or equal to 2.75:1.00 on a pro forma basis after giving effect to the incremental indebtedness, provided that each incremental term loan facility shall be no less than $10.0 million (unless such lesser amount represents all remaining availability under the incremental term loan facilities) and no default or event of default shall exist or arise from the incremental facility.

The term loan facility requires us to comply with customary affirmative and negative covenants.  It also requires us to comply with financial covenants, including covenants with respect to our consolidated secured net leverage ratio.  The consolidated secured net leverage ratio covenant becomes more restrictive over time.  For more information on the covenants in the term loan facility, see “Description of Certain Other Indebtedness—Senior Secured Term Loan Credit Facility—Covenants.”

Asset-Based Revolving Credit Facility

On October 9, 2007, Guitar Center, as lead borrower, entered into a senior secured asset-based loan facility.  The asset-based facility was amended on March 2, 2011.

The asset-based facility matures on February 9, 2016 for the portion that was extended pursuant to the amendment in March 2011, and October 9, 2013 for the portion that was not extended. However, if the stated maturity date of any term loans under the term loan facility, or permitted indebtedness that replaces or refinances those term loans, is prior to April 10, 2016, then the maturity date for the extended portion of the facility will be 91 days prior to the earliest stated maturity date of the non-extended term loans. As of June 30, 2011, the asset-based facility consisted of a $253.0 million extended revolving credit facility and a $120.0 million non-extended revolving credit facility, including a $25.0 million swing line sub-facility and a $100.0 million letter of credit sub-facility.  There were no outstanding borrowings under the asset-based facility as of June 30, 2011.

Borrowers under the asset-based facility include Guitar Center, Guitar Center Stores, Inc. and Musician’s Friend, Inc. All obligations under the asset-based facility are unconditionally guaranteed by our primary subsidiaries. The collateral for borrowings under the asset-based facility consists of a first-priority security interest in the asset-based collateral and a second-priority security interest in the term loan collateral.

At our option, loans under the asset-based facility may be maintained from time to time as prime rate loans or LIBO rate loans.  Prime rate loans bear interest at the applicable margin (as defined below) in excess of the highest of (1) the variable annual rate of interest determined by JPMorgan Chase Bank, N.A. as its “prime rate,” (2) 1/2 of 1.00% per annum in excess of the federal funds rate and (3) a LIBO Rate applicable to an interest period of one month on such day plus 1.00% per annum.  LIBO rate loans bear interest at the applicable margin in excess of a LIBO Rate which is adjusted for maximum reserves. The “applicable margin” is defined to mean a percentage per annum based on our average daily excess availability.  If our average daily excess availability is greater than $250.0 million, the applicable margin is equal to, in the case of any (1) non-extended asset-based loan that is a prime rate loan, 0.00%, (2) non-extended asset-based loan that is a LIBO rate loan, 1.25%, (3) extended asset-based loan that is a prime rate loan, 1.75% and (4) extended asset-based loan that is a LIBO rate loan, 2.75%.  If our average daily excess availability is greater than $125.0 million but less than or equal to $250.0 million, the applicable margin is equal to, in the case of any (1) non-extended asset-based loan that is a prime rate loan, 0.25%, (2) non-extended asset-based loan that is a LIBO rate loan, 1.50%, (3) extended asset-based loan that is a prime rate loan, 2.00% and (4) extended asset-based loan that is a LIBO rate loan, 3.00%. If our average daily excess availability is less than or equal to $125.0 million, the applicable margin is equal to, in the case of any (1) non-extended asset-based loan that is a prime rate loan, 0.50%, (2) non-extended asset-based loan that is a LIBO rate loan, 1.75%, (3) extended asset-based loan that is a prime rate loan, 2.25% and (4) extended asset-based loan that is a LIBO rate loan, 3.25%.

The borrowers pay the administrative agent, for the account of the non-extended asset-based facility lenders, an aggregate fee at a rate per annum equal to 0.25% per annum of the average daily balance of the unused commitments under the non-extended portion of the facility quarterly in arrears. This fee is 0.50% per annum of the average daily balance of the unused commitments under the extended portion of the facility for the extended asset-based facility lenders.

Revolving loans may be borrowed, repaid and re-borrowed at any time to fund our working capital needs and for other general corporate purposes.  The asset-based facility provides for incremental revolving credit facilities to increase the aggregate of the then outstanding extended commitments in an aggregate principal amount of $75.0 million, plus an amount equal to the aggregate amount of the terminated non-extended commitments.

The asset-based facility requires us to comply with customary affirmative and negative and financial covenants.  It also requires us to comply with financial covenants which require us to maintain our consolidated fixed charge coverage ratio as of the last day of each fiscal quarter of at least 1.00 to 1.00.  For more information on the covenants in the asset-based facility, see “Description of Certain Other Indebtedness—Senior Secured ABL Credit Facility—Covenants.”

Notes

On August 7, 2008, we issued $375,000,000 of the senior notes and Holdings issued $401,758,428 of the senior PIK notes.  The terms of the senior notes and senior PIK notes, including the maturity dates, were amended on March 2, 2011.  As of June 30, 2011, we and Holdings, respectively, had outstanding $375,000,000 in aggregate principal amount of senior notes and $564,672,894 in aggregate principal amount of senior PIK notes.

The senior notes mature on October 15, 2017 and the senior PIK notes mature on April 15, 2018.  Interest on the senior notes accrues at a rate of 11.50% per annum, payable semi-annually in cash in arrears on April 15 and October 15 of each year.  Interest on the senior PIK notes accrues at a rate of 14.09% per annum, payable semi-annually in arrears on April 15 and October 15 of each year.  Until and through October 15, 2010, Holdings paid interest on the senior PIK notes by increasing the principal amount of such notes for the entire amount of the interest payment.

The senior notes are guaranteed on an unsecured senior basis by each of our subsidiaries that is a guarantor under our senior secured credit facilities described above.  The senior PIK notes are not guaranteed by us or any of our subsidiaries.

The indentures governing the notes contain covenants limiting, among other things, our and Holdings’ ability and the ability of restricted subsidiaries to: (1) incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock; (2) pay dividends or make distributions to our stockholders; (3) repurchase or redeem capital stock or subordinated indebtedness; (4) make investments or acquisitions; (5) incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us; (6) enter into transactions with affiliates; (7) create liens; (8) merge or consolidate with other companies or transfer all or substantially all of our assets; (9) transfer or sell assets, including capital stock of subsidiaries; and (10) prepay, redeem or repurchase debt that is junior in right of payment to the notes.

We may redeem some or all of the senior notes at any time on or after October 15, 2013 at 100% of the principal amount of senior notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption.

Holdings may redeem some or all of the senior PIK notes at any time on or after October 15, 2013 at the redemption prices (expressed as percentages of principal amount of senior PIK notes to be redeemed) set forth below, together with accrued and unpaid interest, if any, to the date of redemption:

Period	Percentage
October 15, 2013 - October 14, 2014	101.7613%
October 15, 2014 and thereafter	100.000%

We and Holdings, respectively, also may redeem some or all of the respective notes at any time prior to October 15, 2013, in each case, at a price equal to 100% of the principal amount of the notes to be redeemed plus a “make whole” premium and accrued and unpaid interest, if any, to the date of redemption.

If we or Holdings, as applicable, experiences a change of control, we or Holdings, as applicable, will be required to make an offer to purchase the senior notes or senior PIK notes, as applicable, at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.  In addition, certain asset dispositions are triggering events which may require us or Holdings to use the proceeds from those asset dispositions to make an offer to purchase the senior notes or senior PIK notes, as applicable, at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

If the senior PIK notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code at the end of the first accrual period ending after the fifth anniversary of November 28, 2007, Holdings will be required to redeem for cash a portion of each senior PIK note then outstanding equal to the “mandatory principal redemption amount.” The redemption price for the portion of each senior PIK note redeemed will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “mandatory principal redemption amount” means the portion of a senior PIK note required to be redeemed to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code.  As of December 31, 2010, payment-in-kind interest of $189.7 million had been added to the initial principal balance senior PIK notes, and we estimate that the payment would be the total accrued payment-in-kind amount as of the payment date, less the first annual payment-in-kind amount of $55 million. See the notes to our consolidated financial statements for more detail on this payment.

The indentures governing the notes contain customary events of default, including, but not limited to, cross-defaults among other debt agreements.  An event of default, if not cured, could cause cross-default causing substantially all of our indebtedness to become due.

Certain dividend restrictions

The guarantors under the term loan facility, the asset-based facility and the senior notes are generally not restricted in their ability to dividend or otherwise distribute funds to Guitar Center except for restrictions imposed under applicable state corporate law.  However, Guitar Center is limited in its ability to pay dividends or otherwise make distributions to Holdings under the term loan facility, the asset-based facility and the indenture governing the senior notes.  Specifically, the term loan facility and the asset-based facility each prohibits Guitar Center from making any distributions to Holdings except for limited purposes, including, but not limited to:  (i) the payment of interest on the senior PIK notes by Holdings so long as no payment or bankruptcy event of default exists; (ii) general corporate, overhead and similar expenses of Holdings incurred in the ordinary course of business, (iii) the payment of taxes by Holdings as the parent of a consolidated group that includes Holdings, Guitar Center and the guarantors, (iv) the partial redemption or prepayment of the senior PIK notes by Holdings to the extent necessary to make an “applicable high yield discount obligation” (AHYDO) “catch-up” payment thereon and (v) advisory fees of Holdings not to exceed the amounts payable in respect thereof under the advisory agreement with Bain Capital as in effect on October 9, 2007 so long as certain events of default do not exist. Notwithstanding the foregoing, so long as no event of default existed or exists, Guitar Center could have made distributions to Holdings in an aggregate amount not to exceed $5 million in 2008, $10 million in 2009 and $15 million in 2010, and may make distributions to Holdings in an aggregate amount not to exceed $20 million in each of 2011, 2012 and 2013, provided that any unused restricted payment capacity may be carried over to the next succeeding fiscal year.

The senior notes indenture provides that Guitar Center can generally pay dividends and make other distributions to Holdings in an amount not to exceed (a) 50% of Guitar Center’s consolidated net income for the period beginning March 2, 2011 and ending as of the end of the last fiscal quarter before the proposed payment, plus (b) 100% of the net cash proceeds received by Guitar Center from the issuance and sale of capital stock, plus (c) 100% of cash contributions to Guitar Center’s capital, plus (d) to the extent not included in consolidated net income, 100% of the amount received in cash from the sale or other disposition of certain investments, provided that certain conditions are satisfied, including that Guitar Center would, at the time of the proposed payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the indenture.  Similar provisions regarding dividends and other distributions payable by Holdings are included in the senior PIK notes indenture.

Notwithstanding the foregoing, the senior notes indenture provides that Guitar Center can generally pay dividends and make other distributions to Holdings to, among other things, fund (A) interest payments on the senior PIK notes, (B) any mandatory redemption of a portion of the senior PIK notes pursuant to the senior PIK notes indenture, (C) an offer to purchase upon a change of control or asset sale to the extent required by the terms of the senior PIK notes indenture, (D) tax payments, (E) general corporate overhead and operating expenses and (F) fees of Holdings under the advisory agreement with Bain Capital.

Contractual obligations and commercial commitments

The following table reflects our significant contractual cash obligations as of December 31, 2010. Some of the figures included in this table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties and other factors. Because these estimates and assumptions are necessarily subjective, the obligations we will actually pay in future periods may vary from those reflected in the table.

	Payments due by period (dollars in millions)
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Guitar Center:
Long-term debt obligations(1)	$996.8	$—	$20.2	$13.0	$963.6
Interest on long-term debt(2)	507.8	77.5	231.7	151.9	46.7
Capital lease obligations(3)	1.3	0.6	0.7	—	—
Operating lease obligations(4)	328.5	66.0	163.2	66.9	32.4
Management advisory agreement (5)	26.0	4.0	8.0	8.0	6.0
Total	1,860.4	148.1	423.8	239.8	1,048.7
Holdings:
Long-term debt obligations (6)	564.7	—	—	—	564.7
Interest on long-term debt (6)	544.7	79.6	225.8	143.6	95.7
Total	1,109.4	79.6	225.8	143.6	660.4

(1)	Includes payment of the term loan and senior notes.
(2)	Includes interest on all long-term debt of Guitar Center. Future interest on the floating-rate term loan assumes the rate in effect as of December 31, 2010 will remain constant in future periods.
(3)	Capital lease obligations include insignificant interest payments.
(4)

Represents minimum rent payments for operating leases under current terms. Excluded from our operating lease commitments are amounts related to insurance, taxes and common area maintenance associated with leased property and equipment. These amounts have ranged between approximately 36% and 40% of the total lease expense over the previous three fiscal years.

(5)	Minimum fees under an advisory agreement with Bain Capital, in effect until October 2017.
(6)

Principal and interest payments on the senior PIK notes. An election is available to us under the senior PIK notes to pay the accrued paid-in-kind interest, less the first annual paid-in-kind amount of $55 million. We anticipate making this payment in April 2013 in the amount $134.7 million.

Inflation

We believe that the relatively moderate rates of inflation experienced in recent years have not had a significant impact on our net sales or profitability. However, we have experienced increases in freight costs related to receiving inventory in our distribution and fulfillment centers and distribution of inventory to stores and direct response customers.  We have also been experiencing increased product costs as the commodity and labor prices in Asia, particularly in China, have been rising.

Seasonality

Our business follows a seasonal pattern, peaking during the holiday selling season in November and December. Sales in the fourth quarter are typically significantly higher in our Guitar Center stores on a per store basis and through the direct response segment than in any other quarter. In addition, band rental season for our Music & Arts stores starts in August and carries through mid-October, but that seasonality does not have a significant impact on our consolidated results.

Off-balance sheet arrangements

We have no material off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K that have or are reasonably likely to have a material current or future on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and qualitative disclosures about market risk

We have market risk exposure arising from changes in interest rates on our term loan credit facility. The interest rates on our term loan facility will reprice periodically, which will impact our earnings and cash flow. The interest rates on our senior notes are fixed.

In January 2008, we entered into two interest rate cap agreements which protect us from increases in the hedged cash flows on a portion of our floating-rate term loan, which is indexed to LIBOR. The cap agreements provide for monthly payments to be received from the counterparty when the 1-month LIBOR rate on each reset date exceeds the strike rate of 7% in a given reset period.  The payments represent the excess of 1-month LIBOR rate over the strike rate, applied to the notional amount of the cap agreements.

We paid a premium of $0.8 million to enter into the cap agreements, with an initial aggregate notional value of $500 million that amortizes by $50 million per year starting in 2009.  The individual cap agreements are in the notional amounts of $200 million, which matures on December 31, 2012, and $300 million, which matures on January 31, 2013.  As of December 31, 2010, the cap agreements had a combined notional amount of $400 million and were designated as cash flow hedges of interest rate risk.  Changes in fair value of the cap agreements included a $0.4 million loss for 2010, $0.4 million of income for 2009 and a $0.3 million loss for 2008.  We do not expect the financial impact of the cap agreements to be material during the remainder of their terms.  See the notes to our financial statements for more detail.

Critical accounting policies and estimates

We have prepared our consolidated financial statements in conformity with accounting principles generally accepted in the United States.  These accounting principles require us to make a number of estimates and assumptions that affect some of the reported amounts.  Actual results could differ significantly from those estimates under different assumptions and conditions. We believe the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Additionally, the policy described below regarding credits and other vendor allowances is unique to our industry and deserves the attention of a reader of our financial statements.

Valuation of inventory

We value our merchandise inventory at the lower of weighted average cost method or market value. We value rental inventories at the lower of cost or market using the specific identification method.  We depreciate rental inventories on a straight-line basis while out under a rental agreement for rent-to-own sales. We record adjustments to the value of inventory based upon obsolescence and changes in market value. Applicable costs associated with bringing inventory through our Guitar Center retail distribution center are capitalized to inventory. The amounts are expensed to cost of goods sold as the associated inventory is sold. Management has evaluated the current level of inventories considering future customer demand for our products, taking into account general economic conditions, growth prospects within the marketplace, competition, market acceptance of current and upcoming products and management initiatives. Based on this evaluation, we have recorded adjustments to inventory with a corresponding charge to cost of goods sold for estimated decreases in net realizable value. These judgments are made in the context of our customers’ shifting needs, product and technological trends, and changes in the demographic mix of our customers. A misunderstanding of these conditions could result in inventory valuation changes as of any given balance sheet date.

Valuation of long-lived assets

We evaluate long-lived assets, such as property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We consider the following factors, among other things, to be important indicators of impairment:

•                  significant underperformance relative to historical or projected operating results;

•                  significant changes in the manner of our use of the acquired assets or the strategy of our overall business as well as the individual segments of the business;

•                  significant negative industry or economic trends; and

•                  significant decline in the estimated fair value of our reporting units or projected cash flows from our stores.

For long-lived assets, such as property and equipment and intangible assets with finite lives, we evaluate for impairment by comparing the carrying value of the assets to the estimated undiscounted future cash flows expected to be generated by the assets.  If a potential impairment is identified, we recognize an impairment loss for the amount by which the carrying amount exceeds the fair value of the asset.  Fair value may be determined based on appraisal values assessed by third parties, if deemed necessary, or a discounted future cash flows analysis.

Goodwill and other intangible assets

We evaluate goodwill for impairment annually and we evaluate all intangible assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the assets may be impaired.

The goodwill impairment test is a two-step test.  In the first step of the test, we evaluate goodwill for impairment by comparing the estimated fair value of each reporting unit that has goodwill to its carrying value.  We estimate the fair value of each reporting unit using a combination of market multiple and discounted cash flow analyses, and comparable transactions whenever possible.  If the step one analysis indicates goodwill may be impaired, we perform the second step of the test by allocating the reporting units’ fair values to its assets and liabilities as if it had been acquired in a business combination.  We determine the fair values of assets and liabilities. We recognize an impairment loss for the amount by which the carrying amount of goodwill at the reporting unit exceeds the implied fair value of goodwill from the step two analysis.

The impairment test for intangible assets with indefinite lives involves a comparison of the estimated fair value of the intangible asset with its carrying value.  The estimated fair values of trademarks with indefinite lives are also determined using a discounted cash flow analysis.

For the undiscounted and discounted cash flow analyses used in our impairment tests, we use assumptions that are consistent with our internal forecasts.  We consider current and future expected sales volumes and related operating costs and any anticipated increases or decreases based on expected market conditions and local business environment factors.  Significant management judgment is required in the forecasts of future operating results that are used in both undiscounted and discounted impairment tests.  It is possible that our plans may change and estimates may prove to be inaccurate.  If actual results, or the plans and estimates used in future impairment analyses, are lower than the original estimates used to assess the recoverability of these assets, we could incur additional impairment charges.

See the notes to the consolidated financial statements included elsewhere in this registration statement for further discussion of impairment of goodwill and other intangible assets.

Self-Insurance reserves

We maintain a self-insurance program for workers’ compensation of up to $500,000 per claim and medical insurance of up to $350,000 per claim, with excess amounts covered by stop-loss insurance coverage.  We recognize a liability for the undiscounted estimated ultimate cost of claims that are known, claims that are incurred but not reported and defense costs.  Our self-insurance reserves are based on an actuarial analysis of historical experience and trends in paid and incurred claims.

Sales returns

As part of our “satisfaction guaranteed” policy, we allow Guitar Center customers to return product generally within 30 days after the date of purchase, and we allow our direct response segment customers to return products within 45 days. Music & Arts customers have 30 days from the date of purchase to return products. We regularly review and revise, when deemed necessary, our estimates of sales returns based upon historical trends. While our estimates during the past few years have approximated actual results, actual returns may differ significantly from our estimates, either favorably or unfavorably, if factors such as economic conditions or the competitive environment differ from our expectations.

Credits and other vendor allowances

We receive cooperative advertising allowances (allowances from the manufacturer to subsidize qualifying advertising and similar promotional expenditures we make relating to the vendor’s products), price protection credits (credits from vendors with respect to in-stock inventory if the vendor subsequently lowers its wholesale price for such products) and vendor rebates (credits or rebates provided by vendors based on the purchase of specified products and paid at a later date).

We recognize cooperative advertising allowances as a reduction to selling, general, and administrative expense when we incur the advertising expense eligible for the credit.

We account for price protection credits and vendor rebates as a reduction of the cost of merchandise inventory.  We record these credits and rebates at the time the credit or rebate is earned. We recognize the effect of price protection credits and vendor rebates as a reduction of cost of goods sold at the time the related inventory is sold. We reserve for the portion of vendor rebates we estimate will be uncollectible.  We estimate the portion of vendor rebates that will be uncollectible through an aging review, specific identification and an analysis of vendor relationships. None of these credits are recorded as revenue.

Gift cards

We sell gift cards to our customers in our Guitar Center retail stores and online through our two gift card subsidiaries. Revenue from gift card sales is recognized upon redemption of the gift card. Other than a limited number of promotional gift cards, our gift cards do not have expiration dates. Based on historical redemption rates, a certain percentage of gift cards will never be redeemed, which we refer to as “breakage.” Estimated breakage income is recognized as the remaining gift card values are redeemed and is recorded as a reduction of cost of goods sold.

Recent accounting pronouncements

In October 2009, the FASB issued revised standards related to multiple deliverable revenue arrangements.  The revised standards apply to revenue arrangements that involve the delivery of multiple products or services over different time periods.  The revised standards establish a hierarchy for determining the selling price of deliverables in a revenue arrangement, address how to separate deliverables and provide guidance on how to measure and allocate revenue to the deliverables in a multiple-deliverable arrangement.  The revised standards enable vendors to recognize revenue in a manner that more closely reflects the economics of multiple-deliverable arrangements.  In addition, the revised standards expand the disclosure requirements with the intent of providing users of financial statements with a greater understanding of how vendors allocate revenue in selling arrangements, judgments made in allocating revenue and how those judgments affect the timing and amount of revenue recognition.

The revised standards are effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. We adopted the revised standards effective January 1, 2011.  Adoption of the revised standards did not have a material impact on our financial statements.

In January 2010, the FASB issued revised standards related to fair value measurements and disclosures.  The revised standards expand and clarify disclosure requirements related to fair value measurements to include a greater level of disaggregated information and more expansive disclosures about valuation techniques and inputs to fair value measurements.  The revised standards require disclosure of significant amounts for which valuation techniques change between quoted market prices for identical financial instruments and quoted market prices for similar financial instruments and the reasons for the change.  In addition, for fair value measurements that use significant internally-developed assumptions, information about purchases, sales, issuances, and settlements should be disclosed on a gross basis rather than net.  The revised standards require that fair value measurement disclosures are provided for each class of assets and liabilities and provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

The revised disclosure standards are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in fair value measurements that use significant internally-developed assumptions.  Those disclosures are effective for interim and annual reporting periods beginning after December 15, 2010.  We adopted the revised standards beginning in the first quarter of 2010.  The change had no effect on our financial statements.

In December 2010, the FASB issued revised standards related to performing goodwill impairment testing for reporting units with zero or negative carrying amounts.  When a goodwill impairment test is performed (either on an annual or interim basis), an entity must assess whether the carrying amount of a reporting unit exceeds its fair value (step 1).  If it does, the entity must perform an additional test to determine whether goodwill has been impaired and to calculate the amount of that impairment (step 2).  The revised standards require that for reporting units with zero or negative carrying amounts, step 2 of the goodwill impairment test must be performed if it is more likely than not that a goodwill impairment test exists, taking qualitative factors into account.  The revised standards eliminate an entity’s ability to assert that a reporting unit is not required to perform step 2 because the carrying amount of the reporting unit is zero or negative despite the existence of qualitative factors that indicate the goodwill is more likely than not impaired.  The revised standards do not modify existing standards on how to determine the carrying amount or measure the fair value of the reporting unit.

The revised standards are effective for fiscal years beginning after December 15, 2010, with early adoption prohibited.  We adopted the revised standards effective January 1, 2011.  The change had no effect on our financial statements.

In May 2011, the FASB issued revised standards related to fair value measurements and disclosures.  The revised standards clarify existing fair value measurement principles, modify the application of fair value measurement principles in certain circumstances, and expand the disclosure requirements related to fair value measurements.

The revised standards are effective for interim and annual reporting periods beginning after December 15, 2011, with early adoption prohibited.  We do not expect the revised standards to have a material effect on our financial statements.

In June 2011, the FASB issued revised standards related to the presentation of comprehensive income. The revised standards eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.

The revised standard is effective for interim and annual reporting periods beginning after December 15, 2011 and must be applied retrospectively to all periods upon adoption.  The adoption of the revised standard will change the presentation of our financial statements.

BUSINESS

Overview

Introduction

We are the leading retailer of music products in the United States. We operate three businesses under our Guitar Center, direct response and Music & Arts brands.  Our Guitar Center brand offers guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment through our retail stores and online, along with repair services and limited number of rehearsal and lesson services. Our direct response brands offer catalog and online sales of a broad selection of music products under several owned or operated brand names, including Musician’s Friend, Music123 and Woodwind & Brasswind. Our Music & Arts brand offers band and orchestra instruments for rental and sale, music lessons and a limited selection of products of the type offered by our Guitar Center stores.

As of June 30, 2011, our wholly owned retail subsidiary operated 219 Guitar Center stores in 43 states and 100 Music & Arts stores in 19 states.

Holdings is our parent company and has no material assets or operations other than its ownership of Guitar Center, Inc.

Guitar Center stores

Our Guitar Center stores offer an interactive, hands-on shopping experience with an emphasis on customer service and a broad selection of brand-name, high quality products at competitive prices. We believe we create an entertaining and exciting atmosphere in our stores with bold and dramatic merchandise presentations arranged by product category to create a “shop within a shop” customer experience. Customers can obtain technical information and relevant insight from sales personnel and are encouraged to try products on display. We believe that a significant portion of our Guitar Center store sales are to professional and aspiring-professional musicians who generally view the purchase of music products as a career necessity. These sophisticated customers rely on our knowledgeable salespeople to answer technical questions, provide advice and assist in product demonstrations.

As of June 30, 2011, our Guitar Center stores consisted of 143 primary format stores, 72 secondary format stores and four tertiary format stores. The store format is determined primarily by the size of the market in which it is located. Our primary format stores serve major metropolitan population centers and generally range in size from 13,000 to 30,000 square feet. Our secondary format stores serve metropolitan areas not served by our primary format stores and generally range in size from 8,000 to 14,000 square feet.  Tertiary market stores serve smaller population centers and are approximately 5,000 square feet.  We also operate one lesson and rehearsal facility in Southern California under the GC Studios name.  We also are beginning to include rehearsal and lesson space in some of our newest stores.

Guitar Center also offers online sales and research through its website.  This online channel allows Guitar Center to operate a multi-channel business that allows customers to interact between the brick-and-mortar and online operations.

Our Guitar Center stores are supported by a distribution facility located near Indianapolis, Indiana.

Direct response

Our direct response segment operates a direct response e-commerce and catalog business, offering a shopping experience that includes technical product information, order confirmations by a live person, quick and efficient sales and service and a musician-based staff for after-sale support. Our direct response business includes owned or operated catalogs and websites under various brands, including Musician’s Friend, Music123 and Woodwind & Brasswind. We acquired the Woodwind & Brasswind and Music123 businesses and their websites and catalogs in February 2007.

Our direct response business currently is based in Medford, Oregon and is supported by customer contact centers located in Salt Lake City, Utah, and South Bend, Indiana, and a distribution facility located in Kansas City, Missouri. In April 2011, we announced plans to relocate our direct response operations currently located in Medford, Oregon, to Southern California in early 2012.  See “Risks relating to our business - Our failure to effectively implement the relocation of our direct response operations could adversely affect us.”

Music & Arts

Our Music & Arts business operates stores specializing in band and orchestra instruments for sale and rental to teachers, band directors, college professors and students. Most of our Music & Arts stores also sell a limited assortment of guitars, amplifiers, percussion instruments, keyboards, pro audio equipment and recording equipment, as well as provide in-store music lessons. Music & Arts instrument rentals are conducted on-site at educational institutions through our outbound education representatives, over-the-counter at our retail locations and through affiliated stores operated by third parties.

Our Music & Arts business is a leading retailer of musical products to students and beginner musicians with 100 stores as of June 30, 2011.  Music & Arts also maintains approximately 116 educational representatives who are employees and 315 affiliates, who together with in-store rentals generated approximately 270,000 rental contracts for the 12 months ended June 30, 2011. Our Music & Arts stores range from 830 to 11,500 square feet, with an average store size of approximately 3,500 square feet.  Music & Arts also operates online through its www.musicarts.com website.

Our Music & Arts business is based in Frederick, Maryland and is supported there by a distribution facility and contact center.

Industry

The marketplace has changed materially since we opened in 1964. Musical instruments and accessories historically have been sold through small, local, “mom and pop” stores. Today’s marketplace is much more sophisticated. The consumer landscape is more diverse, with each category of musician having different expectations, price sensitivities, purchasing habits and approaches to music. Customers are not satisfied with “one-size fits all” offerings and very few purchasing decisions are made solely on price. Further, musical instruments comprise a broad range of products each with their own underlying trends, including not only traditional products like guitars and drums, but also newer technology-intensive products like home recording equipment.

Over the past decade, technological advances in the music industry have resulted in dramatic changes in the nature of many music-related products. Manufacturers have combined computers and microprocessor technologies with musical equipment to create a new generation of products capable of high-grade sound processing and reproduction. Products featuring those technologies are available in a variety of forms and have broad application across most music product categories.

Technological innovation and the internet continue to increase the accessibility of producing, distributing and consuming music. Today, many musicians can affordably create a home recording studio that interacts with a personal computer and is capable of producing high-quality digital recordings. Until recently, this type of powerful sound processing capability was prohibitively expensive and was purchased primarily by professional sound recording studios.  In addition, musicians have evolving new distribution channels for their music, such as online music stores and social media websites.  These new distribution channels have dramatically altered the music distribution business by providing musicians with more direct and low cost access to potential listeners compared to the traditional record company distribution business model.

Our strategy

Continue to improve productivity in our Guitar Center brand. We are focused on improving the productivity of our Guitar Center brand through opening new stores, enhancing our multichannel capabilities and offering additional services to musicians such as repairs, lessons and rehearsal space. We intend to devote significant resources to enhancing the multichannel coordination between our in-store and online sales strategies. We will also continue to implement our logistics, systems and inventory management initiatives.

Enhance our sales and merchandise margins. We intend to expand our offering of proprietary products, which typically have higher profit margins when compared to branded products. Our proprietary product offering historically has been focused on “commodity” merchandise, such as cables, bags and accessories. However, we also intend to continue to expand our proprietary product offering in less “commoditized” product lines. The average gross margin for proprietary products is significantly higher than branded products in corresponding categories.

Enhance our direct response brands. We are focused on maintaining our revenue position within our direct response brands. Our core strategies include personalization and one-to-one marketing that delivers products and services customized to the specific needs of musicians. We believe our continued focus on technology and infrastructure will enhance our direct response website user experience, improve our market responsiveness, increase our “speed to market” and further differentiate us from our competition.

Continue to build our Music & Arts brand. Our Music & Arts strategy is to continue focusing on improving operational efficiencies and reducing working capital requirements. Our longer-term Music & Arts strategy also includes opening additional stores and acquiring businesses within this fragmented market. In addition, we intend to continue to grow the music instrument rental business, which we believe will provide us with additional opportunities to attract young musicians as customers. We believe that attracting musicians at a young age will develop brand loyalty and enhance their lifetime value to us.

Merchandising

Guitar Center stores

Our primary format Guitar Center stores carry an average of 7,200 core stock keeping units, or SKUs, our secondary format Guitar Center stores carry an average of 5,700 core SKUs and our tertiary format Guitar Center stores carry an average of 4,200 core SKUs. Our core SKUs represent our consistent and established product lines which are considered staple products for our customers.  In addition, our Guitar Center online channel offers a more expansive selection of SKUs.

Our stores are organized by product areas, with each area focused on specific products categories such as guitars, basses, amplifiers, drums and percussion, keyboards, pro audio and recording, DJ and live sound and used and vintage equipment. These departments address our customer’s specific product needs and are staffed by specialized salespeople, many of whom also are practicing musicians. We also offer a trade-in policy that provides musicians with an alternative form of payment and the convenience of selling a used instrument and purchasing a new one at a single location. Used and vintage products are purchased and priced to sell by store managers, who are specially trained in the used musical instrument market.

Below is an overview of our principal departments:

•                  Guitars and amplifiers. Our guitar and amplifiers department carries a wide variety of new, used and vintage electric, acoustic, classical and bass guitars. Major manufacturers including Fender, Gibson, Ibanez, Line 6, Martin, Music Man, Ovation, PRS, Peavey and Yamaha are represented. A number of our stores also carry other stringed instruments such as banjos, mandolins and ukuleles. We also offer an extensive selection of guitar sound processing units and products that allow guitars to interface with a personal computer. These products serve crossover demand from the traditional guitarist into new computer-related sound products.  We offer an extensive selection of electric, acoustic and bass guitar amplifiers, including a variety of boutique and vintage amplifiers. We carry amplifiers from most major manufacturers, including Ampeg, Crate, Fender, Line 6, Marshall, Mesa Boogie, Peavey and Vox.

•                  Drums. Our drum department carries a range of percussion instruments, from drum kits to congas, bongos and other rhythmic and electronic percussion products. We also carry a selection of vintage and used percussion instruments. We carry name brands such as Drum Workshop, Gretsch, Pearl, Sabian, Tama, Yamaha and Zildjian.

•                  Keyboards. We carry a wide selection of keyboard products and computer peripheral and software packages. Our keyboard product line covers a wide range of manufacturers, including Korg, Roland and Yamaha.

•                  Pro audio and recording. Our pro audio and recording department carries live-sound, DJ and recording equipment for musicians at every level, from the casual hobbyist to the professional recording engineer. We maintain a broad selection of computer-related recording products, including sound cards, sound libraries and composition and recording software. Our products range from recording accessories to state-of-the-art digital recording systems. We also carry a large assortment of professional stage audio, DJ and lighting equipment for small traveling bands, mobile DJs, private clubs and large touring professional bands. Our pro audio brand name manufacturers include Apple, Avid, JBL, KRK, M-Audio, Mackie, PreSonus, Roland, Shure, Sony, Tascam and Yamaha.

Direct response

Our direct response business offers merchandise through its catalogs and online through its websites.  Our direct response business offers a product mix that includes the same categories as those offered by our Guitar Center stores, including guitars and amplifiers, drums, keyboard, pro audio and accessories. In addition, our direct response business offers a range of proprietary products and band and orchestra instruments and accessories that primarily are targeted at intermediate and professional musicians. Our direct response catalogs generally offer an average of approximately 8,000 SKUs, while approximately 51,500 SKUs are offered on our websites.

Music & Arts

Our Music & Arts business focuses on the student and family music market, particularly band and orchestra instruments. These stores offer band and orchestral instruments and related accessories for sale and rental, musical instrument lessons and a limited assortment of guitars, amplifiers, percussion instruments, keyboards, live-sound/DJ and recording equipment. Our Music & Arts stores offer a full range of brass and woodwind band instruments including trumpets, flutes, clarinets, trombones, saxophones, piccolos, French horns, flugelhorns, cornets, baritones and related music accessories. These stores also offer a full range of stringed instruments, such as violins, violas, cellos, string basses and related accessories. These stores carry a wide range of sheet music. Name brand manufacturers carried at Music & Arts stores include Leblanc, Jupiter, Gemeinhardt, Selmer, Buffet, Ludwig, Conn, Yamaha, Bach and Eastman.

Operations

Guitar Center

Our Guitar Center brands are managed by an Executive Vice President, Guitar Center Brands.  These operations include the multichannel retail and online operations of the brand, which is headed by an Executive Vice President, Multichannel.

Our Executive Vice President of Stores, regional sales managers, district sales managers and district operation managers manage the Guitar Center stores. Store management for our primary and secondary format stores generally is comprised of a store manager, a sales manager, an operations manager, two assistant store managers and five department managers. Each store also has a warehouse manager and a commissioned sales staff that ranges from approximately 10 to 40 employees. Our tertiary format stores are managed by a store manager, two assistant managers and a sales staff that ranges from seven to 15 employees.

Direct response

Our direct response operations are managed by an Executive Vice President, Direct Brands.  Each brand within the direct response business is managed by a brand manager.

Music & Arts

The operations of our Music & Arts business are managed by a Chief Executive Officer, an Executive Vice President of Operations, an Executive Vice President of Sales and regional, district and store level managers. Store management generally is comprised of a store manager, assistant store manager, one or more educational representatives and related sales and support staff.

Marketing and promotion

Our proprietary databases are a central element of our marketing and promotion programs. We maintain three proprietary databases that we have developed for Guitar Center, Musician’s Friend and Music & Arts. Included in these databases is information on millions of our customers.  We believe that these databases assist us in identifying customer prospects, generating repeat business by targeting customers based on their purchasing history and establishing and maintaining personal relationships with our customers.

Guitar Center stores

Our advertising and promotion strategy for our Guitar Center stores is designed to enhance the Guitar Center name and increase customer awareness and loyalty. Our advertising and promotional campaigns generally are developed around “events” designed to attract significant store traffic and exposure. We regularly plan large promotional events including the Green Tag Sale, the Anniversary Sale and the Guitar-a-thon. These events often are coordinated with product demonstrations, interactive displays, clinics and in-store artist appearances.  We have begun to use television advertising to supplement or promote these events and to create general brand awareness.  In addition, our online channel conducts marketing and promotion through many of the same methods as our direct response operations.

As we enter new markets, we initiate an advertising program, including mail and radio promotions, internet campaigns and other special grand opening activities. Each element of this advertising program is designed to accelerate sales volume for each new store.

We also maintain a variety of promotional financing alternatives for our customers. Generally, all credit made available to retail customers and all extended payment arrangements are provided by third party consumer credit companies which are non-recourse to us, such that the risk of non-payment is borne by the third party provider so long as we comply with its administrative and approval policies. These arrangements also give us the flexibility to offer attractive payment options to our customers on a promotional basis, such as no interest periods, reduced interest rates or deferred payment options. These programs are also non-recourse to us, but we pay the credit provider a fee reflecting the below-market, promotional benefit of the particular program.

Direct response

Our direct response business maintains regular customer communication in electronic and print media. We perform an extensive analysis of customer behavior and transactions, and the industry expertise of our merchandising staff provides our marketing staff with offers that are targeted for optimal customer response.  Our merchandising and marketing departments use our customer research tools to design personalized product and promotional offerings for prospective customers. We are also making significant investments in enhanced web-based analytical search engine tools and web-based direct marketing initiatives.

Our direct response strategy includes the development of catalogs targeted towards particular segments of the musician market.

Music & Arts

Our advertising efforts for the Music & Arts stores are focused primarily on the school band and orchestra market and community. For instrument rentals, advertising and promotional campaigns are developed around “rental nights” designed to display our orchestral and band instruments at elementary and middle schools. These events attract band directors, music educators, parents and students. Our key promotional events are held primarily from August through October. In addition to rental nights, we have outside sales education representatives to promote and educate band directors on our instruments and our sales and rental programs. We also strive to maintain long-term relationships with educators in order to provide visibility to our products and obtain access to student musicians.

Customer service

Guitar Center stores

Exceptional customer service is fundamental to our operating strategy. With the rapid changes in technology and continuous new product introductions, we believe that customers depend on our salespeople to offer expert advice and to assist with product demonstrations. Our employees often are musicians trained to understand the needs of our customers. Guitar Center store salespeople specialize in one of our product categories and typically begin training on their first day of employment. Guitar Center store sales and management training programs are implemented on an ongoing basis to maintain and improve the level of customer service and sales support in the stores.  Support for our online customers is handled through experienced contact center staff.

Direct response

Our direct response customer contact staff receives product and customer service training in our Salt Lake City, Utah and South Bend, Indiana contact center facilities. Extensive product information, including technical information, product features and benefits and real-time stocking information is available to the staff on their desktop systems via intranet and back-end information systems. Many of the staff are musicians who are given extensive and ongoing product training. We have full-time and part-time customer service employees staffing the contact center 24 hours a day, seven days a week.

For customers that have registered e-mail addresses with us, we offer automated order and shipment verification. This service provides customers with UPS or FedEx order tracking information as soon as their shipment has been processed. To provide customers with a high degree of satisfaction, customers may return items for a full refund within 45 days of purchase. Additionally, if customers find a lower advertised price within 45 days of purchase, we will match the competitor’s advertised price.

Music & Arts

Sales at our Music & Arts stores are conducted primarily through sales made by our educational sales representatives and sales made over the counter at our retail stores. The majority of our educational representative sales force is comprised of music teachers who are experienced band and orchestra instructors. The customer service functions relating to sales made by our educational representatives generally are conducted by our centralized contact center. The customer service functions relating to sales made over the counter at our retail stores generally are conducted by our retail staff, who provide a full service retail experience for our customers.

Purchasing

We believe that we have excellent relationships with our vendors and, in many instances, we are our vendors’ largest customer. Given our high volume, we are generally able to receive prompt order fulfillment and access to our vendors’ premium products.

Currently, Guitar Center, direct response and Music & Arts each maintain buying groups. Our buyers include merchandise managers, buyers, planners, forecasters, replenishers and allocators. Merchandise managers and buyers are responsible for the selection and development of product assortments and the negotiation of prices and terms. The planners, forecasters, replenishers and allocators are responsible for maintaining inventory levels and allocating the merchandise to the retail distribution center, stores and direct response fulfillment center.  In connection with the relocation of our direct response operations in Oregon to Southern California in 2012, we expect to begin operating a variety of functions, such as buying, through a centralized shared services organization.

Our business and expansion plans are dependent to a significant degree upon our vendors. As we believe is customary in the industry, we do not have any long-term supply contracts with our vendors. See “Risk Factors—Risks Related to Our Business—We depend on a relatively small number of manufacturers, suppliers and common carriers, and their inability to supply our requirements could adversely impact our business.”

Distribution and inventory control

Guitar Center stores

Our distribution center in the Indianapolis, Indiana area supports our Guitar Center retail store operations. Nearly all product flows through the distribution facility, with the exception of special orders, which generally are drop shipments to our stores. We have numerous commitments necessary to support the operations of the facility, including a lease on the facility.

We have invested significant time and resources in our inventory control system at the Guitar Center stores. We perform frequent inventory cycle counts, both to measure shrinkage and to update the perpetual inventory on a store-by-store basis. As appropriate, we also stock balance inventory among stores to assure proper distribution of product and to control overall inventory levels.

Direct response

Direct response and other brand online orders are fulfilled out of our Kansas City, Missouri fulfillment center.  Orders, whether taken electronically or by an associate in our customer contact center, are processed by our automated transaction system. We have implemented sophisticated inventory planning systems to increase the level of in-stock products with the goal of maintaining a high initial line item fill rate. The initial line item fill rate reflects the percentage of items ordered by our customers that we are able to supply in the initial shipment to that consumer. Split shipments of a single order impose additional shipping, handling and materials costs on us when compared to being able to fulfill an entire order in a single shipment. The technology on our website also permits our customers to monitor their orders online by accessing the UPS and FedEx tracking services.

Music & Arts

Products for our Music & Arts stores generally are processed through a central distribution facility located in Frederick, Maryland. We have a number of local hubs and/or support centers to enhance product availability during our peak back to school season.

Retail store site selection

We have developed a set of selection criteria to identify prospective store sites for our Guitar Center and Music & Arts stores. In evaluating the suitability of a particular location, we concentrate on the demographics of our target customer as well as traffic patterns and specific site characteristics such as visibility, accessibility, traffic volume, shopping patterns and availability of adequate parking. Our Guitar Center stores generally are located in free-standing locations and high visibility “power center” shopping centers to maximize their outside exposure and signage, while our Music & Arts stores generally are located in specialized shopping centers to maximize traffic from targeted customers such as students and their parents.

The initial lease terms for our Guitar Center stores typically range from 10 to 15 years and allow us to renew for two additional five-year terms. The initial lease terms for our Music & Arts stores typically range from 5 to 10 years and allow us to renew for one additional five-year term. Most of the leases require us to pay property tax, utilities, normal repairs, common area maintenance and insurance expenses.

Information technology

Retail stores

We have invested significant resources in information technology systems that provide real-time information for our Guitar Center stores. These systems have been designed to integrate all major aspects of our business, including sales, gross margins, inventory levels, purchase order management, automated replenishment and merchandise planning. Our system capabilities include inter-store transactions, vendor analysis, serial number tracking, inventory analysis and commission sales reporting.

Online sales

We maintain an extensive multi-channel retail transaction processing system, as well as systems supporting e-commerce operations, catalog operations, marketing analysis and internal support information. These systems provide us with marketing, merchandising and operational information and provide contact center and customer service staff with current inventory and customer account information.

Music & Arts

We continue to invest significant resources in the development and implementation of information systems at our Music & Arts stores. These systems are being designed to operate and control significant business processes, including sales, rentals, store operations, inventory levels, purchase order management, special orders and other financial transactions. These systems are in an early stage of development and will require significant additional resources. This business is not susceptible to using “off-the-shelf” retail solutions because of our large rental business and the presence of off-site sales through affiliates and sales at schools.

Competition

The retail musical instrument industry is highly competitive and fragmented. Our stores compete against other large and small musical instrument retailers, online music retailers, online auctions, direct-to-consumer alternatives and a growing number of large mass merchants.

Large online companies such as Amazon and eBay increasingly have expanded their offerings of musical instruments and related products.  In addition, our retail stores and online operations compete with other direct response musical instrument companies such as American Musical Supply, Sweetwater Sound and Full Compass.

A number of large mass merchants, including Wal-Mart, Best Buy, Target and Costco, sell music products in categories in which we compete. Best Buy also operates a store-within-a-store concept for music products which includes a significantly expanded selection of products.

We are in direct competition with numerous small local and regional musical instrument retailers as well as large national retailers such as Sam Ash Music based in New York, New York. Sam Ash has continued to open and maintain stores in markets in which we are located.

Competition within the musical instrument industry remains dynamic and we cannot predict the scope and extent of national and local competition our retail store and direct response operations will face in the future. In particular, competition within the online portion of our businesses has been increasing and is intense, and we expect that this competition will continue in the future.

We believe that the ability to compete successfully in our markets is determined by several factors, including breadth and quality of product selection, pricing, effective merchandise presentation, customer service, store location and proprietary database marketing programs.  See “Risks Related to Our Business - Significant existing and new competition in our industry could adversely affect us.”

Employees

As of June 30, 2011, we employed 9,014 people, of whom 1,848 were part time employees and 7,166 were full time employees. None of our employees are covered by a collective bargaining agreement. We believe that we enjoy good employee relations.

Brand names and service marks

We believe we own valuable intellectual property including trademarks, service marks and tradenames, some of which are of material importance to our business. These marks and names include “Guitar Center,” “Musician’s Friend” and “Music & Arts.” We rely on the trademark, copyright and trade secret laws of the United States and other countries to protect our proprietary rights. Some of our intellectual property is the subject of numerous United States and foreign trademark and service mark registrations. We believe our intellectual property has significant value and is an important factor in our marketing, our stores and our websites.

Properties

Our corporate headquarters and headquarters for our Guitar Center brand operations is located in Westlake Village, California and consists of 173,000 aggregate square feet of both leased and owned property. Approximately 69,000 square feet are under a lease agreement expiring in April 2017. These properties consist of office and warehouse space. Our direct response operations are currently headquartered in a facility of 45,000 square feet that we own in Medford, Oregon. Our Music & Arts operations are headquartered in a leased facility located in Frederick, Maryland. The lease for this property expires in December 2012.  While we believe that in general our existing facilities are adequate for our current needs, we are looking for additional space in Southern California in connection with the relocation of our direct response business.

The distribution center for our Guitar Center stores is located in a leased facility near Indianapolis, Indiana, which is approximately 773,000 square feet in size. The lease term expires in December 2018.  We lease a facility in Kansas City, Missouri, with approximately 702,000 of aggregate square footage under an agreement expiring in March 2016 for use as a fulfillment center for our online operations.  We also lease a distribution facility of approximately 60,000 square feet in Frederick, Maryland, for our Music & Arts operations, with a lease expiration of February 2014.

We lease approximately 25,500 square feet of office space in Salt Lake City, Utah, for a customer contact center facility. This lease expires in December 2011.  We also lease an office, warehouse and contact center facility of approximately 122,000 square feet for our Woodwind & Brasswind business in South Bend, Indiana.  The lease on this facility expires in February 2012.  We currently are exploring our options with respect to these two properties.

The initial lease terms for our Guitar Center stores typically range from 10 to 15 years and allow us to renew for two additional five-year terms. The initial lease terms for our Music & Arts stores typically range from five to 10 years and allow us to renew for one additional five-year term. Most of the leases require us to pay property tax, utilities, normal repairs, common area maintenance and insurance expenses.

As of June 30, 2011, we operated 219 Guitar Center stores consisting of approximately 3.3 million square feet, including approximately 3.2 million square feet of leased space and approximately 54,000 square feet of owned space. As of June 30, 2011, we operated 100 Music & Arts stores consisting of approximately 339,000 square feet, all of which is leased.

A breakdown of our retail store locations as of June 30, 2011, is as follows:

	Number of Stores
State	Guitar Center	Music & Arts	Total
AL	3	—	3
AR	2	—	2
AZ	5	4	9
CA	30	—	30
CO	6	3	9
CT	3	6	9
DE	1	1	2
FL	13	3	16
GA	4	8	12
IA	3	—	3

ID	1	—	1
IL	12	2	14
IN	7	—	7
KS	2	—	2
KY	3	—	3
LA	2	—	2
MA	5	3	8
MD	3	11	14
ME	1	—	1
MI	8	—	8
MN	4	—	4
MO	4	—	4
MS	1	—	1
NC	4	7	11
NE	2	—	2
NH	1	1	2
NJ	7	3	10
NM	1	—	1
NV	3	—	3
NY	11	6	17
OH	8	4	12
OK	2	—	2
OR	4	—	4
PA	8	5	13
RI	1	—	1
SC	2	3	5
SD	1	—	1
TN	4	3	7
TX	21	12	33
UT	2	—	2
VA	5	15	20
WA	6	—	6
WI	3	—	3
Total	219	100	319

Legal proceedings

On September 11, 2009, a putative class action was filed by an individual consumer named David Giambusso in the United States District Court for the Southern District of California.  The complaint alleged that Guitar Center and other defendants, including a trade association and a large musical instrument manufacturer, exchanged sensitive information and strategies for implementing minimum advertised pricing, attempted to restrict retail price competition and monopolize at trade association-organized meetings, all in violation of Sections 1 and 2 of the Sherman Antitrust Act and California’s Unfair Competition Law.

Subsequently, numerous additional lawsuits were filed in several federal courts (and one state court) attempting to represent comparable classes of plaintiffs with parallel allegations.  Some of these lawsuits have expanded the group of defendants to include other manufacturers and others have alleged additional legal theories under state laws.  In December 2009 and January 2010, the Judicial Panel on Multidistrict Litigation issued several orders which had the effect of consolidating all pending actions in federal court, except one filed in Tennessee. The plaintiffs in the consolidated actions are seeking an injunction against further behavior that has been alleged, as well as monetary damages, restitution and treble damages in unspecified amounts.  The plaintiffs in the Tennessee action are seeking no more than $5.0 million in compensatory damages. We are not currently able to estimate a probable outcome or range of loss in this matter.

We expect to defend this action vigorously. However, this action, regardless of the outcome, may result in substantial expenses and damages to us and may significantly divert the attention of our management. We cannot assure you that we will be able to achieve a favorable settlement or obtain a favorable resolution if not settled. An unfavorable resolution could have a material adverse effect on our business, financial condition and results of operations. Regardless of the outcome, the costs and expenses incurred by us to defend this action could adversely impact our financial condition.

In addition to the matter described above, we are involved in various claims and legal actions arising in the ordinary course of our business and, while the results of those proceedings cannot be predicted with certainty, we believe that the final outcome of those matters will not have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Our executive officers and directors are set forth below. Information regarding the management of Holdings is listed in the executive background descriptions below.

Name	Age	Position
Gregory Trojan	52	Chief Executive Officer and Director
Erick Mason	47	Executive Vice President and Chief Financial Officer
John Bagan	46	Executive Vice President, Merchandising
Frank Hamlin	43	Executive Vice President, Guitar Center Brands
Eugene Joly	57	Executive Vice President, Stores
Soren Mills	44	Executive Vice President, Direct Brands
Kenny O’Brien	55	Chief Executive Officer, Music & Arts
Stephen Zapf	45	Executive Vice President, Multi-Channel
Marty Albertson	57	Non-Executive Chairman and Director
Jordan Hitch	44	Director
Matthew Levin	45	Director
Lew Klessel	43	Director
Warren Valdmanis	37	Director
Tom Stemberg	62	Director

With respect to our current directors, Messrs. Hitch, Levin, Klessel, Valdmanis and Stemberg are affiliates of Bain Capital or its co-investors, Mr. Trojan is our Chief Executive Officer and Mr. Albertson is our former Chief Executive Officer.  Directors are chosen by Bain Capital based on their general business experience and their experience working with other private equity owned companies or other retailers (as further detailed in the biographies below). Our Board has not determined any of our directors to be independent under the standards adopted by the New York Stock Exchange or the NASDAQ Stock Market, which do not apply to us as we are a privately held corporation.

The principal occupations and positions for at least the past five years of the executive officers and directors named above are as follows:

Gregory Trojan. Mr. Trojan joined Guitar Center in October 2007 as our President and Chief Operating Officer and became our Chief Executive Officer in November 2010.  From 1996 to 2006, Mr. Trojan was president and Chief Executive Officer of House of Blues Entertainment. Mr. Trojan served as Chief Executive Officer of California Pizza Kitchen for two years while at Pepsico Inc., and held various other positions within Pepsico from 1990 to 1996.  Prior to that, he was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Co. Mr. Trojan has previously served on the Board of Directors at Oakley Inc. and since March 2010 has served as a director of Domino’s Pizza, Inc.  Mr. Trojan also serves as a director and Vice President and Assistant Secretary of Holdings.  As a result of these and other professional experiences, Mr. Trojan possesses particular knowledge of and experience in strategic planning and leadership of complex organizations, which strengthen the collective qualifications, skills and experience of our board of directors.

Erick Mason. Mr. Mason joined Guitar Center in 1996 as our corporate controller. In January 1999, Mr. Mason was promoted to Senior Vice President, Finance, and in May 2001, Mr. Mason became our Senior Vice President of Operations and Finance. In March 2003, Mr. Mason was promoted to Executive Vice President and Chief Administrative Officer. In April 2006, Mr. Mason became our Chief Financial Officer. From 1986 to 1996, Mr. Mason was associated with KPMG LLP, most recently as senior manager. Mr. Mason also serves as Vice President and Assistant Secretary of Holdings.

John Bagan. Mr. Bagan joined Guitar Center in June 2008 as Executive Vice President, General Merchandising Manager.  In January 2011, Mr. Bagan became Executive Vice President, Chief Merchandising Officer.  From 2002 to September 2006, Mr. Bagan served in a variety of roles at Albertson’s, a national supermarket and drug store chain, the last of which was Vice President HBC/GM Merchandising with responsibility across their grocery and drug channels.  Mr. Bagan was not employed from October 2006 to May 2008. Prior to Albertson’s, Mr. Bagan held a variety of positions with increasing levels of responsibility at Morgan Stanley, American Stores and Target.

Frank Hamlin.  Mr. Hamlin joined Guitar Center in June 2010 as Executive Vice President, GM, E-Commerce and Marketing.  In January 2011, Mr. Hamlin became Executive Vice President, Guitar Center Brands.  From 2007 to May 2010, Mr. Hamlin was Executive Vice President Chief Operating Officer of E-Miles, LLC, an interactive marketing company. From 2004 to 2007, he was Director of Marketing, Central Market Division for H.E. Butt Grocery, a fresh, specialty and prepared foods retailer.  Prior to that time, Mr. Hamlin held various positions with Brierly & Partners, E-Rewards, Arista Records and The Walt Disney Company.

Eugene Joly. Mr. Joly joined Guitar Center in October 2002 as Vice President of High Tech Merchandising and was promoted to Senior Vice President in 2004, to Executive Vice President of Merchandising of the Musician’s Friend division in September 2007 and to Executive Vice President of Stores in September 2008. Mr. Joly served as Vice President and General Manager of the TASCAM division of TEAC America from 1998 to 2002 and prior to that held senior leadership positions at several musical instrument retailers.

Soren Mills. Mr. Mills joined Guitar Center in January 2011 as Executive Vice President, Direct Brands. From April 2010 to October 2010, Mr. Mills served as Chief Marketing Officer for Copart.com. From June 2002 to October 2009, Mr. Mills served as Vice President with Wal-Mart Stores Inc. Prior to that time, Mr. Mills held various positions at Priceline.com Europe, Onvia.com, PacificCoast Feather Company, PepsiCo, Inc., General Mills Inc., the New York City Elections Project and Andersen Consulting.

Kenny O’Brien. Mr. O’Brien has been the Chief Executive Officer of Music & Arts since 1988, including the time since 2005 when Music & Arts was acquired by us.

Stephen Zapf.  Mr. Zapf joined Musician’s Friend in 2006 as Executive Vice President, Marketing.  In January 2010, Mr. Zapf became Executive Vice President, Multichannel.  Prior to Musician’s Friend, Mr. Zapf was the Chief Operating Officer of DBI, Inc. after its merger in 2002 with Music123.com, where Mr. Zapf was founder and served as Chief Executive Officer & President.  Mr. Zapf began his career with McKinsey and Company.

Marty Albertson. Mr. Albertson joined Guitar Center in 1979. Mr. Albertson joined Guitar Center as a salesperson and has held various positions of increasing responsibility with Guitar Center since that time. From 1990 to 1999, Mr. Albertson served as our Executive Vice President and Chief Operating Officer. In 1999, Mr. Albertson became our President and Co-Chief Executive Officer. In 2004, Mr. Albertson became our Chairman of the Board and Chief Executive Officer. Mr. Albertson retired as our Chairman of Board of Directors and Chief Executive Officer in November 2010, at which time he became Non-Executive Chairman of the Board of Directors.  Mr. Albertson was elected a director in 1996. Mr. Albertson also serves as a director and Non-Executive Chairman of the Board of Directors of Holdings.  As a result of these and other professional experiences, Mr. Albertson possesses particular knowledge of our business, including our customers, suppliers, employees and other stakeholders, which strengthens the collective qualifications, skills and experience of our board of directors.

Jordan Hitch. Mr. Hitch is a Managing Director at Bain Capital, a position he has held since January 2005. Mr. Hitch joined Bain Capital in 1997 as an Associate and became a Principal in January 2006. Prior to joining Bain Capital, Mr. Hitch was with Bain & Company from 1995 to August 1997, Mr. Hitch serves on the board of directors of Bombardier Recreational Products, Gymboree Corp., Bright Horizons Family Solutions and Burlington Coat Factory. Prior to joining the firm, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries. Mr. Hitch also serves as a director and Vice President of Holdings.  As a result of these and other professional experiences, Mr. Hitch brings to our board significant experience in and knowledge of corporate finance and strategy development, which strengthen the collective qualifications, skills and experience of our board of directors.

Matthew Levin. Mr. Levin is a Managing Director at Bain Capital, a position he has held since 2000. Mr. Levin joined Bain Capital in 1992. Mr. Levin serves on the board of directors of Bombardier Recreational Products, Dollarama, Michaels Stores, Toys R Us, Edcon Holdings (Pty) Ltd., Lilliput, Inc. and Unisource. Prior to joining the firm, Mr. Levin was a consultant at Bain & Company where he consulted in the consumer products and manufacturing industries. Mr. Levin also serves as a director and Vice President of Holdings.  As a result of these and other professional experiences, Mr. Levin brings to our board significant experience in and knowledge of corporate finance and managing companies in industries similar to ours, which strengthen the collective qualifications, skills and experience of our board of directors.

Lew Klessel. Mr. Klessel is an Operating Partner at Bain Capital, a position he has held since January 2008. Mr. Klessel joined Bain Capital in October 2005 as an Executive Vice President. Prior to joining Bain Capital, Mr. Klessel held several senior operating positions with Home Depot from 1997 to September 2005, including President of HD Supply’s Facilities Maintenance business, Divisional Merchandise Manager and head of Home Depot’s Strategic Business Development function.  Prior to 1997, Mr. Klessel was a strategy consultant with McKinsey & Company and a senior auditor with Ernst & Young. Mr. Klessel serves on the board of directors of HD Supply, Inc. and Michaels Stores. Mr. Klessel also serves as a director and Vice President of Holdings.  As a result of these and other professional experiences, Mr. Klessel brings to our board extensive experience in and knowledge of operating and managing complex organizations, particularly in the retail industry, which strengthen the collective qualifications, skills and experience of our board of directors.

Warren Valdmanis. Mr. Valdmanis is a Principal at Bain Capital, a position he has held since January 2009. Mr. Valdmanis joined Bain Capital in November 2005 as a Senior Associate and became a Vice President in January 2007.  Prior to joining the firm, Mr. Valdmanis was Manager at Bain & Company from February 2004 to November 2005, where he focused on the media, communications and financial services industries. Mr. Valdmanis serves on the board of directors of Applied Systems.  Mr. Valdmanis also serves as a director and Vice President and Assistant Secretary of Holdings.  As a result of these and other professional experiences, Mr. Valdmanis brings to our board significant experience in and knowledge of corporate finance and strategy development, which strengthen the collective qualifications, skills and experience of our board of directors.

Tom Stemberg. Mr. Stemberg has been a Managing General Partner at Highland Consumer Fund, an equity co-investor in connection with the Transactions, since November 2006.  Mr. Stemberg joined Highland Consumer Fund in May 2005 as a venture partner. Prior to joining Highland, Mr. Stemberg founded Staples and served as its Chief Executive Officer for sixteen years until February 2002 and Chairman of the Board of Directors for three additional years until June 2005. Mr. Stemberg currently serves on the board of directors of CarMax, Inc., lulumon ahtletica, PETsMART, Inc., Pharmca, City Sports and Stri Vectin.  As a result of these and other professional experiences, Mr. Stemberg brings to our board deep knowledge of and expertise in finance, corporate strategy development and leading complex organizations, which strengthen the collective qualifications, skills and experience of our board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our executive officers who are listed in the Summary Compensation Table set forth below, which we refer to as our “named executive officers.”

The Compensation Committee of the Board of Directors of Holdings, referred to as the Compensation Committee, was comprised of Marty Albertson, Jordan Hitch and Matthew Levin for the period January 1, 2010 until October 31, 2010.  On November 1, 2010, Mr. Albertson resigned from the Compensation Committee in connection with his transition from Chief Executive Officer to Non-Executive Chairman of the Board of Directors. At that time, Mr. Trojan was appointed as the Chairman of the Compensation Committee by the Board of Directors in connection with his promotion from Chief Operating Officer to Chief Executive Officer.  Both Mr. Hitch and Mr. Levin are affiliated with Bain Capital, our sponsor, and both Mr. Albertson and Mr. Trojan were our Chief Executive Officer during the period in 2010 that each served on the Compensation Committee.  As a result, none of the members of Compensation Committee has been deemed to be an independent director.

Compensation Program

Our philosophy in establishing compensation policies for our officers and executive officers, including our named executive officers, is to align compensation with our strategic goals and our sponsor’s growth objectives, while concurrently providing competitive compensation that enables us to attract and retain highly qualified executives.  The principal guiding objectives of our compensation policies are to:

•                  fairly compensate our executive officers;

•                  attract and retain highly qualified individuals able to drive our financial performance and meet strategic goals;

•                  motivate executive officers to achieve exceptional levels of operating and financial performance; and

•                  align executive officers’ interests with the long-term goals of our stockholders.

Currently, the total compensation for our officers and executive officers, including our named executive officers, consists of three main components: base salary, annual cash incentive bonuses and long-term equity-based incentive compensation awards.  We strive to reward exceptional corporate and financial performance with higher annual cash compensation.  While the Compensation Committee takes into account tax and accounting considerations in structuring the components of our compensation program, these considerations are secondary to the primary objectives described above.

Compensation Strategy

The Compensation Committee, in consultation with the Board of Directors and our Chief Executive Officer (other than with respect to his own compensation), is responsible for determining the compensation of all executive officers, including our named executive officers.  Neither Mr. Albertson nor Mr. Trojan participated in the compensation committee’s deliberations regarding their own compensation.

The compensation for officers below the executive officer level is typically established by our Chief Executive Officer, in consultation with the Compensation Committee.  Our Chief Administrative Officer, who is the head of the human resources department, also makes recommendations to the Compensation Committee with respect to the compensation of officers and executive officers, other than the Chief Executive Officer.

To determine compensation levels for the executive officers, the Compensation Committee considers principally the consolidated financial performance of our company, including the achievement of financial and strategic initiatives.  An executive officer's compensation level relative to other executive officers is also influenced by such officer's position and related responsibilities, length of service to our company and prior employment experience.  For example, our Chief Executive Officer's total compensation is greater than that of other current executive officers due to his leadership in setting overall strategic goals and his considerable past experience as a chief executive.  Likewise, the compensation for Mr. Albertson, our former Chief Executive Officer and current non-executive Chairman, is a reflection of his leadership contributions during 2010, his long history with and knowledge of our company and his role in guiding our Board of Directors.  The compensation for Mr. Mason, our Chief Financial Officer, reflects his role in managing and leading our financial and accounting systems and his 15 years of service to our company.  The compensation for Mr. O'Brien, the Chief Executive Officer of our Music & Arts business, reflects his more than 20 years of service to that business and his leadership of an important business segment, while the relatively lower total compensation for Mr. Hamlin, our Executive Vice President, Guitar Center Brands, is principally a reflection of the fact that he recently joined our company.

The Compensation Committee also considers overall past compensation and incentives and seeks to appropriately motivate executives to achieve high levels of company performance. The Compensation Committee, through its members’ involvement in numerous other of our sponsor’s portfolio companies, has access to compensation-related information that serves to build our overall compensation program for employees generally, and for executive officers in particular.

To date, we have not formally benchmarked our executive compensation against peer companies, nor have we identified a group of peer companies which would be included in a benchmarking survey. Compensation amounts historically have been highly individualized and discretionary, based largely on the collective experience and judgment of our Compensation Committee members, along with input from our Chief Executive Officer and other executive officers, as appropriate. While our Compensation Committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted any policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation.  Approvals by the

Compensation Committee are therefore predominantly based on the experience of the members of the Compensation Committee and alignment with our overall strategic direction and goals.

Components of Compensation

Base Salaries

Base salaries for our named executive officers are generally established at what the Compensation Committee believes are competitive levels based on the members’ experience and knowledge of compensation paid by similar companies for similar positions and considering the scope of the individual’s responsibilities, individual performance and prior experience, our operating and financial performance and the achievement of planned financial and strategic initiatives.  The Compensation Committee sets base salaries at levels designed to attract and retain highly qualified individuals able to drive our financial performance and meet strategic goals.  Base salaries are reviewed and adjusted annually as deemed appropriate by the Compensation Committee, but adjustments may occur at any time during a fiscal year at the discretion of the Compensation Committee.

Effective November 1, 2010, Gregory Trojan was appointed as our Chief Executive Officer.  Pursuant to his employment agreement, Mr. Trojan’s base salary was set at $850,000 per year, with potential annual increases at the discretion of the Compensation Committee considering in good faith industry practices for similarly situated executives.  In setting Mr. Trojan’s base salary, the Board of Directors and the Compensation Committee considered Mr. Trojan’s prior compensation as our Chief Operating Officer, the scope and responsibilities of his new position, the competitive market salary at comparable companies and his knowledge of our industry.  See “Employment and Other Agreements - Chief Executive Officer.”

Mr. Mason’s base salary was $367,500 during 2010. Mr. Mills commenced employment on January 2, 2011, and as a result did not receive compensation during 2010.  Mr. Hamlin’s base salary was set at $330,000 in connection with the commencement of his employment on June 1, 2010.  Mr. O’Brien’s base salary was $371,315 during 2010.

Marty Albertson, currently Non-Executive Chairman of the Board of Directors, retired as our Chief Executive Officer on November 1, 2010.  On August 11, 2010, we and Mr. Albertson entered into a non-executive chairman agreement, pursuant to which, until the completion of a transition period that ended on November 1, 2010, Mr. Albertson received a base salary equal to $1,000,000 per year for his services as our Chief Executive Officer.  Mr. Albertson is entitled to receive the same annual base salary for his services as Non-Executive Chairman of the Board of Directors until August 11, 2014.  The agreement does not contemplate annual increases.  During his term as Chief Executive Officer, Mr. Albertson’s base salary was established by the Compensation Committee using the same criteria as that used to establish Mr. Trojan’s base salary.  See “Employment and Other Agreements - Non-Executive Chairman.”

The base salary for each of our named executive officers is listed below in the summary compensation table.

Annual Bonuses

In April 2010, the Compensation Committee approved the executive bonus plan to provide financial incentives to executive officers and other members of management who are in a position to drive our financial performance and meet strategic goals.

Under the executive bonus plan, each named executive officer has an annual incentive target expressed as a percentage of base salary.  Each named executive officer’s annual incentive award is based on EBITDA results for the enterprise or one or more of our business units. We believe that this methodology closely aligns the named executive officer’s interests with our stockholders’ interests, as we believe that EBITDA is an accurate indicator of our financial performance. We calculate EBITDA, for this purpose, as earnings (loss) before interest, tax, depreciation and amortization with certain adjustments.

Accordingly, each named executive officer was entitled to a bonus of up to a certain percentage of that executive officer’s base salary.  The Compensation Committee sets the threshold, target and maximum performance levels for all of the executive officers.  The final award depends upon the actual level of performance achieved.  The Compensation Committee, however, retains the right to make adjustments in its sole discretion.  The target levels of performance for the bonus goals were set at levels that the Compensation Committee believed to be reasonably achievable in view of our historical annual performance.

For 2010, Mr. Trojan, Mr. Mason and Mr. Albertson each had his bonus based upon overall company adjusted EBITDA results.  Mr. Hamlin had his bonus based upon the adjusted EBITDA results of our Guitar Center business.  Mr. O’Brien had 70% of his bonus upon the adjusted EBITDA results of our Music & Arts business and 30% of his bonus based on the achievement of free cash flow targets at our Music & Arts business.  Mr. Albertson and Mr. Trojan had a target threshold of 100% of their salaries, Mr. Mason and Mr. O’Brien had a target threshold of 75% of their salaries and Mr. Hamlin had a target threshold of 50% of his salary.

For 2010, the Compensation Committee established target levels for bonuses, with threshold bonuses beginning at 94% of target, and maximum bonuses being obtained at 120% of target, except for the Music & Arts results which required 125% of target for the maximum bonus.

The Compensation Committee established Adjusted EBITDA targets of $194.0 million for the overall company, $165.9 million for the Guitar Center business and $14.4 million for the Music & Arts business. The Compensation Committee also established a free cash flow target of $26.3 million for the Music & Arts business.

Based on the company’s performance during 2010, we achieved 95% of the Adjusted EBITDA target for the overall company and paid 30% of the target bonus.  We achieved 96% of the Adjusted EBITDA target for the Guitar Center business and paid 44% of the target bonus.  We achieved 119% of the Adjusted EBITDA target for the Music & Arts business and paid 138% of the target bonus.  We achieved 93.4% of the free cash flow target for the Music & Arts business and paid 18% of the target bonus.

Actual amounts paid to our named executive officers for 2010 are listed below in the Summary Compensation Table.

Long-Term Equity-Based Compensation

To date, our long-term incentive awards have primarily been in the form of stock options granted under the  Guitar Center Holdings, Inc. 2009 Amended and Restated Management Equity Plan, which we refer to as the option plan, which was adopted by the Board of Directors on November 18, 2009.  The option plan allows for the grant of non-qualified stock options and non-qualified rollover options, which are options granted before the original effective date of the option plan in connection with the contribution of equity by the executive officers in connection with the Transactions.

We have used grants of stock options as our principal form of equity incentive because we believe stock options are an effective means to align the long-term interests of our executive officers with those of our stockholders. The options attempt to achieve this alignment by providing our executive officers with equity incentives that vest over time or upon the occurrence of certain events. The value of an option is at risk for the executive officer and is entirely dependent on the value of a share of our stock. The value of our stock is dependent in many ways on management’s success in achieving our goals. If the price of our common stock drops, for any reason, over the vesting period of the option, the value of the option to the executive will drop and could become worthless.

The size of each option award is intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects our Compensation Committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within our company. Awards are generally granted in the year that an executive officer commences employment.  Additional options may be granted in the discretion of the Compensation Committee.  The size of option grants is determined by the Compensation Committee, typically based on the recommendation of our Chief Executive Officer (except with respect to his own option grants).

We may in the future grant other forms of equity incentives, subject to the Compensation Committee’s discretion, to ensure that our executives are focused on long-term value creation.

The following is a summary of the material terms of the option plan, but does not include all of the provisions of the option plan. For further information about the option plan, we refer you to its complete copy filed as an exhibit to the registration statement, of which this prospectus is a part.

Administration.   The option plan is currently administered by our Compensation Committee.

Available Shares.  Under the option plan, the Compensation Committee may authorize awards consisting of rollover options in such numbers of shares as it may determine from time to time.  An aggregate of no more than 1,102,500 shares of the common stock of Holdings are reserved for issuance of options other than rollover options, plus an additional number of options issued as replacement options for rollover options under the rollover program described below.

Eligibility for Participation.  Our officers, directors, employees, consultants and advisors are eligible to receive awards under the option plan.

Options.  Unless otherwise provided in an award agreement, options granted under the option plan have a ten year contractual term and are divided into three equal tranches.  Each tranche is subject to a five-year service-based vesting period with 20% vesting on each anniversary date based on the original grant date.  The vesting of tranche 3 awards is also dependent on achievement of performance- and market-based vesting conditions, requiring the realization in a liquidity event of an investment return equal to one and one-half times the investment by Bain Capital, or approximately $900 million based on an investment of approximately $600 million.  Tranche 3 awards are only deemed fully vested when they have both time vested and performance vested.  As of June 30, 2011, all outstanding tranche 1 and 3 awards have an exercise price of $63.00 per share and all outstanding tranche 2 awards have an exercise price of $31.50 per share.

The plan provides for accelerated vesting of unvested stock options if there is a change in control, as defined in the option plan, or if Bain Capital fails to own at least 10% of our aggregate common stock after an initial public offering.  However, no named executive officer would have received a payment or benefit as a result of this provision if a change in control had occurred as of December 31, 2010 because the value of our common stock did not exceed the exercise price of options held on that date.

The size of each award was based on each named executive officer’s position and the total target compensation packages deemed appropriate for such positions.  The Compensation Committee believes these awards were reasonable and consistent with the nature of the individuals’ responsibilities and satisfied the goals of competitive compensation and the retention of key executive officers.

Rollover options. The Compensation Committee issued options as consideration for the agreement of the respective participant to forgo the exercise of options issued by subsidiaries of Holdings prior to the original effective date of the option plan in connection with the Transactions in 2007.  We refer to these options as “rollover options.”  However, the Compensation Committee has discretion to determine the quantity, price and the terms and conditions of future awards of rollover options.

Options that were granted on October 12, 2010 were replacement awards for rollover options.  During 2010, all outstanding rollover options, with exercise prices ranging from $15.31 to $15.75, were exercised in a cashless exercise, whereby shares were surrendered to satisfy the exercise price.  Concurrently with the cashless exercise, new options were granted to replace the surrendered options.  The replacement options were fully vested with a contractual term of ten years from the grant date of October 12, 2010, and had an exercise price of $22.82, which was equal to the fair market value of our common stock on the grant date.

Aircraft Usage

We currently own and operate an airplane to facilitate business travel of senior executives in a safe and efficient manner. Mr. Trojan is currently permitted to use the airplane for personal travel and Mr. Albertson was permitted to do so while he was our Chief Executive Officer.

During 2010, Mr. Albertson and Mr. Trojan reimbursed the company for personal flights on the company’s airplane.  Mr. Albertson and Mr. Trojan were required to pay us the incremental costs of personal use, such as: expenses for fuel, oil, lubricants and other additives; crew travel expenses, including food, lodging and ground transportation; hangar and tie-down costs when the airplane is required to be away from the airplane’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes, and similar assessments; customs, foreign permit, and similar fees directly related to the flight; in-flight food and beverage; passenger ground transportation; and flight planning and weather contract services for such flight.  Because our airplane is used primarily for business travel, we do not charge Mr. Albertson or Mr. Trojan for the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase cost of the aircraft and the cost of maintenance not related to trips.

For personal use of the company airplane, including family members, Mr. Albertson and Mr. Trojan receive imputed income at the Standard Industry Fare Level (“SIFL”), which is the value ascribed for such travel for federal income tax purposes. Under our policies, no incremental cost is recognized when Mr. Albertson or Mr. Trojan is accompanied by a family member on a business trip. The amount shown in the Summary Compensation Table below regarding aircraft usage reflects our estimate of the actual incremental costs for the airplane. This amount does not reflect Mr. Albertson’s or Mr. Trojan’s imputed income for tax purposes, which will vary from the amount disclosed.

Internal Revenue Code Section 280G Tax Gross-Up Payments

Section 280G of the Internal Revenue Code generally provides that, if certain payments in the nature of compensation paid in connection with a change of control exceed three times the individual’s base amount of compensation (generally an average of the individual’s Form W-2 compensation for the five years preceding the year in which the change in control occurs), then all amounts paid in excess of one times the base amount of compensation are not deductible by us. Section 4999 of the Internal Revenue Code imposes a twenty percent excise tax on the recipient of any excess payment.

Mr. Trojan’s employment agreement provides that if he is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code as a result of any payments under the employment agreement, we will pay him a “gross-up payment” equal to the sum of the excise tax and all federal, state and local income and employment taxes payable by him with respect to the gross-up payment. As a result, the company would provide Mr. Trojan with payments so that he would receive on an after-tax basis an amount equal to the amount he would have received in the absence of the imposition of excise taxes.

Other Benefits and Perquisites

Our named executive officers also receive various other benefits and perquisites.  During 2010, these benefits included company-paid medical benefits and either a car allowance or the eligibility to participate in our company provided car program.  The Compensation Committee and the Board of Directors believe these benefits and perquisites are reasonable and consistent with the nature of our named executive officers’ responsibilities, provide a competitive level of total compensation to our executives and serve as an important element in retaining those individuals.

Compensation Tables

The following tables provide information regarding the compensation earned by our named executive officers during 2010.  Mr. Mills, our new Executive Vice President, Direct Brands, is not represented in the tables below because he was hired effective as of January 3, 2011, and accordingly did not receive any compensation from us during 2010.

Summary Compensation Table

The following table provides information for 2010 concerning compensation earned for services rendered in all capacities by our named executive officers.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	All Other Compensation (5)	Total
Gregory Trojan, Chief Executive Officer(3)	2010	$657,692	$264,000	$234,486	$36,257	$1,192,435
Erick Mason, Executive Vice President and Chief Financial Officer	2010	367,500	121,275	288,429	27,224	804,428
Frank Hamlin, Executive Vice President, Guitar Center Brands	2010	190,385	—	5,083	11,250	206,718
Kenneth O’Brien, Chief Executive Officer, Music & Arts	2010	371,315	417,729	67,570	5,225	861,839
Marty Albertson, Former Chairman and Chief Executive Officer(4)	2010	1,000,000	440,000	1,668,197	69,022	3,177,219

(1)          The amounts in this column reflect the cash awards to our named executive officers under the executive bonus plan, which are discussed in further detail in the preceding section “Compensation Discussion and Analysis—Compensation Elements—Annual Bonuses.”

(2)          The amounts in this column represent compensation expense recognized for stock option awards granted to the named executive officers.  Compensation cost on stock option awards is measured based on the grant date fair value of stock option awards and recognized according to the service and vesting terms of the awards. Fair value for the awards and compensation cost recognized for each year are computed in accordance with FASB ASC Topic 718, using the assumptions stated in the notes to consolidated financial statements included in this registration statement. Because Holdings is a privately-held company and there is no market for its common stock, the fair market value of its common stock is determined by our Board of Directors based on available information that is material to the value of its common stock, including any third party valuation reports, the principal amount of our indebtedness, our actual and projected financial results and fluctuations in the market value of publicly-traded companies in our industry.

(3)          Mr. Trojan became our Chief Executive Officer on November 1, 2010, at which time his increased salary became effective.  See “-Compensation Discussion and Analysis-Components of Compensation-Base Salary.”

(4)          Mr. Albertson retired as our Chief Executive Officer on November 1, 2010; however, he continues to be compensated as our non-executive Chairman.  See “-Compensation Discussion and Analysis-Components of Compensation-Base Salary.”

(5)          The table below reflects the components of this column for 2010:

	Gregory Trojan	Erick Mason	Frank Hamlin	Kenneth O’Brien	Marty Albertson
Medical Benefits(a)	$12,300	$12,300	$—	$2,530	$12,131
Automobile(b)	23,839	14,924	11,250	2,695	54,228
Personal Use of Airplane(c)	118	—	—	—	2,663
Total	36,257	27,224	11,250	5,225	69,022

(a)          Medical benefits includes our payment of the employee portion of health insurance premiums.

(b)         Automobile includes either an automobile allowance or the incremental costs to us associated with the named executive officer’s use of a company car, including the value of the use of the company car, automobile insurance costs incurred on behalf of each named executive officer, fuel expenses and maintenance expenses.  Mr. Albertson’s automobile also includes a payment of $23,000 for his vehicle in connection with his transition agreement.

(c)          During 2010, Mr. Albertson and Mr. Trojan reimbursed the company for personal flights on the company’s airplane.  Mr. Albertson and Mr. Trojan were required to pay us the incremental costs of personal use, including: expenses for fuel, oil, lubricants and other additives; crew travel expenses, including food, lodging and ground transportation; hangar and tie-down costs when the airplane is required to be away from the airplane’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes, and similar assessments; customs, foreign permit, and similar fees directly related to the flight; in-flight food and beverage; passenger ground transportation; and flight planning and weather contract services for such flight.  Because our airplane is used primarily for business travel, we do not charge the senior executive for the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase cost of the aircraft and the cost of maintenance not related to trips. During 2010, Mr. Trojan reimbursed us for personal travel in the amount of $2,639 and Mr. Albertson reimbursed us in the amount of $4,014.  For all other personal use of the company airplane, the senior executive receives imputed income at the Standard Industry Fare Level (“SIFL”), which is the value ascribed for travel for federal income tax purposes. Under SIFL, in 2010 Mr. Trojan received $118 in imputed income and Mr. Albertson received $2,663 in imputed income. In 2010, the difference between our incremental cost and the imputed income to the senior executive was $180 for Mr. Trojan and $1,991 for Mr. Albertson.

Grants of Plan-Based Awards

The following table sets forth the plan-based awards granted to our named executive officers during 2010.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (1)
Gregory Trojan (2)	11/1/2010	79,333	$63.00	$124,553
	11/1/2010	39,667	31.50	207,855
Erick Mason (3)	10/12/2010	18,901	22.82	128,905
Frank Hamlin (2)	7/20/2010	20,000	63.00	33,800
	7/20/2010	10,000	31.50	55,100
Kenneth O’Brien (3)	10/12/2010	1,081	22.82	7,372
Marty Albertson (3)	10/12/2010	169,577	22.82	1,156,515

(1)          Because Holdings is privately held and there is no market for its common stock, the fair market value is determined by the Board of Directors as of March 31 each year based on available information that is material to the stock value.  Relevant information includes third party valuation reports, indebtedness, actual and projected financial results and the market value of publicly traded companies in the retail industry.  Stock option awards were valued based on a price per share of $22.82, which was the estimated fair market value of Holdings’ common stock on March 31, 2010.

(2)          Stock option awards granted to Mr. Trojan and Mr. Hamlin are divided into three equal tranches.  Tranche 1 and tranche 3 awards have an exercise price of $63.00; tranche 2 awards have an exercise price of $31.50.  All option awards vest at the rate of 20% on each of the first five anniversaries of the grant date.  Vesting of tranche 3 awards is further conditioned on the achievement of specified investment returns by the majority stockholders.

(3)          Stock option awards granted on October 12, 2010 were fully vested on the grant date.  These awards were granted concurrently with the exercise of vested rollover stock options under the rollover program. See “Components of compensation - rollover options.”

Outstanding Equity Awards at Fiscal Year-End

The following table presents the unexercised and unvested stock options held by named executive officers at December 31, 2010. Each equity grant is shown separately for each named executive officer. Based on the terms of the grants, tranche 1 and tranche 2 awards vest and become exercisable in equal annual installments on the first five anniversaries of the grant date. Tranche 3 awards vest in equal annual installments on the first five anniversaries of the grant date, but only when market and performance conditions specified in the plan have been met. No named executive officers hold any stock awards.

	Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory Trojan, Chief Executive Officer (1)(2)
Tranche 1	21,756	15,244	63.00	12/29/2019
Tranche 2	7,400	29,600	31.50	12/29/2019
Tranche 3	—	37,000	63.00	12/29/2019
Tranche 1	—	39,667	63.00	11/1/2020
Tranche 2	—	39,667	31.50	11/1/2020
Tranche 3	—	39,666	63.00	11/1/2020
Erick Mason, Executive Vice President and Chief Financial Officer (3)(4)
Rollover Options	18,901	—	22.82	10/12/2020
Tranche 1	15,582	10,918	63.00	12/29/2019
Tranche 2	5,300	21,200	31.50	12/29/2019
Tranche 3	—	26,500	63.00	12/29/2019
Frank Hamlin, Executive Vice President, Guitar Center Brands (5)

Tranche 1	—	10,000	63.00	7/20/2020
Tranche 2	—	10,000	31.50	7/20/2020
Tranche 3	—	10,000	63.00	7/20/2020
Kenneth O’Brien, Chief Executive Officer, Music and Arts (3)(6)
Rollover Options	1,081	—	22.82	10/12/2020
Tranche 1	5,880	4,120	63.00	12/29/2019
Tranche 2	2,000	8,000	31.50	12/29/2019
Tranche 3	—	10,000	63.00	12/29/2019
Marty Albertson, Former Chairman and Chief Executive Officer (3)(7)
Rollover Options	169,577	—	22.82	10/12/2020
Tranche 1	49,980	—	63.00	12/29/2019
Tranche 2	17,000	—	31.50	12/29/2019
Tranche 3	—	17,000	63.00	12/29/2019

(1)          Option awards were granted to Mr. Trojan on December 29, 2009, of which 17,945 tranche 1 options were fully vested and exercisable on the grant date.  The remaining options vest at a rate of 20% on each of the first five anniversaries of the grant date, or immediately on a change in control.  Vesting for tranche 3 options is also conditioned on the achievement of a specified investment return by the majority stockholders.

(2)          Option awards were granted to Mr. Trojan on November 1, 2010, vesting at a rate of 20% on each of the first five anniversaries of the grant date, or immediately on a change in control.  Vesting for tranche 3 options is also conditioned on the achievement of a specified investment return by the majority stockholders.

(3)          Rollover option awards granted on October 12, 2010 were fully vested and exercisable on the grant date.

(4)          Option awards were granted to Mr. Mason on December 29, 2009, of which 12,853 tranche 1 options were fully vested and exercisable on the grant date. The remaining options vest at a rate of 20% on each of the first five anniversaries of the grant date, or immediately on a change in control.  Vesting for tranche 3 options is also conditioned on the achievement of a specified investment return by the majority stockholders.

(5)          Option awards were granted to Mr. Hamlin on July 20, 2010, which vest at a rate of 20% on each of the first five anniversaries of the grant date, or immediately on a change in control.  Vesting for tranche 3 options is also conditioned on the achievement of a specified investment return by the majority stockholders.

(6)          Option awards were granted to Mr. O’Brien on December 29, 2009, of which 4,850 tranche 1 options were fully vested and exercisable on the grant date. The remaining options vest at a rate of 20% on each of the first five anniversaries of the grant date, or immediately on a change in control.  Vesting for tranche 3 options is also conditioned on the achievement of a specified investment return by the majority stockholders.

(7)          Mr. Albertson retired as our Chairman and Chief Executive Officer on November 1, 2010.  In connection with his retirement, Mr. Albertson forfeited 171,020 outstanding options and kept 83,980 options, which were allocated as follows: (i) 49,980 tranche 1 options with an exercise price of $63.00 per share vested and exercisable, (ii) 17,000 tranche 2 options with an exercise price of $31.50 per share vested and exercisable and (iii) 17,000 tranche 3 options with an exercise price of $63.00 per share that vest in accordance with the performance-vesting component of the option plan.

Option Exercises and Stock Vested

The following table sets forth stock options exercised during 2010 for named executive officers.  There were no stock awards outstanding during 2010.

Name and Principal Position	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Erick Mason, Executive Vice President and Chief Financial Officer	23,508	536,453
Kenneth O’Brien, Chief Executive Officer, Music and Arts	1,366	31,172
Marty Albertson, Former Chairman and Chief Executive Officer	211,354	4,823,098

(1)          The exercise was part of the rollover program adopted in October 2010.  Under this program, the number of shares acquired on exercise were part of a cashless exercise whereby the net shares issued upon exercise of these options include: for Mr. Mason, 4,607, for Mr. O’Brien 285 and for Mr. Albertson 41,777.  Replacement rollover options were then granted in an amount equal to the difference between the number of options initially exercised and the net shares received. The new options were fully vested when issued and have an exercise price of $22.82, which was the estimated fair market value of our common stock on the grant date. See “Components of compensation - rollover options” and “Outstanding Equity Awards at Fiscal Year-End.”

(2)          Because Holdings is privately held and there is no market for its common stock, the fair market value is determined by the Board of Directors as of March 31 each year based on available information that is material to the stock value.  Relevant information includes third party valuation reports, indebtedness, actual and projected financial results and the market value of publicly traded companies in the retail industry.  Stock option awards were valued based on a price per share of $22.82, which was the estimated fair market value of Holdings’ common stock on March 31, 2010.

Restricted Stock Unit Exercises and Shares Vested

None of our named executive officers hold any restricted stock awards or other stock awards, including any that vested during 2010.

Pension Benefits

We did not sponsor any qualified or nonqualified defined benefit plans during 2010.

Nonqualified Deferred Compensation

We did not provide any deferred compensation programs or benefits during 2010.

Employment and Severance Agreements

Mr. Trojan, Chief Executive Officer

We are party to an employment agreement with Mr. Trojan that provides, among other things:

•                  that the term of the agreement ends on November 1, 2015, with automatic renewals for additional terms of one year unless either party provides notice of termination at least 180 days prior to the end of a particular term;

•                  a compensation package that includes an annual base salary of at least $850,000, an annual bonus opportunity with a target bonus equal to 100% of Mr. Trojan’s then current base salary, eligibility for vacation consistent with company policy and to participate in any automobile program made available to senior executives and to receive equity and other long-term incentive awards for which employees are generally eligible;

•                  intellectual property and non-disclosure provisions; and

•                  non-competition and non-solicitation provisions that extend for 18 months after the termination of Mr. Trojan’s employment.

If Mr. Trojan’s employment is terminated by us without “cause” or by him with “reasonable justification,” he is entitled to severance payments consisting of: (i) continued payment of base salary for 18 months following his termination of employment payable in accordance with our payroll practices, (ii) a lump sum payment equal to 100% of the base salary to be paid on the fifth anniversary of the date of termination, (iii) a lump sum payment equal to 50% of the base salary to be paid on the 18 month anniversary of the date of termination, (iv) any unpaid vacation, (v) reimbursement of outstanding expenses and (vi) continuation of automobile benefits.  All equity incentives received up to the date of termination will continue to be governed by the plan(s) pursuant to which such equity incentives were granted.  In addition, Mr. Trojan is entitled to receive any accrued base salary and a cash bonus equal to 100% of his base salary pro-rated for any partial year ending on the date of termination payable within 30 days after the date of termination.

Under Mr. Trojan’s employment agreement, “reasonable justification” is defined as the occurrence of any of the following events: (i) the executive is directed to perform an act which he reasonably believes to be in contravention of law, (ii) there has been a change in the executive’s title or responsibilities, (iii) there has been a reduction of the executive’s base salary or target bonus opportunity, (iv) the executive is required to relocate (within specified parameters) after having objected to such relocation, (v) there is a material failure by us to perform our obligations, (vi) prior to our common shares being listed on a national securities exchange, the executive is involuntarily removed as a member from, or is not elected as a member to, the Board of Directors, or (vii) any person other than Marty Albertson, Jordan Hitch or Matthew Levin is appointed as chairman of the Board of Directors.

Under Mr. Trojan’s employment agreement, “cause” is defined as any termination of his employment within 90 days after the board becomes aware of the occurrence of any of the following: (i) his ongoing and repeated failure to perform such lawful duties consistent with his position as are reasonably requested by the board in good faith as documented in writing, (ii) his ongoing and repeated material neglect of his duties on a general basis (other than as a result of illness or disability), notwithstanding written notice of objection from the board and the expiration of a 30 day cure period, (iii) his commission of any act of fraud, theft or criminal dishonesty with respect to the company or any of its subsidiaries or affiliates, or his conviction or plea of nolo contendere of or to any felony, (iv) his commission of any act involving moral turpitude which (A) brings the company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the company or any of its affiliates, and (v) his material breach of the agreement.

Mr. Mason, Chief Financial Officer

We are party to a severance benefits agreement with Mr. Mason.  We may elect to terminate Mr. Mason’s agreement by providing him notice at least 15 but less than 120 days prior to the closing of a public offering of our common stock for cash, and in that case the termination will be effective upon closing of that offering.  The agreement contains customary intellectual property, non-disclosure, non-competition and non-solicitation provisions that extend for one year after the termination of Mr. Mason’s employment.

Mr. Mason’s severance benefits agreement provides that if Mr. Mason is terminated without cause or if he terminates with reasonable justification, he is entitled to (i) cash severance equal to his current annual base salary payable over the 12 month period commencing on the date of termination, (ii) an annual bonus equal to the “target bonus,” (iii) unpaid vacation accrued through the date of termination, (iv) reimbursement of expenses and (v) health insurance coverage, if Mr. Mason elects continuation for the 12 month period commencing on the date of termination.  All equity incentives received up to the date of termination will continue to be governed by the option plan or other plans in effect.  If Mr. Mason is terminated for cause, he is entitled only to receive his base salary to the extent any amounts have accrued.

Under Mr. Mason’s severance benefits agreement, “reasonable justification” is defined as the occurrence of any of the following events: (i) he is directed to perform an act which he reasonably believes to be in contravention of law, (ii) there has been a material reduction in his title or responsibilities, (iii) there has been a material reduction of his base salary or target bonus opportunity, (iv) he is required to relocate  (within specified parameters) after having objected to such relocation and (v) there is a material failure by us to perform our obligations.

Under Mr. Mason’s severance benefit agreement, “cause” is generally defined as (i) the failure to perform lawful duties, (ii) the repeated material neglect of duties, (iii) the commission of fraud, theft or criminal dishonesty, (iv) the commission of any act involving moral turpitude (with certain qualifications) and (v) the material breach of the agreement.

Mr. Mills, Executive Vice President, Direct Brands

We are party to a severance benefits agreement with Mr. Mills.  We may elect to terminate his agreement by providing Mr. Mills notice at least 15 but less than 120 days prior to the closing of a public offering of our common stock for cash, and in that case the termination will be effective upon closing of that offering.  The agreement contains customary intellectual property, non-disclosure, non-competition and non-solicitation provisions that extend for one year after the termination of Mr. Mills’ employment.

Mr. Mills’ severance benefits agreement provides that if Mr. Mills is terminated without cause or if he terminates with reasonable justification, he is entitled to (i) cash severance equal to his current annual base salary, payable over six months if the date of termination is on or before January 3, 2012, and payable over 12 months if the date of termination is after January 3, 2012, (ii) an annual bonus equal to 25% of his current annual base salary if the date of termination is on or before January 12, 2012, or equal to his last annual cash bonus if the date of termination is after January 12, 2012, (iii) unpaid vacation accrued through the date of termination, (iv) reimbursement of expenses and (v) health insurance coverage, if Mr. Mills elects continuation for the period commencing on the date of termination and ending after six months if the date of termination is on or before January 3, 2012, or ending after 12 months if the date of termination is after January 3, 2012.  All equity incentives received up to the date of termination will continue to be governed by the option plan or other plans in effect.  If Mr. Mills is terminated for cause, he is entitled only to receive his base salary to the extent any amounts have accrued.

Under Mr. Mills’ severance benefits agreement, “reasonable justification” is defined as the occurrence of any of the following events: (i) he is directed to perform an act which he reasonably believes to be in contravention of law, (ii) there has been a material reduction in his title or responsibilities, (iii) there has been a material reduction of his base salary or target bonus opportunity, (iv) he is required to relocate  (within specified parameters) after having objected to such relocation and (v) there is a material failure by us to perform our obligations.

Under Mr. Mills’ severance benefits agreement, “cause” is generally defined as (i) the failure to perform lawful duties, (ii) the repeated material neglect of duties, (iii) the commission of fraud, theft or criminal dishonesty, (iv) the commission of any act involving moral turpitude (with certain qualifications) and (v) the material breach of the agreement.

Mr. O’Brien, Chief Executive Officer, Music & Arts

We are party to an employment agreement with Mr. O’Brien.  We may elect to terminate his agreement by providing Mr. O’Brien notice at least 15 but less than 120 days prior to the closing of a public offering of our common stock for cash, and in that case the termination will be effective upon closing of that offering.    The agreement contains customary intellectual property and non-disclosure provisions that extend after the termination of the agreement.  We also are a party to a non-compete agreement with Mr. O’Brien in connection with our purchase of the Music & Arts business that contains customary provisions and extends for a period of five years from the acquisition date or date of termination, whichever is later.

Mr. O’Brien’s employment agreement provides that if Mr. O’Brien is terminated without cause or if he terminates with reasonable justification, he is entitled to (i) cash severance equal to his current annual base salary payable, payable over 12 months commencing on the date of termination, (ii) an annual bonus equal to his last annual cash bonus, (iii) unpaid vacation accrued through the date of termination, (iv) reimbursement of expenses and (v) health insurance coverage, if Mr. O’Brien elects continuation for the period commencing on the date of termination and ending after 12 months.  All equity incentives received up to the date of termination will continue to be governed by the option plan or other plans in effect.  If Mr. O’Brien is terminated for cause, he is entitled only to receive his base salary only to the extent any amounts have accrued, plus unpaid vacation accrued through the date of termination and the reimbursement of expenses.

Under Mr. O’Brien’s employment agreement, “reasonable justification” is defined as the occurrence of any of the following events: (i) he is directed to perform an act which he reasonably believes to be in contravention of law, (ii) there has been a material reduction in his title or responsibilities, (iii) there has been a material reduction of his base salary or target bonus opportunity, (iv) he is required to relocate  (within specified parameters) after having objected to such relocation and (v) there is a material failure by us to perform our obligations.

Under Mr. O’Brien’s employment agreement, “cause” is generally defined as (i) the failure to perform lawful duties, (ii) the repeated material neglect of duties, (iii) the commission of fraud, theft or criminal dishonesty, (iv) the commission of any act involving moral turpitude (with certain qualifications) and (v) the material breach of the agreement.

Mr. Albertson, Non-Executive Chairman and Former Chairman and Chief Executive Officer

We entered into a non-executive chairman agreement with Mr. Albertson in connection with his retirement as our CEO and appointment as non-executive Chairman of the Board of Directors.  The agreement provides for a term of four years from

November 1, 2010, with year-to-year extensions at our option.  For his services as Chairman of the Board of Directors, Mr. Albertson is entitled to an annual salary of $1,000,000 and health and welfare insurance coverage at the same rate of contribution as in effect for executive vice presidents.  Additionally, on or about November 1, 2010, Mr. Albertson received a lump sum payment equal to $23,000 and title to the automobile he had been entitled to as Chief Executive Officer.  Upon the expiration of the initial term of his appointment as Chairman, on August 1, 2014, if Mr. Albertson’s agreement is renewed, Mr. Albertson will be entitled to receive an annual salary of $300,000 and the continuation of the health and welfare insurance coverage.  If his agreement is not renewed, or if renewed, upon termination, Mr. Albertson will be entitled to purchase medical, dental and vision coverage under the our employee benefit plans until he attains the age of 65.

Pursuant to the agreement, Mr. Albertson forfeited 171,020 outstanding options and kept 83,980 options, which were allocated as follows: (i) 49,980 tranche 1 options with an exercise price of $63.00 per share, which are vested and exercisable, (ii) 17,000 tranche 2 options with an exercise price of $31.50 per share, which are vested and exercisable and (iii) 17,000 tranche 3 options with an exercise price of $63.00 per share, which vest following satisfaction of the performance-vesting component of the Plan.  As Chairman, Mr. Albertson is no longer eligible to receive additional options or otherwise participate in our equity incentive plans but his tranche 3 options will generally survive termination of his employment until their expiration.  The agreement also contains customary intellectual property, non-disclosure, non-competition and non-solicitation provisions.

If Mr. Albertson is terminated without “cause”, his non-executive chairman agreement entitles him to payment of the aggregate amount of base salary payments that would have been paid after the date of termination until its expiration on August 1, 2014, payable (i) in pro rata monthly installments until the date of the second anniversary of the agreement, if the agreement is terminated before its second anniversary and (ii) 30 days after termination in a lump sum, if terminated after its second anniversary.  Upon termination for any reason during any extension period, Mr. Albertson will only be entitled to receive accrued and unpaid benefits.

Under Mr. Albertson’s employment agreement, “cause” is defined as any termination of his services under the agreement within 90 days after the board becomes aware of the occurrence of any of the following: (i) an act or failure to act that constitutes cause for removal of a director under applicable Delaware law, (ii) his ongoing and repeated failure to perform his lawful duties consistent with his position as are reasonably requested by the board in good faith as documented in writing, (iii) his ongoing and repeated material neglect of his duties on a general basis (other than as a result of illness or disability), notwithstanding written notice of objection from the board and the expiration of a 30 day cure period, (iv) his commission of any act of fraud, theft or criminal dishonesty with respect to the company or any of its subsidiaries or affiliates, or his conviction or plea of nolo contendere of or to any felony, (v) his commission of any act involving moral turpitude which (A) brings the company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the company or any of its affiliates, or (vi) his material breach of the agreement.

Potential Payments upon Termination or Change of Control

We have an employment agreement with Mr. Trojan and Mr. O’Brien, severance benefits agreements with Mr. Mason and Mr. Mills and a non-executive chairman agreement with Mr. Albertson.  See “-Employment and Other Agreements.”  As such, potential payments that could be received by our named executive officers upon termination of employment or a change-in-control would be related to these agreements and equity-based incentive awards granted under the option plan.

Termination Without Cause or With Reasonable Justification

In the event a named executive officer is terminated without cause or with reasonable justification, the executive will receive the cash compensation described above in connection with his applicable employment agreement or severance benefits agreement.

Termination for Any Other Reason

In the event a named executive officer is terminated for any other reason, including as a result of death, disability, voluntary resignation for other than with reasonable justification, the executive will only be entitled to receive all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of termination.

Change-in-Control

None of our named executive officers are entitled to receive any payments upon a change-in-control pursuant to the terms of the employment agreements or severance benefits agreements.

The option plan provides for the acceleration of the vesting of options upon the occurrence of certain events.  All outstanding options will become fully time vested upon a change of control or the closing of an initial public offering where our sponsors fail to own 10% of their originally purchase common stock.  However, no currently unvested options were in the money as of December 31, 2010, and as a result no proceeds would have been payable with respect to those options.

The following table shows amounts that would have been payable to our named executive officers had that officer been terminated without cause or with reasonable justification on December 31, 2010.  Mr. Mills commenced employment on January 3, 2011, and therefore would have received no benefits as of December 31, 2010.  Mr. Hamlin has no agreement relating to payments following termination and has no unvested stock options that are in the money, and therefore would have received no benefits as of December 31, 2010.  No named executive officer has unvested stock options that were in the money as of December 31, 2010.  All amounts are paid subject to the executive’s continued compliance with applicable non-disclosure, non-solicitation and non-compete provisions in his agreement as of the payment date.

Name	Benefit	Termination without cause or with reasonable justification
Gregory Trojan	Base salary continuation(1)	$1,275,000
	Lump sum payments(2)	1,275,000
	Automobile benefit(3)	35,759
	Continuation of benefits(4)	18,233
	Total	2,603,992

Erick Mason	Base salary continuation(1)	$367,500
	Bonus(5)	275,625
	Continuation of benefits(4)	12,156
	Total	655,281

Kenneth O’Brien	Base salary continuation(1)	$371,315
	Bonus(6)	348,108
	Continuation of benefits(4)	12,156
	Total	731,579

Marty Albertson	Severance payment(7)	$3,833,333
	Total	3,833,333

(1)          Base salary continuation would include continued payments equal to base salary over the severance period, payable with normal payrolls.

(2)          Mr. Trojan would receive two lump sum payments, one in an amount of $850,000 on the first anniversary of termination and the other in an amount of $425,000 on the 18 month anniversary of termination.

(3)          Automobile benefit includes the continuation of pre-termination benefits over the severance period, and is estimated based on the 2010 amount.

(4)          Continuation of benefits consists of company payments of the executive’s COBRA premiums over the severance period.

(5)          Mr. Mason would receive a payment equal to his target annual cash bonus.

(6)          Mr. O’Brien would receive a payment equal to his last annual cash bonus.

(7)          Mr. Albertson would receive a payment equal to the $4,000,000 payable over the term of his agreement, less the $166,666 paid under his agreement between November 1, 2010 and December 31, 2010.  This amount would be payable in equal monthly installments until November 1, 2012.  This amount would be payable if Mr. Albertson had died, become disabled or was terminated without cause as of December 31, 2010.

Director Compensation

Other than Mr. Albertson pursuant to his non-executive chairman agreement, the members of the Board of Directors are not paid any fees for services as directors.  However, they are entitled to receive reimbursement for expenses incurred in connection with rendering director services.  For information on the compensation provided to Mr. Albertson pursuant to his non-executive chairman agreement, please see “—Employment and Other Agreements” above.

Compensation Committee Interlocks and Insider Participation

Each of the members of our Compensation Committee is affiliated with our sponsor, Bain Capital, and has not been deemed an independent director.  None of our executive officers served on the compensation committee (or equivalent), or the Board of Directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As a result of the Transactions, all of Guitar Center’s outstanding stock is beneficially owned by Holdings.  The following table sets forth, as of August 15, 2011, certain information regarding the ownership of common stock of Holdings by

•                  each person who is the beneficial owner of more than 5% of its outstanding common stock;

•                  each member of the Board of Directors of Holdings and our named executive officers; and

•                  all named executive officers and directors as a group.

Beneficial ownership is based upon 9,755,467 shares of common stock outstanding as of August 15, 2011.

Name of Beneficial Owner(1)	Number of Shares	Percent of Outstanding Shares
Principal Stockholder:
Bain Capital Investors, LLC(2)	9,630,399	96.0%
Directors and Named Executive Officers:
Gregory Trojan	37,093	0.4
Erick Mason	44,390	0.5
Frank Hamlin	4,000	—
Soren Mills	—	—
Kenneth O’Brien	10,296	0.1
Marty Albertson	278,334	2.9
Jordan Hitch(2)	—	—
Matthew Levin(2)	—	—
Lew Klessel(2)	—	—
Warren Valdmanis(2)	—	—
Tom Stemberg	—	—
All Directors and Officers as a Group (9 persons)	403,971	4.1%

(1)          Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of common stock owned as of August 15, 2011 by the person indicated.

(2)          Includes: (i) 9,289,701 shares of common stock held by Bain Capital Integral Investors 2006, LLC (“Integral Investors”), (ii) 69,471 shares of common stock held by BCIP TCV, LLC (“BCIP TCV”) and (iii) 1,227 shares of common stock held by BCIP-G Associates (“BCIP-G”).  Bain Capital Investors, LLC (“BCI”) is the Administrative Member of and makes investment and voting decisions on behalf of each of Integral Investors and BCIP TCV.  BCI is also the Managing General Partner of BCIP-G.  As a result of these relationships, BCI may be deemed to control Integral Investors, BCIP TCV and BCIP-G, and thus may be deemed to share voting and dispositive power with respect to the shares of Holdings held by such entities.  BCI expressly disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  Investment and voting decisions by BCI are made jointly by three or more individuals who are managing directors of the entity, and therefore no individual managing director of BCI is the beneficial owner of the shares directly owned by Integral Investors, BCIP TCV and BCIP-G.  Messrs. Levin and Hitch are Managing Directors and Members of BCI, and therefore may be deemed to share voting and dispositive power with respect to all of the shares of common stock beneficially owned by Integral Investors, BCIP TCV and BCIP-G.  Neither Mr. Klessel nor Mr. Valdmanis has voting or dispositive power over any shares of common stock that may be deemed to be beneficially owned by such entities.  The address for Integral Investors, BCIP TCV, BCIP-G, BCI and Messrs. Levin and Hitch is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Transactions

In connection with the Transactions, we entered into a number of agreements with related parties, including Bain Capital and members of our senior management.  These agreements were entered into as of October 9, 2007, and the material terms of these agreements are summarized below.

Shareholders Agreement

We are party to a shareholders agreement with Bain Capital, a co-investor that owns less than 5% of Holdings’ common stock and members of our senior management who own securities of Holdings. Subject to specified conditions, the agreement requires the shareholders to consent to any sale of Guitar Center or Holdings to a non-affiliate of Bain Capital if the sale is approved by Bain Capital. This provision generally applies to any set of transactions that results in the acquisition, by a person or group of related persons, of substantially all of Holdings’ assets or Holdings’ equity with sufficient voting power to elect a majority of its directors.  However, a public offering of Holdings’ stock is not subject to this provision.

The shareholders agreement also contains provisions with respect to the registration of our common stock. These provisions provide Bain Capital with the right at any time, subject to certain conditions, to request us, any corporate successor thereto or any of our subsidiaries, to register at our expense any or all of its securities under the Securities Act on Form S-1, which we refer to as a “long-form registration,” or on Form S-3, which we refer to as a “shortform registration.”  In addition, following an initial public offering by us, subject to certain conditions, Bain Capital will have the right to request unlimited short-form registrations at our expense. We are not required, however, to affect any long-form registration within a fixed amount of days after the effective date of a previous long-form registration or a previous registration in which Bain Capital was given the piggyback rights described in the following sentence. At our expense, Bain Capital and members of our management holding securities are entitled, subject to certain underwriter cutbacks, to the inclusion of their securities in any registration statement used by us to register any offering of our equity securities (other than pursuant to an initial public offering or a registration on Form S-4).

Advisory Agreement

We are party to an advisory agreement with Bain Capital pursuant to which Bain Capital provides us with management and consulting services and financial and other advisory services. Pursuant to the agreement, we pay Bain Capital a periodic fee of $1 million per fiscal quarter plus reimbursement for reasonable out-of-pocket fees. This quarterly fee will be adjusted to an amount mutually agreed on by Bain Capital and us following an initial public offering. Additionally, we pay Bain Capital a fee equal to 1% of the transaction value of each acquisition, disposition or divesture involving us. In connection with this agreement, we paid Bain Capital fees of $4.3 million in 2008 and 2009, $4.5 million in 2010 and $2.3 million for the six months ended June 30, 2011. The advisory agreement has a 10-year initial term, and thereafter is subject to automatic one-year extensions unless we or Bain Capital provides written notice of termination; the agreement terminates automatically upon a change of control. If the agreement is terminated early, then Bain Capital will be entitled to receive all unpaid fees and unreimbursed out-of-pocket fees and expenses. The agreement includes customary indemnities in favor of Bain Capital.

Consulting Agreement

On October 9, 2007, Bain Capital entered into a consulting agreement with Mr. Stemberg, one of our and Holdings’ directors. Pursuant to the consulting agreement, Bain Capital pays Mr. Stemberg a periodic fee of $25,000 per fiscal quarter in exchange for his board level services to us and Holdings.

Employment and Severance Arrangements

In connection with the Transactions, we entered into or revised certain existing employment and severance agreements with our named executive officers. See “Executive compensation—Employment and Severance Arrangements.”

Other Arrangements

During each of 2008, 2009 and 2010, we made payments in the aggregate of approximately $0.6 million to MACBEN, LLC, a Maryland limited partnership (“MACBEN”), under the Music & Arts leases for its headquarters building located in Frederick, Maryland. During the six months ended June 30, 2011, we made payments in the aggregate of approximately $0.3 million to MACBEN under the lease. Kenneth O’Brien, the Chief Executive Officer of Music & Arts, owns a 30% interest in MACBEN. We entered into this lease in connection with our acquisition of Music & Art Center, Inc., in April 2005.

Approval of Related Party Transactions

We have not adopted any formal policies or procedures for the review, approval or ratification of certain related-party transactions that may be required to be reported under the SEC disclosure rules. However, prior to entering into a related party transaction, our board of directors reviews such transaction for any conflicts of interest or unfavorable terms relative to a similar arms-length transaction.  Our board of directors believes that the transactions described in this section were on an arms-length basis and in the best interests of the stockholders.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Term Loan Credit Facility

On October 9, 2007, Guitar Center entered into a senior secured term loan credit facility with J.P. Morgan Securities Inc., as lead arranger, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, which was amended pursuant to the first amendment as of March 2, 2011 (the “First Amendment”) (the “Senior Secured Term Loan Credit Facility”). The Senior Secured Term Loan Credit Facility consisted of $613,809,920.79 of Extended Term Loans (as defined below) and $7,952,079.21 of Non-Extended Term Loans (as defined below), in each case,  as of June 30, 2011.

Guarantors

The borrower under the Senior Secured Term Loan Credit Facility is Guitar Center (the “Borrower”). All obligations under the Senior Secured Term Loan Credit Facility are unconditionally guaranteed by certain of our subsidiaries (collectively, the “guarantors”). The collateral for borrowings under the Senior Secured Term Loan Credit Facility consists of:

•                  a second-priority security interest in all accounts receivable arising from the sale of inventory (and other goods and services), inventory, cash, deposit accounts and, in each case, proceeds thereof (such assets, the “ABL Collateral”) and

•                  a first-priority security interest in all of the capital stock in subsidiaries held by Holdings, the Borrower and the guarantors, substantially all plant, material owned real property located in the United States and equipment of the Borrower and the guarantors and substantially all other personal property of the Borrower and the guarantors (other than the ABL Collateral), including patents, copyrights, trademarks, other general intangibles and proceeds of the foregoing (such assets, the “Term Loan Collateral”).

Maturity

The maturity of the Senior Secured Term Loan Credit Facility is April 9, 2017 (the “Extended Term Loan Maturity Date”), for term loans that were extended pursuant to the First Amendment (the “Extended Term Loans”) and October 9, 2014 (the “Non-Extended Term Loan Maturity Date”), for term loans that were not extended pursuant to the First Amendment (the “Non-Extended Term Loans”). The Extended Term Loans made pursuant to the Senior Secured Term Loan Credit Facility must be repaid in full on or prior to the Extended Term Loan Maturity Date, and the Non-Extended Term Loans made pursuant to the Senior Secured Term Loan Credit Facility must be repaid in full on or prior to the Non-Extended Term Loan Maturity Date. The term loans, both Extended Term Loans and Non-Extended Term Loans, must be repaid in installments of 0.25% of the original aggregate principal amount thereof on the last day of each fiscal quarter with a bullet payment at each respective maturity.

Interest Rates

At the Borrower’s option, loans under the Senior Secured Term Loan Credit Facility may be maintained from time to time as:

•                  Prime Rate (as defined below) loans, which bear interest at the Applicable Margin (as defined below) in excess of the Prime Rate in effect from time to time or

•                  LIBO Rate (as defined below) loans, which bear interest at the Applicable Margin in excess of the LIBO Rate (adjusted for maximum reserves) as determined by the administrative agent for the respective interest period.

“Prime Rate” is defined in the Senior Secured Term Loan Credit Facility to mean the highest of (i) the variable annual rate of interest then determined by JPMorgan Chase Bank, N.A. at its principal office in New York, New York as its “Prime Rate,” (ii) 1/2 of 1.00% per annum in excess of the federal funds rate and (iii) the LIBO Rate applicable to an interest period of one month (or, if higher, and only in the case of Extended Term Loans, three months) on such day plus 1.00% per annum.

“LIBO Rate” means, in relation to any interest period, (A) the rate per annum equal to the rate determined by the administrative agent  to be the offered rate that appears on the page of the Moneyline Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in United States dollars with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, (B) if the rate referenced in the immediately preceding clause (A) is not available, the rate per annum equal to the rate determined by the administrative agent to be the offered rate on such other page that displays an average British Bankers Association Interest Settlement Rate for deposits in United States dollars with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period or (C) if the rates referenced in the immediately preceding clauses (A) and (B) are not available, the rate per annum determined by the administrative agent as the rate of interest at which deposits in United States dollars for delivery on the first day of such interest period that JPMorgan Chase Bank, N.A. would offer to major banks in the London interbank Eurodollar market in London, England at approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period.  With respect to the Extended Term Loans, for any interest period of one or two months, such interest rate will be the rate, if higher, which would be applicable for an interest period of three months).

“Applicable Margin” is defined to mean a percentage per annum equal to, in the case of any (1) Non-Extended Term Loan that is a Prime Rate loan, 2.50%, (2) Non-Extended Term Loan that is a LIBO Rate loan, 3.50%, (3) Extended Term Loan that is a Prime Rate loan, 4.25% and (4) Extended Term Loan that is a LIBO Rate loan, 5.25%.

Availability

Initial Availability.  No amounts under the term loans, once repaid, may be reborrowed.

Incremental Availability.  The Senior Secured Term Loan Credit Facility provides for incremental term loan facilities in an aggregate principal amount of $50.0 million plus the amount available such that the consolidated secured net leverage ratio is less than or equal to 2.75:1.00 on a pro forma basis after giving effect to the incremental indebtedness, provided that each incremental term loan facility will be no less than $10.0 million (unless such lesser amount represents all remaining availability under the incremental term loan facilities) and no default or event of default will exist or arise therefrom. The incremental term loans will rank pari passu in right of payment and security with the term loans and may not mature earlier than the Extended Term Loan Maturity Date.

Term Loan Extensions and Refinancings

The Senior Secured Term Loan Credit Facility permits extensions to the maturity of the term loans and modifications to their terms so long as certain conditions are satisfied, including, among others, that no default or event of default exists and that the terms of the extended term loans be the same as the term loans being extended (except as to interest rates, fees, final maturity date and certain other terms).

The Senior Secured Term Loan Credit Facility permits refinancing the term loans with additional term loans so long as certain conditions are satisfied, including, among others, that the additional term loans rank pari passu in right of payment and security with other term loans and that the additional term loans have terms and conditions that are substantially identical to, or no less favorable to applicable lenders than, the term loans being refinanced.

The Senior Secured Term Loan Credit Facility also permits refinancing the term loans with secured or unsecured notes in certain cases.

Covenants

The Senior Secured Term Loan Credit Facility requires us to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions and qualifications:

Affirmative Covenants.

The affirmative covenants require, among other things:

•                  delivery of financial information (including annual, quarterly and monthly financial statements);

•                  delivery of information regarding collateral;

•                  preservation of corporate existence and conduct of business;

•                  payment of taxes;

•                  maintenance of properties;

•                  maintenance of appropriate and adequate insurance;

•                  maintenance of proper books and records, inspection and audit rights, accountants;

•                  compliance with laws and regulations; and

•                  designation of restricted and unrestricted subsidiaries.

Negative Covenants

The negative covenants include restrictions with respect to:

•                  liens;

•                  debt (including guaranties or other contingent obligations);

•                  mergers and consolidations, liquidations and dissolutions;

•                  sales, transfers and other dispositions of assets;

•                  loans, acquisitions, joint ventures and other investments;

•                  dividends and other distributions to stockholders; provided that we may make dividends or distributions to Holdings (unless a payment or bankruptcy event of default exists under the Senior Secured Term Loan Facility) to allow Holdings to pay interest on the senior PIK Notes;

•                  repurchasing shares of capital stock;

•                  prepaying, redeeming or repurchasing certain debt, including, unsecured notes issued by the Borrower, unsecured notes issued by Holdings and the Senior Secured ABL Facility;

•                  materially changing the nature of our business;

•                  conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s length basis and other exceptions; and

•                  amending or otherwise modifying the terms of certain debt, including unsecured notes issued by the Borrower, unsecured notes issued by Holdings and the Senior Secured ABL Credit Facility, to increase the rate of or change the time for payment of interest, advance the final maturity of or shorten the weighted average life to maturity or alter the redemption provisions or the price or terms at which any loan party is required to offer to purchase such debt in any manner materially adverse to the lenders.

Financial Covenants

We are required to maintain financial covenants that, among other things, limit our consolidated secured net leverage ratio.  “Consolidated secured net leverage ratio” is defined as (a) consolidated total indebtedness (other than any portion of such consolidated total indebtedness that is attributed to loans under the Senior Secured ABL Facility) that is secured by a lien on any asset of Holdings or any of its subsidiaries, plus the sum of the aggregate amount of all loans under the Senior Secured ABL Facility outstanding for the period of four consecutive fiscal quarter most recently ended on or prior to the date of determination divided by four, minus the aggregate amount of unrestricted cash and cash equivalents on hand of Holdings and its subsidiaries subject to a first priority perfected lien in favor of the collateral agent to (b) consolidated EBITDA of Holdings and its subsidiaries for the period of four consecutive fiscal quarters most recently ended on or prior to the date of determination. The consolidated secured net leverage ratio covenant becomes more restrictive over time, with a consolidated secured net leverage ratio of (i) 3.50x for the period from April 1, 2010 through and including June 30, 2014, (ii) 3.25x for the period from July 1, 2014 through and including June 30, 2015 and (iii) 3.00x for each fiscal quarter thereafter.

We are also subject to a capital expenditures covenant.  The capital expenditures covenant becomes less restrictive over time, with an annual limit of (A) $65.0 million for the fiscal year ending December 31, 2011, (B) $70.0 million for the fiscal year ending December 31, 2012, (C) $75.0 million for the fiscal year ending December 31, 2013, (D) $75.0 million for the fiscal year ending December 31, 2014 and (E) $80.0 million each fiscal year thereafter; provided, that, in each case, any unused amounts may be carried over to the next succeeding fiscal year.

Events of Default

The Senior Secured Term Loan Credit Facility provides for customary events of default, including:

•                  failure to pay principal when due, or to pay interest or fees within five business days after the same becomes due or other amounts within 30 days after the same becomes due;

•                  any representation or warranty proving to have been materially incorrect when made or deemed made;

•                  failure to perform or observe covenants set forth in the loan documentation;

•                  cross-defaults to other indebtedness in an amount not less than $35.0 million;

•                  bankruptcy and insolvency defaults;

•                  monetary judgment defaults in an amount in excess of $25.0 million not covered by insurance;

•                  impairment of loan documentation or security;

•                  change of control;

•                  standard ERISA defaults in excess of $25.0 million; and

•                  termination of the facility guaranty or any other guaranty of the obligations (except as permitted).

Equity investors are permitted to cure financial covenant defaults through equity infusions under certain conditions.

Senior Secured ABL Credit Facility

On October 9, 2007, Guitar Center as lead borrower (the “Lead Borrower”) for the borrowers named therein (collectively, the “ABL Borrowers”), entered into a senior secured asset-based loan facility with J.P. Morgan Securities Inc., as arranger, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended by the First Amendment dated November 5, 2007, and the Second Amendment dated March 2, 2011 (the “Senior Secured ABL Credit Facility”). As of June 30, 2011, the Senior Secured ABL Credit Facility consisted of a $253.0 million extended revolving credit facility (the “Extended Revolving Credit Facility”) and a $120.0 million non-extended revolving credit facility (the “Non-Extended Revolving Credit Facility”), including a $25.0 million swing line sub-facility and a $100.0 million letter of credit sub-facility.

Guarantors

ABL Borrowers under the Senior Secured ABL Credit Facility include Guitar Center, Guitar Center Stores, Inc. and Musician’s Friend, Inc. All obligations under the Senior Secured ABL Credit Facility are unconditionally guaranteed by certain of our subsidiaries (collectively, the “guarantors”). The collateral for borrowings under the Senior Secured ABL Credit Facility consists of (a) a first-priority security interest (subject to certain customary exceptions) in the ABL Collateral and (b) a second-priority security interest (subject to certain customary exceptions) in the Term Loan Collateral.

Maturity

The maturity of the Non-Extended Revolving Credit Facility is October 9, 2013 (the “Non-Extended ABL Maturity Date”), and the maturity of the Extended Revolving Credit Facility is February 9, 2016 (the Extended ABL Maturity Date”); provided, however, that if the stated maturity date of any term loans under the Senior Secured Term Loan Credit Facility, or any indebtedness that replaces or refinances such term loans pursuant to a permitted refinancing, is prior to April 10, 2016 then the Extended Maturity Date will be 91 days prior to the earliest stated maturity date of the Non-Extended Term Loans.

Interest Rates

At the Lead Borrower’s option, loans under the Senior Secured ABL Credit Facility may be maintained from time to time as:

•                  Prime Rate (as defined below) loans, which bear interest at the Applicable Margin (as defined below) in excess of the Prime Rate in effect from time to time, or

•                  LIBO Rate (as defined below) loans, which bear interest at the Applicable Margin in excess of the LIBO Rate (adjusted for maximum reserves) as determined by the administrative agent for the respective interest period.

“Prime Rate” and “LIBO Rate” have meanings under the Senior Secured ABL Credit Facility similar to those under the Senior Secured Term Loan Credit Facility.

“Applicable Margin” is defined to mean a percentage per annum equal to, in the case where (1) our average daily excess availability is greater than $250.0 million, any (w) Non-Extended Revolving Credit Facility loan that is a Prime Rate loan, 0.00%, (x) Non-Extended Revolving Credit Facility loan that is a LIBO Rate loan, 1.25%, (y) Extended Revolving Credit Facility loan that is a Prime Rate loan, 1.75% and (z) Extended Revolving Credit Facility loan that is a LIBO Rate loan, 2.75%; (2) our average daily excess availability is greater than $125.0 million but less than or equal to $250.0 million, any (w) Non-Extended Revolving Credit Facility loan that is a Prime Rate loan, 0.25%, (x) Non-Extended Revolving Credit Facility loan that is a LIBO Rate loan, 1.50%, (y) Extended Revolving Credit Facility loan that is a Prime Rate loan, 2.00% and (z) Extended Revolving Credit Facility loan that is a LIBO Rate loan, 3.00%; and (3) our average daily excess availability is less than or equal to $125.0 million, any (w) Non-Extended Revolving Credit Facility loan that is a Prime Rate loan, 0.50%, (x) Non-Extended Revolving Credit Facility loan that is a LIBO Rate loan, 1.75%, (y) Extended Revolving Credit Facility loan that is a Prime Rate loan, 2.25% and (z) Extended Revolving Credit Facility loan that is a LIBO Rate loan, 3.25%.

Commitment Fee

The ABL Borrowers pay the administrative agent, for the account of the Non-Extended Revolving Credit Facility lenders, an aggregate fee at a rate per annum equal to 0.25% per annum of the average daily balance of the unused commitments under the Non-Extended Revolving Credit Facility quarterly in arrears. The ABL Borrowers pay the administrative agent, for the account of the Extended Revolving Credit Facility lenders, an aggregate fee at a rate per annum equal to 0.50% per annum of the average daily balance of the unused commitments under the Extended Revolving Credit Facility quarterly in arrears.

Availability

Initial Availability.  Revolving loans may be borrowed, repaid and reborrowed at any time to fund our working capital needs and for other general corporate purposes.

Incremental Availability.  The Senior Secured ABL Credit Facility provides for incremental revolving credit facilities to increase the aggregate of the then outstanding extended commitments in an aggregate principal amount of $75.0 million, plus an amount equal to the aggregate amount of the terminated non-extended commitments.  The incremental revolving credit facilities may be activated at any time during the term of the Senior Secured ABL Credit Facility with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental revolving credit facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence if a cash dominion event exists.

Covenants

The Senior Secured ABL Credit Facility requires us to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions and qualifications:

Affirmative Covenants.  The affirmative covenants under the Senior Secured ABL Credit Facility are similar to those under the Senior Secured Term Loan Credit Facility.

Negative Covenants.  The negative covenants under the Senior Secured ABL Credit Facility are similar to those under the Senior Secured Term Loan Credit Facility, except that the Senior Secured ABL Credit Facility includes restrictions with respect to:

•                  dividend and other distributions to stockholders; provided that we may make dividends or distributions to Holdings (unless a payment or bankruptcy event of default exists under the Senior Secured ABL Credit Facility) to allow Holdings to pay interest on the senior PIK Notes;

•                  prepaying, redeeming or repurchasing certain debt, including, unsecured notes issued by the Lead Borrower, unsecured notes issued by Holdings and the Senior Secured Term Loan Credit Facility (with exceptions for (i) prepayments of the term loans in connection with a permitted refinancing and (ii) prepayments of the term loans so long as (A) on a pro forma basis, no event of default exists and (B) either (1) (x) on a pro forma basis, on each day during the 30-day period immediately preceding such prepayment and on the date thereof, excess availability will be greater than the lesser of $65,625,000 and 17.50% of total commitments under the Senior Secured ABL Credit Facility and (y) on a pro forma basis, the consolidated fixed charge coverage ratio will be at least 1.00:1.00 or (2) on a pro forma basis, on each day during the 30-day period immediately preceding such prepayment and on the date thereof, excess availability will be greater than the lesser of $93,750,000 and 25.00% of total commitments under the Senior Secured ABL Credit Facility; and

•                  amending or otherwise modifying the terms of certain debt, including, unsecured notes issued by the ABL Borrower, unsecured notes issued by Holdings and the Senior Secured Term Loan Credit Facility, to increase the rate of or change the time for payment of interest, advance the final maturity of or shorten the weighted average life to maturity or alter the redemption provisions or the price or terms at which any loan party is required to offer to purchase such debt in any manner materially adverse to the lenders.

Financial Covenants.  During a cash dominion event, we are required to maintain a financial covenant that requires us to maintain our consolidated fixed charge coverage ratio as of the last day of each fiscal quarter of at least 1.00 to 1.00.

Events of Default

The events of default under the Senior Secured ABL Credit Facility are similar to those under the Senior Secured Term Loan Credit Facility.

DESCRIPTION OF SENIOR EXCHANGE NOTES

Unless the context otherwise requires, for all purposes of the Indenture (as defined below) and this “Description of Senior Exchange Notes,” references to “notes” include the old senior notes and the senior exchange notes. The term “Company” refers only to Guitar Center, Inc. and not to any of its Subsidiaries, and the term “Holdings” refers only to Guitar Center Holdings, Inc. and not to any of its Subsidiaries.  The definitions of certain other capitalized terms used in the following summary are set forth below under “—Certain Definitions.”

The Company will issue the senior exchange notes under an indenture, dated as of August 7, 2008 (as amended and restated on March 2, 2011, the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  The following summary of provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including definitions therein of certain terms. We urge you to read the Indenture because it and not this description defines your rights as holders of the notes.  We have filed a complete copy of the Indenture as an exhibit to the registration statement, of which this prospectus forms a part.  The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The old senior notes were originally issued in an aggregate principal amount of $375.0 million in a private transaction not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The form and terms of the senior exchange notes are the same as the form and terms of the old senior notes except that the senior exchange notes will be registered under the Securities Act.  As a result, the senior exchange notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the old senior notes.  The senior exchange notes will evidence the same debt as the old senior notes and will be entitled to the benefits of the Indenture.

The registered holder of any note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The notes are:

•                  unsecured senior Indebtedness of the Company;

•                  senior in right of payment to all existing and future Subordinated Indebtedness of the Company;

•                  pari passu in right of payment to all existing and future senior Indebtedness of the Company that is not subordinated in right of payment to the notes;

•                  effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness (including the Credit Facilities); and

•                  structurally subordinated to all Indebtedness and other liabilities (including trade payables) of each Subsidiary of the Company that is not a Guarantor of the notes.

The Guarantees of each Guarantor of the notes are:

•                  unsecured senior Indebtedness of such Guarantor;

•                  senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor;

•                  pari passu in right of payment to all existing and future senior Indebtedness of such Guarantor; and

•                  effectively subordinated to all Secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

As of June 30, 2011, the Company and its Subsidiaries had outstanding total Indebtedness of approximately $1,562.5 million, $621.8 million of which was secured, including the Credit Facilities. An additional $272.1 million was available for borrowings under the ABL Facility, all of which would have been secured if borrowed.  The notes are unsecured.  In the event of a bankruptcy or insolvency, any secured lenders will have a prior secured claim to any collateral securing the debt owed to them.  The Company’s obligations under the Credit Facilities are secured by a security interest in substantially all of the assets of Holdings and its Subsidiaries, including the Company.

The Indenture permits the Company to incur additional Indebtedness, subject to compliance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of the date hereof, all of the Subsidiaries of the Company are “Restricted Subsidiaries.” Under the circumstances described under the caption “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,”

the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.”  Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the notes.

Principal, Maturity and Interest

The notes mature on October 15, 2017.  The Company may from time to time, without the consent of the holders of the notes, issue additional notes under the Indenture having identical terms and conditions to the notes (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture.  The Company will also be entitled from time to time to issue Additional Notes (the “New Guitar Center Notes”) pursuant to that certain Assignment and Assumption, dated as of March 2, 2011, by and among the assignors named therein, the Company and Holdings (the “Assignment and Assumption”).  The notes and any Additional Notes, including any New Guitar Center Notes, subsequently issued under the Indenture will be identical in all material respects to the notes, except that any Additional Notes, including New Guitar Center Notes, offered in the future will have different issuance dates and may have different issuance prices.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof. Interest on the notes will accrue at a rate of 11.50% per annum and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2012.  The Company will make each interest payment to the holders of record of the notes on the immediately preceding April 1 and October 1.  Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will pay interest on the notes only in cash.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions.  All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Company will maintain one or more paying agents (each, a “paying agent”) for the notes.

The Company will also maintain one or more registrars (each, a “registrar”). The Trustee will serve as initial registrar for the notes at its corporate trust office. The registrar and the transfer agent in New York will maintain a register reflecting ownership of notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Company.

The Company may change the paying agents or the registrars without prior notice to the holders.  The Company or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes.  Holders of the notes will be required to pay all taxes due on transfer.  The Company is not required to transfer or exchange any note selected for redemption.  Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

On or after October 15, 2013, the Company may redeem all or a part of the notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the notes to be redeemed to the applicable redemption date if redeemed during the period indicated below:

Period	Percentage
October 15, 2013 and thereafter	100.000%

The notes may also be redeemed, in whole or in part, at any time prior to October 15, 2013, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

In addition, the Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.  However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.”  The Company may at any time and from time to time purchase notes in the open market or otherwise.

Guarantees

The Guarantors of the notes will jointly and severally guarantee the Company’s obligations under the Indenture and the notes on a senior unsecured basis.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be released in the event that:

•                  the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

•                  the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

•                  in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, so long as all other Indebtedness incurred by such Restricted Subsidiary is permitted under the Indenture to be incurred by a Restricted Subsidiary that is not a Guarantor;

•                  if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

•                  such Guarantor is also a guarantor or borrower under the Credit Facilities as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Facilities, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (8), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any of the other Guarantors.

Ranking

The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee will rank pari passu in right of payment to all senior Indebtedness of the Company or the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the Credit Facilities.

The notes will be effectively subordinated in right of payment to all of the Company’s and each Guarantor’s existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness.  As of June 30, 2011, we had $621.8 million of Secured Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior Indebtedness. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under the caption “—Optional Redemption” with respect to all outstanding notes, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In such an event, the Company will offer (a “Change of Control Offer”) a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under the caption “—Optional Redemption” with respect to all outstanding notes, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•                  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•                  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•                  deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the redemption price. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Facilities prohibit the Company from purchasing notes, and also provide that the occurrence of certain change of control events with respect to Holdings would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Indebtedness under the Credit Facilities or other Indebtedness ranking pari passu with the notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If the Company does not repay such Indebtedness or obtain such consents, the Company will remain prohibited from purchasing notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Credit Facilities.

Future indebtedness that Holdings or its Subsidiaries (including the Company) may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of the notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.  See “Risk Factors—Risks Relating to the Notes—We and Holdings may not be able to purchase the notes upon a change of control, which would result in a default under the indentures governing the notes and would adversely affect our business and financial condition.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable.  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the notes may in certain circumstances make it more difficult or discourage a sale or takeover of Holdings or its Subsidiaries (including the Company) and, thus, the removal of incumbent management.  The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, Holdings or its Subsidiaries (including the Company) could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or its credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

•                  the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

•                  in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined in good faith by the Company’s Board of Directors; and

•                  at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any asset described in clauses (2) or (3) below and (iv) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) an amount equal to 0.67% of Consolidated Total Assets of the Company on the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or, if applicable, the Restricted Subsidiary) may apply those Net Proceeds at its option:

(1)          to reduce Obligations under Secured Indebtedness of the Company or any Guarantor or Indebtedness of the Company that ranks pari passu with the notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the notes (provided that if the Company or such Guarantor shall so reduce Obligations under Indebtedness that rank pari passu with the notes or a related Guarantee (other than Secured Indebtedness), it will equally and ratably reduce Obligations under the notes by making, or causing the Company to make, an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of the notes to purchase at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(2)          to make (A) an investment in any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) an investment in other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)          to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if, during such 365-day period, the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of the notes and Indebtedness that ranks pari passu with the notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of the notes and such other Indebtedness that ranks pari passu with the notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds under the Indenture will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Because the Credit Facilities are secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Facilities remain outstanding.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

•                  in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

•                  if the notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading “—Optional Redemption,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of that note upon cancellation of the original note.  Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)   declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (C) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(4)   make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)   the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (7) and (13) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(A)  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from March 2, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B)   100% of the aggregate net cash proceeds received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below)) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent corporations to members of management, directors or consultants of the Company, any direct or indirect parent corporation of the Company and the Subsidiaries of the Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Disqualified Stock, and (iv) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary) or (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(C)   100% of the aggregate amount of cash contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Disqualified Stock, (iii) any Refunding Capital Stock, and (iv) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, plus

(D)  to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1)   the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)   the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Indebtedness subordinated to the notes in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (other than from a Subsidiary or an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”);

(3)   the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to the notes so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the notes being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the notes being so redeemed, repurchased, acquired or retired;

(4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $3.0 million (with any unused amounts in any calendar year being carried over to the next immediately succeeding calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the 2007 Transactions that are foregone in return for the receipt of Equity Interests of the Company or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5)   the payment or any dividend or distribution with the proceeds of Indebtedness incurred pursuant to clause (1) under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent necessary to comply with, and for the purpose set forth in, clause (ii) of the proviso set forth in such clause (1);

(6)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7)   the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8;

(8)   other Restricted Payments in an aggregate amount not to exceed $25.0 million after the Issue Date;

(9)   distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(10) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(11) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Company in amounts required for such Person to pay, without duplication:

(A)  franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B)   income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) would be required to pay for such fiscal year were the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone taxpayer;

(C)   customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D)  general corporate overhead and operating expenses for such direct or indirect parent corporation of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(E)   reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent corporation of the Company; and

(F)   obligations under the Management Agreement;

(12) cash payments in an aggregate amount not to exceed $5.0 million after the Issue Date in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this covenant (as determined in good faith by the Board of Directors of the Company);

(13) dividends or other distributions of Capital Stock of Unrestricted Subsidiaries;

(14) any Restricted Payment used to fund the 2007 Transactions and the fees and expenses related thereto;

(15) the declaration and payments of dividends or other distributions to Holdings to fund (a) interest payments including additional interest pursuant to the Holdings Registration Rights Agreement, at their Stated Maturity, on (i) the Holdings Loans and Holdings Notes outstanding on the Issue Date at the rate specified in such Holdings Loans and Holdings Notes as in effect on the Issue Date and (ii) Permitted Holdings Refinancing Indebtedness at the rate specified in the instrument governing such Permitted Holdings Refinancing Indebtedness (it being understood that all such interest payments on the Holdings Notes and the Permitted Holdings Refinancing Indebtedness shall be deducted from the calculation of Consolidated Net Income, pursuant to clause (11) of the definition thereof), (b) mandatory redemption of a portion of such Holdings Loans and Holdings Notes pursuant to the terms of the Holdings Loans and Holdings Notes as in effect on the Issue Date or as required by clause (1) under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (c) an offer to purchase upon a Change of Control or Asset Sale to the extent required by the terms of such Holdings Notes, but only if the Company shall have complied with the covenants described above under the caption “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales,” as the case may be, and purchased all notes validly tendered pursuant to the relevant offer prior to paying any such dividend to Holdings;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under: (i) clauses (4), (5), (7), (8), (10), (11)(F) and (14) above, no default which, with the passage of time would be an Event of Default, or Event of Default, shall have occurred and be continuing or would occur as a consequence thereof; and (ii) clause (15)(a) and (c) above, no Event of Default specified in clause (1), (2) or (7) of the definition of Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $10.0 million.

As of the date hereof, all of the Company’s Subsidiaries are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Subsidiaries (on a consolidated combined basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)   (A) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the ABL Facility together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to $375.0 million outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to clause (1) of the third paragraph of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; and (B) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the Term Loan Facility together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder, up to an aggregate principal amount, equal to $650.0 million outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to clause (1) of the third paragraph of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided, however, that the Company shall use the net proceeds from any Indebtedness that is not revolving Indebtedness incurred under this clause (1) in excess of $620.0 million either to (i) redeem the notes (x) prior to October 15, 2013, at the redemption price set forth in the second paragraph under “—Optional Redemption” or (y) on or after October 15, 2013, at the applicable redemption price set forth in the first paragraph under “—Optional Redemption,” or (ii) distribute to Holdings in order to permit Holdings to redeem the Holdings Notes (a) prior to October 15, 2013, at the redemption price set forth in the second paragraph under “Description of Senior PIK Exchange Notes—Optional Redemption” or (b) on or after October 15, 2013, at the applicable redemption price set forth in the first paragraph under “Description of Senior PIK Exchange Notes—Optional Redemption”;

(2)   the incurrence by the Company and the Guarantors of Indebtedness represented by (A) the notes (including any Guarantee thereof) on the Issue Date and any notes issued in exchange for such notes (including any Guarantee thereof) pursuant to the Registration Rights Agreement or (B) the New Guitar Center Notes and related guarantees issued under the terms of the Assignment and Assumption;

(3)   any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) or (2));

(4)   Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $20.0 million;

(5)   Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)   Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with a disposition;

(7)   Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the notes;

(8)   shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9)   Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting, hedging or managing (A) interest rates with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) currency exchange rates or (C) commodity prices;

(10) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;

(11) Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed $17.5 million;

(12) (x) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of the Indenture and (z) any guarantee by a Guarantor of Indebtedness of the Company incurred in accordance with the terms of the Indenture;

(13) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date that is earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any notes then outstanding;

(14) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further, that after giving effect to such incurrence of Indebtedness the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(18) Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent corporations permitted by the covenant described under the caption “—Restricted Payments”;

(19) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used immediately to defease the notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”;

(20) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(21) Indebtedness incurred by a Foreign Subsidiary, provided, however, that the aggregate principal amount of all Indebtedness incurred and then outstanding under this clause (21) does not exceed $17.5 million; and

(22) Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant and the covenant described under “—Liens.” Notwithstanding the foregoing, Indebtedness under the Credit Facilities outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (22) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any United States dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the United States Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to United States dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in United States dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the United States Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such United States Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, or (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the United States Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Indenture governing the notes provides that the Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor’s Guarantee of the notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except that the foregoing shall not apply to:

(1)   Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(2)   (A) Liens securing the notes and the related Guarantees and any notes issued in exchange therefor pursuant to the Registration Rights Agreement (including notes issued in exchange for Additional Notes) and secured by a Lien (in each case in accordance with the terms of the Indenture) and the related Guarantees and (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt”; or

(3)   Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)   make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)   sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)   contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2)   the Indenture, the notes and Guarantees, the Holdings Notes Indenture and the Holdings Notes (including any exchange notes with respect to the Holdings Notes);

(3)   purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4)   applicable law or any applicable rule, regulation or order;

(5)   any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)   contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)   Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)   customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(11) other Indebtedness or Preferred Stock of the Company or any Guarantor, in each case, that is incurred subsequent to the Issue Date pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, that in the good faith judgment of the Board of Directors of the Company, such encumbrances or restrictions contained in such Indebtedness (A) are not more restrictive in any material respect than the encumbrances and restrictions set forth herein with respect to the Company or such Guarantor, as applicable, and (B) do not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient to make scheduled cash payments on the notes when due; and

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the notes, in each case as and when due.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)   the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2)   the Successor Company (if other than the Company) assumes all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)   immediately after such transaction, no Default or Event of Default exists;

(4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5)   the Company delivers to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the consolidation, or merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, complies with the provisions of the Indenture.

Similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all properties or assets (excluding clause (4) above) apply with respect to the Guarantors.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the notes.

There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

This “—Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company or another Guarantor. In addition, clauses (3), (4) and (5) will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted

Subsidiary and (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving an aggregate consideration in excess of $500,000, unless:

(1)   the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company or, in the case of any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an Independent Financial Advisor has delivered an opinion as to the fairness to the holders of the notes of such Affiliate Transactions from a financial point of view; provided that so long as the Sponsors beneficially own more than 50.0% of the Voting Stock of the Company, any Affiliate Transaction or series of related Affiliate Transactions requiring the good faith determination of the Board of Directors of the Company shall be made by a majority of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)   any transaction between or among the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2)   Restricted Payments and Permitted Investments (other than pursuant to clauses (3) and (10) of the definition thereof) permitted by the Indenture;

(3)   the payment to the Sponsors, any of their Affiliates, and officers or Affiliates of the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Management Agreement or any amendment thereto (so long as any such amendment is not less advantageous in the good faith judgment of the Board of Directors of the Company to the holders of the notes in any material respect than the Management Agreement in effect on the Issue Date) or (B) other agreements as in effect on the Issue Date that are entered into in connection with the 2007 Transactions and as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous in the good faith judgment of the Board of Directors of the Company to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date); provided that in no event shall the aggregate payments permitted under this clause (3) exceed $6.0 million per year;

(4)   the payment of reasonable compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent corporations, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(5)   payments made by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company or a majority of the disinterested members of the Board of Directors of the Company, in each case in good faith;

(6)   transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(7)   payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the Indenture, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(8)   payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Shareholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the 2007 Transactions);

(9)   the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous in the good faith judgment of the Board of Directors of the Company to holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Holdings and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party, in each case in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof;

(11) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(12) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing; and

(13) any transaction effected in accordance with the terms of the Assignment and Assumption.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

After the Issue Date, the Company will cause (1) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10), (15) and (17) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (2) each Restricted Subsidiary (other than any Foreign Subsidiary) that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Reports

Whether or not required by the Commission, so long as any notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the Company will furnish to the holders of the notes, within the time periods (provided that such time periods shall be extended by 30 days for each period through and including the first Form 10-K following the Issue Date) specified in the Commission’s rules and regulations for a filer that is not an “accelerated filer”:

(1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

At any time that any Unrestricted Subsidiary has consolidated total assets of greater than 1.0% of Consolidated Total Assets or that any group of Unrestricted Subsidiaries of the Company collectively has consolidated total assets greater than 5.0% of the Consolidated Total Assets, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s discussion and analysis of financial condition and results of operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries, taken as a whole, separate from the financial condition and results of operations of all Unrestricted Subsidiaries of the Company, taken as a whole.

The Company shall (i) make its Chief Executive Officer, Chief Financial Officer and a representative from the Sponsors available to participate in quarterly conference calls to discuss results of operations for financial reporting periods ending after the Issue Date with holders of the notes, and (ii) provide holders of the notes, (A) within 90 days after the commencement of each fiscal year, a consolidated budget for such fiscal year, together with management’s discussion and analysis pertaining to such budget, and, (B) within 40 days after the end of each fiscal month, internally prepared monthly operating financial reports for the Company and its Subsidiaries.  In addition, whether or not required by the Commission, after the consummation of the exchange offer (as described in the Registration Rights Agreement) or the effectiveness of the shelf registration statement (as described in the Registration Rights Agreement), the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request.  In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

No fewer than three Business Days prior to the date of any conference call held in accordance with the preceding paragraph, the Company shall issue a press release to the appropriate internationally recognized wire services announcing the time and date of such conference call and directing holders of the notes and prospective investors to contact the investor relations office of the Company to obtain access to such conference call. The Company shall either maintain a website to which holders of the notes and prospective investors are given access and to which the information referred to in clauses (1) and (2) of the first paragraph of this covenant and conference call access details are posted or distribute via electronic mail such information and conference call details to holders of the notes, beneficial owners of the notes and prospective investors who request to receive such distributions.

In addition, if at any time any direct or indirect parent becomes a Guarantor, holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer (as described in the Registration Rights Agreement) or the effectiveness of a shelf registration statement relating to the registration of the notes under the Securities Act (as described in the Registration Rights Agreement) by the filing with the Commission of an exchange offer registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the time periods and in accordance with the other provisions described thereunder (as described in the Registration Rights Agreement).

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1)   the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes;

(2)   the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the notes and such default continues for a period of 30 days;

(3)   the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)   a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)   the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final;

(6)   the Guarantee of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture, and such Default continues for 10 days; or

(7)   certain events of bankruptcy affecting the Company or any Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes under the Indenture may declare the principal of and accrued interest on the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)   if the rescission would not conflict with any judgment or decree;

(2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)   in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on the notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors and evidenced by a board resolution set forth in an officer’s certificate, elect to have all of its obligations and the obligations of the applicable Guarantors discharged with respect to the outstanding notes issued under the Indenture (“Legal Defeasance”) except for:

(1)   the rights of holders of outstanding notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on the notes when such payments are due from the trust referred to below;

(2)   the Company’s obligations with respect to the notes issued thereunder concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)   the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may at any time, at the option of its Board of Directors and evidenced by a board resolution set forth in an officer’s certificate, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to any Significant Subsidiary) described under “—

Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes issued thereunder, cash in United States dollars, non-callable United States Government Securities, or a combination of cash in United States dollars and non-callable United States Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)   in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)   in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)   no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or, insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6)   the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7)   the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes issued thereunder may be amended or supplemented with the consent of the holders of not less than a majority in principal amount of the notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the Indenture or the notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the notes) with the consent of the holders of a majority in principal amount of the then outstanding notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any notes held by a non-consenting holder):

(1)   reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)   reduce the principal of or change the maturity of any note or alter the provisions with respect to the redemption of the notes issued thereunder (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders,” except as set forth in item (10) below);

(3)   reduce the rate of or change the time for payment of interest on any note issued thereunder;

(4)   waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes issued thereunder (except a rescission of acceleration of the notes issued thereunder by the holders of at least a majority in aggregate principal amount of the notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)   make any note payable in money other than that stated in the notes;

(6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of the notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes issued thereunder or impair the right of any holder of notes to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7)   waive a redemption payment with respect to any note issued thereunder (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders,” except as set forth in item (10) below);

(8)   make any change in the ranking or priority of any note that would adversely affect the holders of the notes;

(9)   modify the Guarantees in any manner adverse to the holders of the notes;

(10) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes issued thereunder:

(1)   to cure any ambiguity, mistake, defect or inconsistency;

(2)   to provide for uncertificated notes in addition to or in place of certificated notes;

(3)   to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Indenture, the notes or any Guarantee;

(4)   to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)   to secure the notes;

(6)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(7)   to add a Guarantee of the notes; or

(8)   to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)   either:

(A)  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B)   all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in United States dollars, non-callable United States Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)   no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)   the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2007 Transactions” means the transactions contemplated by (i) the Acquisition Agreement, (ii) the Credit Facilities, (iii) the Indenture and (iv) the Holdings Notes Indenture.

“ABL Facility” means that certain Credit Agreement, dated as of October 9, 2007, among Holdings, the Company, the other borrowers party thereto, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-documentation agents and syndication agents named therein and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Acquired Debt” means, with respect to any specified Person:

(1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)   Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of June 27, 2007, by and among Guitar Center Holdings, Inc., VH MergerSub, Inc., a Delaware corporation, and the Company, as amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which VH MergerSub, Inc. merged with and into the Company, with the Company surviving such merger.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the excess of:

(1)   the present value at such redemption date of (i) the redemption price at October 15, 2013 (such redemption price being set forth under the caption “—Optional Redemption”), plus (ii) all required interest payments due through October 15, 2013 (excluding accrued but unpaid interest to the applicable date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)   the then outstanding principal amount of the notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)   a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2)   the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under the caption “Certain Covenants—Liens”;

(4)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $2.0 million;

(5)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6)   the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8)   foreclosures on assets or transfers by reason of eminent domain;

(9)   disposition of an account receivable in connection with the collection or compromise thereof;

(10) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(11) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)   with respect to a corporation, the Board of Directors of the corporation;

(2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)   with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to remain closed.

“Capital Stock” means:

(1)   in the case of a corporation, capital stock;

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction); provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by the Company as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by the Company or any of its Restricted Subsidiaries shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1)   United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)   securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

(3)   certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to either Credit Facility or with any commercial bank having capital and surplus in excess of $250 million;

(4)   repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)   commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6)   readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7)   instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8)   investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Cash Interest Period” means an interest period in which Holdings has paid all accrued interest on the Holdings Notes only in the form of cash.

“Change of Control” means the occurrence of any of the following:

(1)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2)   the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities; or

(3)   the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (i) and (ii), “Continuing Directors”).

“Commission” means the United States Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, and (c) in the case of the Company, any interest expense of Holdings to the extent related to the Holdings Notes or Permitted Holdings Refinancing Indebtedness and including, without duplication, the amount of any dividends or other distributions made to Holdings pursuant to clause (18) under “Certain covenants—Restricted Payments” during the applicable period, less (d) interest income actually received or receivable in cash for such period.

“Consolidated Net Leverage Ratio” with respect to the Company and its Restricted Subsidiaries, as of any date, means the ratio of (a) the sum of (i) Consolidated Total Debt (as defined in the Term Loan Facility as in effect on the date hereof) as of such date, minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA (as defined in the Term Loan Facility as in effect on the date hereof) for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding such date.  In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Net Leverage Ratio is made, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period.  The Consolidated Net Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including with respect to any pro forma calculations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)   the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(2)   the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (3) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss in cash with respect to such period; and

(3)   the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, after giving effect to any applicable exclusion contained in clause (7) of the definition of EBITDA, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (3)) in respect of such period, to the extent not already included therein.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries or Foreign Subsidiaries, as the case may be, in each case as shown on the most recent balance sheet determined in accordance with GAAP, less appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, collectively the ABL Facility and the Term Loan Facility (each, a “Credit Facility”).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a Change of Control or Asset Sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that such Person may not redeem or repurchase any such Capital Stock (and all securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by such Person with the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders” and such repurchase or redemption complies with “—Certain Covenants—Restricted Payments”), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the final maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1)   the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2)   Consolidated Interest Expense (including, without limitation, in the case of the Company, interest expense of Holdings to the extent relating to the Holdings Notes or Permitted Holdings Refinancing Indebtedness) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income, plus

(4)   any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the 2007 Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Management Agreement in connection with the 2007 Transactions) and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5)   the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus or minus

(6)   any extraordinary (net of any tax effect), unusual or nonrecurring gains, losses, costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses), plus or minus

(7)   any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, plus

(8)   any other noncash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP to the extent such accruals exceed the related rent payments for the applicable period; provided, however, that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all non-cash items of income of such Person and its Restricted Subsidiaries, plus

(9)   the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement, plus or minus

(10) any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness, plus or minus

(11) any unrealized net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133), plus or minus

(12) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, minus

(13) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period) or which will result in the receipt of cash in a future period or the amortization of lease incentives.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) or would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than to the extent permitted under clause (1) or clause (12) (but only with respect to clause (1)) of the second paragraph of “—Certain

Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”), unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent corporations (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent corporations registered on Form S-4 or Form S-8, or (ii) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, or the Holdings Notes or any Permitted Holdings Refinancing Indebtedness are incurred, assumed or repaid, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the 2007 Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except that with respect to any reports or financial information required to be delivered under the caption “—Reports,” GAAP means generally accepted accounting principles in the United States as in effect during the applicable period covered by such report or financial information.  For purposes of the Indenture and this “Description of Senior PIK Exchange Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.  On the Issue Date, the Guarantors will be each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Facilities.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)   other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” means Guitar Center Holdings, Inc., a Delaware corporation, and any successor thereto.

“Holdings Loans” means any loans of Holdings outstanding under the Senior Holdings Initial Loan Credit Agreement, dated as of October 9, 2007, among Holdings, JPMorgan Chase Bank, N.A., as administrative agent and syndication agent and the lenders party thereto, as amended or supplemented from time to time.

“Holdings Notes” means the 14.09% Senior PIK Notes due 2018 of Holdings outstanding as of the date hereof, together with any increases in aggregate principal amount to reflect the payment of interest thereon, and notes issued in exchange therefor pursuant to the Holdings Registration Rights Agreement.

“Holdings Notes Indenture” means the amended and restated indenture, dated as of March 2, 2011, among Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Holdings Notes were issued, as amended or supplemented from time to time.

“Holdings Registration Rights Agreement” means the Exchange and Registration Rights Agreement dated as of the Issue Date, among Holdings and ACOF III GC Acquisition, L.P. relating to the Holdings Notes.

“Indebtedness” means, with respect to any Person,

(1)   any indebtedness (including principal and premium) of such Person, whether or not contingent:

(A)  in respect of borrowed money,

(B)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(C)   representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(D)  representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2)   Disqualified Stock of such Person,

(3)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(4)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing to Persons engaged in a Permitted Business that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its fair market value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means August 7, 2008.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Advisory Agreement dated as of October 9, 2007, by and among Holdings, the Company and the Sponsors, as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to any line of business engaged in by the Company and its Restricted Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means the (i) the Sponsor, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date, such excess shall be deemed not to be beneficially owned by Permitted Holders and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Sponsors, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group.”

“Permitted Holdings Refinancing Indebtedness” means any indebtedness that refinances the Holdings Notes or other Permitted Holdings Refinancing Indebtedness, including to pay premiums and fees in connection therewith; provided that (i) such Indebtedness shall not be in an accreted value or principal amount, as the case may be, in excess of the accreted value or principal amount, as the case may be, of premium, if any, accrued or accreted interest on, if any, and related fees and expenses of, the Indebtedness being refunded or refinanced, and (ii) the interest payable on such Permitted Holdings Refinancing Indebtedness shall not exceed the interest payable on the Indebtedness being refunded or refinanced.

“Permitted Investments” means

(1)   any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2)   any Investment in cash and Cash Equivalents;

(3)   any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)   any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investment as in existence on the Issue Date;

(6)   loans and advances to employees and any guarantees (i) made in the ordinary course of business or (ii) used to finance the purchase by such employees of Equity Interests of Holdings pursuant to a stock ownership or compensation plan, but in any event not in excess of $5.0 million in the aggregate outstanding at any one time under clauses (i) and (ii) of this clause (6);

(7)   any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)   Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9)   loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed an amount equal to (a) (i) $5.0 million as of the date hereof, plus (ii) $5.0 million for each Cash Interest Period, up to a maximum of $25.0 million, or (b) after October 15, 2013, if the Consolidated Net Leverage Ratio of the Company is less than 7.5 to 1.0, $30.0 million notwithstanding the number of Cash Interest Periods; provided, however, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph of the covenant described in “—Certain Covenants—Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest; and

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition otherwise permitted under the covenant described in “—Certain Covenants—Restricted Payments.”

“Permitted Liens” means the following types of Liens:

(1)   deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)   Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary;

provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiary;

(4)   Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5)   Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6)   Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)   Liens in favor of the Company or any Restricted Subsidiary;

(8)   Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the notes taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)   Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing incurred pursuant to clause (17) of the definition of Permitted Debt;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which appropriate reserves have been taken in accordance with GAAP or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or (y) secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $12.5 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred in accordance with the covenant contained under clause (21) of the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(25) Liens to secure Indebtedness incurred pursuant to clause (19) or (20) of the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not, in the good faith judgment of the Company, materially adversely affect the Company’s business or its ability to pay any Obligation under the notes;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(31) Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under a Credit Facility and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement related to the notes, dated as of the Issue Date, among the Company, the Guarantors and the holders of the notes named therein.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred under the Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Shareholders Agreement” means the Shareholders Agreement, dated as of October 9, 2007, by and among the Sponsors, Holdings, the Company and certain other stockholders signatory thereto as in effect on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsors” means Bain Capital Partners, LLC and its Affiliates, but not including any portfolio company of the Sponsors.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the notes and (b) with respect to any Guarantor of the notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the notes. For the avoidance of doubt, the Holdings Notes are not Subordinated Indebtedness of the Company or Holdings solely by virtue of their structural subordination to the notes.

“Subsidiary” means, with respect to any specified Person:

(1)   any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)   any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Term Loan Facility” means that certain Credit Agreement, dated as of October 9, 2007, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-documentation agents and syndication agents named therein and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.  The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.  The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”  Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“United States Dollar Equivalent” means with respect to any monetary amount in a currency other than United States dollars, at any time for determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than United States dollars, such amount will be treated as the United States Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“United States Government Securities” means securities that are

(1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such United States Government Securities or a specific payment of principal of or interest on any such United States Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the United States Government Securities or the specific payment of principal of or interest on the United States Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(3)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(4)   the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR PIK EXCHANGE NOTES

Unless the context otherwise requires, for all purposes of the Indenture (as defined below) and this “Description of Senior PIK Exchange Notes,” references to “notes” include the old senior PIK notes and the senior PIK exchange notes.  The term “Company” refers only to Guitar Center Holdings, Inc. and not to any of its Subsidiaries, and the term “Guitar Center” refers only to Guitar Center, Inc. and not to any of its Subsidiaries.  The definitions of certain other capitalized terms used in the following summary are set forth below under “—Certain Definitions.”

The Company will issue the senior PIK exchange notes under an indenture, dated as of August 7, 2008 (as amended and restated on March 2, 2011, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  The following summary of provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including definitions therein of certain terms. We urge you to read the Indenture because it and not this description defines your rights as holders of the notes.  We have filed a complete copy of the Indenture as an exhibit to the registration statement, of which this prospectus forms a part.  The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The old senior PIK notes were originally issued in an aggregate principal amount of $401,758,438 in a private transaction not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  As of June 30, 2011, the aggregate principal amount of the old senior PIK notes was $564,672,894, when including payment-in-kind interest.  The form and terms of the senior PIK exchange notes are the same as the form and terms of the old senior PIK notes except that the senior PIK exchange notes will be registered under the Securities Act.  As a result, the senior PIK exchange notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the old senior PIK notes.  The senior PIK exchange notes will evidence the same debt as the old senior PIK notes and will be entitled to the benefits of the Indenture.

The registered holder of any note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture.

Brief Description of the Notes

The notes are:

•                  unsecured senior Indebtedness of the Company;

•                  senior in right of payment to all existing and future Subordinated Indebtedness of the Company;

•                  pari passu in right of payment to all existing and future senior Indebtedness of the Company that is not subordinated in right of payment to the notes;

•                  effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness (including the Credit Facilities); and

•                  structurally subordinated to all Indebtedness and other liabilities (including trade payables) of each Subsidiary of the Company that is not a Guarantor (if any) of the notes.

As of June 30, 2011, the Company and its Subsidiaries had outstanding total consolidated Indebtedness of approximately $1,562.5 million, $621.8 million of which was secured, including the Credit Facilities. An additional $272.1 million was available for borrowings under the ABL Facility, all of which would have been secured if borrowed.  The Indebtedness under the Credit Facilities and the $375 million in principal amount of Guitar Center Notes are structurally senior to the notes. The notes are unsecured.  In the event of a bankruptcy or insolvency, any secured lenders will have a prior secured claim to any collateral securing the debt owed to them.  The Company’s obligations under the Credit Facilities are secured by a security interest in substantially all of the assets of the Company and its Subsidiaries, including Guitar Center.

The Indenture permits the Company to incur additional Indebtedness, subject to compliance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of the date hereof, all of the Subsidiaries of the Company are “Restricted Subsidiaries.”  Under the circumstances described under the caption “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.”  Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture.  As of the date hereof, the notes are not guaranteed by any of the Company’s Subsidiaries.

Principal, Maturity and Interest

The notes mature on April 15, 2018.  The Company may from time to time, without the consent of the holders of the notes, issue additional notes under the Indenture having identical terms and conditions to the notes (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture.  The notes and any Additional Notes subsequently issued under the Indenture will be identical in all material respects to the notes, except that any Additional Notes offered in the future will have different issuance dates and may have different issuance prices.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof.  Interest on the notes will accrue at a rate of 14.09% per annum and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2012. The Company will make each interest payment to the holders of record of the notes on the immediately preceding April 1 and October 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Through and until October 15, 2010, the Company paid interest on the notes at a rate of 14.09% per annum by increasing the principal amount of the notes (“PIK Interest”) for the entire amount of the interest payment.   In connection with the payment of PIK Interest, the Company was entitled to, without the consent of the holders of the notes, increase the outstanding principal amount of the notes or issue additional notes (the “PIK notes”) under the Indenture on the same terms and conditions as the notes (in each case, the “PIK Payment”).

PIK Interest on the notes was payable (x) with respect to notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company or its nominee on the relevant record date, by increasing the principal amount of the outstanding global note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) and (y) with respect to notes represented by certificated notes, by issuing additional notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar).  Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the global notes bore interest on such increased principal amount from and after the date of such PIK Payment.  Any additional notes issued in certificated form were dated as of the applicable interest payment date and bore interest from and after such date.

Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Senior PIK Exchange Notes” references to “notes” include any PIK notes and Additional Notes actually issued, and references to “principal amount” of the notes includes any principal amount of the outstanding notes increased as a result of a PIK Payment.  All PIK notes issued pursuant to a PIK Payment mature on the same date as the other notes and are governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the notes issued on the Issue Date.

On April 15, 2011, Holdings paid interest on the notes in cash.  Holdings may pay interest on the notes only in cash for the interest payment due October 15, 2011 and thereafter.  Pursuant to the Assignment and Assumption, for the interest payments due April 15, 2012 and October 15, 2012, Holdings must pay interest on the notes in cash, but may elect to require the holders of the notes to assign 50% of their right to receive interest payable on the notes in exchange for the issuance of additional Guitar Center Notes in an aggregate principal amount equal to the assigned interest.  Holdings may exercise such election by delivering written notice to the holders of the notes not less than 15 days prior to the commencement of the applicable interest period.  For periods following the interest payment due October 15, 2012, Holdings will pay interest on the notes only in cash but will not be permitted to make the election described in this paragraph.

Each assignment of the right to receive the cash interest payable on the notes is subject to the satisfaction of certain conditions as of the commencement of the applicable interest period and the applicable interest payment date (or the waiver thereof by the holders of the notes), including, among others, that (i) the Company’s Consolidated Net Leverage ratio (as defined below) be less than 8.5:1.0 on a pro forma basis taking into account the assignment and issuance of the additional Guitar Center Notes, and (ii) no default or event of default exists, or would exist following the assignment and issuance of the additional Guitar Center Notes, under the credit facilities, the indenture or the Guitar Center Notes indenture.

As defined in the Assignment and Assumption, “Consolidated Net Leverage Ratio” as of any date means the ratio of (a) the sum of (i) Consolidated Total Debt (as defined in the term loan facility) as of such date, minus (ii) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA (as defined in the term loan facility) for the most recently ended four fiscal quarters for which internal financial statements of the Company are available, in each case calculated on a pro forma basis taking into account the applicable assignment and issuance of the additional Guitar Center Notes and otherwise calculated in a manner consistent with the definition of Fixed Charge Coverage Ratio, including with respect to any pro forma calculations.

Holding Company Structure

The Company is a holding company and does not have any assets or operations other than ownership of Capital Stock of Guitar Center.  All of the Company’s operations will be conducted through its Subsidiaries.  Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company’s creditors, including holders of the notes.  The notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the Company’s Subsidiaries, including Guitar Center.  As of June 30, 2011, the Company’s Subsidiaries had Indebtedness of approximately $997.8 million outstanding, all of which was structurally senior to the notes.  Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by the Company’s Restricted Subsidiaries, such limitation is subject to a number of significant qualifications.  Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture.

Ranking

The notes will be senior unsecured obligations of the Company.  The notes will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Company and will rank senior in right of payment to any future Subordinated Indebtedness of the Company.  The notes will be effectively subordinated to any Secured Indebtedness of the Company, to the extent of the assets serving as security therefor, and will be structurally subordinated to all of the obligations of the Company’s Subsidiaries.  See “—Holding Company Structure.”

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions.  All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Company will maintain one or more paying agents (each, a “paying agent”) for the notes.

The Company will also maintain one or more registrars (each, a “registrar”). The Trustee will serve as initial registrar for the notes at its corporate trust office. The registrar in New York will maintain a register reflecting ownership of notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Company.

The Company may change the paying agents or registrars without prior notice to the holders.  The Company or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes.  Holders of the notes will be required to pay all taxes due on transfer.  The Company is not required to transfer or exchange any note selected for redemption.  Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

On or after October 15, 2013, the Company may redeem all or a part of the notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the notes to be redeemed to the applicable redemption date if redeemed during the periods indicated below:

Period	Percentage
October 15, 2013 - October 14, 2014	101.7613%
October 15, 2014 and thereafter	100.0000%

The redemption price for the period commencing October 15, 2013 through October 14, 2014 shall be increased by (a) 0.3500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2010; (b) 0.3000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2011; (c) 0.2000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2011; and (d) 0.1500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2012.  For the avoidance of any doubt, the aforementioned increases would be cumulative and would equal a maximum of 1.000% in the event that the Company were to make an Interest Assignment Election with respect to all four semi-annual interest periods.  The redemption price for the period commencing October 15, 2014 through October 14, 2015 shall be increased by (a) 0.4500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2010; (b) 0.4000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2011; (c) 0.3500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2011; and (d) 0.3000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2012.  For the avoidance of any doubt, the aforementioned increases would be cumulative and would equal a maximum of 1.500% in the event that the Company were to make an Interest Assignment Election with respect to all four semi-annual interest periods.  Commencing October 15, 2015, the redemption price shall be 100.0000%.

The notes may also be redeemed, in whole or in part, at any time prior to October 15, 2013, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

In addition, the Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

Except as set forth below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.  However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.”  The Company may at any time and from time to time purchase notes in the open market or otherwise.

If the notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of November 28, 2007 (the “AHYDO Redemption Date”), the Company will be required to redeem for cash a portion of each note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a note required to be redeemed to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the notes prior to the AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Company’s obligation to make the Mandatory Principal Redemption with respect to any notes that remain outstanding on the AHYDO Redemption Date.

Guarantees

As of the date hereof, there are no Guarantors. After the date hereof, the notes will be guaranteed by Restricted Subsidiaries that guarantee Indebtedness of the Company or any Guarantor as described in “Certain Covenants—Limitation on Issuance of Guarantees.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under the caption “—Optional Redemption” with respect to all outstanding notes, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture; provided that no partial redemption shall result in a note having a principal amount of less than $2,000. In such an event, the Company will offer (a “Change of Control Offer”) a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under the caption “—Optional Redemption” with respect to all outstanding notes, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)   deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess thereof.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control (i) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the redemption price. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Facilities and the Guitar Center Notes prohibit the Restricted Subsidiaries from paying dividends or distributions to the Company for purchasing the notes in the event of a Change of Control. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Indebtedness under the Credit Facilities, the Guitar Center Notes and other Indebtedness ranking pari passu with the notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If the Company does not repay such Indebtedness or obtain such consents, the Company will remain prohibited from purchasing notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Credit Facilities.

Future indebtedness that the Company and its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of the notes following the occurrence of a Change of Control may be limited by its then existing financial resources. See “—Holding Company Structure.” There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes—We and Holdings may not be able to purchase the notes upon a change of control, which would result in a default under the indentures governing the notes and would adversely affect our business and financial condition.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or its Subsidiaries and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or its credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)   the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)   in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined in good faith by the Company’s Board of Directors; and

(3)   at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or the Guarantees, if any) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any asset described in clauses (2) or (3) below and (iv) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) an amount equal to 0.67% of Consolidated Total Assets of the Company on the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or, if applicable, the Restricted Subsidiary) may apply those Net Proceeds at its option:

(1)   (A) to reduce Obligations under Secured Indebtedness of the Company or any Guarantor or Indebtedness of the Company that ranks pari passu with the notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the notes (provided that if the Company or such Guarantor shall so reduce Obligations under Indebtedness that rank pari passu with the notes or a related Guarantee (other than Secured Indebtedness), it will equally and ratably reduce Obligations under the notes by making, or causing the Company to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of the notes to purchase at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of notes) or (B) to reduce Obligations under Indebtedness of any Restricted Subsidiary that is not a Guarantor (including Guitar Center Notes repurchased as a consequence of the Asset Sale Offer provisions of the Guitar Center Notes Indenture), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(2)   to make (A) an investment in any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) an investment in other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)   to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds;” provided that if, during such 365-day period, the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of the notes and Indebtedness that ranks pari passu with the notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of the notes and such other Indebtedness that ranks pari passu with the notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds under the Indenture will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Because the Credit Facilities are secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Facilities remain outstanding.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1)   in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

(2)   if the notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading “—Optional Redemption,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of that note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)           declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (C) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)           purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c)           make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d)           make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)   (A) with respect to a Restricted Payment by the Company or any Restricted Subsidiary of the Company other than Guitar Center and its Restricted Subsidiaries, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (B) with respect to a Restricted Payment by Guitar Center or any Restricted Subsidiary of Guitar Center, Guitar Center would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (6) and (12) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(A)  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from March 2, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B)   100% of the aggregate net cash proceeds received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below)) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent corporations to members of management, directors or consultants of the Company, any direct or indirect parent corporation of the Company and the Subsidiaries of the Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Disqualified Stock, and (iv) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary) or (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(C)   100% of the aggregate amount of cash contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Disqualified Stock, (iii) any Refunding Capital Stock, and (iv) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(D)  to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1)   the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)   the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Indebtedness subordinated to the notes in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (other than from a Subsidiary or an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”);

(3)   the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to the notes so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the notes being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the notes being so redeemed, repurchased, acquired or retired;

(4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $3.0 million (with any unused amounts in any calendar year being carried over to the next immediately succeeding calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the 2007 Transactions that are foregone in return for the receipt of Equity Interests of the Company or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4); and provided, further, that any such Restricted Payment made in the form of a note or Indebtedness of the Company or any Restricted Subsidiary shall constitute a Restricted Payment under this clause (4) when, and to the extent, payments of principal, interest and any other amounts under such Indebtedness are made, and not when such debt is incurred by the Company or such Restricted Subsidiary, as the case may be, so long as such Indebtedness shall expressly by its terms be Subordinated Indebtedness;

(5)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(6)   the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8;

(7)   other Restricted Payments in an aggregate amount not to exceed $25.0 million after the Issue Date;

(8)   distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(9)   the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Company in amounts required for such Person to pay, without duplication:

(A)  franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B)   income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) would be required to pay for such fiscal year were the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone taxpayer;

(C)   customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D)  general corporate overhead and operating expenses for such direct or indirect parent corporation of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(E)   reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent corporation of the Company;

(11) cash payments in an aggregate amount not to exceed $5.0 million after the Issue Date in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this covenant (as determined in good faith by the Board of Directors of the Company);

(12) dividends or other distributions of Capital Stock of Unrestricted Subsidiaries;

(13) any Restricted Payment used to fund the 2007 Transactions and the fees and expenses related thereto;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (6), (7), (9), and (13) above, no default which, with the passage of time would be an Event of Default, or Event of Default, shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $10.0 million.

As of the date hereof, all of the Company’s Subsidiaries are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) the Company and any Guarantor (other than Guitar Center and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Subsidiaries (on a consolidated combined basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 and (ii) Guitar Center and any Restricted Subsidiary of Guitar Center that is a Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio for Guitar Center’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)   (A) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the ABL Facility together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount equal to $375.0 million outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to clause (1) of the third paragraph of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; and (B) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the Term Loan Facility together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder, up to an aggregate principal amount, equal to $650.0 million outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to clause (1) of the third paragraph of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided, however, that the Company shall use the net proceeds from any Indebtedness that is not revolving Indebtedness incurred under this clause (1) in excess of $620.0 million either to (i) redeem the notes (x) prior to October 15, 2013, at the redemption price set forth in the second paragraph under “—Optional Redemption” or (y) on or after October 15, 2013, at the applicable redemption price set forth in the first paragraph under “—Optional Redemption,” or (ii) distribute to Guitar Center in order to permit Guitar Center to redeem the Guitar Center Notes (a) prior to October 15, 2013, at the redemption price set forth in the second paragraph under “Description of Exchange Notes—Optional Redemption” or (b) on or after

October 15, 2013, at the applicable redemption price set forth in the first paragraph under “Description of Exchange Notes—Optional Redemption”;

(2)   (A) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the notes (including any notes issued as a result of a PIK Payment) on the Issue Date and any notes issued in exchange for such notes pursuant to the Registration Rights Agreement, (B) the incurrence by Guitar Center of the Guitar Center Notes and any Guarantee thereof issued on the Issue Date (and any Guitar Center Notes and related guarantees issued in exchange therefor pursuant to the Guitar Center Registration Rights Agreement) or (C) the Guitar Center Notes and related guarantees issued under the terms of the Assignment and Assumption;

(3)   any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) or (2));

(4)   Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $20.0 million;

(5)   Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)   Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with a disposition;

(7)   Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the notes;

(8)   shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9)   Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting, hedging or managing (A) interest rates with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) currency exchange rates or (C) commodity prices;

(10) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;

(11) Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $10.0 million;

(12) (x) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary of the Company, if any, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee with respect to the notes, if any, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of the Indenture and (z) any guarantee by a Guarantor of Indebtedness of the Company incurred in accordance with the terms of the Indenture;

(13) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the notes or the Guarantees, if any, such Refinancing Indebtedness is subordinated or pari passu to the notes or the Guarantees, if any, at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) at any time there is any Guarantee on the notes, Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date that is earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any notes then outstanding;

(14) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further, that after giving effect to such incurrence of Indebtedness either (A) in the case of Indebtedness or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary of the Company (other than Guitar Center and its Restricted Subsidiaries), the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of this covenant and (B) in the case of Indebtedness or Preferred Stock of Persons that are acquired by Guitar Center and its Restricted Subsidiaries, Guitar Center would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of this covenant;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(18) Indebtedness consisting of promissory notes issued by the Company to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent corporations permitted by the covenant described under the caption “—Restricted Payments”;

(19) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used immediately to defease the notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”;

(20) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(21) Indebtedness incurred by a Foreign Subsidiary, provided, however, that the aggregate principal amount of all Indebtedness incurred and then outstanding under this clause (21) does not exceed $17.5 million; and

(22) Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant and the covenant described under “—Liens.” Notwithstanding the foregoing, Indebtedness under the Credit Facilities outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (22) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any United States dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the United States Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to United States dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in United States dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the United States Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such United States Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, or (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the United States Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Indenture governing the notes provides that the Company will not, and will not permit any Restricted Subsidiary that is a Guarantor, if applicable, to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or any such Guarantor’s Guarantee of the notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors, if applicable, to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness of the Company or any Restricted Subsidiary that is a Guarantor ranking pari passu with or subordinated to the notes or, if applicable, any related Guarantee on any asset or property of the Company or any Restricted Subsidiary that is a Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)   in the case of Liens securing Indebtedness subordinated to the notes or the Guarantees, if any, the notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)   in all other cases, the notes and any related Guarantees, if any, are equally and ratably secured, except that the foregoing shall not apply to:

(A)  Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B)   (i) Liens securing the notes and any notes issued in exchange therefor pursuant to the Registration Rights Agreement (including notes issued in exchange for Additional Notes) and the related Guarantees, if any, and secured by a Lien (in each case in accordance with the terms of the Indenture) and any related Guarantees and, (ii) Liens securing Indebtedness permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt”; or

(C)   Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)   make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)   sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)   contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2)   the Indenture, the notes and Guarantees, if any, the Guitar Center Notes Indenture, the Guitar Center Notes and related Guarantees (including any exchange notes with respect to the Guitar Center Notes and related Guarantees issued in exchange therefor pursuant to the Guitar Center Registration Rights Agreement);

(3)   purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4)   applicable law or any applicable rule, regulation or order;

(5)   any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)   contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary (other than Guitar Center);

(7)   Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)   customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(11) other Indebtedness or Preferred Stock of the Company or any Guarantor, in each case, that is incurred subsequent to the Issue Date pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, that in the good faith judgment of the Board of Directors of the Company, such encumbrances or restrictions contained in such Indebtedness (A) are not more restrictive in any material respect than the encumbrances and restrictions set forth herein with respect to the Company or such Guarantor, as applicable, and (B) do not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient to make scheduled cash payments on the notes when due; and

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the notes, in each case as and when due.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)   the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2)   the Successor Company (if other than the Company) assumes all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)   immediately after such transaction, no Default or Event of Default exists;

(4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5)   the Company delivers to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the consolidation, or merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, complies with the provisions of the Indenture.

Similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all properties or assets (excluding clause (4) above) apply with respect to the Guarantors.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the notes.

There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

This “—Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company or another Guarantor. In addition, clauses (3), (4) and (5) will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $500,000, unless:

(1)   the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company or, in the case of any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an Independent Financial Advisor has delivered an opinion as to the fairness to the holders of the notes of such Affiliate Transactions from a financial point of view; provided that so long as the Sponsors beneficially own more than 50.0% of the Voting Stock of the Company, any Affiliate Transaction or series of related Affiliate Transactions requiring the good faith determination of the Board of Directors of the Company shall be made by a majority of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)   any transaction between or among the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2)   Restricted Payments and Permitted Investments (other than pursuant to clauses (3) and (10) of the definition thereof) permitted by the Indenture;

(3)   the payment to the Sponsors, any of their Affiliates, and officers or Affiliates of the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Management Agreement or any amendment thereto (so long as any such amendment is not less advantageous in the good faith judgment of the Board of Directors of the Company to the holders of the notes in any material respect than the Management Agreement in effect on the Issue Date) or (B) other agreements as in effect on the Issue Date that are entered into in connection with the 2007 Transactions and as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous in the good faith judgment of the Board of Directors of the Company to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date); provided that in no event shall the aggregate payments permitted under this clause (3) exceed $6.0 million per year;

(4)   the payment of reasonable compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent corporations, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(5)   payments made by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company or a majority of the disinterested members of the Board of Directors of the Company, in each case in good faith;

(6)   transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(7)   payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the Indenture, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(8)   payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Shareholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the 2007 Transactions);

(9)   the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous in the good faith judgment of the Board of Directors of the Company to holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including the Company and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party, in each case in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof;

(11) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary); and

(12) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Limitation on Issuance of Guarantees

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of the Company or any of the Guarantors, if any, unless such Restricted Subsidiary, within 10 Business Days of such guarantee of such Indebtedness, executes and delivers to the Trustee a Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee (a “Note Guarantee”) shall be senior or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.  Such Guarantee shall provide for the unconditional Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

Each Guarantor may sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person upon the terms and conditions set forth in the Indenture.  See “—Certain Covenants—Merger, Consolidation or Sale of Assets.”  The Guarantee of a Guarantor will be released in the event that:

(1)   the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(2)   the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(3)   in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the notes pursuant to this covenant the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, so long as all Indebtedness incurred by such Restricted Subsidiary is permitted under the Indenture to be incurred by a Restricted Subsidiary that is not a Guarantor;

(4)   if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(5)   such Guarantor is also a guarantor or borrower under the Credit Facilities as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Facilities, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any of the other Guarantors.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the Company will furnish to the holders of the notes, within the time periods (provided that such time periods shall be extended by 30 days for each period through and including the first Form 10-K following the Issue Date) specified in the Commission’s rules and regulations for a filer that is not an “accelerated filer”:

(1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

At any time that any Unrestricted Subsidiary has consolidated total assets of greater than 1.0% of Consolidated Total Assets or that any group of Unrestricted Subsidiaries of the Company collectively has consolidated total assets greater than 5.0% of the Consolidated Total Assets, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s discussion and analysis of financial condition and results of operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries, taken as a whole, separate from the financial condition and results of operations of all Unrestricted Subsidiaries of the Company, taken as a whole.

The Company shall (i) make its Chief Executive Officer, Chief Financial Officer and a representative from the Sponsors available to participate in quarterly conference calls to discuss results of operations for financial reporting periods ending after the Issue Date with holders of the notes, and (ii) provide holders of the notes, (A) within 90 days after the commencement of each fiscal year, a consolidated budget for such fiscal year, together with management’s discussion and analysis pertaining to such budget, and, (B) within 40 days after the end of each fiscal month, internally prepared monthly operating financial reports for the Company and its Subsidiaries.  In addition, whether or not required by the Commission, after the consummation of the exchange offer (as described in the Registration Rights Agreement) or the effectiveness of the shelf registration statement (as described in the Registration Rights Agreement), the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request.  In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

No fewer than three Business Days prior to the date of any conference call held in accordance with the preceding paragraph, the Company shall issue a press release to the appropriate internationally recognized wire services announcing the time and date of such conference call and directing holders of the notes and prospective investors to contact the investor relations office of the Company to obtain access to such conference call. The Company shall either maintain a website to which holders of the notes and prospective investors are given access and to which the information referred to in clauses (1) and (2) of the first paragraph of this covenant and conference call access details are posted or distribute via electronic mail such information and conference call details to holders of the notes, beneficial owners of the notes and prospective investors who request to receive such distributions.

In addition, if at any time any direct or indirect parent becomes a Guarantor (there being no obligation of any such parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer (as described in the Registration Rights Agreement) or the effectiveness of a shelf registration statement relating to the registration of the notes under the Securities Act (as described in the Registration Rights Agreement) by the filing with the Commission of an exchange offer registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the time periods and in accordance with the other provisions described thereunder (as described in the Registration Rights Agreement).

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1)   the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes;

(2)   the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the notes and such default continues for a period of 30 days;

(3)   the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)   a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)   the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final;

(6)   the Guarantee, if any, of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture, and such Default continues for 10 days;

(7)   certain events of bankruptcy affecting the Company or any Significant Subsidiary; and

(8)   the Company (a) defaults in the delivery of Guitar Center Notes when due under the terms of the Assignment and Assumption and such default continues for a period of 30 days, (b) defaults in the performance of clause 1(b) of the Letter Agreement or (c) in the performance of, or breaches any covenant, warranty or other agreement contained in, any other provision of the Letter Agreement and, in the case of this clause (c), such default or breach continues for a period of 60 days after notice specified below.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes under the Indenture may declare the principal of and accrued interest on the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)   if the rescission would not conflict with any judgment or decree;

(2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)   in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on the notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the Indenture, any Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Indenture, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of the Board of Directors and evidenced by a board resolution set forth in an officer’s certificate, elect to have all of its obligations and the obligations of the Guarantors, if any, discharged with respect to the outstanding notes issued under the Indenture (“Legal Defeasance”) except for:

(1)   the rights of holders of outstanding notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on the notes when such payments are due from the trust referred to below;

(2)   the Company’s obligations with respect to the notes issued thereunder concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)   the Legal Defeasance provisions of the Indenture.

In addition, the Company may at any time, at the option of the Board of Directors and evidenced by a board resolution set forth in an officer’s certificate, elect to have its obligations and the obligations of any Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes issued thereunder, cash in United States dollars, non-callable United States Government Securities, or a combination of cash in United States dollars and non-callable United States Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)   in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)   in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)   no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or, insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6)   the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7)   the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes issued thereunder may be amended or supplemented with the consent of the holders of not less than a majority in principal amount of the notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the Indenture or the notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the notes) with the consent of the holders of a majority in principal amount of the then outstanding notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any notes held by a non-consenting holder):

(1)   reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)   reduce the principal of or change the maturity of any note or alter the provisions with respect to the redemption of the notes issued thereunder (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders,” except as set forth in item (10) below);

(3)   reduce the rate of or change the time for payment of interest on any note issued thereunder;

(4)   waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes issued thereunder (except a rescission of acceleration of the notes issued thereunder by the holders of at least a majority in aggregate principal amount of the notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)   make any note payable in money other than that stated in the notes;

(6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of the notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes issued thereunder or impair the right of any holder of notes to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7)   waive a redemption payment with respect to any note issued thereunder (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders,” except as set forth in item (10) below);

(8)   make any change in the ranking or priority of any note that would adversely affect the holders of the notes;

(9)   modify any Guarantees in any manner adverse to the holders of the notes;

(10) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes issued thereunder:

(1)   to cure any ambiguity, mistake, defect or inconsistency;

(2)   to provide for uncertificated notes in addition to or in place of certificated notes;

(3)   to provide for the assumption by a Successor Company or a successor company of any Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Indenture, the notes or any Guarantee;

(4)   to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)   to secure the notes;

(6)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(7)   to provide for Guarantees or add a Guarantee of the notes, including, without limitation, by a direct or indirect parent of the Company; or

(8)   to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)   either:

(A)  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B)   all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in United States dollars, non-callable United States Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)   no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)   the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture.  Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2007 Transactions” means the transactions contemplated by (i) the Acquisition Agreement, (ii) the Credit Facilities, (iii) the Indenture and (iv) the Guitar Center Notes Indenture.

“ABL Facility” means that certain Credit Agreement, dated as of October 9, 2007, among Guitar Center, the Company, the other borrowers party thereto, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-documentation agents and syndication agents named therein and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Acquired Debt” means, with respect to any specified Person:

(1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)   Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of June 27, 2007, by and among the Company, VH MergerSub, Inc., a Delaware corporation, and Guitar Center, as amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which VH MergerSub, Inc. merged with and into Guitar Center, with Guitar Center surviving such merger.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the excess of:

(1)   the present value at such redemption date of (A) the redemption price at October 15, 2013 (each such redemption price being set forth under the caption “—Optional Redemption”), plus (B) all required interest payments due through October 15, 2013 (excluding accrued but unpaid interest to the applicable date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)   the then outstanding principal amount of the notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)   a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2)   the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under the caption “Certain Covenants—Liens”;

(4)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a

Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $2.0 million;

(5)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6)   the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8)   foreclosures on assets or transfers by reason of eminent domain;

(9)   disposition of an account receivable in connection with the collection or compromise thereof;

(10) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(11) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Assignment and Assumption” means that certain Assignment and Assumption, dated as of March 2, 2011, by and among the assignors named therein, the Company and Guitar Center, as may be amended and supplemented by the parties thereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)   with respect to a corporation, the Board of Directors of the corporation;

(2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)   with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to remain closed.

“Capital Stock” means:

(1)   in the case of a corporation, capital stock;

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction); provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by the Company as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by the Company or any of its Restricted Subsidiaries shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1)   United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)   securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

(3)   certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to either Credit Facility or with any commercial bank having capital and surplus in excess of $250 million;

(4)   repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)   commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6)   readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7)   instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8)   investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Cash Interest Period” means an interest period in which the Company has paid all accrued interest on the notes only in the form of cash.

“Change of Control” means the occurrence of any of the following:

(1)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2)   the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities;

(3)   the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (i) and (ii), “Continuing Directors”); or

(4)   the Company ceases to beneficially own 100% of the issued and outstanding common stock of Guitar Center or any Change of Control occurs under the Guitar Center Notes Indenture.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the United States Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received or receivable in cash for such period.

“Consolidated Net Leverage Ratio” with respect to the Company and its Restricted Subsidiaries, as of any date, means the ratio of (a) the sum of (i) Consolidated Total Debt (as defined in the Term Loan Facility as in effect on the date hereof) as of such date, minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA (as defined in the Term Loan Facility as in effect on the date hereof) for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding such date. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Net Leverage Ratio is made, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Consolidated Net Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including with respect to any pro forma calculations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)   the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(2)   the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (3) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss in cash with respect to such period; and

(3)   the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, after giving effect to any applicable exclusion contained in clause (7) of the definition of EBITDA, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (3)) in respect of such period, to the extent not already included therein.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries or Foreign Subsidiaries, as the case may be, in each case as shown on the most recent balance sheet determined in accordance with GAAP, less appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, collectively the ABL Facility and the Term Loan Facility (each, a “Credit Facility”).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a Change of Control or Asset Sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that such Person may not redeem or repurchase any such Capital Stock (and all securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by such Person with the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders” and such repurchase or redemption complies with “—Certain Covenants—Restricted Payments”), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the final maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1)   the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2)   Consolidated Interest Expense (including, without limitation, in the case of the Company, interest expense of Holdings to the extent relating to the notes or Permitted Holdings Refinancing Indebtedness) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income, plus

(4)   any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the 2007 Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Management Agreement in connection with the 2007 Transactions) and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5)   the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus or minus

(6)   any extraordinary (net of any tax effect), unusual or nonrecurring gains, losses, costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses), plus or minus

(7)   any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, plus

(8)   any other noncash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP to the extent such accruals exceed the related rent payments for the applicable period; provided, however, that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all non-cash items of income of such Person and its Restricted Subsidiaries, plus

(9)   the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement, plus or minus

(10) any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness, plus or minus

(11) any unrealized net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133), plus or minus

(12) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, minus

(13) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period) or which will result in the receipt of cash in a future period or the amortization of lease incentives.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) or would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than to the extent permitted under clause (1) or clause (12) (but only with respect to clause (1)) of the second paragraph of “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”), unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent corporations (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent corporations registered on Form S-4 or Form S-8, or (ii) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the 2007 Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except that with respect to any reports or financial information required to be delivered under the caption “—Reports,” GAAP means generally accepted accounting principles in the United States as in effect during the applicable period covered by such report or financial information.  For purposes of the Indenture and this “Description of Senior PIK Exchange Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date, there will be no Guarantors.

“Guitar Center” means Guitar Center, Inc.

“Guitar Center Notes” means the 11.50% Senior Notes due 2017 of Guitar Center, any additional 11.50% Senior Notes due 2017 issued under the Guitar Center Notes Indenture pursuant to the Assignment and Assumption and notes issued in exchange therefor pursuant to the Guitar Center Registration Rights Agreement.

“Guitar Center Notes Indenture” means the amended and restated indenture, dated as of March 2, 2011, among Guitar Center, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Guitar Center Notes were issued, as amended or supplemented from time to time.

“Guitar Center Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of the Issue Date, among Guitar Center and ACOF III GC Acquisition, L.P. relating to the Guitar Center Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)   other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity prices.

“Indebtedness” means, with respect to any Person,

(1)   any indebtedness (including principal and premium) of such Person, whether or not contingent:

(A)  in respect of borrowed money,

(B)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(C)   representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(D)  representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2)   Disqualified Stock of such Person,

(3)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(4)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing to Persons engaged in a Permitted Business that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its fair market value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Interest Assignment Election” means the election by the Company pursuant to the Assignment and Assumption to have each assignor named therein to sell and assign to Guitar Center is rights to receive 50% of the interest payable on the notes held by such assignor in exchange for Guitar Center Notes in an aggregate principal amount equal to the assigned interest.

“Issue Date” means August 7, 2008.

“Letter Agreement” means that letter agreement, dated as of February 14, 2011, by and among the parties to the Assignment and Assumption, as may be amended and supplemented by the parties thereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Advisory Agreement dated as of October 9, 2007, by and among Guitar Center, the Company and the Sponsors, as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to any line of business engaged in by the Company and its Restricted Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means the (i) the Sponsor, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date, such excess shall be deemed not to be beneficially owned by Permitted Holders and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Sponsors, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group.”

“Permitted Investments” means

(1)   any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2)   any Investment in cash and Cash Equivalents;

(3)   any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)   any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investment as in existence on the Issue Date;

(6)   loans and advances to employees and any guarantees (i) made in the ordinary course of business or (ii) used to finance the purchase by such employees of Equity Interests of the Company pursuant to a stock ownership or compensation plan, but in any event not in excess of $5.0 million in the aggregate outstanding at any one time under clauses (i) and (ii) of this clause (6);

(7)   any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)   Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9)   loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed an amount equal to (a) (i) $5.0 million as of the date hereof, plus (ii) $5.0 million for each Cash Interest Period, up to a maximum of $25.0 million or (b) after October 15, 2013, if the Consolidated Net Leverage Ratio of the Company is less than 7.5 to 1.0, $30.0 million notwithstanding the number of Cash Interest Periods; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph of the covenant described in “—Certain Covenants—Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money note, contribution of additional Securitization Assets or an equity interest; and

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition otherwise permitted under the covenant described in “—Certain Covenants—Restricted Payments.”

“Permitted Liens” means the following types of Liens:

(1)   deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)   Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiary;

(4)   Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5)   Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6)   Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)   Liens in favor of the Company or any Restricted Subsidiary;

(8)   Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the notes taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)   Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing incurred pursuant to clause (17) of the definition of Permitted Debt;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which appropriate reserves have been taken in accordance with GAAP or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of

Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or (y) secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $5.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred in accordance with the covenant contained under clause (21) of the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25) Liens to secure Indebtedness incurred pursuant to clause (19) or (20) of the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not, in the good faith judgment of the Company, materially adversely affect the Company’s business or its ability to pay any Obligation under the notes

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(31) Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Interest” has the meaning set forth under “Principal, maturity and interest.”

“PIK Notes” has the meaning set forth under “Principal, maturity and interest.”

 “PIK Payment” has the meaning set forth under “Principal, maturity and interest.”

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under a Credit Facility and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement related to the notes, dated as of the Issue Date, between the Company and the holders of the notes named therein.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred under the Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Shareholders Agreement” means the Shareholders Agreement dated as of October 9, 2007, by and among the Sponsors, Guitar Center, the Company and certain other stockholders signatory thereto as in effect on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsors” means Bain Capital Partners, LLC and its Affiliates, but not including any portfolio company of the Sponsors.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization

Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the notes and (b) with respect to any Guarantor of the notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the notes.

“Subsidiary” means, with respect to any specified Person:

(1)   any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)   any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Term Loan Facility” means that certain Senior Secured Term Loan Agreement, dated as of October 9, 2007, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-documentation agents and syndication agents named therein and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2013; provided, however, that if the period from such redemption date to April 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company (other than Guitar Center) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and (1) in the case of any Subsidiary of Guitar Center, Guitar Center could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (ii) of the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (2) in the case of any Subsidiary of the

Company that is not a Subsidiary of Guitar Center, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (i) of the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”  Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“United States Dollar Equivalent” means with respect to any monetary amount in a currency other than United States dollars, at any time for determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than United States dollars, such amount will be treated as the United States Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“United States Government Securities” means securities that are

(1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such United States Government Securities or a specific payment of principal of or interest on any such United States Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the United States Government Securities or the specific payment of principal of or interest on the United States Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)   the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, the exchange notes will be initially represented by one or more global bonds (“Global Bonds”) in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the exchange notes for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of exchange notes may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such Global Bonds for all purposes under the Indentures. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indentures.

Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Guitar Center, Holding, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such Global Bonds for the purposes of receiving payment on the exchange notes, receiving notices and for all other purposes under the Indentures and the exchange notes. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated exchange notes in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of exchange notes under the Indentures. We understand that under existing industry practices, in the event that we or Holdings, as applicable, request any action of holders of exchange notes or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of exchange notes is entitled to give or take under the respective Indentures, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of exchange notes as to which such participant or participants has or have been given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time.  None of Guitar Center, Holdings or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT (I) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED, (II) THE DISCUSSION SET FORTH IN THIS STATEMENT WAS PREPARED IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE EXCHANGE OFFERS AND (III) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain United States federal income tax considerations relating to the exchange of old notes for exchange notes in the exchange offers. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. Special situations, such as the following, are not addressed:

•                  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, retirement plans, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•                  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•                  tax consequences to holders whose “functional currency” is not the United States dollar;

•                  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•                  United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•                  any state, local or non-United States tax consequences.

The discussion below is based upon the current provisions of the tax code, existing and proposed regulations relating to the tax code, and related rulings, judicial decisions and administrative interpretations.  Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.  We have not sought any ruling from the Internal Revenue Service, nor have we sought an opinion from counsel, with respect to the statements made and the conclusions reached in the following summary. The Internal Revenue Service may not agree with these statements and conclusions, nor may these statements and conclusions be sustained by a court if challenged.

This summary assumes that holders of notes hold them as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code.  This summary assumes that the notes are and will be treated as “debt” for U.S. federal income tax purposes.

EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS.

Consequences of tendering old notes

The exchange of your old notes for exchange notes in the exchange offers should not constitute a taxable exchange for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange offers should have no United States federal income tax consequences to you if you exchange your old notes for exchange notes. Your holding period for an exchange note will include your holding period for the old note exchanged pursuant to the exchange offers, and your initial tax basis in such an exchange note will be the same as your adjusted tax basis in the old note as of the time of the exchange. The United States federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the United States federal income tax consequences of holding and disposing of an old note.

This summary assumes that the exchange of the old notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the exchange notes will be treated as the same securities for United States federal income tax purposes.

CERTAIN ERISA CONSIDERATIONS

To the extent the exchange notes are purchased and held by an employee benefit plan subject to Title I of ERISA, or Section 4975 of the Code, the following considerations should be taken into account. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and the holding of an exchange note are consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code, must also determine that its purchase and holding of the exchange notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code.

Similar state and/or local laws may apply to plans and entities holding plan assets that are not subject to Title I of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until 90 days after the date of this prospectus, all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions:

•                  in the over-the-counter market;

•                  in negotiated transactions; or

•                  through the writing of options on the exchange notes or a combination of such methods of resale.

These resales may be made:

•                  at market prices prevailing at the time of resale;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers.  Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.  An “underwriter” within the meaning of the Securities Act includes:

•                  any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers; or

•                  any broker or dealer that participates in a distribution of such exchange notes.

Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal accompanying this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offers we will as promptly as practicable send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.  We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offers, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

Prior to the exchange offers, there has not been any public market for the old notes. The old notes have not been registered under the Securities Act and are and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in the exchange offers. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System.  Market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offers and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all.  See “Risks Relating to the Exchange Offers—Because there is no public market for the exchange notes, you may not be able to resell your notes.”  If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

Certain legal matters related to the validity of the exchange notes will be passed upon for us, Holdings and the guarantors by Kirkland & Ellis LLP (a limited liability partnership which includes professional corporations), Chicago, Illinois.  Some of the partners of Kirkland & Ellis LLP are partners in partnerships that invest in funds managed by advisors associated with Bain Capital.  Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital and some of its affiliates in connection with various legal matters.  Certain matters under Virginia law will be passed upon by McGuireWoods LLP.

EXPERTS

The consolidated financial statements of Guitar Center Holdings, Inc. and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Guitar Center, Inc. and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement.  For further information with respect to us and the exchange notes, reference is made to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.  Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We, Holdings and the guarantors are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we, Holdings and the guarantors will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

Any person to whom this prospectus is delivered may request copies of this prospectus, the notes, the indentures governing the notes or certain other agreements that we have entered or will enter into in connection with the exchange offers, without charge, by written or telephonic request directed to Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362, Attention Leland P. Smith, Executive Vice President.

GUITAR CENTER HOLDINGS, INC.
GUITAR CENTER, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Guitar Center Holdings, Inc., and Subsidiaries

Report of Independent Registered Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2010 and June 30, 2011	F-3
Consolidated Statements of Operations for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2010 and 2011	F-4
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2011	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2010 and 2011	F-6

Guitar Center, Inc., and Subsidiaries

Report of Independent Registered Accounting Firm	F-8
Consolidated Balance Sheets as of December 31, 2009 and 2010 and June 30, 2011	F-9
Consolidated Statements of Operations for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2010 and 2011	F-10
Consolidated Statements of Stockholder’s Equity and Comprehensive Loss for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2011	F-11
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2010 and 2011	F-12

Guitar Center Holdings, Inc., and Subsidiaries and Guitar Center, Inc., and Subsidiaries

Combined notes to consolidated financial statements	F-14

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Guitar Center Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Guitar Center Holdings, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also have audited the financial statement Schedule I included in Item 21(b) in the registration statement. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guitar Center Holdings, Inc. and subsidiaries as of December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Los Angeles, California

March 18, 2011

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31, 2009	December 31, 2010	June 30, 2011
			(unaudited)
Assets
Current assets:
Cash	$119,701	$193,767	$104,039
Accounts receivable, net of allowance for doubtful accounts of $3,105, $3,030 and $3,528 (unaudited), respectively	35,417	37,055	34,278
Merchandise inventories	513,216	501,865	553,088
Prepaid expenses and other current assets	37,565	20,727	26,566
Deferred income taxes	31,001	25,603	24,436
Total current assets	736,900	779,017	742,407
Property and equipment, net of accumulated depreciation and amortization of $125,326, $173,077 and $193,303 (unaudited), respectively	236,480	228,224	212,139
Goodwill, net	689,404	689,404	689,404
Intangible assets, net of accumulated amortization of $143,852, $194,015 and $215,704 (unaudited), respectively	458,698	408,785	387,096
Other assets, net	18,597	15,288	21,754
Total assets	$2,140,079	$2,120,718	$2,052,800

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$96,066	$104,708	$122,859
Accrued expenses and other current liabilities	123,407	125,790	103,836
Merchandise advances	24,065	27,728	24,129
Current portion of long-term debt	20,750	641	644
Total current liabilities	264,288	258,867	251,468
Other long-term liabilities	8,128	15,278	14,758
Deferred income taxes	165,043	127,042	104,075
Long-term debt	1,490,896	1,562,135	1,561,813
Total liabilities	1,928,355	1,963,322	1,932,114
Commitments and contingencies	—	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, authorized 20,000 shares, issued and outstanding 9,695 shares at December 31, 2009, 9,750 shares at December 31, 2010 and 9,743 shares at June 30, 2011 (unaudited)	97	98	97
Additional paid-in capital	629,002	631,490	632,159
Accumulated deficit	(417,432)	(473,809)	(511,212)
Accumulated other comprehensive income (loss)	57	(383)	(358)
Total stockholders’ equity	211,724	157,396	120,686
Total liabilities and stockholders’ equity	$2,140,079	$2,120,718	$2,052,800

See accompanying notes to consolidated financial statements

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)
Net sales	$2,228,601	$2,004,179	$2,010,895	$948,371	$981,853
Cost of goods sold, buying and occupancy	1,597,559	1,414,751	1,405,044	665,041	680,189
Gross profit	631,042	589,428	605,851	283,330	301,664
Selling, general and administrative expenses	603,888	543,819	546,135	259,538	279,239
Impairment of intangible assets	227,400	9,709	—	—	—
Impairment of goodwill	1,903	123,804	—	—	—
Operating income (loss)	(202,149)	(87,904)	59,716	23,792	22,425
Interest expense	(148,379)	(137,523)	(145,572)	(71,698)	(79,293)
Interest income	310	507	339	224	165
Loss before income taxes	(350,218)	(224,920)	(85,517)	(47,682)	(56,703)
Income tax benefit	(130,552)	(35,062)	(29,140)	(16,557)	(19,300)
Net loss	(219,666)	(189,858)	(56,377)	(31,125)	(37,403)
Less: net loss attributable to the noncontrolling interest	(137)	—	—	—	—
Net loss attributable to Guitar Center Holdings, Inc.	$(219,529)	$(189,858)	$(56,377)	$(31,125)	$(37,403)

Net loss per share:
Basic and diluted	$(22.63)	$(19.58)	$(5.81)	$(3.21)	$(3.84)

Weighted-average common shares outstanding:
Basic and diluted	9,700	9,698	9,707	9,695	9,749

See accompanying notes to consolidated financial statements

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(in thousands)

	Guitar Center Holdings, Inc. Stockholders’ Equity
					Accumulated
			Additional		Other
	Number of	Common	Paid-in	Accumulated	Comprehensive	Noncontrolling		Comprehensive
	Shares	Stock	Capital	Deficit	Income (Loss)	Interest	Total	Loss
Balance at December 31, 2007	9,696	$97	$626,430	$(8,045)	$—	$821	$619,303
Issuance of common stock to employees	1	—	66	—	—	—	66
Stock-based compensation expense	—	—	1,640	—	—	—	1,640
Modification and repurchase of employee stock options	—	—	(483)	—	—	—	(483)
Exercise of employee stock options, including tax benefit of $34	12	—	34	—	—	—	34
Repurchase of common stock	(1)	—	(1,211)	—	—	—	(1,211)
Purchase accounting adjustment to Tunecore net assets	—	—	—	—	—	(543)	(543)
Deconsolidation of Tunecore	—	—	—	—	—	(141)	(141)
Net loss	—	—	—	(219,529)	—	(137)	(219,666)	$(219,666)
Unrealized loss on hedging arrangement, net of income tax benefit of $196	—	—	—	—	(327)	—	(327)	(327)
Comprehensive loss								$(219,993)
Balance at December 31, 2008	9,708	97	626,476	(227,574)	(327)	—	398,672
Stock-based compensation expense	—	—	1,922	—	—	—	1,922
Modification of employee stock options		—	163	—	—	—	163
Exercise of employee stock options, including tax benefit of $171		—	171	—	—	—	171
Repurchase of common stock	(13)	—	270	—	—	—	270
Net loss	—	—	—	(189,858)	—	—	(189,858)	$(189,858)
Unrealized gain on hedging arrangement, net of income tax expense of $231	—	—	—	—	384	—	384	384
Comprehensive loss								$(189,474)
Balance at December 31, 2009	9,695	97	629,002	(417,432)	57	—	211,724
Stock-based compensation expense	—	—	3,218	—	—	—	3,218
Exercise of employee stock options	279	3	4,384	—	—	—	4,387
Repurchase of common stock	(224)	(2)	(5,114)	—	—	—	(5,116)
Net loss	—	—	—	(56,377)	—	—	(56,377)	$(56,377)
Unrealized loss on hedging arrangement, net of income tax benefit of $262	—	—	—	—	(440)	—	(440)	(440)
Comprehensive loss								$(56,817)
Balance at December 31, 2010	9,750	98	631,490	(473,809)	(383)	—	157,396
Stock-based compensation expense (unaudited)	—	—	863	—	—	—	863
Repurchase of common stock (unaudited)	(7)	(1)	(194)				(195)
Net loss (unaudited)	—	—	—	(37,403)	—	—	(37,403)	$(37,403)
Unrealized gain on hedging arrangement, net of income tax expense of $15 (unaudited)	—	—	—	—	25	—	25	25
Comprehensive loss (unaudited)								$(37,378)
Balance at June 30, 2011 (unaudited)	9,743	$97	$632,159	$(511,212)	$(358)	$—	$120,686

See accompanying notes to consolidated financial statements

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)
Operating activities:
Net loss	$(219,666)	$(189,858)	$(56,377)	$(31,125)	$(37,403)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	136,964	113,803	104,846	52,327	50,986
Impairment of property and equipment	5,259	2,151	884	—	—
Impairment of intangible assets	227,400	9,709	—	—	—
Impairment of goodwill	1,903	123,804	—	—	—
(Gain) loss on disposal of property and equipment	(456)	167	995	90	4,613
Amortization of deferred financing fees	2,539	2,531	2,531	1,265	1,411
Payment in-kind interest expense	56,339	64,571	57,415	35,736	—
Stock-based compensation	2,176	2,085	3,218	948	863
Deferred income taxes	(123,161)	(38,345)	(32,341)	(19,399)	(21,815)
Changes in operating assets and liabilities:
Accounts receivable	8,321	7,139	(1,638)	4,143	2,777
Merchandise inventories	5,507	74,023	11,351	5,576	(51,223)
Prepaid expenses and other current assets	15,623	4,080	16,181	13,473	(2,049)
Other assets, net	(1,018)	(802)	76	49	326
Accounts payable	1,354	(7,361)	8,642	14,364	18,151
Accrued expenses and other current liabilities	5,077	(7,651)	16,848	(21,645)	(21,954)
Merchandise advances	(3,921)	(1,605)	3,663	(2,714)	(3,599)
Other long-term liabilities	3,121	3,956	7,150	2,564	(520)
Net cash provided by (used in) operating activities	123,361	162,397	143,444	55,652	(59,436)

Investing activities:
Purchase of property and equipment	(39,389)	(45,217)	(47,887)	(19,803)	(21,645)
Acquisition of intangible assets	(408)	—	(250)	—	—
Proceeds from sale of property and equipment	456	37	238	19	30
Deconsolidation of subsidiary	(2,610)	—	—	—	—
Other	(138)	—	—	—	—
Net cash used in investing activities	(42,089)	(45,180)	(47,899)	(19,784)	(21,615)

Financing activities:
Repayment of long-term debt	(2,332)	(7,148)	(20,750)	(20,431)	(319)
Net change in borrowings under ABL	(76,000)	(5,000)	—	—	—
Repurchase of common stock	(50)	(504)	(729)	—	(195)
Issuance of common stock	66	—	—	—	—
Financing fees	—	—	—	—	(8,163)
Net cash used in financing activities	(78,316)	(12,652)	(21,479)	(20,431)	(8,677)
Net increase (decrease) in cash	2,956	104,565	74,066	15,437	(89,728)
Cash at beginning of period	12,180	15,136	119,701	119,701	193,767
Cash at end of period	$15,136	$119,701	$193,767	$135,138	$104,039

See accompanying notes to consolidated financial statements

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$90,063	$69,480	$69,001	$34,755	$77,261
Income taxes	3,466	3,642	2,749	1,981	1,740
Non-cash investing and financing activities:
Assets acquired under capital lease	—	2,093	—	—	—
Accrued liability for repurchase of common stock and stock options	2,181	—	—	—	—
Deferred tax effect of purchase accounting transactions	8,701	—	—	—	—

See accompanying notes to consolidated financial statements

Report of Independent Registered Public Accounting Firm

The Board of Directors

Guitar Center, Inc.:

We have audited the accompanying consolidated balance sheets of Guitar Center, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guitar Center, Inc. and subsidiaries as of December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California

March 18, 2011

GUITAR CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2009	December 31, 2010	June 30, 2011
			(unaudited)
Assets
Current assets:
Cash	$119,701	$193,767	$104,039
Accounts receivable, net of allowance for doubtful accounts of $3,105, $3,030 and $3,528 (unaudited), respectively	35,417	37,055	34,278
Merchandise inventories	513,216	501,865	553,088
Prepaid expenses and other current assets	16,265	17,744	24,735
Deferred income taxes	24,423	25,603	24,013
Total current assets	709,022	776,034	740,153
Property and equipment, net of accumulated depreciation and amortization of $125,326, $173,077 and $193,303 (unaudited), respectively	236,480	228,224	212,139
Goodwill, net	689,404	689,404	689,404
Intangible assets, net of accumulated amortization of $143,852, $194,015 and $215,704 (unaudited), respectively	458,698	408,785	387,096
Other assets, net	16,076	13,168	18,938
Total assets	$2,109,680	$2,115,615	$2,047,730

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$96,066	$104,708	$122,859
Accrued expenses and other current liabilities	130,489	162,955	139,725
Merchandise advances	24,065	27,728	24,129
Current portion of long-term debt	20,750	641	644
Total current liabilities	271,370	296,032	287,357
Other long-term liabilities	8,128	15,278	14,758
Deferred income taxes	165,303	146,882	139,407
Long-term debt	998,103	997,462	997,140
Due to Guitar Center Holdings, Inc.	385,472	384,743	343,588
Total liabilities	1,828,376	1,840,397	1,782,250
Commitments and contingencies	—	—	—
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized 100 shares issued and outstanding	—	—	—
Additional paid-in capital	614,338	617,556	618,419
Accumulated deficit	(333,091)	(341,955)	(352,581)
Accumulated other comprehensive income (loss)	57	(383)	(358)
Total stockholder’s equity	281,304	275,218	265,480
Total liabilities and stockholder’s equity	$2,109,680	$2,115,615	$2,047,730

See accompanying notes to consolidated financial statements

GUITAR CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)

Net sales	$2,228,601	$2,004,179	$2,010,895	$948,371	$981,853
Cost of goods sold, buying and occupancy	1,597,559	1,414,751	1,405,044	665,041	680,189
Gross profit	631,042	589,428	605,851	283,330	301,664
Selling, general and administrative expenses	603,888	543,819	546,135	259,538	278,962
Impairment of intangible assets	227,400	9,709	—	—	—
Impairment of goodwill	1,903	123,804	—	—	—
Operating income (loss)	(202,149)	(87,904)	59,716	23,792	22,702
Interest expense	(91,640)	(72,551)	(71,181)	(35,761)	(39,307)
Interest income	310	507	339	224	165
Loss before income taxes	(293,479)	(159,948)	(11,126)	(11,745)	(16,440)
Income tax benefit	(108,034)	(12,315)	(2,262)	(4,159)	(5,814)
Net loss	(185,445)	(147,633)	(8,864)	(7,586)	(10,626)
Less: net loss attributable to the noncontrolling interest	(137)	—	—	—	—
Net loss attributable to Guitar Center, Inc.	$(185,308)	$(147,633)	$(8,864)	$(7,586)	$(10,626)

See accompanying notes to consolidated financial statements

GUITAR CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY AND COMPREHENSIVE LOSS

(in thousands)

	Guitar Center, Inc. Stockholder’s Equity
			Accumulated
	Additional		Other
	Paid-in	Accumulated	Comprehensive	Noncontrolling		Comprehensive
	Capital	Deficit	Income (Loss)	Interest	Total	Loss
Balance at December 31, 2007	$610,077	$(150)	$—	$821	$610,748
Stock-based compensation expense	1,640	—	—	—	1,640
Modification of employee stock options	536	—	—	—	536
Purchase accounting adjustment to Tunecore net assets	—	—	—	(543)	(543)
Deconsolidation of Tunecore	—	—	—	(141)	(141)
Net loss	—	(185,308)	—	(137)	(185,445)	$(185,445)
Unrealized loss on hedging arrangement, net of income tax benefit of $196	—	—	(327)	—	(327)	(327)
Comprehensive loss						$(185,772)
Balance at December 31, 2008	612,253	(185,458)	(327)	—	426,468
Stock-based compensation expense	1,922	—	—	—	1,922
Modification of employee stock options	163	—	—	—	163
Net loss	—	(147,633)	—	—	(147,633)	$(147,633)
Unrealized gain on hedging arrangement, net of income tax expense of $231	—	—	384	—	384	384
Comprehensive loss						$(147,249)
Balance at December 31, 2009	614,338	(333,091)	57	—	281,304
Stock-based compensation expense	3,218	—	—	—	3,218
Net loss	—	(8,864)	—	—	(8,864)	$(8,864)
Unrealized loss on hedging arrangement, net of income tax benefit of $262	—	—	(440)	—	(440)	(440)
Comprehensive loss						$(9,304)
Balance at December 31, 2010	617,556	(341,955)	(383)	—	275,218
Stock-based compensation expense (unaudited)	863	—	—	—	863
Net loss (unaudited)	—	(10,626)	—	—	(10,626)	$(10,626)
Unrealized gain on hedging arrangement, net of income tax expense of $15 (unaudited)	—	—	25	—	25	25
Comprehensive loss (unaudited)						$(10,601)
Balance at June 30, 2011 (unaudited)	$618,419	$(352,581)	$(358)	$—	$265,480

See accompanying notes to consolidated financial statements

GUITAR CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)
Operating activities:
Net loss	$(185,445)	$(147,633)	$(8,864)	$(7,586)	$(10,626)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	136,964	113,803	104,846	52,327	50,986
Impairment of property and equipment	5,259	2,151	884	—	—
Impairment of intangible assets	227,400	9,709	—	—	—
Impairment of goodwill	1,903	123,804	—	—	—
(Gain) loss on disposal of property and equipment	(456)	167	995	90	4,613
Amortization of deferred financing fees	2,139	2,130	2,130	1,065	1,207
Stock-based compensation	2,176	2,085	3,218	948	863
Deferred income taxes	(131,671)	(32,423)	(19,340)	(13,230)	(5,900)
Changes in operating assets and liabilities:
Accounts receivable	8,321	7,139	(1,638)	4,143	2,777
Merchandise inventories	5,507	74,023	11,351	5,576	(51,223)
Prepaid expenses and other current assets	6,917	1,889	(2,136)	(3,865)	(3,201)
Other assets, net	(1,018)	(802)	76	48	326
Accounts payable	1,354	(7,361)	8,642	14,364	18,151
Accrued expenses and other current liabilities	44,811	11,365	32,467	1,922	(23,230)
Merchandise advances	(3,921)	(1,605)	3,663	(2,714)	(3,599)
Other long-term liabilities	3,121	3,956	7,150	2,564	(520)
Net cash provided by (used in) operating activities	123,361	162,397	143,444	55,652	(19,376)

Investing activities:
Purchase of property and equipment	(39,389)	(45,217)	(47,887)	(19,803)	(21,645)
Acquisition of intangible assets	(408)	—	(250)	—	—
Proceeds from sale of property and equipment	456	37	238	19	30
Deconsolidation of subsidiary	(2,610)	—	—	—	—
Other	(69)	—	—	—	—
Net cash used in investing activities	(42,020)	(45,180)	(47,899)	(19,784)	(21,615)

Financing activities:
Repayment of long-term debt	(2,332)	(7,148)	(20,750)	(20,431)	(319)
Net change in borrowings under ABL	(76,000)	(5,000)	—	—	—
Financing fees	—	—	—	—	(7,262)
Advances to Guitar Center Holdings, Inc.	(53)	(504)	(729)	—	(41,156)
Net cash used in financing activities	(78,385)	(12,652)	(21,479)	(20,431)	(48,737)
Net increase (decrease) in cash	2,956	104,565	74,066	15,437	(89,728)
Cash at beginning of period	12,180	15,136	119,701	119,701	193,767
Cash at end of period	$15,136	$119,701	$193,767	$135,138	$104,039

See accompanying notes to consolidated financial statements

GUITAR CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$90,063	$69,480	$69,001	$34,755	$37,481
Income taxes	3,466	3,642	2,749	1,981	1,740

Non-cash investing and financing activities:
Assets acquired under capital lease	—	2,093	—	—	—

See accompanying notes to consolidated financial statements

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              Nature of Business and Significant Accounting Policies

Nature of Business

Guitar Center Holdings, Inc., is the parent company of wholly-owned Guitar Center, Inc., and its wholly-owned subsidiaries.  All of the company’s operating activities are conducted out of Guitar Center, Inc., and its subsidiaries.  The parent company’s business activities consist solely of debt and equity financing related to its acquisition of Guitar Center, Inc., in 2007.

In these notes, we refer to the consolidated financial statements of Guitar Center Holdings, Inc., and its subsidiaries as “Holdings”, except where the context requires otherwise when discussing the debt or equity of the Guitar Center Holdings, Inc., entity. We refer to the consolidated financial statements of Guitar Center, Inc., and its subsidiaries as “Guitar Center”.  The terms “we”, “us”, “our” and “the company” refer to Holdings and Guitar Center collectively.

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  Our Guitar Center and Music &Arts segments are operated out of our retail store subsidiary and our Direct Response segment is operated out of our direct response subsidiary.

As of December 31, 2010, Guitar Center operated 214 Guitar Center stores across the United States, with 140 primary format stores, 71 secondary format stores and three tertiary format stores, along with the www.guitarcenter.com website. Guitar Center opened three new primary format stores, one new secondary format store, and one new tertiary format store during the first six months of 2011, bringing our total store count to 219 as of June 30, 2011. Music & Arts specializes in band and orchestra instruments for sale and rental, serving teachers, band directors, college professors and students. As of December 31, 2010, Music & Arts operated 101 stores in 20 states, along with the www.musicarts.com website. Music & Arts closed two stores and opened one new store during the first six months of 2011 bringing its store count to 100 as of June 30, 2011. Our Direct Response segment is a leading direct response retailer of musical instruments in the United States, and its operations include the Musician’s Friend and other branded websites and catalogs.

Principles of Consolidation

The accompanying consolidated financial statements of Holdings and Guitar Center include the accounts of the respective companies’ wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The consolidated balance sheet as of June 30, 2011, the consolidated statements of operations and cash flows for the six months ended June 30, 2010 and 2011 and the consolidated statements of stockholders’ equity and comprehensive loss for the six months ended June 30, 2011 are unaudited. Amounts included in these combined notes to financial statements as of June 30, 2011 and for the six months ended June 30, 2010 and 2011 are also unaudited.

With respect to the unaudited interim financial statements, these notes do not include all the disclosures normally required in annual consolidated financial statements prepared in accordance with United States generally accepted accounting principles, or GAAP.  Required interim disclosures and those disclosures necessary for an understanding of the changes in financial position and performance of the entity since the last annual reporting date are included in these notes.

The unaudited consolidated financial statements are prepared on the same basis as the annual consolidated financial statements. We believe the unaudited consolidated financial statements contain all adjustments necessary for a fair presentation as prescribed by GAAP.  Interim period adjustments are normal and recurring in nature, except where indicated otherwise in these notes.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our business follows a seasonal pattern, peaking during the holiday selling season in November and December. Fourth quarter sales at our Guitar Center and Direct Response segments are typically significantly higher than in any other quarter. Accordingly, interim results may not be indicative of results for the entire fiscal year.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

We base our estimates on historical experience and on other assumptions that we believe to be relevant under the circumstances.  In particular, we make judgments in areas such as allowances for doubtful accounts, depreciation and amortization, inventory valuation, self-insurance reserves, impairment of long-lived assets, goodwill and other intangible assets, litigation, provision for sales returns, vendor allowances, stock-based compensation and income taxes.  Actual results could differ from these estimates.  The significant economic downturn which began to impact us in 2008 has resulted in, among other things, increased unemployment, lower consumer confidence and reduced business and consumer spending.  These factors have increased the degree of uncertainty in our estimates and assumptions.

Cash and Cash Equivalents

Cash consists of cash on hand and bank deposits.  Cash equivalents generally consist of highly liquid investments with an original maturity of three months or less.  We had no cash equivalents as of December 31, 2009 or 2010.

Accounts Receivable

We grant credit directly to certain customers in the ordinary course of business.  Prior to granting credit, we conduct a credit analysis based on financial and other criteria and generally do not require collateral.

We record accounts receivable net of an allowance for doubtful accounts.  We maintain allowances for doubtful accounts for estimated losses from the failure of our customers to make their required payments.  We base our allowance on an analysis of the aging of accounts receivable at the date of the financial statements, an assessment of historical collection trends and an evaluation of the impact of current economic conditions.

Merchandise Inventories

We generally value inventories at the lower of the weighted average cost method or market value.  We capitalize to inventory the costs associated with bringing inventory through our Guitar Center distribution center, and then expense these amounts to cost of goods sold as the associated inventory is sold.

We value rental inventories and used and vintage guitars at the lower of cost or market using the specific identification method.  We depreciate rental inventories on a straight-line basis while out under the rental agreement for rent-to-own sales.

We receive price protection credits and rebates from our vendors, which we account for as a component of merchandise inventory and record at the time the credit or rebate is earned.  We typically receive rebates on a quarterly or annual basis.  We do not believe we have significant risk related to rebates receivable, based upon historically low write-offs, our long-standing relationships with a consistent pool of rebate vendors and our ability to net unpaid rebates against vendor account payables.  We recognize the effect of price protection credits and vendor rebates in the income statement as a reduction in cost of goods sold at the time the related item of inventory is sold.  We do not record any of these credits as revenue.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

We record property and equipment at cost.  We compute depreciation using the straight-line method over the estimated useful lives of the assets, generally five years for furniture and fixtures, between three and five years for computer software and hardware, five years for vehicles, and 15 years for buildings.  We amortize leasehold improvements over the shorter of their estimated useful lives or the terms of the related leases.  Our corporate aircraft was depreciated over 10 years with a 50% salvage value.  We expense maintenance and repair costs as they are incurred, while renewals and betterments are capitalized.

During the second quarter of 2011, we initiated a plan to sell our corporate aircraft.  See Note 12 for further discussion of the planned sale.

Impairment and Disposal of Long-lived Assets

We evaluate long-lived assets, such as property and equipment and amortizing intangible assets, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group.  If those assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Asset groups generally are comprised of retail store locations.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

During 2008, we recognized an impairment charge of $5.3 million, primarily related to capitalized software development costs and related long-lived assets.  The impairment was a result of management’s determination that a substantial portion of the costs incurred to develop a new point-of-sale system would not be recovered or placed in service and the existing software applications would be retained.  The revised carrying value was based on the specific costs that were expected to be recovered and placed in service.

During 2009, we recognized an impairment charge of $2.2 million related to leasehold improvements held and used at two Guitar Center retail stores.  These impairments were a result of management’s determination that the cost of the assets at these stores would not be recovered based on discounted forecasted operating cash flows for the stores on a standalone basis.

During 2010, we recognized an impairment charge of $0.9 million related to leasehold improvements held and used at one Guitar Center retail store.

Impairment charges related to long-lived assets are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.  See Note 12 for further discussion of impairment of long-lived assets.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business acquisitions.  Goodwill and certain intangible assets with indefinite lives are not amortized but are subject to an annual impairment test.  Intangible assets with finite lives are amortized over their expected useful life and reviewed for impairment in the same manner as long-lived assets.

Our policy is to test for goodwill and indefinite-lived intangible asset impairment on an annual basis and all intangible assets, including goodwill, whenever events and circumstances indicate that there may be an impairment of the asset value.  As a result of the significant economic downturn which began to impact us in 2008, determining the fair value of our reporting units has become even more judgmental than in the past.  In particular, the global economic recession has resulted in, among other things, increased unemployment, lower consumer confidence and reduced business and consumer spending.  These factors reduce our visibility into long-term trends and dampen our expectations of future business performance.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant management judgment is required in the forecasts of future operating results that are used in both undiscounted and discounted impairment tests.  The estimates are consistent with the plans and estimates used to manage our business.  It is possible, however, that the plans may change and estimates may prove to be inaccurate.  If actual results, or the plans and estimates used in future impairment analyses, are lower than the original estimates used to assess the recoverability of these assets, we could incur additional impairment charges.

See Note 2 for further discussion of goodwill and impairment.

Merchandise Advances / Gift Cards

Merchandise advances represent layaway deposits which are recorded as a liability pending consummation of the sale when we receive the full purchase price from the customer.  Gift certificates, gift cards and credits on account are recorded as a liability until redeemed by the customer.

Our gift card subsidiaries issue gift cards that are sold to customers in our stores and online.  Revenue from gift card sales is recognized upon the redemption of the gift card.  Our gift cards do not have expiration dates. Based on historical redemption rates, a certain percentage of gift cards will never be redeemed, which we refer to as “breakage”.  We record breakage as a reduction of cost of goods sold for the estimated amount of gift cards that are expected to go unused and that are not subject to escheatment.  We recognize gift card breakage proportionally over the estimated period of performance by applying our estimated breakage rate to actual gift card redemptions.  Our estimated breakage rate is based on customers’ historical redemption rates and patterns.

Self-Insurance Reserves

We maintain a self-insurance program for workers’ compensation of up to $500,000 per claim and medical insurance of up to $350,000 per claim, with excess amounts covered by stop-loss insurance coverage.  Estimated costs under these programs, including incurred but not reported claims, are recorded as expenses based upon actuarially determined historical experience and trends of paid and incurred claims.

As of December 31, 2009, self-insurance reserves for workers’ compensation were $3.6 million and for medical insurance was $1.5 million.  As of December 31, 2010, self-insurance reserves for workers’ compensation were $3.8 million and for medical insurance was $1.6 million.  These balances are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Revenue Recognition

We recognize retail sales at the time of sale, net of a provision for estimated returns.

We recognize direct response sales and shipping and handling fees charged to customers when the products are estimated to be received by the customer, net of a provision for estimated returns.  Direct response items sold to customers are estimated to be received, on average, three days after shipment.  Return allowances are estimated using historical experience.

We recognize band instrument rentals on a straight-line basis over the term of the rental agreement, unless a trial period is offered, in which case we recognize rental income for the trial period over the term of the trial period.  The terms of the majority of our rental agreements do not exceed 36 months.  Trial periods are usually from one to four months.

Shipping and Handling Costs

We define shipping and handling costs as costs incurred for a third-party shipper to transport merchandise from our stores and our direct response fulfillment center to our customers.  Shipping and handling costs are included in cost of goods sold, buying and occupancy in the accompanying statements of operations.  Shipping and handling fees charged to customers are included in net sales in the accompanying statements of operations.

Advertising Costs

We expense Guitar Center, direct response non-catalog and Music & Arts advertising costs as incurred.  Advertising costs for the Guitar Center and Music & Arts segments were $52.5 million in 2008, $41.8 million in 2009 and $38.3 million in 2010.  Direct response non-catalog advertising costs were $20.0 million in 2008, $19.9 million in 2009 and $22.0 million in 2010.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We capitalize mail order catalog costs on a catalog by catalog basis and amortize the amount over the expected period of future benefits, not to exceed five months.  Capitalized mail order catalog costs included in prepaid expenses and other current assets was $1.6 million at December 31, 2009 and $1.5 million at December 31, 2010.

We evaluate the realizability of capitalized mail order catalog costs at each balance sheet date by comparing the carrying amount of those assets on a cost-pool-by-cost-pool basis to the probable remaining future net revenues expected to result directly from that advertising.  If the carrying amounts of deferred mail order catalog costs exceed the probable remaining future net revenues, we write down the excess capitalized amount and expense that amount in the current period.  We did not write-down capitalized mail order catalog costs in 2008, 2009 or 2010.

We receive cooperative advertising allowances from manufacturers in order to subsidize advertising and promotional expenditures relating to the vendor’s products.  We recognize these advertising allowances as a reduction to selling, general and administrative expense when the advertising costs are incurred.  We recognized cooperative advertising allowances of $9.8 million in 2008, $8.8 million in 2009 and $9.1 million in 2010.

Rent Expense

We lease substantially all of our store locations under operating leases that provide for monthly payments that increase over the life of the leases.  We expense the aggregate of the minimum annual payments on a straight-line basis over the term of the lease.  The amount by which straight-line rent expense exceeds actual lease payment requirements in the early years of the leases is accrued as deferred minimum rent and reduced in later years when the actual cash payment requirements exceed the straight-line expense.  When a lease includes lease incentives such as a rent holiday or construction costs reimbursement or requires fixed minimum lease payment escalations, we recognize rental expense on a straight-line basis over the initial term of the lease, and we include the difference between the average rental amount charged to expense and amounts payable under the lease in deferred rent and lease incentives in the accompanying consolidated balance sheets.

Rent expense related to our stores and rent expense related to our retail store distribution centers is included in cost of goods sold, buying and occupancy in the accompanying statements of operations.  Rent expense related to our corporate offices, call centers and data centers and rent expense related to our direct response fulfillment center is included in selling, general and administrative expenses in the accompanying statements of operations.

Income Taxes

We account for income taxes using the asset and liability method.  Under this method, we defer tax assets and liabilities until they are able to be recognized pursuant to tax law.  Deferred tax assets and liabilities are measured using enacted tax rates for the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the financial statement effects of uncertain tax positions when it is more likely than not, based on the technical merits of the position, that the position will be sustained upon examination.  Our policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense.  See Note 10 for additional information regarding the change in unrecognized tax benefits.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  We consider the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  We recognize a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion of a deferred tax asset will not be realized.

Guitar Center is included in Holdings’ consolidated federal and state income tax returns.  Because Guitar Center does not have a standalone income tax liability, we allocate income tax provisions using the separate return method.  Under this method, current and deferred taxes are allocated to each reporting entity as if it were to file a separate tax return.  Differences between the consolidated and separate return income tax provisions are eliminated in consolidation.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

Holdings grants stock-based awards to certain Guitar Center employees under its management equity plan.  Guitar Center recognizes the related compensation expense in selling, general and administrative expenses and as a capital contribution from Holdings.  Guitar Center itself does not grant stock option or other stock-based compensation to its employees or to third parties.

Stock-based compensation expense is measured based on the fair value of the award on the grant date and recognized on a straight-line basis over the requisite service period for awards expected to vest.  Stock-based compensation expense is recorded net of estimated forfeitures.  The forfeiture rate assumption used in determining stock-based compensation expense is estimated based on historical data and management’s expectations about future forfeiture rates.  Assumptions about forfeitures were developed separately for our senior management from the other participants of our stock plans, because senior management’s exercise and retention behavior is expected to differ materially from the other participants.  The actual forfeiture rate could differ from these estimates.

Earnings Per Share

The following table summarizes the calculation of Holdings’ basic and diluted earnings per share (in thousands, except per share amounts):

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)

Net loss, as reported	$(219,529)	$(189,858)	$(56,377)	$(31,125)	$(37,403)

Basic and diluted weighted average shares outstanding	9,700	9,698	9,707	9,695	9,749

Basic and diluted net loss per share	$(22.63)	$(19.58)	$(5.81)	$(3.21)	$(3.84)

Outstanding options to acquire Holdings common shares are excluded from the calculation of diluted earnings per share when their effect is anti-dilutive.  The weighted average of such options outstanding that were excluded from the computation of diluted earnings per share totaled 715,050 in 2008, 654,937 in 2009, 909,333 in 2010, 910,443 (unaudited) for the six months ended June 30, 2010, and 873,327 (unaudited) for the six months ended June 30, 2011.

Outstanding options to acquire Holdings common shares that are subject to performance-based and market-based vesting conditions are excluded from the computation of diluted earnings per share until the required vesting conditions have been met.  The weighted average of such options outstanding that were excluded from the computation of diluted earnings per share totaled 595,946 in 2008, 562,037 in 2009, 320,541 in 2010, 315,058 (unaudited) for the six months ended June 30, 2010, and 323,524 (unaudited) for the six months ended June 30, 2011.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Our cash deposits are with various high quality financial institutions.  Customer purchases generally are transacted using cash or credit cards.  In limited instances, we grant credit for larger purchases under customary trade terms.  Trade accounts receivable were approximately $9.9 million at December 31, 2009 and $11.1 million at December 31, 2010.  Credit losses have historically been within our expectations.

Fair Value of Financial Instruments

The principal amount of our long-term debt is stated at par value and its significant terms are described in Note 5.

Companies may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments.  We did not elect to apply the fair value option for reporting financial assets or liabilities.

The fair values of our financial assets and liabilities are discussed in Note 12.

Derivatives and Hedging Activities

We record all derivatives at fair value on the balance sheet as other assets.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting.

Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.  Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.  Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation.

Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

We may enter into derivative contracts that are intended to economically hedge risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.

For designated cash flow hedges, we record the effective portion of the changes in the fair value of derivatives in other comprehensive income (loss) and subsequently record the amount in the consolidated statement of operations at the time the hedged item affects earnings.  We immediately recognize the ineffective portion of a hedged derivative instrument’s change in fair value in interest expense in our consolidated statements of operations.

See Note 11 for more information related to the accounting for derivative financial instruments.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive Income (Loss)

Comprehensive income (loss) includes charges and credits to stockholders’ equity that are not the result of transactions with stockholders.  Our total comprehensive loss consists of net loss and unrealized gains and losses on derivative instruments.  The gains and losses on the derivative instruments, net of income tax, are included in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets and statements of stockholders’ equity.

New Accounting Pronouncements

In October 2009, the FASB issued revised standards related to multiple deliverable revenue arrangements.  The revised standards apply to revenue arrangements that involve the delivery of multiple products or services over different time periods.  The revised standards establish a hierarchy for determining the selling price of deliverables in a revenue arrangement, address how to separate deliverables and provide guidance on how to measure and allocate revenue to the deliverables in a multiple-deliverable arrangement.  The revised standards enable vendors to recognize revenue in a manner that more closely reflects the economics of multiple-deliverable arrangements.  In addition, the revised standards expand the disclosure requirements with the intent of providing users of financial statements with a greater understanding of how vendors allocate revenue in selling arrangements, judgments made in allocating revenue and how those judgments affect the timing and amount of revenue recognition.

The revised standards are effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. We adopted the revised standards effective January 1, 2011.  Adoption of the revised standards did not have a material impact on our financial statements.

In January 2010, the FASB issued revised standards related to fair value measurements and disclosures.  The revised standards expand and clarify disclosure requirements related to fair value measurements to include a greater level of disaggregated information and more expansive disclosures about valuation techniques and inputs to fair value measurements.  The revised standards require disclosure of significant amounts for which valuation techniques change between quoted market prices for identical financial instruments and quoted market prices for similar financial instruments and the reasons for the change.  In addition, for fair value measurements that use significant internally-developed assumptions, information about purchases, sales, issuances, and settlements should be disclosed on a gross basis rather than net.  The revised standards require that fair value measurement disclosures are provided for each class of assets and liabilities and provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

The revised disclosure standards are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in fair value measurements that use significant internally-developed assumptions.  Those disclosures are effective for interim and annual reporting periods beginning after December 15, 2010.  We adopted the revised standards beginning in the first quarter of 2010.  The change had no effect on our financial statements.

In December 2010, the FASB issued revised standards related to performing goodwill impairment testing for reporting units with zero or negative carrying amounts.  When a goodwill impairment test is performed (either on an annual or interim basis), an entity must assess whether the carrying amount of a reporting unit exceeds its fair value (step 1).  If it does, the entity must perform an additional test to determine whether goodwill has been impaired and to calculate the amount of that impairment (step 2).  The revised standards require that for reporting units with zero or negative carrying amounts, step 2 of the goodwill impairment test must be performed if it is more likely than not that a goodwill impairment test exists, taking qualitative factors into account.  The revised standards eliminate an entity’s ability to assert that a reporting unit is not required to perform step 2 because the carrying amount of the reporting unit is zero or negative despite the existence of qualitative factors that indicate the goodwill is more likely than not impaired.  The revised standards do not modify existing standards on how to determine the carrying amount or measure the fair value of the reporting unit.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The revised standards are effective for fiscal years beginning after December 15, 2010, with early adoption prohibited.  We adopted the revised standards effective January 1, 2011.  The change had no effect on our financial statements.

In May 2011, the FASB issued revised standards related to fair value measurements and disclosures.  The revised standards clarify existing fair value measurement principles, modify the application of fair value measurement principles in certain circumstances, and expand the disclosure requirements related to fair value measurements.

The revised standards are effective for interim and annual reporting periods beginning after December 15, 2011, with early adoption prohibited.  We do not expect the revised standards to have a material effect on our financial statements.

In June 2011, the FASB issued revised standards related to the presentation of comprehensive income. The revised standards eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of income and comprehensive income or in two separate but consecutive statements.

The revised standard is effective for interim and annual reporting periods beginning after December 15, 2011 and must be applied retrospectively to all periods upon adoption.  The adoption of the revised standard will change the presentation of our financial statements.

2.              Goodwill and Intangible Assets

We have goodwill and intangible assets including trademarks, customer relationships, favorable leases and other intangibles.  Some intangible assets are deemed to have finite lives and are amortized over their estimated useful lives, while others are deemed to be indefinite-lived and are not amortized.  Goodwill and indefinite-lived intangible assets are tested annually for impairment on October 1, or earlier upon the occurrence of certain events or substantive changes in circumstances.

Goodwill impairment

We test for goodwill impairment at the reporting unit level. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management.  Our operating segments and reporting units are the same, consisting of Guitar Center, Direct Response and Music & Arts. See Goodwill Allocation, below, for a discussion of changes to our operating segments.

In performing the first step, or step 1, of the goodwill impairment test, we compared the net book values of the reporting units that have goodwill to their estimated fair values.

In determining the estimated fair values of the reporting units, we utilized market multiple, discounted cash flow and comparable transactions in 2008. We utilized both a market multiple and a discounted cash flow analysis in 2009 and 2010.  We did not use comparable transactions in 2009 and 2010 due to a lack of relevant transactions in those periods.

The discount rates utilized in these analyses reflect market-based estimates of the risks associated with the projected cash flows of the reporting units.  The discount rates ranged from 11.25% to 14.0% in 2008, 11.5% to 12.5% in 2009 and 11.0% to 14.0% in 2010.  In addition, we used the Gordon Growth Method, for which the terminal capitalization rates used ranged from 3.0% to 5.0% in 2008, 2009 and 2010.

The results of the analyses were corroborated with other value indicators where available, such as comparable company earnings multiples and research analyst estimates.

The results of the step 1 process indicated that there was a potential impairment of goodwill in both the Guitar Center and Direct Response reporting units in 2008 and in the Guitar Center reporting unit in 2009, as the carrying values of the reporting units exceeded their respective estimated fair values.

As a result, in 2008 and 2009 we performed the second step, or step 2, of the goodwill impairment test for the affected reporting units.  The implied fair values of goodwill determined in the step 2 analyses were determined by allocating the affected reporting units’ fair values to all the assets and liabilities of the applicable reporting unit (including any unrecognized intangible assets and related deferred taxes) as if the reporting unit had been acquired in a business combination.  As a result of these step 2 analyses, we recorded goodwill impairment of $1.9 million at the Direct Response segment in 2008 and $123.8 million at the Guitar Center segment in 2009.  The primary reason for the goodwill impairment at Guitar Center in 2009 was the general economic downturn that began to affect us in 2008.  Based on a decline in sales compared to the preceding year and uncertainty about the recovery of the U.S. economy, particularly with respect to discretionary consumer spending, we revised our expectations about future revenue, which is a significant factor in the discounted cash flow analysis used to estimate the fair value of the Guitar Center reporting unit.

The results of the step 1 process for 2010 did not indicate a potential impairment of goodwill in the Guitar Center segment or the Direct Response segment, as the fair values of the reporting units significantly exceeded their book values.  As a result, we did not complete step 2 of the goodwill impairment test for either segment in 2010.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill allocation

In the first quarter of 2011, we reorganized our operating segments to emphasize a brand reporting structure.    As a result of this change, the Guitar Center segment includes the sales and operating expenses of our Guitar Center online operations together with the sales and operating expenses of Guitar Center stores. Similarly, the Music & Arts segment includes the sales and operating expenses of our Music & Arts online operations with those of Music & Arts stores.  We had previously reported the results of our Guitar Center and Music & Arts online operations with the Direct Response segment.

We reallocated goodwill at the Direct Response segment based on the relative fair values of the www.guitarcenter.com and Direct Response components. We did not allocate any goodwill to the www.musicarts.com component, as its net sales and operating income were not material in relation to the Direct Response segment as a whole.

In determining the estimated fair values of the Direct Response and guitarcenter.com components, we used a market multiple and a discounted cash flow analysis, as used for the annual goodwill impairment test.  We used discount rates of 12.5% to 14.0% for the discounted cash flow analysis as of January 1, 2011.  In addition, we used the Gordon Growth Method, for which the terminal capitalization rates used were 4.8% to 5.0%.

Based on the results of this analysis, we reallocated $61.8 million of goodwill from the Direct Response segment to the Guitar Center segment.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents an analysis of the changes in goodwill by reporting segment (in thousands):

	Guitar	Direct
	Center	Response	Total
Balance at December 31, 2008
Goodwill	$644,393	$170,718	$815,111
Accumulated impairment losses	—	(1,903)	(1,903)
	644,393	168,815	813,208

Goodwill impairment	(123,804)		(123,804)

Balance at December 31, 2009
Goodwill	644,393	170,718	815,111
Accumulated impairment losses	(123,804)	(1,903)	(125,707)
	520,589	168,815	689,404

Goodwill impairment	—	—	—

Balance at December 31, 2010
Goodwill	644,393	170,718	815,111
Accumulated impairment losses	(123,804)	(1,903)	(125,707)
	520,589	168,815	689,404

Reassignment of goodwill upon change in operating segments (unaudited)	61,789	(61,789)	—

Balance at June 30, 2011 (unaudited)
Goodwill	706,182	108,929	815,111
Accumulated impairment losses	(123,804)	(1,903)	(125,707)
	$582,378	$107,026	$689,404

Goodwill impairment did not result in non-compliance under our debt covenants.

Other intangible assets

The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value.  The estimates of fair value of trademarks not subject to amortization are also determined using a discounted cash flow analysis.  This analysis resulted in an impairment of $186.8 million at the Guitar Center segment in 2008 and $40.6 million at the Direct Response segment in 2008, and $9.7 million at the Guitar Center segment in 2009.

The decline in fair value of trademarks in 2008 and 2009 was due to changes in management’s expectations about future operating results, primarily resulting from the economic downturn that began to impact us in 2008.  Based on a decline in sales compared to the preceding year and uncertainty about the recovery of the U.S. economy, particularly with respect to discretionary consumer spending, we revised our expectations about future revenue, which is a significant factor in the discounted cash flow analysis used to estimate the fair value of our trademarks.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We amortize intangible assets with finite useful lives over their respective estimated useful lives. We amortize customer relationship intangible assets using an accelerated method based on expected customer attrition rates.  Other intangible assets with finite useful lives are generally amortized using the straight-line method. The following is a summary of our intangible assets (dollars in thousands, life in years):

		December 31, 2009
	Weighted-	Gross
	Average Useful	Carrying	Accumulated
	Life	Amount	Amortization	Total
Unamortized trademark	—	$240,804	$—	$240,804
Amortized
Customer relationships	12.3	303,400	(114,784)	188,616
Favorable lease terms	7.5	57,721	(28,719)	29,002
Covenants not to compete	4.2	210	(129)	81
Other	4.3	415	(220)	195
Intangible assets, net		$602,550	$(143,852)	$458,698

		December 31, 2010
	Weighted-	Gross
	Average Useful	Carrying	Accumulated
	Life	Amount	Amortization	Total
Unamortized trademark	—	$240,804	$—	$240,804
Amortized
Customer relationships	12.3	303,400	(155,436)	147,964
Favorable lease terms	7.5	57,721	(37,950)	19,771
Covenants not to compete	4.2	210	(182)	28
Other	4.5	665	(447)	218
Intangible assets, net		$602,800	$(194,015)	$408,785

We include amortization of favorable leases in cost of goods sold, buying and occupancy.  We include amortization of other intangible assets such as customer relationships and non-compete agreements in selling, general and administrative expenses.

Amortization expense included in cost of goods sold, buying and occupancy was $11.4 million in 2009 and $9.2 million in 2010.

Amortization expense included in selling, general and administrative expense was $47.8 million in 2009 and $40.9 million in 2010.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated amortization expense related to intangible assets for each of the next five years and thereafter as of December 31, 2010 is as follows (in thousands):

Year

2011	$42,882
2012	33,588
2013	25,507
2014	18,763
2015	14,166
Thereafter	33,075
Total	$167,981

3.                   Restructuring and Exit Activities

In April 2011, we initiated a restructuring plan to re-align certain management and support functions across the organization.  As part of the restructuring plan, we are relocating the operations of our direct response business located in Medford, Oregon to Southern California early in 2012.  We believe that having these operations at a single location will improve our ability to execute strategic initiatives.  Direct response operations will continue in Medford through the end of 2011.

In connection with this restructuring activity, we are incurring employee termination costs, which include retention bonuses and severance pay to personnel in Medford and at our corporate office.  We are also incurring other transition costs, such as relocation assistance, additional recruiting and travel expense, information technology integration costs and other similar costs.

Restructuring costs incurred for each segment are as follows:

	Six months ended June 30, 2011 (unaudited)
	Guitar Center	Direct Response	Corporate	Total
Employee termination costs	$142	$1,360	$1,153	$2,655

Other costs	75	331	354	760

Total	$217	$1,691	$1,507	$3,415

Costs incurred during the six months ended June 30, 2011 represent the cumulative costs recognized from inception of the restructuring plan.  Restructuring and exit activity costs are included in selling, general and administrative expenses in the accompanying statements of operations.  The restructuring plan did not result in any impairment of property and equipment.

Employee termination costs include retention bonuses of $1.4 million and severance payments totaling $1.3 million under employment agreements with certain executives whose positions were eliminated in the restructuring.

We expect to incur additional costs for this restructuring activity during the second half of fiscal 2011 and the first quarter of 2012. We expect to incur additional employee termination costs of $0.3 million at our Guitar Center segment, $3.3 million at our Direct Response segment and $0.5 million at our corporate segment.  We expect to incur additional other costs of approximately $0.2 million at our Guitar Center segment and approximately $0.9 million at our Direct Response and corporate segments.

The following table summarizes our restructuring accrual activity for the six months ended June 30, 2011, as it relates to employee termination costs:

Termination Costs
Balance at December 31, 2010	$—
Charges	2,655
Cash payments	(61)
Change in estimated liability	—
Balance at June 30, 2011 (unaudited)	$2,594

Changes in the estimated liability for employee termination costs may result from voluntary employee terminations prior to meeting the conditions necessary to receive a retention bonus payment.

Accrued termination costs are expected to be paid within twelve months and are included in accrued expenses and other current liabilities in the unaudited interim consolidated balance sheets.

Other restructuring costs are expensed as incurred.  These costs are paid currently and the accrued balances were not material to our balance sheets as of June 30, 2011.

4.              Balance Sheet Components

Selected balance sheet components of Holdings and Guitar Center consisted of the following (in thousands):

	December 31,
	2009	2010

Merchandise inventories:
Major goods	$300,447	$300,966
Band instruments	88,772	77,374
Accessories	99,374	101,334
Vintage instruments	17,307	15,720
Used major goods	16,011	12,591
	521,911	507,985
Less inventory reserves	8,695	6,120
	$513,216	$501,865

Major goods include stringed merchandise, percussion, keyboards, live-sound/DJ and recording equipment. Band instruments include horns, flutes, brass and woodwind instruments.  Accessories are comprised of accessories to major goods and band instruments, apparel, cables and books.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2009	2010
Property and equipment:
Land	$21,940	$21,940
Buildings	17,144	17,834
Furniture and fixtures	36,453	38,696
Transportation equipment	12,739	13,036
Computer equipment	90,310	118,359
Leasehold improvements	166,410	167,949
Construction in progress	16,810	23,487
	361,806	401,301
Less accumulated depreciation and amortization	125,326	173,077
	$236,480	$228,224

As of December 31, 2009 and 2010, $2.6 million of computer equipment was under a capital lease.  Accumulated depreciation on capitalized lease assets was $0.6 million as of December 31, 2009 and $1.2 million as of December 31, 2010.

Holdings

	December 31,
	2009	2010
Accrued expenses and other current liabilities:
Wages, salaries and benefits	$27,812	$29,798
Accrued interest	24,035	26,102
Sales tax payable	20,105	14,994
Unearned revenue	10,261	9,671
Accrued advertising	7,060	8,334
Accrued insurance	5,032	5,383
Accrued warranty obligation	2,229	5,024
Provision for sales returns	4,138	3,837
Accrued freight	2,982	3,258
Accrued real estate tax	2,641	2,037
Accrued professional fees	5,251	1,869
Accrued utilities	1,098	1,010
Other	10,763	14,473
	$123,407	$125,790

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guitar Center

	December 31,
	2009	2010
Accrued expenses and other current liabilities:
Income taxes payable	$21,548	$53,740
Wages, salaries and benefits	27,812	29,798
Sales tax payable	20,105	14,994
Unearned revenue	10,261	9,671
Accrued interest	9,569	9,527
Accrued advertising	7,060	8,334
Accrued insurance	5,032	5,383
Accrued warranty obligation	2,229	5,024
Provision for sales returns	4,138	3,837
Accrued freight	2,982	3,258
Accrued real estate tax	2,641	2,037
Accrued professional fees	5,251	1,869
Accrued utilities	1,098	1,010
Other	10,763	14,473
	$130,489	$162,955

5.              Long-Term Debt

Long-term debt consisted of the following (in thousands):

	December 31,		June 30,
	2009	2010	2011
			(unaudited)
Guitar Center
Senior secured asset-based revolving facility	$—	$—	$—
Senior secured term loan	641,875	621,762	621,762
Obligations under capital lease, payable in monthly installments through 2013	1,978	1,341	1,022
Senior unsecured notes	375,000	375,000	375,000
	1,018,853	998,103	997,784
Less current portion	20,750	641	644
Total Guitar Center long-term debt	998,103	997,462	997,140

Holdings
Senior unsecured PIK notes	492,793	564,673	564,673

Holdings total long-term debt	$1,490,896	$1,562,135	$1,561,813

Guitar Center long-term debt as of December 31, 2010 consisted of (1) a senior secured asset-based revolving facility, referred to as the asset-based facility, with a maximum availability of $375 million and no amounts drawn as of December 31, 2009 and 2010, (2) a senior secured term loan facility, referred to as the term loan, with an initial aggregate principal amount of $650 million and (3) a senior unsecured loan facility, referred to as the senior notes, with an aggregate principal amount of $375 million.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Holdings long-term debt as of December 31, 2010 consisted of a senior subordinated unsecured payment-in-kind loan facility, referred to as the senior PIK notes, with an initial aggregate principal amount of $375 million.

Guitar Center’s Term Loan, Asset-Based Facility and Senior Notes are guaranteed by substantially all of its subsidiaries.  The subsidiary guarantors are 100% owned, all of the guarantees are full and unconditional and joint and several and Guitar Center, Inc. has no assets or operations independent from its subsidiaries within the meaning of Regulation S-X, Rule 3-10.  Any non-guarantor subsidiaries are minor.

Guitar Center Asset-Based Facility

As of December 31, 2010, the asset-based facility had a maximum borrowing amount of $375 million, subject to a borrowing base which is calculated monthly based on specified percentages of the value of eligible inventory, credit card receivables and trade receivables.  Our obligations under this facility are secured by a first priority lien on all of our personal property, consisting of inventory, accounts receivable, cash and deposit accounts, as well as a second priority lien on our capital stock and assets.

The asset-based facility matures in October 2013, with outstanding principal due and payable upon maturity.  The asset-based facility requires mandatory pre-payment of principal in the event of extraordinary sales of assets or receipt of casualty or other insurance proceeds in excess of $2.5 million.

At our option, we can borrow under the asset-based facility at either the (a) London Inter-Bank Offered Rate, or LIBOR, plus a margin based on average borrowings that ranges from 1.25% to 1.75% or (b) prime rate, plus a margin based on average borrowings that ranges from 0% to 0.5%.  Interest is payable on the agreed upon ending date of each related LIBOR borrowing agreement, and quarterly for prime rate borrowings.

We are required to pay a commitment fee to the lenders at a rate of 0.25% per annum, payable each quarter based upon the unused portion of the commitment amount, and an annual agency fee of $200,000, payable each quarter in advance.  We also are required to pay fees for outstanding letters of credit equal to the applicable LIBOR margin for standby letters of credit or 50% of the LIBOR margin rate for commercial letters of credit.

As of December 31, 2010, we had outstanding letters of credit totaling $7.4 million and no borrowings outstanding on the asset-based facility.  During 2008, our monthly average outstanding borrowings were $66.4 million. During 2009 and 2010 we did not draw any amounts on the asset-based facility.

Guitar Center Term Loan

As of December 31, 2010, the $650 million term loan matures in October 2014.  Principal is repaid in quarterly installments of 0.25% of the initial principal amount, which commenced on December 31, 2008 and continuing through September 2014, with the remaining outstanding balance due on the maturity date.  Our obligations under this facility are secured by a first priority lien on our capital stock and assets and a second priority lien on all of the assets subject to a first priority lien securing the asset-based facility.

The term loan requires prepayment of principal in an amount of up to 50% of our excess cash flows, as defined in the credit agreement, which commenced in the calendar year ended December 31, 2008.  The excess cash flow prepayment is applied to the quarterly scheduled principal payments in the order that they are otherwise required to be paid.  We were not required to make an excess cash flow payment for 2010.

The term loan bears interest at LIBOR plus a margin of 3.5% per annum.  We can elect to convert all or a portion of the balance due on the term loan to an interest rate based on the prime rate plus an applicable margin of 2.5% per annum.  Interest is payable on the agreed upon ending date of each related LIBOR borrowing agreement, and quarterly for prime rate borrowings.  As of December 31, 2010, the applicable interest rate on the note was 3.77%.

We are required to pay an annual agency fee of $125,000, payable quarterly in advance.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guitar Center Senior Notes

The senior unsecured notes bear interest at 11.50% per annum, payable semi-annually in April and October.  As of December 31, 2010, the senior notes were in the principal amount of $375 million and mature in October 2015.

Holdings Senior PIK Notes

The senior PIK notes bear interest at 14.09% per annum.  Interest on the senior PIK notes is payable semi-annually in April and October, except that  until October 15, 2010, interest on the senior PIK notes was at our election payable either by increasing the principal amount of the senior PIK notes or by issuing additional senior PIK notes.  After October 15, 2010, interest on the senior PIK notes is payable only in cash. As of December 31, 2010, payment-in-kind interest of $189.7 million had been added to the initial principal balance senior PIK notes, and the resulting outstanding principal amount was $564.7 million.

In connection with an election available to us under the senior PIK notes, we anticipate making a one-time payment in April 2013.  We estimate this payment to be in an amount equal to the total accrued payment-in-kind amount as of the payment date, less the first annual payment-in-kind amount of $55 million.  The remaining unpaid balance of the senior PIK notes will mature in April 2016.

These loan facilities contain covenants that, among other things, limit our ability to:

•                  pay dividends on, redeem or repurchase capital stock;

•                  make investments and other restricted payments;

•                  incur additional indebtedness or issue preferred stock;

•                  create liens;

•                  permit dividend or other payment restrictions on our restricted subsidiaries;

•                  sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•                  engage in transactions with affiliates.

In addition, the asset-based facility requires us to maintain a minimum consolidated fixed charge coverage ratio during a cash dominion event when the excess availability in that facility falls below a minimum threshold or during certain events of default.  The term loan requires us to maintain a maximum consolidated secured net leverage ratio and limits our ability to make capital expenditures.

As of December 31, 2010, we were in compliance with all of our debt covenants.

Future maturities of long-term debt as of December 31, 2010 are as follows (in thousands):

	Guitar Center	Holdings	Holdings Consolidated
2011	$641	$—	$641
2012	646	—	646
2013	5,941	—	5,941
2014	615,875	—	615,875
2015	375,000	—	375,000
Thereafter	—	564,673	564,673
	$998,103	$564,673	$1,562,776

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 2, 2011, we entered into amendments and extensions to our asset-based facility, term loan, senior notes and senior PIK notes.

Lenders holding in excess of two-thirds of the commitments under our asset-based facility and in excess of 95% of our term loan facility elected to extend their commitments, and all of the holders of our senior notes and senior PIK notes consented to the transactions.  The lenders were paid an aggregate of $8.1 million in arrangement, consent and extension fees as part of the transactions.  Fees paid to lenders were capitalized as debt issuance costs and are included in other assets, net in the accompanying balance sheets.  We amortize debt issuance costs to interest expense over the term of the related debts, using the effective interest method. Certain costs paid to third parties totaling $0.8 million for Holdings and $0.5 million for Guitar Center were expensed and are included in selling, general and administrative expenses in the accompanying statements of operations for the six months ended June 30, 2011.

The transactions extended the terms of the facilities, modified pricing and amended the financial covenant and other terms of the facilities, including the following:

Guitar Center Asset-Based Facility

•                  reduced the maximum borrowing amount from $375 million to $373 million

•                  extended the maturity from October 2013 to February 2016 with respect to $253 million of the maximum available borrowing amount

•                  increased the undrawn pricing from 25 basis points to 50 basis points, and increased the pricing margin over LIBOR on drawn amounts by 150 basis points on the extended commitments

•                  increased the pricing margin over prime rate borrowings by 175 basis points on the extended commitments

•                  provided the lenders with a fee of 50 basis points if their commitment is reduced or 75 basis points if their full commitment was extended

Guitar Center Term Loan Facility

•                  extended the maturity from October 2014 to April 2017 with respect to $613.8 million of the outstanding principal balance

•                  increased the pricing margin over LIBOR from 350 basis points to 525 basis points on the extended principal balance

•                  increased the pricing margin over prime rate from 250 basis points to 425 basis points on the extended principal balance

•                  provided the lenders with a fee of five basis points for consenting to the transaction and an additional 20 basis points for extending their commitments

•                  amended the secured net leverage ratio covenant to 3.5x until June 30, 2014, and 3.25x from July 1, 2014 until June 30, 2015and 3.0x from July 1, 2015 until maturity

•                  included a prepayment premium on the extended loans if prepaid or repriced within one year of the transactions

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guitar Center Senior Notes

•                  extended the maturity from October 2015 to October 2017

•                  increased the non-call period from October 2011 to October 2013

Holdings Senior PIK Notes

•                  extended the maturity from April 2016 to April 2018

•                  allowed 50% of the four cash interest payments from April 2011 until October 2012 to be reinvested in newly issued senior notes, provided a consolidated net leverage ratio of 8.5x is maintained

•                  increased the non-call period from October 2011 to October 2013

•                  increased the prepayment premium based upon the number of reinvestment elections

Loans held by lenders not agreeing to extend their loans in the transaction will continue at their existing pricing and maturity.

We did not elect to reinvest any part of the April 2011 interest payment on the senior PIK note.

As of June 30, 2011, we were in compliance with all of our debt covenants.

Future maturities of long-term debt as of June 30, 2011 are as follows (unaudited, in thousands):

	Guitar Center	Holdings	Holdings Consolidated
Remainder of fiscal 2011	$322	$—	$322
2012	646	—	646
2013	5,941	—	5,941
2014	14,314	—	14,314
2015	6,500	—	6,500
2016	6,500	—	6,500
Thereafter	963,561	564,673	1,528,234
	$997,784	$564,673	$1,562,457

Certain dividend restrictions

The guarantors under the term loan, the asset-based facility and the senior notes are generally not restricted in their ability to dividend or otherwise distribute funds to Guitar Center except for restrictions imposed under applicable state corporate law.  However, Guitar Center is limited in its ability to pay dividends or otherwise make distributions to Holdings under the term loan, the asset-based facility and the indenture governing the senior notes.  Specifically, the term loan and the asset-based facility each prohibits Guitar Center from making any distributions to Holdings except for limited purposes, including, but not limited to:  (i) the payment of interest on the senior PIK notes by Holdings so long as no payment or bankruptcy event of default exists; (ii) general corporate, overhead and similar expenses of Holdings incurred in the ordinary course of business, (iii) the payment of taxes by Holdings as the parent of a consolidated group that includes Holdings, Guitar Center and the guarantors, (iv) the partial redemption or prepayment of the senior PIK notes by Holdings to the extent necessary to make an “applicable high yield discount obligation” (AHYDO) “catch-up” payment thereon and (v) advisory fees not to exceed the amounts payable in respect thereof under the advisory agreement with Bain Capital as in effect on October 9, 2007 so long as certain events of default do not exist.  Notwithstanding the foregoing, so long as no event of default existed or exists, Guitar Center could have made distributions to Holdings in an aggregate amount not to exceed $5 million in 2008, $10 million in 2009 and $15 million in 2010, and may make distributions to Holdings in an aggregate amount not to exceed $20 million in each of 2011, 2012 and 2013, provided that any unused restricted payment capacity may be carried over to the next succeeding fiscal year.

The senior notes indenture provides that Guitar Center can generally pay dividends and make other distributions to Holdings in an amount not to exceed (a) 50% of Guitar Center’s consolidated net income for the period beginning March 2, 2011 and ending as of the end of the last fiscal quarter before the proposed payment, plus (b) 100% of the net cash proceeds received by Guitar Center from the issuance and sale of capital stock, plus (c) 100% of cash contributions to Guitar Center’s capital, plus (d) to the extent not included in consolidated net income, 100% of the amount received in cash from the sale or other disposition of certain investments, provided that certain conditions are satisfied, including that Guitar Center would, at the time of the proposed payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the indenture.  Similar provisions regarding dividends and other distributions payable by Holdings are included in the senior PIK notes indenture.

Notwithstanding the foregoing, the senior notes indenture provides that Guitar Center can generally pay dividends and make other distributions to Holdings to, among other things, fund (A) interest payments on the senior PIK notes, (B) any mandatory redemption of a portion of the senior PIK notes pursuant to the senior PIK notes indenture, (C) an offer to purchase upon a change of control or asset sale to the extent required by the terms of the senior PIK notes indenture, (D) tax payments, (E) general corporate overhead and operating expenses and (F) fees of Holdings under the advisory agreement with Bain Capital.

Holdings has no assets or liabilities other than its net investment in Guitar Center, deferred financing fees related to the senior PIK notes and the outstanding balance on the senior PIK notes.  It has no operating activities and its net loss consists of interest expense on the senior PIK notes.

Deferred Financing Fees

Guitar Center

Amortization of deferred financing fees included in interest expense was $2.1 million in 2009 and 2010 and $1.1 million (unaudited) and $1.2 million (unaudited) for the six months ended June 30, 2010 and 2011, respectively.  Unamortized deferred financing fees were $10.1 million at December 31, 2009, $7.9 million at December 31, 2010 and $14.0 million (unaudited) at June 30, 2011.  Related accumulated amortization was $5.6 million at December 31, 2009 and $7.7 million at December 31, 2010 and $9.0 million (unaudited) at June 30, 2011.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Holdings

Amortization of deferred financing fees included in interest expense was $2.5 million in 2009 and 2010 and $1.3 million (unaudited) and $1.4 million (unaudited) for the six months ended June 30, 2010 and 2011, respectively.  Unamortized deferred financing fees were $12.6 million at December 31, 2009, $10.0 million at December 31, 2010 and $16.8 million (unaudited) as of June 30, 2011.  Related accumulated amortization was $7.4 million at December 31, 2009, $9.9 million at December 31, 2010 and $11.3 million (unaudited) at June 30, 2011.

6.              Segment Information

We have three operating segments, comprised of Guitar Center, Direct Response and Music & Arts, each of which is also a reporting segment.

Beginning in the first quarter of 2011, we reorganized our operating segments to emphasize a brand reporting structure.  We had previously defined our operating segments by sales or fulfillment channel, whether through our retail stores, internet and catalog direct response or the rental-focused Music & Arts segment.  Segment results and net assets for the fiscal years 2008, 2009 and 2010 have been adjusted to reflect the realignment of our Guitar Center online operations and Music & Arts online operations.

The Guitar Center segment sells products and services through Guitar Center retail stores and online.  For the Guitar Center segment, operating costs primarily consist of labor, advertising, depreciation and store occupancy costs.

The Direct Response segment sells products through direct mail catalogs and e-commerce websites.  For the Direct Response segment, operating costs primarily consist of catalog costs, e-commerce advertising costs and order processing and fulfillment costs.

The Music & Arts segment specializes in band instruments for sales and rental, serving teachers, band directors, college professors and students.

The corporate segment consists of centralized management, general and administrative functions. Interest expense, interest income and income tax expense or benefit are evaluated on a consolidated basis and are not allocated to the three business segments.

Our chief operating decision makers include our chief executive officer and chief financial officer.  Our chief operating decision makers evaluate segment performance based primarily on net sales and Adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, with adjustments for certain non-cash and non-recurring expenses and other adjustments permitted under our debt agreements.  Management views Adjusted EBITDA as an important measure of segment performance because it is considered an indicator of segment operating cash flows and facilitates comparison of operating performance on a consistent basis.  Adjusted EBITDA is a measure which is also used in calculating financial ratios in several material debt covenants in our asset-based credit facility and term loan.  The accounting policies of the segments, where applicable, are the same as those described in the summary of significant accounting policies.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize financial information for our reporting segments (in thousands):

	Year ended December 31, 2008
	Guitar Center	Music & Arts	Direct Response	Corporate	Total
Net sales	$1,606,372	$175,985	$446,244	$—	$2,228,601
Gross profit	432,901	70,387	127,754	—	631,042
Selling, general and adiministrative expenses	374,167	71,148	135,310	23,263	603,888
Impairment of intangible assets	186,800	—	40,600	—	227,400
Impairment of goodwill	—	—	1,903	—	1,903
Operating loss	(128,066)	(761)	(50,059)	(23,263)	(202,149)
Depreciation and amortization	102,453	7,282	26,576	653	136,964
Adjusted EBITDA	173,389	7,581	21,773	(11,038)	191,705
Capital expenditures	26,394	3,986	9,005	4	39,389
Total assets:
Holdings	1,761,593	138,228	344,170	74,065	2,318,056
Guitar Center	1,761,593	138,228	344,170	64,711	2,308,702

	Year ended December 31, 2009
	Guitar Center	Music & Arts	Direct Response	Corporate	Total
Net sales	$1,434,533	$175,903	$393,743	$—	$2,004,179
Gross profit	399,233	78,005	112,190	—	589,428
Selling, general and adiministrative expenses	346,723	66,719	111,250	19,127	543,819
Impairment of intangible assets	9,709	—	—	—	9,709
Impairment of goodwill	123,804	—	—	—	123,804
Operating income (loss)	(81,003)	11,286	940	(19,127)	(87,904)
Depreciation and amortization	88,715	4,026	20,414	648	113,803
Adjusted EBITDA	154,012	15,853	22,180	(12,763)	179,282
Capital expenditures	27,590	2,703	14,914	10	45,217
Total assets:
Holdings	1,619,187	113,742	336,823	70,327	2,140,079
Guitar Center	1,619,187	113,742	336,823	39,928	2,109,680

	Year ended December 31, 2010
	Guitar Center	Music & Arts	Direct Response	Corporate	Total
Net sales	$1,444,829	$175,659	$390,407	$—	$2,010,895
Gross profit	416,212	80,125	109,514	—	605,851
Selling, general and adiministrative expenses	347,913	68,565	105,883	23,774	546,135
Operating income (loss)	68,299	11,560	3,631	(23,774)	59,716
Depreciation and amortization	81,865	4,317	17,960	704	104,846
Adjusted EBITDA	157,233	16,488	22,337	(11,751)	184,307
Capital expenditures	30,564	2,685	13,346	1,292	47,887
Total assets:
Holdings	1,640,886	101,280	332,847	45,705	2,120,718
Guitar Center	1,640,886	101,280	332,847	40,602	2,115,615

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Six Months Ended June 30, 2010 (unaudited)
	Guitar Center	Music & Arts	Direct Response	Corporate	Total
Net sales	$686,952	$81,578	$179,841	$—	$948,371
Gross profit	192,538	38,913	51,879	—	283,330
Selling, general and adiministrative expenses	166,821	31,924	48,709	12,084	259,538
Operating income (loss)	25,717	6,989	3,170	(12,084)	23,792
Depreciation and amortization	40,578	2,134	8,713	902	52,327
Adjusted EBITDA	69,887	9,634	12,308	(8,316)	83,513
Capital expenditures	12,527	1,135	5,907	234	19,803
Total assets
Holdings	1,528,107	111,473	405,587	59,512	2,104,679
Guitar Center	1,528,107	111,473	405,587	40,225	2,085,392

	Six Months Ended June 30, 2011 (unaudited)
	Guitar Center	Music & Arts	Direct Response	Corporate	Total
Net sales	$716,280	$82,285	$183,288	$—	$981,853
Gross profit	207,655	41,655	52,354	—	301,664
Selling, general and adiministrative expenses	171,615	32,953	55,248	19,423	279,239
Operating income (loss)	36,040	8,702	(2,894)	(19,423)	22,425
Depreciation and amortization	37,885	2,141	9,894	1,066	50,986
Adjusted EBITDA	76,121	11,101	8,699	(7,412)	88,509
Capital expenditures	13,582	2,016	4,419	1,628	21,645
Total assets
Holdings	1,538,720	112,353	339,589	62,138	2,052,800
Guitar Center	1,538,720	112,353	339,589	57,068	2,047,730

Segment operating results of Guitar Center are the same as for Holdings, except that in the first six months of 2011, selling, general and administrative expenses of $0.3 million related to the amendments and extension of our long-term debt were incurred at the corporate segment at Holdings and were not allocated to Guitar Center.

We record property and equipment at our segments based on capital expenditures made at each segment.  We allocate depreciation and amortization expense to our segments based on actual usage for assets used exclusively at each segment, and based on estimated usage, primarily measured by gross sales, for shared assets.  Although depreciation and amortization expense are excluded from Adjusted EBITDA, these measures are regularly provided to our chief operating decision maker as indicators of the capital investment at each segment.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a reconciliation of Adjusted EBITDA to consolidated loss before income taxes (in thousands):

Holdings

	Year ended December 31,			Six months ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)
Adjusted EBITDA
Guitar Center	$173,389	$154,012	$157,233	$69,887	$76,121
Music & Arts	7,581	15,853	16,488	9,634	11,101
Direct Response	21,773	22,180	22,337	12,308	8,699
Corporate	(11,038)	(12,763)	(11,751)	(8,316)	(7,412)
	191,705	179,282	184,307	83,513	88,509

Depreciation and amortization expense	136,964	113,803	104,846	52,327	50,986
Interest expense, net	148,069	137,016	145,233	71,474	79,128
Non-cash charges	5,298	4,574	5,157	1,992	1,982
Non-recurring charges	5,253	—	—	—	4,616
Impairment charges	234,562	135,664	884	—	—
Other adjustments	11,777	13,145	13,704	5,402	8,500

Consolidated loss before income taxes	$(350,218)	$(224,920)	$(85,517)	$(47,682)	$(56,703)

Guitar Center

	Year ended December 31,			Six months ended June 30,

	2008	2009	2010	2010	2011
				(unaudited)
Adjusted EBITDA
Guitar Center	$173,389	$154,012	$157,233	$69,887	$76,121
Music & Arts	7,581	15,853	16,488	9,634	11,101
Direct Response	21,773	22,180	22,337	12,308	8,699
Corporate	(11,038)	(12,763)	(11,751)	(8,316)	(7,412)
	191,705	179,282	184,307	83,513	88,509

Depreciation and amortization expense	136,964	113,803	104,846	52,327	50,986
Interest expense, net	91,330	72,044	70,842	35,537	39,142
Non-cash charges	5,298	4,574	5,157	1,992	1,982
Non-recurring charges	5,253	—	—	—	4,616
Impairment charges	234,562	135,664	884	—	—
Other adjustments	11,777	13,145	13,704	5,402	8,223

Consolidated loss before income taxes	$(293,479)	$(159,948)	$(11,126)	$(11,745)	$(16,440)

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Adjustments in the calculation of Adjusted EBITDA include the following:

•                  Non-cash charges include stock-based compensation expense and the non-cash portion of rent expense.

•                  Non-recurring charges include reorganization expenses in 2008 and a loss of $4.6 million in 2011 upon classifying our corporate aircraft as available for sale.

•                  Other adjustments include severance payments, bonuses under our long-term management incentive plan, various debt and financing costs, gains and losses on disposal of assets, special charges and management fees paid to the majority stockholder as discussed in Note 14.

7.              Lease Commitments

We lease offices, retail stores, distribution centers and personal property used in our business.  These leases are operating leases which expire at varying dates through 2020.  We are typically required to pay for normal repairs and maintenance, property taxes and insurance under these leases.

The future annual minimum lease payments at December 31, 2010 under capital and operating leases are as follows (in thousands):

	Capital	Operating
Year	Lease	Leases

2011	$649	$65,994
2012	649	61,132
2013	54	55,290
2014	—	46,806
2015	—	39,365
Thereafter	—	59,938
Total minimum lease payments	1,352	$328,525
Less imputed interest	11
Present value of lease obligations	$1,341

Total rent expense included in the consolidated statements of operations is $70.4 million for 2008, $70.2 million for 2009 and $69.2 million for 2010.  These rent expense amounts exclude common area maintenance expenses.

8.              Employee Benefit Plan

We have a defined contribution 401(k) plan with a 401(a) profit-sharing component for the exclusive benefit of eligible employees and their beneficiaries.  Eligible employees can contribute from one to seventy-five percent of their compensation.

At management’s discretion, we may make matching contributions to the plan at a uniform percentage of the eligible employees’ contributions.  We historically have not made any matching contributions.

At management’s discretion, we also may make profit-sharing contributions to the plan.  The profit-sharing contributions are allocated based on the relative compensation of all eligible employees. Profit sharing contribution expense for 2008 was $2.0 million. We did not make any profit sharing contributions in 2009 or 2010.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.              Stock-Based Compensation

Stock Option Plans

During 2008 and 2009, stock option awards were granted under Holdings’ 2007 Management Equity Plan.  On December 29, 2009, the Board of Directors adopted the 2009 Amended and Restated Management Equity Plan.

The 2009 plan provides for the granting of awards with service-, performance- and market-based components to executive officers and other key employees of Guitar Center.  Option awards are granted by the compensation committee, with an exercise price equal to or greater than the fair value of our stock at the date of grant.  Service-based awards generally vest over five years of continuous service.  Performance- and market-based awards contingently vest over five years of continuous service and fully vest only when they have both time vested and met the performance and market condition requirements specified in the award.

Options granted under the 2009 plan have a ten year contractual term and are divided into three equal tranches.  Each tranche is subject to a five-year service-based vesting period with 20% vesting on each anniversary date based on the original grant date.  The vesting of tranche 3 awards is also dependent on achievement of performance- and market-based vesting conditions, requiring specified levels of investment return to be realized by the majority of common stock holders.  Tranche 3 awards are only deemed fully vested when they have both time vested and performance vested.

The awards provide for accelerated vesting if there is a change in control, as defined in the 2009 plan.  In 2010, the performance and market conditions for tranche 3 awards were not deemed probable of achievement and therefore no stock-based compensation expense was recognized for tranche 3 awards.  When the performance and market conditions are deemed to be probable of achievement, the related stock-based compensation expense will then be recognized based on the service-based vesting achieved at that time.  At the end of each reporting period, we reevaluate our assessment of performance under the plan and record adjustments to the expense as necessary based on the latest estimates available.

Shares of common stock reserved for issuance under the 2009 plan include an aggregate of 1,102,500 shares issuable upon the exercise of options granted under the 2009 plan, plus a sufficient number of shares issuable upon exercise of the replacement options to replace the exercised rollover options described below.

Holdings granted 65,000 options in 2008, 40,000 options in 2009 and 409,710 options in 2010.

Option Exchange

On December 29, 2009, Holdings completed an offer to exchange stock options issued under the 2007 plan for new stock options granted under the 2009 plan on a one-for-one basis.  The exchange had the effect of modifying the outstanding option awards with respect to strike price, contractual term and vesting conditions.

The exchange re-priced approximately one-third of the outstanding options, making the strike price equal to the stock price as of the modification date, reducing or removing the performance vesting conditions on approximately one-third of the options, making the awards more likely to vest, extending the contractual term on one-third of the options and re-starting the vesting period for all awards that had not vested by the modification date.

We recorded incremental compensation expense of $0.2 million as a result of the exchange.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rollover Options

Fully vested stock option awards outstanding from 2006 and earlier Guitar Center stock option plans, referred to as rollover options, are authorized under the 2009 plan.  During the fourth quarter of 2010, all outstanding rollover options, with exercise prices ranging from $15.31 to $15.75, were exercised in a cashless exercise, whereby shares were surrendered to satisfy the exercise price.  Concurrently with the cashless exercise, 224,210 new options were granted to replace the surrendered shares.  The replacement options were fully vested with a contractual term of ten years from the grant date and had an exercise price of $22.82, equal to the fair value of our stock on the grant date.  We recognized compensation cost of $1.5 million in 2010 related to the grant of the vested replacement options.

Option Valuation

We utilize the Black-Scholes-Merton method to value stock option grants with non-market conditions.  We utilize a binomial model to value stock option grants containing market conditions.  We use a combination of historical data and internally-developed expectations about employees’ option exercise and post-vesting departure behavior to estimate the expected term of the options.  Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes.  The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve on the grant date.  Because our shares are not publicly traded, there is no market price for our stock and volatility of the fair value of our stock is not readily calculable. We estimate the fair value of our stock annually during the first quarter, using a combination of observed market multiples for similar publicly-traded companies and a discounted cash flow analysis.  The DCF analysis is based on internally-developed cash flow forecasts, discounted using our weighted-average cost of capital, and considers our net assets and credit risk to arrive at net enterprise value.  We discount the calculated fair value to account for illiquidity of our shares.   We estimate the expected volatility based on the average historical volatility of similar entities with publicly traded shares.

The assumptions used to value Holdings option grants for 2008, 2009 and 2010 are as follows:

	Year ended December 31,
	2008	2009	2010

Valuation Model	Black-Scholes-Merton	Black-Scholes-Merton	Black-Scholes-Merton
Expected volatility range	40.0%	37.6 - 41.0%	30.3 - 37.6%
Weighted-average expected volatility	40.0%	37.8%	31.3%
Expected term (in years)	5.00	5.00 - 6.50	5.00 - 6.50
Risk-free interest rate	2.06%	2.06 - 3.17%	1.16 - 2.90%
Expected dividends	—	—	—

The weighted-average grant-date fair value of options was $8.80 in 2008, $9.15 in 2009 and $5.22 in 2010.

We recognized total stock-based compensation expense of $2.2 million in 2008, $2.1 million in 2009 and $3.2 million in 2010.  This expense is included in selling, general, and administrative expenses in the consolidated statements of operations.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock option activity for stock-based compensation plans during 2010 is as follows:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	No. of	Exercise	Contractual Term	Value
	Shares	Price	(in years)	(in thousands)
Outstanding at December 31, 2009	1,217,380	$44.06
Granted	409,710	$36.26
Exercised	(279,380)	$15.70
Forfeited	(173,960)	$50.48
Cancelled or expired	(560)	$63.00
Outstanding at December 31, 2010	1,173,190	$47.12	9.3	$—

Expected to vest at December 31, 2010	845,819	$40.77	9.3	$—

Exercisable at December 31, 2010	466,440	$29.11	9.4	$—

The aggregate intrinsic value (the amount by which the stock price on the date of exercise exceeded the exercise price of the option on the date of grant) of options exercised during 2008 was $0.5 million and during 2010 was $2.0 million.  No options were exercised during 2009.

In December 2008, we entered into a transition agreement with one of our key executives upon his retirement.  Pursuant to the transition agreement, the executive’s rollover options were amended to reduce the period in which the options could be exercised to 15 days following the retirement date.  To the extent the options were not exercised during that period the executive would be entitled to receive a lump sum cash payment of $1.0 million.  Incremental compensation expense of $0.5 million related to this modification and lump sum payment is included in stock-based compensation expense in the consolidated statement of operations for 2008.  The options were not exercised and were consequently cancelled in 2009.

As of December 31, 2010, there was approximately $8.3 million of total unrecognized compensation cost related to stock option grants under the 2009 plan, of which $6.4 million relates to tranche 1 and 2 options and $1.9 million relates to tranche 3 options.  This cost is expected to be recognized over the weighted-average period of 4.1 years, assuming full achievement of related performance and market conditions.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.       Income Taxes

Total income tax benefit for 2008, 2009 and 2010 is as follows (in thousands):

Holdings

	Year Ended December 31,
	2008	2009	2010
Current:
Federal	$(8,448)	$721	$(268)
State	1,057	2,562	3,469
Total current tax provision	(7,391)	3,283	3,201

Deferred:
Federal	(113,294)	(35,585)	(28,797)
State	(9,867)	(2,760)	(3,544)
Total deferred tax provision	(123,161)	(38,345)	(32,341)

Total income tax benefit	$(130,552)	$(35,062)	$(29,140)

Guitar Center

	Year Ended December 31,
	2008	2009	2010
Current:
Federal	$20,083	$14,904	$16,004
State	3,750	4,975	1,335
Total current tax provision	23,833	19,879	17,339

Deferred:
Federal	(122,015)	(29,160)	(16,823)
State	(9,852)	(3,034)	(2,778)
Total deferred tax provision	(131,867)	(32,194)	(19,601)

Total income tax benefit	$(108,034)	$(12,315)	$(2,262)

There were no material charges in lieu of taxes attributable to tax benefit from employee stock options for 2008. Holdings’ charge in lieu of taxes attributable to tax benefit from employee stock options was $0.2 million in 2009 and $0.6 million in 2010.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Actual income taxes differ from the statutory tax rate of 35% as applied to net loss before income taxes as follows (in thousands):

Holdings

	Year Ended December 31,
	2008	2009	2010

Expected income tax benefit	$(122,577)	$(78,722)	$(29,622)
State income taxes, net of federal tax benefit	(8,388)	(1,189)	(440)
Goodwill impairment	666	43,332	—
Stock options	(5)	—	(159)
Meals & entertainment and non-deductible items	439	266	337
Other	(687)	1,251	744

Actual income tax benefit	$(130,552)	$(35,062)	$(29,140)

Guitar Center

	Year Ended December 31,
	2008	2009	2010

Expected income tax benefit	$(102,718)	$(55,981)	$(3,894)
State income taxes, net of federal tax benefit	(5,810)	444	746
Goodwill impairment	666	41,745	—
Stock options	(5)	—	(159)
Meals & entertainment and non-deductible items	439	266	337
Other	(606)	1,211	708

Actual income tax benefit	$(108,034)	$(12,315)	$(2,262)

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below (in thousands):

	Holdings		Guitar Center
	December 31,		December 31,
	2009	2010	2009	2010
Deferred tax assets:
Net operating loss	$6,578	$18,712	$—	$—
State net operating loss carryforward	260	1,128	—	—
Accrued liabilities	20,926	22,823	20,926	22,823
Merchandise inventories	3,527	2,962	3,527	2,962
Intangibles	8,194	8,093	8,194	8,093
Stock options	2,480	2,461	2,480	2,461
Capital loss carryover	129	129	129	129
Fixed assets	8,254	4,394	8,254	4,394
Total gross deferred tax assets	50,348	60,702	43,510	40,862
Less valuation allowance	(14)	(311)	(14)	(311)
Net deferred tax assets	50,334	60,391	43,496	40,551
Deferred tax liabilities:
Depreciation	(10,124)	(7,754)	(10,124)	(7,754)
Intangibles	(173,643)	(153,528)	(173,643)	(153,528)
Other	(609)	(548)	(609)	(548)
Total gross deferred tax liabilities	(184,376)	(161,830)	(184,376)	(161,830)

Net deferred tax liabilities	$(134,042)	$(101,439)	$(140,880)	$(121,279)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

We consider scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  Management believes it is more likely than not that we will realize the benefits of these deductible differences.

The valuation allowance as of December 31, 2009 and 2010 consists of capital loss carryforwards and state net operating losses.

Our available unused net operating loss carryforwards, which may be applied against future taxable income, expire between 2027 and 2029.

We account for the tax benefit resulting from the employee exercises of non-qualifying stock options or the disqualified disposition of incentive stock options as a reduction in income tax payable and an increase to additional paid-in capital.

We recorded $0.2 million of tax benefit in 2009.  We did not record any material tax benefits in additional paid-in capital for 2008 or 2010.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amount of unrecognized tax benefits that, if recognized, would impact the effective rate as of December 31, 2010 is $1.3 million.  The reconciliation of unrecognized tax benefits in 2010, the balance of which is classified as other current assets in the consolidated balance sheet, is as follows (in thousands):

Balance at January 1, 2009	$1,530
Additions based on tax positions of current years	—
Reductions based on tax positions of prior years	(218)
Payments and settlements	(50)
Balance at December 31, 2010	$1,262

As of December 31, 2008, 2009 and 2010, accrued interest and penalties related to uncertain tax positions were not material.  Our policy is to classify interest and penalties as income tax expense.

Tax years that remain subject to examination are 2007 and forward by the Internal Revenue Service and 2006 and forward by other state and local jurisdictions.  It is reasonably possible that our recognized tax benefit could change. However, we do not expect any such change to be material.

11.       Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

We are exposed to risk arising from both our business operations and economic conditions.  We principally manage our exposure to a wide variety of business and operational risks through management of our core business activities.  We manage economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources, and duration of our debt funding and the use of derivative financial instruments.

We enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates.  Our derivative financial instruments are used to manage differences in the amount, timing and duration of known or expected cash receipts and known or expected cash payments principally related to our investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage exposure to interest rate movements.  To accomplish this objective, we primarily use interest rate caps as part of our interest rate risk management strategy.  Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.  During 2008, 2009, 2010 and 2011, derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.

In January 2008, we entered into two interest rate cap agreements which were effective on January 24, 2008.  The cap agreements protect us from increases in the hedged cash flows on a portion of our floating-rate term loan, which is indexed to LIBOR.  The cap agreements provide for monthly payments to be received from the counterparty when the 1-month LIBOR rate on each reset date exceeds the strike rate of 7% in a given reset period.  The payments represent the excess of 1-month LIBOR rate over the strike rate, applied to the notional amount of the cap agreements.

We paid a premium of $0.8 million to enter into the cap agreements, with an initial aggregate notional value of $500 million that amortizes by $50 million per year starting in 2009.  The individual cap agreements are in the notional amounts of $200 million, which matures on December 31, 2012, and $300 million, which matures on January 31, 2013.  The cap agreements were designated as cash flow hedges of interest rate risk and had a combined notional amount of $400 million as of December 31, 2010 and $377 million as of June 30, 2011.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income or loss and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. We estimate that an additional $0.3 million will be reclassified as an increase to interest expense during 2011.

The fair value of our derivative financial instruments and their classification on our consolidated balance sheets are as follows (in thousands):

		December 31,		June 30,
		2009	2010	2011
	Balance Sheet			(unaudited)
	Location	Fair Value	Fair Value	Fair Value
Asset derivatives
Derivatives designated as hedging instruments
Interest rate contracts	Other assets	$875	$75	$5

The effects of our derivative financial instruments on our statements of operations are as follows (in thousands):

	Amount of gain (loss) recognized in other comprehensive income (effective portion)
Derivatives designated	Year Ended December 31,			Six months ended June 30,
as cash flow hedges	2008	2009	2010	2010	2011
				(unaudited)

Interest rate contracts	$(523)	$593	$(801)	$(749)	$(70)

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Location of gain (loss)	Amount of gain (loss) reclassified from other comprehensive income into net loss (effective portion)
Derivatives designated	reclassified from other comprehensive income	Year ended December 31,			Six months ended June 30,
as cash flow hedges	into income (effective portion)	2008	2009	2010	2010	2011
					(unaudited)

Interest rate contracts	Interest expense, net	$—	$21	$99	$43	$110

Other comprehensive income and loss, net of income tax, recorded as a result of changes in fair value of the cap agreements was $0.3 million loss for 2008, $0.4 million income for 2009 and $0.4 million loss for 2010.  The cap agreements had no ineffectiveness and provided no amounts received under the hedges that affected net loss during the period.  We expect both agreements to have no ineffectiveness during their contractual lives.

We have no credit-risk-related contingent features in any of our agreements with derivative counterparties.  We did not have significant credit risk related to our financial instruments at December 31, 2009 or 2010 or June 30, 2011.

12.       Fair Value Measurements

The accounting standards related to fair value measurements define fair value and provide a consistent framework for measuring fair value under GAAP.  Valuation techniques are based on observable and unobservable inputs.  Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect market assumptions.

Valuation inputs are classified into the following hierarchy:

•                  Level 1 Inputs— Quoted prices for identical instruments in active markets.

•                  Level 2 Inputs— Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•                  Level 3 Inputs— Instruments with primarily unobservable value drivers.

The following table represents the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Interest rate cap	$—	$875	$—	$875

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets
Interest rate cap	$—	$75	$—	$75

	June 30, 2011 (unaudited)
	Level 1	Level 2	Level 3	Total
Assets
Interest rate cap	$—	$5	$—	$5

As of December 31, 2010 and June 30, 2011, the only derivative instruments outstanding are the interest rate cap agreements described in Note 11.  The cap agreements are valued using an income approach which consists of a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contract using current market information as of the reporting date, such as interest rate curves.  The valuation model considers the statistical volatility of interest rates to predict the probability the cap agreements will have value in any given period over the life of the agreement and also considers the creditworthiness of the counterparty.

Some assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances.  These assets can include long-lived and intangible assets that have been reduced to fair value when they are impaired, long-lived assets that are held for sale and cost or equity method investments that are written down to fair value when they are impaired.  Assets and investments that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair value hierarchy for assets and liabilities measured at fair value on a non-recurring basis (in thousands):

	December 31, 2008
	Level 1	Level 2	Level 3	Total	Total Losses

Indefinite lived intangible assets	$—	$—	$250,513	$250,513	$227,400
Goodwill, net of accumulated impairment losses	—	—	813,208	813,208	1,903

	December 31, 2009
	Level 1	Level 2	Level 3	Total	Total Losses

Specific-store leasehold improvements	$—	$—	$554	$554	$2,151
Indefinite lived intangible assets	—	—	240,804	240,804	9,709
Goodwill, net of accumulated impairment losses	—	—	689,404	689,404	123,804

	December 31, 2010
	Level 1	Level 2	Level 3	Total	Total Losses

Specific-store leasehold improvements	$—	$—	$1,350	$1,350	$884

	June 30, 2011 (unaudited)
	Level 1	Level 2	Level 3	Total	Total Losses

Corporate aircraft available for sale	$—	$3,800	$—	$3,800	$4,616

We estimated the fair value of specific-store leasehold improvements using the income approach, considering the cash flows expected over the remaining lease term for each location.  The income-based approach uses unobservable inputs, including projected free cash flow and internal cost of capital and accordingly these fair value measurements have been classified as Level 3 in the fair value hierarchy.  The methodologies and assumptions used to measure fair value of goodwill and other indefinite lived intangible assets are discussed in Note 2.

We initiated a plan to sell our corporate aircraft in the second quarter of 2011.  We reclassified the aircraft as available for sale and adjusted its carrying value to its estimated fair value, net of estimated selling costs, using a market-based approach.  In applying the market-based approach, we considered selling prices for similar aircraft of comparable age and condition.  The loss, recorded at our corporate segment, is included in selling, general and administrative expenses in the accompanying statements of operations. As of June 30, 2011, the corporate aircraft is included in prepaid expenses and other current assets in the accompanying unaudited interim financial statements.

The fair values of cash, receivables, accounts payable, accrued expenses and other current liabilities approximate their carrying values because of their short-term nature.

We estimated the fair value of our long-term debt based on recent similar credit facilities initiated by companies with like credit quality in similar industries, quoted prices for similar instruments, and inquiries with certain investment communities.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reflects the difference between the carrying value and fair value of our long-term debt (in thousands):

	December 31, 2009		December 31, 2010		June 30, 2011
					(unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Guitar Center
Senior secured term loan	$641,875	$600,153	$621,762	$575,130	$621,762	$584,456
Senior unsecured notes	375,000	392,963	375,000	403,425	375,000	405,066
Capital lease obligations	1,978	1,978	1,341	1,341	1,022	1,022
Total Guitar Center	1,018,853	995,094	998,103	979,896	997,784	990,544

Holdings
Senior unsecured PIK notes	492,793	501,220	564,673	607,758	564,673	610,423

Total Holdings	$1,511,646	$1,496,314	$1,562,776	$1,587,654	$1,562,457	$1,600,967

13.       Legal

On September 11, 2009, a putative class action was filed by an individual consumer named David Giambusso in the United States District Court for the Southern District of California.  The complaint alleged that Guitar Center and other defendants, including a trade association and a large musical instrument manufacturer, exchanged sensitive information and strategies for implementing minimum advertised pricing, attempted to restrict retail price competition and monopolize at trade association-organized meetings, all in violation of Sections 1 and 2 of the Sherman Antitrust Act and California’s Unfair Competition Law.  Subsequently, numerous additional lawsuits were filed in several federal courts (and one state court) attempting to represent comparable classes of plaintiffs with parallel allegations.  Some of these lawsuits have expanded the group of defendants to include other manufacturers and others have alleged additional legal theories under state laws.

In December 2009 and January 2010, the Judicial Panel on Multidistrict Litigation issued several orders which had the effect of consolidating all pending actions in federal court under the caption In Re Musical Instruments and Equipment Antitrust Litigation, Case No. MDL-2121 (“MDL 2121”), except one filed in Tennessee.  A consolidated amended complaint in MDL 2121 was filed on July 16, 2010, in the United States District Court for the Southern District of California.  On August 20, 2010, defendants filed a motion to dismiss the consolidated amended complaint.  The hearing was held on November 1, 2010.  The court has not yet rendered a decision.  We filed a motion to dismiss the Tennessee action on September 3, 2010.  On February 22, 2011, the plaintiff filed an amended complaint, for which we intend to file an additional motion to dismiss.  The parties in the Tennessee action have agreed to cooperate with regard to a scheduling order, accordingly there is no hearing date set for the motion to dismiss.  The plaintiffs in the consolidated actions are seeking an injunction against further behavior that has been alleged, as well as monetary damages, restitution and treble damages in unspecified amounts. The plaintiffs in the Tennessee action are seeking no more than $5.0 million in compensatory damages. We are not currently able to estimate a probable outcome or range of loss in this matter.

In addition to the matters described above, we are involved in various claims an legal actions in the normal cause of business.  We expect to defend all unresolved actions vigorously.  We cannot assure you that we will be able to achieve a favorable settlement of these lawsuits or obtain a favorable resolution if they are not settled.  However, it is management’s opinion that, after consultation with counsel and a review of the facts, a material loss with regard to the statements of financial position, operations and cash flows from such currently pending normal course of business litigation matters is not probable or reasonably possible.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.       Related Party Transactions

In connection with our acquisition by affiliates of Bain Capital in 2007, we entered into an advisory agreement with Bain Capital pursuant to which Bain Capital provides us with management and consulting services and financial and other advisory services.  Pursuant to the advisory agreement, we pay Bain Capital a periodic fee of $1.0 million per quarter, plus reimbursement for reasonable out-of-pocket fees, and a fee equal to 1% of the transaction value of each acquisition, disposition or divestiture by or involving us.

The advisory fee amounted to $4.3 million in 2008, $4.3 million in 2009 and $4.5 million in 2010.  The advisory fee is included in selling, general and administrative expenses.  The advisory agreement has a 10-year initial term, and thereafter is subject to automatic one-year extensions unless we or Bain Capital provides written notice of termination.  The advisory agreement terminates automatically upon a change of control.  The advisory agreement includes customary indemnities in favor of Bain Capital.

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.       Quarterly Financial Data (unaudited)

The following is a presentation of quarterly results (in thousands):

Holdings

	Year Ended December 31, 2008
	First	Second	Third	Fourth	Total
Net sales	$560,978	$535,408	$522,050	$610,165	$2,228,601
Gross profit	$153,871	$155,068	$146,170	$175,933	$631,042
Net loss	$(16,392)	$(18,093)	$(17,088)	$(167,956)	$(219,529)
Basic and diluted net loss per share	$(1.69)	$(1.87)	$(1.76)	$(17.30)	$(22.63)

	Year Ended December 31, 2009
	First	Second	Third	Fourth	Total
Net sales	$497,925	$463,708	$460,566	$581,980	$2,004,179
Gross profit	$143,117	$133,724	$132,945	$179,642	$589,428
Net loss	$(15,023)	$(21,135)	$(19,977)	$(133,723)	$(189,858)
Basic and diluted net loss per share	$(1.55)	$(2.18)	$(2.06)	$(13.79)	$(19.58)

	Year Ended December 31, 2010
	First	Second	Third	Fourth	Total
Net sales	$487,414	$460,957	$465,007	$597,517	$2,010,895
Gross profit	$148,997	$134,333	$134,509	$188,012	$605,851
Net loss	$(10,991)	$(20,134)	$(23,050)	$(2,202)	$(56,377)
Basic and diluted net loss per share	$(1.13)	$(2.08)	$(2.38)	$(0.23)	$(5.81)

Guitar Center

	Year Ended December 31, 2008
	First	Second	Third	Fourth	Total
Net sales	$560,978	$535,408	$522,050	$610,165	$2,228,601
Gross profit	$153,871	$155,068	$146,170	$175,933	$631,042
Net loss	$(8,267)	$(9,480)	$(8,671)	$(158,890)	$(185,308)

	Year Ended December 31, 2009
	First	Second	Third	Fourth	Total
Net sales	$497,925	$463,708	$460,566	$581,980	$2,004,179
Gross profit	$143,117	$133,724	$132,945	$179,642	$589,428
Net loss	$(5,113)	$(10,646)	$(9,373)	$(122,501)	$(147,633)

	Year Ended December 31, 2010
	First	Second	Third	Fourth	Total
Net sales	$487,414	$460,957	$465,007	$597,517	$2,010,895
Gross profit	$148,997	$134,333	$134,509	$188,012	$605,851
Net income (loss)	$160	$(8,332)	$(11,119)	$10,427	$(8,864)

GUITAR CENTER HOLDINGS, INC. AND SUBSIDIARIES

GUITAR CENTER, INC. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.       Subsequent Events (unaudited)

In July 2011 we completed the sale of our corporate aircraft.  The amount realized was not materially different from its estimated fair value as of June 30, 2011.

We evaluated events and transactions subsequent to December 31, 2010 for disclosure or recognition through March 18, 2011, the date the financial statements were available to be issued.

We have evaluated events and transactions subsequent to June 30, 2011 for disclosure or recognition through September 8, 2011, the issuance date of the interim financial statements.

GUITAR CENTER, INC.

Exchange Offer for

$375,000,000 of 11.50% Senior Notes due 2017

GUITAR CENTER HOLDINGS, INC.

Exchange Offer for

$564,672,894 of 14.09% Senior PIK Notes due 2018

Prospectus

September 27, 2011

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until December 27, 2011, all dealers that effect transactions in these securities, whether or not participating in the exchange offers, may be required to deliver a prospectus.